================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]      Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         CASCADE COMMUNICATIONS CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


  (1) Title of each class of securities to which transaction applies: Common Stock, par value $.001 per share

  (2) Aggregate number of securities to which transaction applies: 96,896,111

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $28.31(1)

  (4) Proposed maximum aggregate value of transaction: $2,743,613,395

  (5) Total fee paid: $831,398


[X]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $831,398

     (2) Form, Schedule or Registration Statement No.: Registration Statement on Form S-4, Registration No. 333-25287

     (3) Filing Party: Ascend Communications, Inc.

     (4) Date Filed: April 16, 1997

Notes:

   (1) Based upon the average of the high and low sale prices of shares of the Common Stock of Cascade Communications Corp. on The Nasdaq National Market on April 11, 1997.

                         CASCADE COMMUNICATIONS CORP.
                                5 CARLISLE ROAD
LOGO                          WESTFORD, MA 01886
                                                                 April 28, 1997

Dear Stockholder:

  As most of you are aware, Cascade Communications Corp. ("Cascade") has entered into an agreement to combine with Ascend Communications, Inc. ("Ascend") in a strategic business combination (the "Merger"). You are cordially invited to attend a Special Meeting of Stockholders (the "Cascade Special Meeting") to be held on Wednesday, May 28, 1997, where you will be asked to consider and approve the Agreement and Plan of Reorganization, dated as of March 30, 1997, among Ascend, Catskill Merger Corporation, a wholly-owned subsidiary of Ascend, and Cascade (the "Merger Agreement"). The accompanying Joint Proxy Statement/Prospectus presents the details of the Merger.

  After careful consideration, Cascade's Board of Directors has approved the Merger Agreement and recommends that you vote FOR the approval and adoption of the Merger Agreement. The Board of Directors of Cascade believes the Merger represents a significant strategic move for Cascade. Ascend's leading position in the network access equipment market, combined with Cascade's Frame Relay, ATM and IP switching products, should enable the combined company to offer a more complete portfolio of integrated wide area networking products and enhance the combined company's ability to compete in the rapidly evolving network infrastructure market.

  In the Merger, each issued and outstanding share of common stock, par value $.001 per share (the "Cascade Common Stock"), of Cascade will be converted into the right to receive 0.70 of a share of common stock, par value $.001 per share, of Ascend. Ascend also will assume all outstanding, but unexercised options or rights to purchase Cascade Common Stock.

  The adoption of the Merger Agreement will require the affirmative vote of a majority of the shares of Cascade Common Stock issued and outstanding at the close of business on April 23, 1997.

  YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CASCADE AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  You are urged to review carefully the information contained in the accompanying Joint Proxy Statement/Prospectus, including in particular the information under the captions "Risk Factors," "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendations of the Boards of Directors," and "--Opinion of Financial Advisor to Cascade," prior to making a voting decision with respect to your Cascade Common Stock.

  Whether or not you expect to attend the Cascade Special Meeting, please complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope to assure that your shares will be represented. You may revoke your proxy at any time before it has been voted, and if you attend the Cascade Special Meeting you may vote in person even if you have previously returned your proxy card.

  Regardless of the number of shares you own, your vote for the approval and adoption of the Merger Agreement is important. Your prompt attention to this matter is appreciated.

                                       Very truly yours,

                                       LOGO
                                       Daniel E. Smith
                                       President and Chief Executive Officer


                 YOUR PROXY IS IMPORTANT--PLEASE VOTE PROMPTLY

   CASCADE STOCKHOLDERS SHOULD NOT SURRENDER OR OTHERWISE ATTEMPT TO EXCHANGE THEIR CASCADE STOCK CERTIFICATES FOR ASCEND STOCK CERTIFICATES UNLESS AND UNTIL THEY HAVE RECEIVED APPROPRIATE NOTICE AND INSTRUCTIONS FOR EXCHANGE.

                         CASCADE COMMUNICATIONS CORP.
                                5 CARLISLE ROAD
                              WESTFORD, MA 01886

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1997

To the Stockholders of Cascade Communications Corp.:

  PLEASE TAKE NOTICE that a Special Meeting of Stockholders (the "Cascade Special Meeting") of Cascade Communications Corp., a Delaware corporation ("Cascade"), will be held on Wednesday, May 28, 1997, commencing at 3:00 p.m., local time, at The Omni Parker House, 60 School Street, Boston, Massachusetts for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 30, 1997, by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Catskill Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub"), and Cascade, pursuant to which, among other things, (a) Sub will be merged with and into Cascade, with Cascade continuing as the surviving corporation and becoming a wholly-owned subsidiary of Ascend (the "Merger"), and (b) each outstanding share of common stock, par value $.001 per share, of Cascade will be converted into the right to receive 0.70 of a share of common stock, par value $.001 per share, of Ascend.

    2. To transact such other matters as may properly come before the Cascade Special Meeting, including any motion to adjourn the Cascade Special Meeting to a later date to permit further solicitation of proxies, or any postponements or adjournments thereof.

  The accompanying Joint Proxy Statement/Prospectus contains further information with respect to these matters.

  Stockholders of record at the close of business on April 23, 1997 are entitled to notice of, and to vote at, the Cascade Special Meeting and any adjournment or postponement thereof.

  All stockholders are cordially invited to attend the Cascade Special Meeting in person. However, to ensure your representation at the Cascade Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-prepaid envelope.

                                          By Order of the Board of Directors

                                          LOGO
                                          Paul E. Blondin
                                          Secretary

Westford, Massachusetts
April 28, 1997

   WHETHER OR NOT YOU PLAN TO ATTEND THE CASCADE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

[ASCEND LOGO]        ASCEND COMMUNICATIONS, INC. PROSPECTUS       [CASCADE LOGO]

                        ASCEND COMMUNICATIONS, INC. AND
                          CASCADE COMMUNICATIONS CORP.
                             JOINT PROXY STATEMENT

  Ascend Communications, Inc., a Delaware corporation ("Ascend"), has filed a Registration Statement on Form S-4 (together with all exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 67,827,278 shares of its common stock, par value $.001 per share ("Ascend Common Stock"), to be issued in the proposed merger (the "Merger") of Catskill Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub"), with and into Cascade Communications Corp., a Delaware corporation ("Cascade"), pursuant to the Agreement and Plan of Reorganization entered into by and among Ascend, Sub and Cascade dated as of March 30, 1997 (the "Merger Agreement").

  Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), Cascade will become a wholly-owned subsidiary of Ascend, and each outstanding share of common stock, par value $.001 per share ("Cascade Common Stock"), of Cascade will be converted into the right to receive 0.70 of a share of Ascend Common Stock (the "Exchange Ratio"), and each outstanding option or right to purchase Cascade Common Stock under the Cascade Amended and Restated 1991 Stock Plan, the Cascade 1994 Non-Employee Director Stock Option Plan, the Sahara Networks, Inc. 1995 Stock Plan and the Arris Networks, Inc. 1995 Stock Option Plan (collectively, the "Cascade Option Plans") and the Cascade 1994 Employee Stock Purchase Plan (the "Cascade Stock Purchase Plan") will be assumed by Ascend and will become an option or right to purchase shares of Ascend Common Stock, with appropriate adjustments based on the Exchange Ratio to the number of shares issuable thereunder and the exercise price thereof. Based upon Cascade's capitalization as of April 23, 1997, the Merger Agreement provides that Ascend will issue approximately 66,144,168 shares of Ascend Common Stock in exchange for all of the outstanding shares of Cascade Common Stock and will assume all outstanding and unexercised options and rights to purchase Cascade Common Stock which will become exercisable for approximately 8,703,834 shares of Ascend Common Stock.

  This Joint Proxy Statement/Prospectus ("Joint Proxy Statement/Prospectus") constitutes (a) the Prospectus of Ascend filed as part of the Registration Statement, (b) the Proxy Statement of Cascade relating to the special meeting of stockholders of Cascade (the "Cascade Special Meeting") called to vote on the approval and adoption of the Merger Agreement and (c) the Proxy Statement of Ascend relating to the special meeting of stockholders of Ascend (the "Ascend Special Meeting") called to vote on approval of the issuance of Ascend Common Stock pursuant to the terms of the Merger Agreement. All unaudited pro forma combined financial information herein has been prepared by Ascend using historical financial information regarding Ascend and Cascade, which in turn was furnished by Ascend and Cascade, respectively. This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to the stockholders of Cascade and Ascend on or about April 28, 1997.

  SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY BOTH CASCADE AND ASCEND STOCKHOLDERS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE ASCEND SPECIAL MEETING AND THE CASCADE SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

NEITHER THIS TRANSACTION NOR THE SECURITIES  OF ASCEND OFFERED HEREBY HAVE BEEN
 APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

      The date of this Joint Proxy Statement/Prospectus is April 28, 1997.

                             AVAILABLE INFORMATION

  Ascend and Cascade are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Ascend and Cascade with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a website (the "Commission Website") that contains reports, proxy and information statements and other information regarding Ascend and Cascade. The address of the Commission Website is http://www.sec.gov. Ascend Common Stock and Cascade Common Stock are quoted on The Nasdaq National Market. Reports and other information concerning Ascend and Cascade also can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Ascend has filed with the Commission the Registration Statement with respect to the shares of Ascend Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. A copy of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. or on the Commission Website. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following Ascend documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. Ascend's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and

  2. Ascend's Current Report on Form 8-K filed on April 8, 1997.

  The following Cascade documents filed with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. Cascade's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  2. Cascade's definitive Proxy Statement dated April 4, 1997 for the annual meeting of Cascade's stockholders to be held on May 1, 1997; and

  3. Cascade's Current Report on Form 8-K filed on April 8, 1997.

  All documents and reports subsequently filed by Ascend or Cascade pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Effective Time shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents or reports INCLUDING, WITHOUT LIMITATION, THE ASCEND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1997 AND THE CASCADE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 29, 1997. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF ASCEND COMMON STOCK OR CASCADE COMMON STOCK, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO ASCEND OR SUB, DIRECTED TO ASCEND COMMUNICATIONS, INC., ONE ASCEND PLAZA, 1701 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502 (TELEPHONE NUMBER (510) 769-6001), ATTENTION:
INVESTOR RELATIONS, OR, IN THE CASE OF DOCUMENTS RELATING TO CASCADE, DIRECTED TO CASCADE COMMUNICATIONS CORP., 5 CARLISLE ROAD, WESTFORD, MASSACHUSETTS 01886 (TELEPHONE NUMBER (508) 692-2600), ATTENTION: INVESTOR RELATIONS. IN ORDER TO ASSURE TIMELY DELIVERY OF THE REQUESTED MATERIAL BEFORE THE ASCEND SPECIAL MEETING AND THE CASCADE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE PRIOR TO MAY 23, 1997.

                  INFORMATION PROVIDED BY ASCEND AND CASCADE

  The information set forth in this Joint Proxy Statement/Prospectus concerning Ascend and Sub has been provided by Ascend, and the information set forth in this Joint Proxy Statement/Prospectus concerning Cascade and Sahara Networks, Inc. ("Sahara") has been provided by Cascade.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASCEND OR CASCADE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ASCEND OR CASCADE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  Ascend, Multiband, Multiband RPM, Pipeline and RubberBandwidth are registered trademarks of Ascend, and Multiband Bandwidth on Demand, Multiband Plus, Multiband VSX, MAX, Pipeline Remote LAN Access Router, GRF, Ascend Accelerated, MultiDSL, Multilink Protocol Plus (MP+) Pipeline 25, Pipeline 50 and Pipeline 400 are trademarks of Ascend. Cascade, Cascade with Logo, CascadeView, Continuis, ASVC, Hyperpath, Sahara, Oasis, Oasis Design, IP Navigator, Priority Frame, Virtual Private Routing, OASOS, PODCONNECT, SAHARAVIEW and CROSS FLOW are trademarks of Cascade. This Joint Proxy Statement/Prospectus also may include other trademarks and trade names which are the property of their respective owners.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF DOCUMENTS BY REFERENCE...................................   2
INFORMATION PROVIDED BY ASCEND AND CASCADE................................   3
SUMMARY...................................................................   6
  The Companies...........................................................   6
  The Merger..............................................................   7
  Date and Place of the Meetings..........................................   7
  Securityholders Entitled to Vote........................................   8
  Purposes of the Meetings................................................   8
  Vote Required; Voting Agreements........................................   8
  Recommendations of the Boards of Directors..............................   9
  Opinions of Financial Advisors..........................................   9
  Reasons for the Merger..................................................  10
  No Solicitation.........................................................  10
  Conditions to the Merger................................................  10
  Material Adverse Effect.................................................  11
  Regulatory Requirements.................................................  11
  Termination; Termination Fees and Expenses..............................  11
  Stock Option Agreements.................................................  11
  Restrictions on Resale of Ascend Common Stock...........................  12
  Surrender of Cascade Stock Certificates.................................  13
  Certain Federal Income Tax Consequences.................................  13
  Accounting Treatment....................................................  13
  Comparison of Stockholder Rights........................................  13
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......  14
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA.............  17
MARKET PRICE INFORMATION..................................................  18
RISK FACTORS..............................................................  20
  Risks Relating to the Merger............................................  20
  Risks Relating to Ascend, Cascade and the Combined Company..............  22
THE MEETINGS..............................................................  29
  General.................................................................  29
  Matters to be Considered at the Meetings................................  29
  Recommendations of the Boards of Directors..............................  29
  Voting at the Meetings; Record Dates....................................  29
  Adjournment of the Ascend Special Meeting or the Cascade Special
   Meeting................................................................  31
  Proxies.................................................................  31
THE MERGER................................................................  33
  Background of the Merger................................................  33
  Reasons for the Merger; Recommendations of the Boards of Directors......  38
  Opinion of Financial Advisor to Ascend..................................  42
  Opinion of Financial Advisor to Cascade.................................  46
  Interests of Certain Persons in the Merger..............................  50
  Voting Agreements.......................................................  51
  Accounting Treatment....................................................  51
  Certain Federal Income Tax Consequences.................................  52
  Regulatory Requirements.................................................  53
  Federal Securities Law Consequences.....................................  54
  Nasdaq National Market Quotation........................................  54

                                                                          PAGE
                                                                          ----
THE MERGER AGREEMENT.....................................................  55
  The Merger.............................................................  55
  Conversion of Securities...............................................  55
  Representations and Warranties.........................................  56
  Certain Covenants and Agreements.......................................  56
  Material Adverse Effect................................................  60
  Conditions to Closing..................................................  60
  Termination; Termination Fees and Expenses.............................  61
  Amendment and Waiver...................................................  63
STOCK OPTION AGREEMENTS..................................................  64
  General................................................................  64
  Repurchase Rights and Obligations......................................  65
  Limitations on Certain Amounts Payable.................................  65
  Transfer Restrictions and Registration.................................  66
INFORMATION CONCERNING ASCEND............................................  67
  Business...............................................................  67
  Selected Consolidated Financial Data...................................  79
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................  80
  Management.............................................................  83
  Security Ownership of Certain Beneficial Owners and Management.........  86
  Executive Compensation and Other Matters...............................  87
INFORMATION CONCERNING CASCADE...........................................  90
  Business...............................................................  90
  Selected Consolidated Financial Data...................................  97
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................  97
  Management............................................................. 101
  Security Ownership of Certain Beneficial Owners and Management......... 103
  Compensation and Other Information Concerning Cascade Directors and
   Officers.............................................................. 105
UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS............. 108
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS.... 113
COMPARISON OF RIGHTS OF CASCADE STOCKHOLDERS AND ASCEND STOCKHOLDERS..... 114
DESCRIPTION OF ASCEND CAPITAL STOCK...................................... 115
  Common Stock........................................................... 115
  Certain Charter Provisions............................................. 115
  Preferred Stock........................................................ 116
LEGAL MATTERS............................................................ 116
EXPERTS.................................................................. 116
INDEX TO ASCEND COMMUNICATIONS, INC., CASCADE COMMUNICATIONS CORP. AND
 SAHARA NETWORKS, INC. FINANCIAL STATEMENTS.............................. F-1
ANNEX A--AGREEMENT AND PLAN OF REORGANIZATION............................ A-1
ANNEX B--CASCADE STOCK OPTION AGREEMENT.................................. B-1
ANNEX C--ASCEND STOCK OPTION AGREEMENT................................... C-1
ANNEX D--OPINION OF DEUTSCHE MORGAN GRENFELL INC. ....................... D-1
ANNEX E--OPINION OF MORGAN STANLEY & CO. INCORPORATED.................... E-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Joint Proxy Statement/Prospectus and the Annexes hereto. Ascend stockholders and Cascade stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety. This Joint Proxy Statement/Prospectus contains a number of forward-looking statements which reflect the current views of Ascend and/or Cascade with respect to future events that are expected to have an effect on their future individual or combined financial performance, including but not limited to forward-looking statements regarding the expected benefits and synergies of the proposed strategic business combination, and regarding the reasons for the transaction. These forward-looking statements are subject to various risks and uncertainties, including those set forth under "Risk Factors" and elsewhere herein, that could cause actual results to differ materially from historical results or those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. All share and per share data of Ascend and Cascade in this Joint Proxy Statement/Prospectus reflect all stock splits of Ascend Common Stock and Cascade Common Stock effected prior to the date hereof.

THE COMPANIES

  Ascend. Ascend develops, manufactures, markets, sells and supports a broad range of high-speed integrated remote networking products that enable its customers to build: (i) Internet access systems consisting of point-of-presence ("POP") termination equipment for Internet service providers ("ISPs") and remote site Internet access equipment for Internet subscribers; (ii) high speed Internet Protocol ("IP") switches for application in telecommunications carriers and ISP backbone networks; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. These products support existing digital and analog networks.

  Ascend has four product families, each of which is focused on a major application segment: MAX products for wide area network ("WAN") access to corporate backbone networks, Internet access in POPs and multimedia access facilities; GRF products for high performance IP switching in Internet and carrier backbone networks; Pipeline and NetWarp products for telecommuting, remote office access and Internet access by individual sites or users; and Multiband products for videoconferencing and multimedia networks. Ascend's products offer integrated security and network management functionality. These products support a wide variety of application interfaces, switched digital services, digital modem services and digital and analog access line types. This wide range of connectivity and interoperability options significantly increases the number of telecommunication carrier, ISP POP, corporate and individual sites that can benefit from Ascend's products. Ascend's products are distributed and serviced globally and Ascend maintains marketing and sales relationships with ISPs, including UUNET, PSI, BBN, MCI, Demon Internet (UK) and IIJ (Japan), with major telecommunications carriers, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telecom and NTT in Japan, with video equipment providers, including Compression Labs, PictureTel and VTEL, and with value-added resellers and distributors throughout the world. See "Information Concerning Ascend-- Business."

  Ascend was incorporated in California in 1989 and reincorporated in Delaware in 1994. Ascend's principal executive offices are located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502, and its telephone number at that location is (510) 769-6001.

  Cascade. Cascade develops, manufactures, markets and supports a family of high performance, multi-service WAN switches that enable public service providers and private network managers to provide cost-effective, high-speed data, video and voice communications services to end users. WANs built on Cascade's switches are designed to support one or more of the major broadband packet communications protocols and services, including Frame Relay, IP, Switched Multi-Megabit Data Service ("SMDS") and Asynchronous Transfer Mode ("ATM"). Users or other networking devices access Cascade's products over a variety of media, including twisted pair, coaxial and fiber optic leased line facilities, analog modem and Integrated Services Digital Network ("ISDN") dial facilities and wireless facilities. Cascade markets its products and services directly to public service providers, including Interexchange Carriers ("IXCs"), Local Exchange Carriers ("LECs"), Regional Bell Operating Companies ("RBOCs") and Competitive Access Providers ("CAPs") in the U.S., Postal Telephone and Telegraph ("PTTs") and Other Licensed Operators ("OLOs") internationally, and ISPs and Value Added Network providers ("VANs") worldwide. See "Information Concerning Cascade-- Business."

  Cascade was incorporated in Delaware in 1990. Cascade's principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and its telephone number at that location is (508) 692-2600.

  Sub. Sub was incorporated in Delaware in 1997 for the purpose of effecting the combination of Ascend and Cascade by means of the Merger. Sub has no material assets and has not engaged in any activities except in connection with the proposed combination of Ascend and Cascade. Sub's principal executive offices are located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502, and its telephone number at that location is (510) 769-6001.

THE MERGER

  Upon consummation of the Merger pursuant to the Merger Agreement, Sub will be merged with and into Cascade, with Cascade continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly-owned subsidiary of Ascend, and each share of Cascade Common Stock which is issued and outstanding at the Effective Time will be converted into the right to receive 0.70 of a share of Ascend Common Stock (and a proportionate cash payment in lieu of any fractional shares). See "The Merger Agreement-- Conversion of Securities."

  At the Effective Time, any outstanding, but unexercised, options or rights to purchase Cascade Common Stock ("Cascade Options") under any of the Cascade Option Plans and the Cascade Stock Purchase Plan will be assumed by Ascend and will become options or rights to acquire shares of Ascend Common Stock, adjusted to reflect the Exchange Ratio. See "The Merger Agreement--Certain Covenants and Agreements--Assumption of Cascade Options."

  The Merger Agreement provides that the Ascend Board of Directors (the "Ascend Board") will increase the number of directors on the Ascend Board to ten and will elect Daniel E. Smith, Paul J. Ferri, and Gururaj Deshpande, each of whom is a current director of Cascade, to the Ascend Board effective upon consummation of the Merger. In addition, following the Merger, certain executive officers of Cascade, including Messrs. Smith and Deshpande, will become executive officers and key management employees of Ascend. See "The Merger-- Interests of Certain Persons in the Merger."

  It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. If the Merger is not consummated by August 14, 1997, Cascade and Ascend each has the right (subject to certain limitations) to terminate the Merger Agreement, unless the failure to complete the Merger is due to regulatory delay, in which case the termination date may be extended by either party up to 90 days. See "The Merger Agreement--Termination; Termination Fees and Expenses."

DATE AND PLACE OF THE MEETINGS

  The Ascend Special Meeting will be held on May 28, 1997 at Ascend's principal executive offices, located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California, commencing at 12:00 noon, local time. See "The Meetings."

  The Cascade Special Meeting will be held on May 28, 1997 at The Omni Parker House, located at 60 School Street, Boston, Massachusetts, commencing at 3:00 p.m., local time. See "The Meetings."

SECURITYHOLDERS ENTITLED TO VOTE

  Holders of record of shares of Ascend Common Stock at the close of business on April 18, 1997 (the "Ascend Record Date") are entitled to notice of and to vote at the Ascend Special Meeting. On the Ascend Record Date, there were 120,794,242 shares of Ascend Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Ascend Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

  Holders of record of shares of Cascade Common Stock at the close of business on April 23, 1997 (the "Cascade Record Date") are entitled to notice of and to vote at the Cascade Special Meeting. On the Cascade Record Date, there were approximately 94,491,669 shares of Cascade Common Stock outstanding. Each share of Cascade Common Stock outstanding on the Cascade Record Date will be entitled to one vote on each matter to be acted upon or which may properly come before the Cascade Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

PURPOSES OF THE MEETINGS

  Ascend Special Meeting. The purpose of the Ascend Special Meeting is to consider and vote upon (i) a proposal to approve the issuance of Ascend Common Stock in the Merger, and (ii) such other matters as may properly be brought before the Ascend Special Meeting, including any motion to adjourn the Ascend Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof. See "The Meetings--Matters to be Considered at the Meetings."

  Cascade Special Meeting. The purpose of the Cascade Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, and (ii) such other matters as may properly be brought before the Cascade Special Meeting, including any motion to adjourn the Cascade Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof. See "The Meetings--Matters to be Considered at the Meetings."

VOTE REQUIRED; VOTING AGREEMENTS

  Ascend. The approval of the issuance of Ascend Common Stock in the Merger will require the affirmative vote of a majority of the shares of Ascend Common Stock voted at the Ascend Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

  Directors and executive officers of Ascend have executed and delivered agreements and irrevocable proxies to Cascade (the "Ascend Voting Agreements") obligating them, among other things, to vote their shares of Ascend Common Stock in favor of issuance of shares of Ascend Common Stock pursuant to the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger. Pursuant to the Ascend Voting Agreements, all of the outstanding shares of Ascend Common Stock beneficially owned by the directors and executive officers of Ascend and their respective affiliates on the Ascend Record Date (representing approximately 1.4% of the total number of shares of Ascend Common Stock outstanding at such date) will be voted for approval of the issuance of shares of Ascend Common Stock pursuant to the Merger Agreement and any proposal or action which would, or reasonably could be expected to, facilitate the Merger. See "The Merger--Interests of Certain Persons in the Merger" and "--Voting Agreements."

  Cascade. The approval and adoption of the Merger Agreement by Cascade stockholders will require the affirmative vote of a majority of the outstanding shares of Cascade Common Stock entitled to vote at the Cascade Special Meeting. See "The Meetings--Voting at the Meetings; Record Dates."

  Directors and executive officers of Cascade have executed and delivered agreements and irrevocable proxies to Ascend (the "Cascade Voting Agreements") obligating them, among other things, to vote their shares of Cascade Common Stock in favor of approval and adoption of the Merger Agreement and any proposal which would, or could reasonably be expected to, facilitate the Merger. Pursuant to the Cascade Voting Agreements, all of the outstanding shares of Cascade Common Stock beneficially owned by the directors and executive officers of Cascade and their respective affiliates on the Cascade Record Date (representing approximately 1.8% of the total number of shares of Cascade Common Stock outstanding at such date) will be voted for approval and adoption of the Merger Agreement and any proposal or action which would, or reasonably could be expected to, facilitate the Merger. See "The Merger-- Interests of Certain Persons in the Merger" and "--Voting Agreements."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  With the concurrence of all directors present and voting, the Ascend Board has approved the Merger Agreement and the issuance of Ascend Common Stock in the Merger. The Ascend Board believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Ascend and its stockholders. The Ascend Board therefore recommends that the stockholders of Ascend vote FOR approval of the issuance of Ascend Common Stock in the Merger.

  The Board of Directors of Cascade (the "Cascade Board") has approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Cascade and its stockholders. The Cascade Board therefore recommends that the stockholders of Cascade vote FOR approval and adoption of the Merger Agreement.

  See "The Meetings; Recommendations of the Boards of Directors" and "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

OPINIONS OF FINANCIAL ADVISORS

  Ascend. Deutsche Morgan Grenfell Inc. ("DMG") delivered its oral opinion to the Ascend Board on March 29, 1997, confirmed in writing as of March 30, 1997, to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Ascend. The full text of the written opinion of DMG, dated March 30, 1997, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with the opinion, is attached hereto as Annex D and is incorporated herein by reference. Holders of Ascend Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger--Opinion of Financial Advisor to Ascend."

  Cascade. Morgan Stanley & Co. Incorporated ("Morgan Stanley") delivered its oral opinion to the Cascade Board on March 29, 1997, confirmed in writing as of March 30, 1997, to the effect that, as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Cascade Common Stock. The full text of the written opinion of Morgan Stanley, dated March 30, 1997, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken in connection with the opinion, is attached hereto as Annex E and is incorporated herein by reference. Holders of Cascade Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger--Opinion of Financial Advisor to Cascade."

REASONS FOR THE MERGER

  The Ascend Board and the Cascade Board believe that (i) the combined company will provide a more complete portfolio of integrated, best-of-breed wide area networking products, (ii) the management teams of Ascend and Cascade share a common strategic vision, (iii) the combination of Ascend's and Cascade's complementary distribution channels will accelerate deployment of the combined company's products into each other's customer accounts and (iv) the two companies' stockholders will benefit by the enhanced ability of the combined company to compete in the rapidly evolving networking solutions market. There can be no assurance, however, that these results or any of the efficiencies or opportunities described in the following sections under the caption "Reasons for the Merger" will be achieved through the consummation of the Merger. In short, the Ascend Board and the Cascade Board both believe that the Merger will result in a combined company that will be a leading provider of end-to-end networking solutions for telecommunications carriers, ISPs, network service providers and enterprises worldwide, with a more complete portfolio of integrated best-of-breed wide area networking products, supported by a global sales, distribution and support organization.

  In addition to the anticipated joint reasons described above, the Ascend Board and the Cascade Board each believes that the Merger will be beneficial to Ascend and Cascade and their respective stockholders for the reasons described below under the caption "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." For further information, see "Risk Factors."

NO SOLICITATION

  Except in certain circumstances where it would be contrary to the fiduciary duties of their respective directors or where it would violate certain rules of the Commission, each of Cascade and Ascend has agreed to refrain from directly or indirectly (i) soliciting, initiating or encouraging a competing offer, (ii) engaging in negotiations or discussions concerning a competing offer,
(iii) providing any non-public information to any person or entity relating to a competing offer, or (iv) agreeing to, approving or recommending any competing offer. See "The Merger Agreement--Certain Covenants and Agreements--No Solicitation."

CONDITIONS TO THE MERGER

  The consummation of the Merger is subject to the satisfaction of certain conditions, including the following: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of holders of Cascade Common Stock and the issuance of Ascend Common Stock in the Merger shall have been approved by the requisite vote of holders of Ascend Common Stock pursuant to the Delaware General Corporation Law (the "DGCL"); (ii) the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other material waiting periods under applicable foreign laws shall have expired or been terminated and no action by the Antitrust Division of the Department of Justice (the "Antitrust Division"), the Federal Trade Commission (the "FTC") or any foreign governmental entity challenging or seeking to enjoin the consummation of the Merger shall be pending or have been instituted; (iii) all governmental approvals and filings required for the Merger, the absence of which would be reasonably likely to have a material adverse effect on either party or on the parties' ability to complete the Merger, shall have been obtained or made; (iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all required state securities laws authorizations shall have been received; (v) there shall be no order, injunction or other legal or regulatory restraint or prohibition in effect preventing or prohibiting the consummation of the Merger or restricting the conduct of either Ascend's or Cascade's business after the consummation of the Merger; (vi) each of Ascend and Cascade shall have received opinions from their respective counsel that the Merger will be treated as a tax-free reorganization for federal income tax purposes; (vii) Ascend shall have received a letter from Ernst & Young LLP and Cascade shall have received a letter from Coopers & Lybrand L.L.P., as to their concurrence with the respective company's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and applicable Commission regulations and releases if the Merger is consummated in accordance with the Merger Agreement; (viii) the shares of Ascend Common Stock to be issued in the Merger shall have been authorized for quotation on The Nasdaq National Market; (ix) Ascend, Sub and Cascade shall have performed, in all material respects, all obligations they are required to perform at or prior to the closing date of the Merger; (x) the parties' representations and warranties shall be accurate in all material respects when made and as of the closing date of the Merger; (xi) certain ancillary agreements shall have been executed and delivered by the directors and executive officers of Ascend and Cascade; and
(xii) no material adverse effect shall have occurred with respect to Ascend or Cascade, and no event shall have occurred and no fact or circumstance shall exist which could reasonably be expected to result in a material adverse effect on Ascend or Cascade. See "The Merger Agreement--Conditions to Closing."

MATERIAL ADVERSE EFFECT

  For purposes of the Merger Agreement, the following are not deemed to constitute a material adverse effect, either alone or in combination: (i) a change in the market price or trading volume of either Ascend Common Stock or Cascade Common Stock, (ii) a failure by either party to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate or any other revenue or earnings predictions or expectations for any period ending (or for which earnings are released) on or after March 30, 1997 and prior to the closing date of the Merger; (iii) conditions affecting the computer networking industry, or the U.S. economy, as a whole;
(iv) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the Merger Agreement or which is primarily attributable to the announcement of the Merger Agreement and the transactions contemplated thereby (to the extent so attributable); (v) certain matters identified by the parties in disclosure schedules to the Merger Agreement; and (vi) certain actions or events permitted under the Merger Agreement. See "The Merger Agreement--Material Adverse Effect."

REGULATORY REQUIREMENTS

  The consummation of the Merger is subject to certain regulatory requirements, including the expiration or early termination of the applicable waiting period under the HSR Act. On April 14, 1997, Ascend and Cascade completed the filing of notification and report forms relating to the Merger under the HSR Act, together with requests for early termination of the applicable 30-day waiting period. See "The Merger--Regulatory Requirements."

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement is subject to termination by mutual written consent of Ascend and Cascade, at the option of either Ascend or Cascade if the Merger is not consummated by August 14, 1997, or at any time prior to the Effective Time of the Merger upon the occurrence of certain events. The August 14, 1997 date may be extended up to 90 days by either party if the required governmental approvals have not been obtained and are reasonably expected to be obtained in such period. Under certain circumstances, either Ascend or Cascade may be required to pay the other party a termination fee or post-termination fee of $85 million if the Merger Agreement is terminated and an alternative business combination involving the paying party has been completed or is pending at the time of termination. See "The Merger Agreement--Termination; Termination Fees and Expenses."

STOCK OPTION AGREEMENTS

  As an inducement to Ascend to enter into the Merger Agreement, Cascade entered into a Stock Option Agreement with Ascend dated as of March 30, 1997 (the "Cascade Stock Option Agreement") pursuant to which Cascade granted Ascend the right, under certain circumstances, to purchase a number of shares of newly-issued Cascade Common Stock equal to 19.9% of Cascade's issued and outstanding shares of common stock as of March 30, 1997 (subject to adjustment upon certain changes in Cascade's capitalization). Subject to certain conditions, the Cascade Stock Option Agreement becomes exercisable upon the occurrence of any event that causes a termination fee or a post-termination fee to become payable by Cascade under the Merger Agreement.

When exercisable, the option granted under the Cascade Stock Option Agreement may be exercised by delivery of the exercise price of $36.40 per share, in cash, and/or, at Ascend's election, by delivery of 0.70 of a share of Ascend Common Stock for each option share. In general, the maximum net proceeds that may be retained by Ascend from termination or post-termination fees payable under the Merger Agreement and the exercise of such stock option and the sale of the underlying stock is $170 million. In no event is more than $85 million payable by Cascade under the Merger Agreement and the Cascade Stock Option Agreement.

  As an inducement to Cascade to enter into the Merger Agreement, Ascend entered into a Stock Option Agreement with Cascade dated as of March 30, 1997 (the "Ascend Stock Option Agreement") pursuant to which Ascend granted Cascade the right, under certain circumstances, to purchase a number of shares of newly-issued Ascend Common Stock equal to 19.9% of Ascend's issued and outstanding shares of common stock as of March 30, 1997 (subject to adjustment upon certain changes in Ascend's capitalization). Subject to certain conditions, the Ascend Stock Option Agreement becomes exercisable upon the occurrence of any event that causes a termination fee or a post-termination fee to become payable by Ascend under the Merger Agreement. When exercisable, the option granted under the Ascend Stock Option Agreement may be exercised by delivery of the exercise price of $52.00 per share, in cash, and/or, at Cascade's election, by delivery of 1.833 shares of Cascade Common Stock for each option share. In general, the maximum net proceeds that may be retained by Cascade from termination or post-termination fees payable under the Merger Agreement and the exercise of such stock option and the sale of the underlying stock is $170 million. In no event is more than $85 million payable by Ascend under the Merger Agreement and the Ascend Stock Option Agreement. See "The Merger Agreement--Termination; Termination Fees and Expenses" and "Stock Option Agreements--General."

  Each Stock Option Agreement gives the option holder the right, under certain circumstances, to require the option grantor to repurchase all or any portion of the option or the shares acquired thereunder. See "Stock Option Agreements-- Repurchase Rights and Obligations."

RESTRICTIONS ON RESALE OF ASCEND COMMON STOCK

  The shares of Ascend Common Stock issuable to stockholders of Cascade upon consummation of the Merger will have been registered under the Securities Act at the Effective Time. Such shares will be freely transferable without restriction by those Cascade stockholders who are not deemed to be "affiliates" of Ascend or Cascade, as that term is defined in the rules under the Securities Act.

  Shares of Ascend Common Stock received pursuant to the Merger by those stockholders of Cascade who are deemed to be affiliates of Cascade or Ascend may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each affiliate of Cascade has agreed not to sell, pledge, transfer or otherwise dispose of any shares of Ascend Common Stock received pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and in which an opinion of counsel, satisfactory to Ascend, has been provided to Ascend to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In addition, each affiliate of Ascend and Cascade has agreed not to sell, transfer, pledge, distribute or otherwise dispose of, or reduce such person's interest in or risk relating to (i) any shares of Ascend Common Stock or Cascade Common Stock and
(ii) any shares of Ascend Common Stock issued to such person in the Merger or otherwise beneficially owned by such person, except in each case for amounts of Cascade Common Stock and Ascend Common Stock not more than the de minimis amount permitted by the rules and releases of the Commission relating to pooling of interests accounting treatment, during the period beginning 30 days prior to the Closing Date (as defined in the Merger Agreement) and ending on the day after Ascend has published financial results covering at least 30 days of post-Merger combined operations of Ascend and Cascade. See "The Merger-- Federal Securities Law Compliance" and "--Accounting Treatment."

SURRENDER OF CASCADE STOCK CERTIFICATES

  If the Merger is consummated, The First National Bank of Boston (the "Exchange Agent") will mail a letter of transmittal with instructions to all holders of record of Cascade Common Stock immediately prior to the Merger for use in surrendering their share certificates in exchange for certificates representing shares of Ascend Common Stock. A STOCKHOLDER OF CASCADE SHOULD NOT SURRENDER ANY SHARE CERTIFICATES UNTIL SUCH STOCKHOLDER RECEIVES THE LETTER OF TRANSMITTAL. See "The Merger Agreement--Conversion of Securities."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a tax-free reorganization so that no gain or loss would be recognized by Ascend or Cascade and no gain or loss would be recognized by Cascade stockholders for federal income tax purposes except with respect to cash received in lieu of fractional shares. Cascade stockholders are urged to consult their own tax advisors as to the specific federal, state, local and foreign tax consequences of the Merger to the individual stockholder. It is a condition to the consummation of the Merger that Ascend and Cascade shall each have received an opinion from their respective counsel to the effect that for federal income tax purposes the Merger will be treated as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For a further discussion of federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions to Closing."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the Merger that Ascend shall have received a letter from Ernst & Young LLP, Ascend's independent auditors, and Cascade shall have received a letter from Coopers & Lybrand L.L.P., Cascade's independent accountants, as to their concurrence with the respective company's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and applicable Commission regulations and releases if the Merger is consummated in accordance with the Merger Agreement. See "The Merger-- Accounting Treatment" and "The Merger Agreement--Conditions to Closing."

COMPARISON OF STOCKHOLDER RIGHTS

  See "Comparison of Rights of Cascade Stockholders and Ascend Stockholders" for a summary of the material differences between the rights of holders of Ascend Common Stock and Cascade Common Stock.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

  Ascend's historical balance sheet data as of December 31, 1996 and 1995 and historical statement of income data for each of the three years in the period ended December 31, 1996 are derived from Ascend's audited consolidated financial statements included elsewhere in this Joint Proxy Statement/Prospectus. Ascend's historical balance sheet data as of December 31, 1994, 1993 and 1992 and historical statement of income data for each of the two years in the period ended December 31, 1993 are derived from Ascend's audited consolidated financial statements not included herein. Ascend's consolidated financial statement information is qualified by and should be read in conjunction with such financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. Cascade's historical balance sheet data as of December 31, 1996 and 1995 and historical statement of income data for each of the three years in the period ended December 31, 1996 are derived from Cascade's audited consolidated financial statements included elsewhere in this Joint Proxy Statement/Prospectus. Cascade's historical balance sheet data as of December 31, 1994, 1993 and 1992 and historical statement of operations data for each of the two years in the period ended December 31, 1993 are derived from Cascade's audited consolidated financial statements not included herein. Cascade's consolidated financial statement information is qualified by and should be read in conjunction with such financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited pro forma condensed combining financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined statement of income data combines Ascend's historical consolidated results of operations data for each of the three years in the period ended December 31, 1996 with Cascade's historical consolidated results of operations data for each of the three years in the period ended December 31, 1996, giving effect to the Merger as if it had occurred at the beginning of each period presented. The unaudited pro forma combined balance sheet data combines Ascend's historical consolidated balance sheet data as of December 31, 1996 with Cascade's historical consolidated balance sheet data as of December 31, 1996, giving effect to the Merger as if it had occurred as of December 31, 1996. The unaudited pro forma combined financial information is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. See "Unaudited Pro Forma Condensed Combining Financial Statements."

                   ASCEND SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     YEAR ENDED DECEMBER 31,
                            ------------------------------------------
                              1996     1995    1994    1993     1992
                            -------- -------- ------- -------  -------
HISTORICAL STATEMENT OF
 OPERATIONS DATA:
 Net sales................. $549,297 $152,604 $39,655 $16,215  $ 7,236
 Gross profit..............  357,071   99,308  26,268  10,628    3,797
 Operating income (loss)...  174,536   39,300   5,151    (462)  (4,202)
 Net income (loss).........  113,111   27,535   6,550    (365)  (4,064)
 Net income (loss) per
  share.................... $   0.89 $   0.25 $  0.07 $  0.00  $ (0.34)
 Number of shares used in
  per share calculation....  127,809  111,362  94,583  83,117   12,051

                                                    DECEMBER 31,
                                      -----------------------------------------
                                        1996     1995    1994    1993    1992
                                      -------- -------- ------- ------- -------
HISTORICAL BALANCE SHEET DATA:
 Working capital..................... $467,883 $262,750 $46,107 $10,578 $ 8,037
 Total assets........................  651,866  370,014  60,857  15,362  11,041
 Total stockholders' equity..........  547,450  324,987  50,675  12,122   9,100

                   CASCADE SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     YEAR ENDED DECEMBER 31,
                            ------------------------------------------
                              1996     1995    1994    1993     1992
                            -------- -------- ------- -------  -------
HISTORICAL STATEMENT OF
 OPERATIONS DATA:
 Revenue................... $340,976 $134,834 $50,060 $ 6,960  $   816
 Gross profit..............  221,457   86,271  30,947   3,544      292
 Operating income (loss)...  110,282   38,078  10,317  (2,720)  (3,224)
 Net income (loss).........   70,779   25,410   9,266  (2,613)  (3,145)
 Net income (loss) per
  share.................... $   0.72 $   0.28 $  0.11 $ (0.12) $ (0.14)
 Number of shares used in
  per share calculation....   97,767   91,220  81,074  22,001   21,953

                                                   DECEMBER 31,
                                     -----------------------------------------
                                       1996     1995    1994    1993     1992
                                     -------- -------- ------- -------  ------
HISTORICAL BALANCE SHEET DATA:
 Working capital.................... $184,564 $ 69,187 $46,308 $10,266  $5,703
 Total assets.......................  270,261  111,859  65,763  16,070   6,709
 Redeemable convertible preferred
  stock.............................      --       --      --   18,269  10,408
 Total stockholders' equity
  (deficit).........................  219,783   86,306  52,479  (6,841) (4,235)

                               ASCEND AND CASCADE

            UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                    1996(2)    1995     1994
                                                    -------- -------- --------
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
 DATA:
 Net sales......................................... $890,273 $287,438 $ 89,715
 Gross profit......................................  578,528  185,579   57,215
 Net income........................................  176,558   52,945   15,816
 Net income per share ............................. $   0.89 $   0.30 $   0.10
 Shares used in per share computations ............  198,626  175,216  151,335

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA(2):
 Working capital...................................................   $608,164
 Total assets......................................................    927,105
 Total stockholders' equity........................................    724,095

--------
(1) See "Unaudited Pro Forma Condensed Combining Financial Statements."
(2) Includes the pro forma effect of Cascade's purchase of Sahara which was completed on January 28, 1997. See "Unaudited Pro Forma Condensed Combining Financial Statements."

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

  The following table sets forth (1) historical net income per share and historical book value per share data of Ascend; (2) historical net income per share and historical book value per share data of Cascade; (3) unaudited pro forma combined net income per share and unaudited pro forma book value per share data of Ascend after giving effect to the Merger on a pooling of interests basis; and (4) unaudited equivalent pro forma combined net income per share and unaudited equivalent pro forma combined book value per share data of Cascade based on the Exchange Ratio of 0.70 of a share of Ascend Common Stock for each share of Cascade Common Stock. See "The Merger Agreement--Conversion of Securities." The information in the table should be read in conjunction with the audited consolidated financial statements of Ascend and Cascade and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the net income per share or book value per share that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods.

                                                                   CASCADE
                                HISTORICAL(1)                    EQUIVALENT
                                --------------   PRO FORMA        PRO FORMA
                                ASCEND CASCADE COMBINED(1)(2) COMBINED(1)(2)(3)
                                ------ ------- -------------- -----------------
Net income per share:
  For the year ended December
   31:
    1996(4).................... $0.89   $0.72      $0.89            $0.62
    1995.......................  0.25    0.28       0.30             0.21
    1994.......................  0.07    0.11       0.10             0.07
Book value per share at:
  December 31, 1996(4).........  4.58    2.44       3.92             2.74

--------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. Ascend pro forma book value per share is computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of Ascend Common Stock which would have been outstanding had the Merger been consummated as of December 31, 1996.

(2) Ascend and Cascade anticipate that the combined company will incur Merger-related expenses totaling approximately $42.2 million. Such expenses include investment advisory fees, legal and accounting expenses and other transaction costs. These costs are expected to be charged to the operations of Ascend in the quarter in which the Merger is consummated. The effects of these costs have not been reflected in the historical or pro forma net income per share data but are reflected in the pro forma book value per share data as of December 31, 1996.

(3) The Cascade equivalent pro forma combined per share amounts are calculated by multiplying the Ascend pro forma combined per share amounts by the Exchange Ratio of 0.70 of a share of Ascend Common Stock for each share of Cascade Common Stock.

(4) Includes the pro forma effect of Cascade's purchase of Sahara which was completed on January 28, 1997. See "Unaudited Pro Forma Condensed Combining Financial Statements."

                            MARKET PRICE INFORMATION

  Ascend Common Stock is quoted on The Nasdaq National Market under the symbol "ASND."

  The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of Ascend Common Stock as reported on The Nasdaq National Market. Ascend Common Stock began trading on The Nasdaq National Market on May 13, 1994. The prices of Ascend Common Stock reflect all stock splits effected prior to the date hereof.

                                                                   HIGH   LOW
                                                                  ------ ------
   1994
    Second Quarter (commencing May 13)........................... $ 2.03 $ 1.41
    Third Quarter................................................   3.47   1.61
    Fourth Quarter...............................................   5.56   2.72
   1995
    First Quarter................................................   8.22   4.94
    Second Quarter...............................................  13.00   7.84
    Third Quarter................................................  21.56  12.25
    Fourth Quarter...............................................  40.63  16.50
   1996
    First Quarter................................................  57.00  32.25
    Second Quarter...............................................  70.63  51.75
    Third Quarter ...............................................  67.81  41.75
    Fourth Quarter...............................................  73.88  60.13
   1997
    First Quarter................................................  80.25  40.75
    Second Quarter (through April 21, 1997)......................  48.81  38.25

  Cascade Common Stock is quoted on The Nasdaq National Market under the symbol "CSCC."

  The table below sets forth, for the calendar quarters indicated, the reported high and low closing sale prices of Cascade Common Stock as reported on The Nasdaq National Market. Cascade Common Stock began trading on The Nasdaq National Market on July 29, 1994. The prices of Cascade Common Stock reflect all stock splits effected prior to the date hereof.

                                                                    HIGH   LOW
                                                                   ------ -----
   1994
    Third Quarter (commencing July 29)............................ $ 8.63 $3.50
    Fourth Quarter................................................  10.69  7.50
   1995
    First Quarter.................................................  12.54  9.54
    Second Quarter................................................  15.42 10.13
    Third Quarter.................................................  17.42 13.00
    Fourth Quarter................................................  30.83 13.75
   1996
    First Quarter.................................................  46.38 20.42
    Second Quarter................................................  68.50 39.75
    Third Quarter ................................................  83.38 46.25
    Fourth Quarter................................................  91.25 54.88
   1997
    First Quarter.................................................  64.25 24.38
    Second Quarter (through April 21, 1997).......................  32.13 25.88

  The following table sets forth the closing prices per share of Ascend Common Stock and Cascade Common Stock on The Nasdaq National Market on March 27, 1997, the last full trading date prior to the public announcement of the signing of Merger Agreement, and on April 21, 1997, the last practicable trading date for which information is available before the printing of this Joint Proxy Statement/Prospectus; and the equivalent per share prices for Cascade Common Stock based on the Ascend Common Stock prices multiplied by the Exchange Ratio of 0.70:

                                                       ASCEND CASCADE
                                                       COMMON COMMON   CASCADE
                                                       STOCK   STOCK  EQUIVALENT
                                                       ------ ------- ----------
      March 27, 1997.................................. $52.00 $28.38    $36.40
      April 21, 1997..................................  38.25  25.88     26.78

  As of April 23, 1997, there were approximately 1,185 stockholders of record of Ascend Common Stock, and approximately 1,020 stockholders of record of Cascade Common Stock.

  Ascend and Cascade believe that Cascade Common Stock presently trades on the basis of the value of the Ascend Common Stock expected to be issued in exchange for such Cascade Common Stock in the Merger, discounted for the uncertainties associated with such transaction.

  Cascade stockholders are advised to obtain current market quotations for Ascend Common Stock and Cascade Common Stock. No assurance can be given as to the market prices of Ascend Common Stock and Cascade Common Stock at any time before the Effective Time or as to the market price of Ascend Common Stock at any time thereafter. Because the Exchange Ratio is fixed, the Exchange Ratio will not be adjusted to compensate Cascade stockholders for decreases in the market price of Ascend Common Stock which could occur before the Merger becomes effective. In the event the market price of Ascend Common Stock decreases or increases prior to the Effective Time, the value at the Effective Time of the Ascend Common Stock to be received in the Merger in exchange for Cascade Common Stock would correspondingly decrease or increase.

  Following the Merger, all Cascade Common Stock will be owned by Ascend and, as a result, Cascade Common Stock will no longer be listed on The Nasdaq National Market.

  Neither Ascend nor Cascade has paid any cash dividends on their respective capital stock since their respective inceptions. Following the Merger, Ascend intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                                 RISK FACTORS

  The following risk factors should be considered by holders of Cascade Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby acquire shares of Ascend Common Stock and by holders of Ascend Common Stock in evaluating whether to approve the issuance of shares of Ascend Common Stock pursuant to the Merger Agreement. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Joint Proxy Statement/Prospectus.

RISKS RELATING TO THE MERGER

  INTEGRATION OF OPERATIONS AND TECHNOLOGIES. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent that this will occur, if at all. The combination of the two companies will require, among other things, integration of the companies' respective products, technologies, management information systems, distribution channels and key personnel and the coordination of their sales, marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully, if at all. If significant difficulties are encountered in the integration of the existing products or technologies or the development of new products and technologies, resources could be diverted from new product development, and delays in new product introductions could occur. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically-complex products, services and technologies of the other company. As compared to Ascend, Cascade's product lines have traditionally experienced longer, more complex sales cycles. There can be no assurance that the combined company will be able to take full advantage of the combined sales forces' efforts. The difficulties of integrating Ascend and Cascade may be increased by the necessity of coordinating organizations with distinct cultures and widely dispersed operations. Ascend and a majority of its employees are located in California, while Cascade and a majority of its employees are located in Massachusetts. The integration of operations and technologies following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined company, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. Failure to successfully accomplish the integration and development of the two companies' operations and technologies would likely have a material adverse effect on the combined company's business, financial condition and results of operations. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers through various incentives which could have a material adverse effect on the business, results of operations and financial conditions of Ascend, Cascade and/or the combined company.

  FAILURE TO ACHIEVE BENEFICIAL SYNERGIES. The managements of Ascend and Cascade have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors." Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of Ascend's and Cascade's operations and general and industry-specific economic factors. Even if Ascend and Cascade are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

  CUSTOMERS. There can be no assurance that customers of Ascend and Cascade, including, in particular, telecommunications carrier customers of Cascade, ISP customers of Ascend, resellers and other end users of Ascend and Cascade products, will continue their current and historical buying patterns without regard to the

Merger and other recent industry developments. Certain customers may defer purchasing decisions as they evaluate the proposed Merger, other merger and product announcements in the data networking sector, changes and regulatory developments in the telecommunications industry, the combined company's future product strategy and current and anticipated product offerings of competitors. Customers may ultimately decide to purchase competitors' products in lieu of the combined company's products. Historically, a substantial portion of Cascade's customers have been public service providers such as RBOCs, LECs, and CAPs, while a substantial portion of Ascend's customers have been private ISPs. These different types of customers may evaluate the combined company differently. Cascade and, to a lesser extent, Ascend have each historically depended upon a limited number of customers for a significant portion of its business. Consequently, decisions by a relatively small number of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on the business, results of operations and financial condition of the combined company. In addition, by increasing the breadth of Ascend's and Cascade's respective businesses, the Merger may make it more difficult for the combined company to enter into new, or to maintain existing, relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than either Ascend or Cascade as an independent company.

  DEPENDENCE ON RETENTION AND INTEGRATION OF KEY EMPLOYEES. The success of the combined company is dependent on the retention and integration of the key management, sales, marketing, engineering and other technical employees of Ascend and Cascade. Competition for qualified personnel in the networking industry is very intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. Stock options, which generally become exercisable only over a period of several years of employment, serve as an important incentive for retaining key employees. In accordance with their original terms, certain stock options held by several key Cascade optionees will be fully exercisable or the vesting thereof will accelerate by one year upon the consummation of the Merger, thus potentially reducing the retention incentive provided by such options. While it is anticipated that the combined company will implement retention arrangements for its key employees, there can be no assurance that key employees will remain with the combined company. The loss of services of any of the key employees of the combined company could materially and adversely affect the combined company's business, financial condition and results of operation.

  RISKS ASSOCIATED WITH FIXED EXCHANGE RATIO. As a result of the Merger, each outstanding share of Cascade Common Stock will be converted into the right to receive 0.70 of a share of Ascend Common Stock. Because the Exchange Ratio is fixed, it will not increase or decrease due to fluctuations in the market price of either Ascend Common Stock or Cascade Common Stock. The specific dollar value of the consideration to be received by Cascade stockholders in the Merger will depend on the market price of Ascend Common Stock at the Effective Time. In the event that the market price of Ascend Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Ascend Common Stock to be received by Cascade stockholders in the Merger would correspondingly decrease or increase. The market prices of Ascend Common Stock and Cascade Common Stock as of a recent date are set forth herein under "Market Price Information." Ascend and Cascade stockholders are advised to obtain recent market quotations for Ascend Common Stock and Cascade Common Stock. Ascend Common Stock and Cascade Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Ascend Common Stock or Cascade Common Stock at any time before the Effective Time or as to the market price of Ascend Common Stock at any time thereafter. See "Market Price Information."

  SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER. Ascend and Cascade estimate they will incur direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors of approximately $42.2 million associated with the Merger, which will be charged to operations upon consummation of the Merger. Ascend and Cascade expect the combined company to incur an additional significant charge to operations, which is not currently reasonably estimable, in the quarter in which the Merger is consummated, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

RISKS RELATING TO ASCEND, CASCADE AND THE COMBINED COMPANY

  GENERAL RISKS. The future operating results of Ascend, Cascade and the combined company may be affected by various trends and factors which must be successfully managed in order to achieve favorable operating results. In addition, there are trends and factors beyond the control of Ascend, Cascade or the combined company which affect their current and combined operations. Such trends and factors include, but are not limited to, adverse changes in conditions in the specific markets for Ascend's and Cascade's products, conditions in the broader market for computer, telecommunications and data communications products and services, and conditions in the domestic or global economy generally; governmental regulation or intervention affecting communications or data networking; fluctuations in foreign exchange rates; and other factors, including those listed below. Ascend and Cascade participate in a highly volatile and rapidly growing industry which is characterized by vigorous competition for market share and rapid technological development carried out amidst uncertainty over adoption of industry standards, the evolution of public and private data networks, customer requirements and demand and protection of intellectual property rights. This could result in aggressive pricing practices and growing competition from both start-up companies and well-capitalized data communications companies. The ability of Ascend, Cascade and the combined company to compete in this environment depends upon a number of competitive and market factors and is subject to the risks set forth in this Joint Proxy Statement/Prospectus and other factors beyond the control of the management teams of the respective companies.

  FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Ascend and Cascade have experienced rapid quarterly growth in net sales principally due to the emergence of markets for WAN switching and remote access products, increased market acceptance of their products and the expansion of their product lines and distribution channels. Due to the rapidly changing nature of the markets for Ascend's and Cascade's products, as well as the likelihood of increased competition, there can be no assurance that Ascend's and/or Cascade's rates of growth in net sales will continue or that Ascend, Cascade and/or the combined company will be able to sustain profitability in the future. In particular, Cascade's net sales for the first quarter of 1997 decreased from the level of net sales in the last quarter of 1996. Ascend's, Cascade's and the combined company's quarterly operating results may be affected by a wide variety of factors, including competition, the mix of products sold, the mix of distribution channels employed, success in developing, introducing and shipping new products, price reductions for products, changes in the levels of inventory held by third party resellers, the timing of orders from and shipments to customers, seasonality and general economic conditions. A significant portion of Cascade's revenues and, to a lesser extent, Ascend's revenues, in prior periods has been derived from relatively large sales to a limited number of customers, and therefore the failure of the combined company to secure expected large sales may have a material adverse impact on the results of operations of the combined company. Ascend and Cascade each expects that its gross margins and the gross margins of the combined company could be adversely affected in future periods by price adjustments as a result of increased competition. Ascend also expects that its gross margins and the gross margins of the combined company could be adversely affected in future periods by increased sales of its Pipeline products as a percentage of net sales. These products have lower gross margins than Ascend's and Cascade's other products. In addition, Ascend's, Cascade's and the combined company's use of third parties to distribute their products to certain end-user customers may adversely affect their gross margins. Quarterly sales and operating results of Ascend, Cascade and the combined company will generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. In the two quarters ended March 31, 1997, a substantial portion of Cascade's revenue resulted from orders and shipments during the latter part of the quarter. Significant portions of Ascend's and Cascade's expense levels are relatively fixed in advance based in large part on their respective forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the operating results of Ascend, Cascade or the combined company may be magnified to the extent the respective company is unable to adjust spending to compensate for the shortfall. Ascend, Cascade or the combined company may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that any of them will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

  DEPENDENCE ON THE INTERNET MARKET; INTERNET PRODUCT AND CUSTOMER CONCENTRATION. The recent growth in Ascend's and Cascade's net sales, to a certain extent, has been attributable to the use of their respective products in connection with the Internet and Intranets. Sales of Ascend's MAX products, which are used as POP call concentration devices by ISPs, accounted for approximately 82%, 63% and 26% of Ascend's net sales in 1996, 1995 and 1994, respectively. Similarly, sales of Ascend's Pipeline products, which are used for Internet and Intranet access by service subscribers, were approximately 12%, 20% and 10% of net sales in 1996, 1995 and 1994, respectively. Revenue from Cascade's Frame Relay and ATM switching products (principally, the B-STDX 9000 and CBX 500), which are used by ISPs and public service providers as wide area data network switching devices, have represented substantially all of Cascade's revenue since January 1, 1996. The market for Internet and Intranet access and switching products is new and evolving, and it is difficult to predict its size or future growth rate. Sales of the MAX and Pipeline products by Ascend and the combined company and of the B-STDX 9000 and CBX 500 products by Cascade and the combined company will likely depend in large part upon the continued growth in demand for Internet and Intranet access and networks, sustained adoption by end-user customers of the Internet for commerce and communication and continued acceptance of Ascend's and Cascade's products. There can be no assurance that this industry and infrastructure will continue to develop, that this adoption will occur or that acceptance of Ascend's or Cascade's products will continue. Ascend and Cascade believe that competition in these markets will increase significantly in the future. Any adverse development regarding the Internet access industry, the data network equipment market, adoption of the Internet or acceptance of Ascend's or Cascade's products could adversely affect Ascend's, Cascade's and/or the combined company's business, results of operations and financial condition. In North America, Ascend sells a substantial percentage of its products, particularly its MAX products, to ISPs. Sales to ISPs accounted for approximately 20% and 21% of Ascend's net sales in 1996 and 1995, respectively. Sales to one of these ISPs, UUNET, accounted for approximately 7% and 11% of net sales in 1996 and 1995, respectively. Cascade sales are concentrated among ISPs and public service providers. The level of sales, if any, to any particular ISP or public service provider may vary considerably from period to period. Accordingly, there can be no assurance that sales by Ascend, Cascade and the combined company to these entities, individually or as a group, will equal or exceed historical levels of Ascend and Cascade in any future period. Any development that would result in a substantial decrease or delay in sales to one or more of these entities, including actions by competitors, technological changes or regulation affecting the growth of network infrastructure, could have a material adverse effect on Ascend's, Cascade's and/or the combined company's business, results of operations and financial condition.

  DEVELOPING MARKETS; MARKET ACCEPTANCE OF PRODUCTS. Market acceptance of the combined company's products for applications other than Internet and Intranet access and switching is important to the success of the combined company. Specifically, Ascend's products are targeted at access to corporate backbone networks and local area networks ("LANs") by remote offices, telecommuters and mobile users, and videoconferencing and multimedia access facilities, while Cascade's products are targeted at switching within the public carrier and corporate backbone networks. Ascend's, Cascade's and the combined company's success in generating significant sales in these emerging markets will depend in part on their ability to educate users about the benefits of their respective technologies and to develop effective distribution channels to address these markets. These markets are diverse and rapidly evolving, and it is difficult to predict their potential size or future growth rate. Moreover, Ascend's, Cascade's and the combined company's limited resources relative to certain of their competitors may restrict their ability to remain current with respect to developments in these markets and to effectively pursue marketing activities in multiple markets simultaneously. Accordingly, there can be no assurance that Ascend's, Cascade's and/or the combined company's products will be widely accepted in these new markets or that Ascend, Cascade and/or the combined company will be able to identify additional markets. The inability of Ascend, Cascade or the combined company to continue to penetrate the various markets for their respective products or to successfully expand the markets for their respective products would have a material adverse effect on the respective company's business, results of operations and financial condition.

  INTEGRATION OF RECENT ACQUISITIONS. Ascend and Cascade have each completed several acquisitions of businesses, products and technologies since the beginning of 1995. These include the acquisition by Ascend of Morning Star Technologies, Inc. ("Morning Star"), NetStar, Inc. ("NetStar"), Subspace Communications, Incorporated ("Subspace") and StonyBrook Services, Inc. ("Stony Brook"), which were completed in 1996, InterCon Systems Corporation ("InterCon"), which was completed in February 1997, and Whitetree, Inc. ("Whitetree"), which was completed in April 1997. Cascade acquired Arris Networks, Inc. ("Arris") in 1996 and Sahara in January 1997. Ascend, Cascade and/or the combined company may acquire additional businesses, products or technologies in the future, although there are no agreements with respect to such transactions as of the date of this Joint Proxy Statement/Prospectus. Achieving the anticipated benefits of past and future acquisition transactions will depend in part upon whether the integration of the acquired companies' businesses with Ascend's, Cascade's and/or the combined company's business is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of Ascend, Cascade and/or the combined company with such acquired companies will require, among other things, integration of the companies' respective products, technologies, management information systems, distribution channels and key personnel and coordination of their research and development, sales and marketing and financial reporting efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of the existing product lines and technology, resources could be diverted from new product development, and delays in new product introductions could occur. The integration of product lines could also cause confusion or dissatisfaction among existing customers of Ascend, Cascade, the combined company and the acquired companies. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of certain operations following an acquisition will require the dedication of management and other personnel which may distract their attention from the day-to-day business of Ascend, Cascade and/or the combined company. Failure to accomplish successfully the integration of the operations of Ascend, Cascade and/or the combined company with the operations of the acquired companies could have a material adverse effect on Ascend's, Cascade's and/or the combined company's business, financial condition or results of operations.

  NEW PRODUCT DEVELOPMENT AND TIMELY INTRODUCTION OF NEW AND ENHANCED PRODUCTS. The markets for Ascend's and Cascade's products are, and the markets for the combined company's products will be, characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also may require Ascend, Cascade and/or the combined company to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Ascend, Cascade and/or the combined company will successfully develop, introduce or manage the transition of new products. Products may contain undetected or unresolved software or hardware errors when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing, software or hardware errors will not be found in new products or upgrades after commencement of commercial shipments of new or enhanced products. The inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect Ascend's, Cascade's and/or the combined company's results of operations, particularly on a quarterly basis.

  COMPETITION. In the WAN and Internet access segments of the data networking market, the primary competitors of Ascend and Cascade are, and of the combined company will be, Cisco Systems, Inc. ("Cisco"), U.S. Robotics Corporation ("U.S. Robotics"), Shiva Corporation ("Shiva") and Northern Telecom, Inc. ("Nortel"). 3Com Corporation ("3Com") recently entered into an agreement to acquire U.S. Robotics. Cisco and 3Com have substantially greater financial, marketing and technical resources than Ascend, Cascade and the combined company. In the WAN and Internet backbone switching segments of the data networking market, the primary competitors of Ascend, Cascade and the combined company are Cisco, Newbridge Networks, Bay Networks, Fore Systems and General Datacom, some of which have substantially greater financial, marketing and technical resources than Ascend, Cascade and the combined company. In the remote LAN and Internet subscriber access segments of the data networking market, competition is widespread, although few companies have positioned their products specifically as digital bandwidth on demand network access systems. The primary competitors in these segments of the data networking market are Gandalf, Cisco, Shiva and 3Com. In the videoconferencing and multimedia access segments of the market, competitors include Teleos Communications (a subsidiary of Madge Networks, Inc. ("Madge")), Adtran and Promptus Communications (a subsidiary of GTI).

  Competitive factors in the access markets include core technology, breadth of product features, scalability of products, product quality and functionality, pricing, marketing and distribution resources, international certifications and technical service and customer support. Competitive factors in the market for switching products include breadth of network services supported, conformance to industry standards, price per port, performance, product features, network management capabilities, reliability and customer support. In addition, customers of wide area networking products are increasingly demanding integrated, end-to-end product portfolios from a single vendor.

  Ascend, Cascade and the combined company expect additional competition from existing competitors and from a number of companies that may enter Ascend's, Cascade's and the combined company's existing and future markets. Some of Ascend's, Cascade's and the combined company's current and potential competitors have substantially greater financial, marketing and technical resources than they do. Many of Ascend's, Cascade's and the combined company's current and potential competitors also have established relationships with Ascend's, Cascade's and/or the combined company's current and potential customers. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which would adversely affect Ascend's, Cascade's and/or the combined company's operating results. There can be no assurance that Ascend, Cascade or the combined company will be able to continue to compete successfully against current and future competitors as markets evolve and competition increases.

  MANAGEMENT OF GROWTH. Ascend and Cascade are currently experiencing rapid growth and expansion, which has placed, and will continue to place, a significant strain on their respective administrative, operational and financial resources and increased demands on their respective systems and controls. This growth has resulted in a continuing increase in the level of responsibility for existing and new management personnel of both companies. Continued growth of Ascend, Cascade and/or the combined company would require each of them to recruit and hire a substantial number of new engineering, technical support, sales, marketing and managerial personnel. Competition for such highly-qualified personnel is intense. There can be no assurance that Ascend, Cascade and the combined company will be successful at hiring or retaining these personnel. The ability of Ascend, Cascade and the combined company to manage their growth successfully will also require each of them to continue to expand and improve their respective operational, management and financial systems and controls and to expand their respective manufacturing capacities. If management is unable to manage growth effectively, the business, results of operations and financial condition of Ascend, Cascade and/or the combined company could be materially and adversely affected.

  RELIANCE ON THIRD PARTY TELECOMMUNICATIONS CARRIERS, VALUE-ADDED RESELLERS AND DISTRIBUTORS. Ascend's sales are, and the combined company's sales will be, to a significant degree, made through telecommunications carriers, value-added resellers ("VARs") and distributors. Accordingly, Ascend, Cascade and the combined company will be dependent upon the continued viability and financial stability of these companies. While Ascend has contractual relationships with many telecommunications carriers, VARs and distributors, these agreements do not require the telecommunications carriers, VARs or distributors to purchase Ascend's products and can be terminated by the telecommunications carrier, VARs or distributor at any time. There can be no assurance that any of the telecommunications carriers, VARs and distributors will continue to market Ascend's or the combined company's products. The telecommunication carrier customers, to the extent they are resellers, VARs and distributors, generally offer products of several different companies, including products that are competitive with Ascend's and Cascade's products. Accordingly, there is a risk that these telecommunications carriers to the extent they are resellers, VARs and distributors may give higher priority to products of other suppliers, thus reducing their efforts to sell Ascend's and/or the combined company's products. Any special distribution arrangements and product pricing arrangements that Ascend, Cascade or the combined company may implement in one or more distribution channels for strategic purposes could adversely affect gross profit margins for each of their products.

  DEPENDENCE ON KEY PERSONNEL. Ascend's, Cascade's and the combined company's success depends to a significant degree upon the continuing contributions of their respective key management, sales, marketing and product development personnel. Ascend and Cascade do not have employment contracts with their key personnel and do not maintain any key person life insurance policies. The loss of key management, sales, marketing or technical personnel could adversely affect Ascend, Cascade and/or the combined company. The future success of Ascend, Cascade and the combined company will depend in large part upon their ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such highly-qualified personnel is intense, and there can be no assurance that Ascend, Cascade or the combined company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the business, results of operations and financial condition of Ascend, Cascade and/or the combined company.

  TARIFF AND REGULATORY MATTERS. Rates for telecommunications services are governed by tariffs of licensed carriers that are subject to regulatory approval. Future changes in these tariffs could have a material adverse effect on Ascend's, Cascade's and/or the combined company's business. For example, should tariffs for public switched digital services increase in the future relative to tariffs for private leased services, the cost-effectiveness of Ascend's, Cascade's and the combined company's products would be reduced, and their businesses and results of operations could be adversely affected. In addition, Ascend's, Cascade's and the combined company's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. In the United States, Ascend's, Cascade's and the combined company's products must comply with Part 15(a) (industrial equipment), Part 15(b) (residential equipment) and Part 68 (analog lines) of the Federal Communications Commission's regulations. Ascend's, Cascade's and the combined company's products also must be certified by domestic telecommunications carriers. In countries outside the United States, Ascend's, Cascade's and the combined company's products are subject to a wide variety of governmental review and certification requirements. In addition, customers outside the United States typically require that Ascend's, Cascade's and the combined company's products receive certification from their country's primary telecommunications carriers. Any future inability to obtain on a timely basis or retain domestic certification or foreign regulatory approvals could have a material adverse effect on the business, financial condition and results of operations of Ascend, Cascade and/or the combined company.

  DEPENDENCE ON CONTRACT MANUFACTURERS AND SINGLE-SOURCE SUPPLIERS. Ascend's and Cascade's production operations consist, and the combined company's production operations will consist, primarily of materials planning and procurement, quality control and final assembly, burn-in and testing of certain products. Ascend and Cascade rely on independent contractors to manufacture certain of their products or components and subassemblies used in their products to their specifications, and the combined company will do the same. Ascend and Cascade are, and the combined company will be, dependent upon single or limited source suppliers for a number of components and parts used in their respective products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet Ascend's, Cascade's and/or the combined company's future requirements for manufactured products, components and subassemblies. Ascend and Cascade generally purchase single or limited source components pursuant to purchase orders and have no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to Ascend, Cascade and the combined company will be dependent in part on their ability to provide their respective suppliers with accurate forecasts of their future requirements. Ascend and Cascade believe that there are alternative suppliers or alternative components for all of the components contained in their products and the products of the combined company. However, any extended interruption in the supply of any of the key components currently obtained from a single or limited source or the time necessary to transition a replacement supplier's product or a replacement component into Ascend's, Cascade's and/or the combined company's products could disrupt their operations and have a material adverse effect on the operating results of such company in any given period. Ascend and Cascade purchase certain components from suppliers outside the United States; however, all such purchases are denominated in U.S. dollars and Ascend and Cascade believe that all such components or alternate components are available from suppliers within the United States. Ascend, Cascade and the combined company may also be subject to increases in component costs, which could also have a material adverse effect on the respective company's operating results.

  DEPENDENCE ON PROPRIETARY TECHNOLOGY. The success and ability to compete of Ascend, Cascade and the combined company will depend in part upon each of their proprietary technologies and continued development and acquisition of additional proprietary technologies. Ascend and Cascade rely, and the combined company will rely, on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect their respective proprietary technologies. Ascend currently holds several United States patents and a foreign patent and has patent applications pending. Cascade has a number of patent applications that are currently pending for certain of its existing products and currently relies on a combination of contractual rights, trade secrets and copyrights to protect its proprietary rights. There can be no assurance that patents will be issued with respect to pending or future patent applications of Ascend, Cascade and/or the combined company or that Ascend's, Cascade's or the combined company's patents will be upheld as valid or will prevent the development of competitive products. In addition, Ascend and Cascade have generally entered into confidentiality or license agreements with their employees, VARs, distributors, customers and potential customers and have limited access to the distribution of their software, documentation and other proprietary information. There can be no assurance that the steps taken by Ascend, Cascade and the combined company to protect their proprietary rights will be adequate to prevent misappropriation of their technologies or that competitors will not independently develop technologies that are substantially equivalent or superior to their technology. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Ascend, Cascade and the combined company are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time, Ascend and Cascade have received claims of infringement of other parties' proprietary rights. Although Ascend and Cascade believe that all such claims received to date are immaterial, there can be no assurance that third parties will not assert infringement claims in the future with respect to current or future products of Ascend, Cascade and/or the combined company or that any such claims will not require Ascend, Cascade and/or the combined company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

  INTERNATIONAL SALES. Ascend's international sales accounted for approximately 48%, 29% and 20% of net sales in 1996, 1995 and 1994, respectively. Cascade's international sales accounted for approximately 19%, 16% and 20% of net sales in 1996, 1995 and 1994, respectively. International sales are expected to continue to account for a significant portion of Ascend's, Cascade's and the combined company's net sales in future periods. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Ascend and Cascade both depend on third party resellers for a substantial portion of their international sales. Certain of these third party resellers also act as resellers for competitors of Ascend and Cascade and could devote greater effort and resources to marketing competitive products. The loss of certain of these third party resellers could have a material adverse effect on the business and results of operations of Ascend, Cascade and/or the combined company. Although Ascend's and Cascade's sales are, and the combined company's sales will likely be, denominated in U.S. dollars, fluctuations in currency exchange rates could cause Ascend's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, and, in such event, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in results of operations of Ascend, Cascade and/or the combined company. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers and end-users reduce their business activities during the summer months. These seasonal factors may have an effect on the business, results of operations and financial condition of Ascend, Cascade and/or the combined company.

  POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Ascend Board has the authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Ascend Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Ascend or the combined company, thereby delaying, deferring or preventing a change in control of Ascend or the combined company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Ascend Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Ascend Common Stock. Ascend has no present plans to issue shares of Preferred Stock. Ascend or the combined company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change of control of Ascend. Certain of such measures may be adopted without any further vote or action by Ascend's or the combined company's stockholders. Ascend is also afforded the protections of Section 203 of the DGCL, which could delay or prevent a change in control of Ascend or the combined company, impede a merger, consolidation or other business combination involving Ascend or the combined company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Ascend or the combined company.

  VOLATILITY OF STOCK PRICE. Ascend's and Cascade's Common Stock have experienced significant price volatility, and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of Ascend, Cascade and/or the combined company or of other companies in the networking industry, announcements by Ascend, Cascade and/or the combined company or their competitors regarding new product introductions or other developments affecting Ascend, Cascade and/or the combined company, or changes in financial estimates by public market analysts. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks and that have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Ascend's, Cascade's and the combined company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the operating results and financial condition of Ascend, Cascade or the combined company, as applicable.

                                 THE MEETINGS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of Ascend Common Stock in connection with the solicitation of proxies by the Ascend Board for use at the Ascend Special Meeting to be held on May 28, 1997 at Ascend's principal executive offices, located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California, commencing at 12:00 noon, local time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus is also being furnished to holders of Cascade Common Stock in connection with the solicitation of proxies by the Cascade Board for use at the Cascade Special Meeting to be held on May 28, 1997 at The Omni Parker House located at 60 School Street, Boston, Massachusetts, commencing at 3:00 p.m., local time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to stockholders of Ascend and Cascade, on or about April 28, 1997.

MATTERS TO BE CONSIDERED AT THE MEETINGS

  Ascend Special Meeting. At the Ascend Special Meeting, holders of Ascend Common Stock will consider and vote upon (i) a proposal to approve the issuance of Ascend Common Stock in the Merger and (ii) such other matters as may properly be brought before the Ascend Special Meeting, including any motion to adjourn the Ascend Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof.

  Cascade Special Meeting. At the Cascade Special Meeting, holders of Cascade Common Stock will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Cascade Special Meeting, including any motion to adjourn the Cascade Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Ascend. The Ascend Board, by the unanimous vote of all directors present and voting (with one director absent and one director abstaining in order to avoid the appearance of a conflict of interest), has approved the Merger Agreement and the issuance of shares of Ascend Common Stock in connection with the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Ascend and its stockholders. The Ascend Board therefore recommends that the stockholders of Ascend vote FOR approval of the issuance of Ascend Common Stock in the Merger. See "The Merger--Interests of Certain Persons in the Merger."

  Cascade. The Cascade Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Cascade and its stockholders. The Cascade Board therefore recommends that the holders of Cascade Common Stock vote FOR approval and adoption of the Merger Agreement.

  See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

VOTING AT THE MEETINGS; RECORD DATES

  Ascend. Holders of record of Ascend Common Stock on the Ascend Record Date will be entitled to notice of and to vote at the Ascend Special Meeting. As of April 18, 1997, there were 120,794,242 shares of Ascend Common Stock outstanding and entitled to vote in person or by proxy, which shares were held by approximately 1,185 holders of record. Each holder of record of shares of Ascend Common Stock on the Ascend Record Date is entitled to cast one vote per share, in person or by a properly executed proxy, on each proposal submitted for the vote of the Ascend stockholders at the Ascend Special Meeting. The presence, in person or by a properly executed proxy, of a majority of the outstanding shares of Ascend Common Stock entitled to vote at the Ascend Special Meeting is necessary to constitute a quorum at the Ascend Special Meeting.

  The approval of the issuance of Ascend Common Stock in the Merger will require the affirmative vote of a majority of the shares of Ascend Common Stock present and voted either in person or by proxy at the Ascend Special Meeting provided a quorum is present.

  Directors and executive officers of Ascend have executed and delivered the Ascend Voting Agreements obligating them, among other things, to vote their shares of Ascend Common Stock in favor of (i) approval of the issuance of Ascend Common Stock pursuant to the Merger Agreement and (ii) any proposal which would, or could reasonably be expected to, facilitate the Merger. Pursuant to the Ascend Voting Agreements, all of the outstanding shares of Ascend Common Stock beneficially owned by the directors and such executive officers of Ascend and their respective affiliates on the Ascend Record Date (representing approximately 1.4% of the total number of shares of Ascend Common Stock outstanding at such date) will be voted for approval of the issuance of Ascend Common Stock pursuant to the Merger Agreement. See "The Merger--Interests of Certain Persons in the Merger" and "--Voting Agreements."

  Cascade. Holders of record of shares of Cascade Common Stock on the Cascade Record Date will be entitled to notice of and to vote at the Cascade Special Meeting. On the Cascade Record Date there were approximately 94,491,669 shares of Cascade Common Stock outstanding and entitled to vote, which shares were held by approximately 1,020 holders of record. Each holder of record of shares of Cascade Common Stock on the Cascade Record Date is entitled to cast one vote per share, in person or by a properly executed proxy, on each proposal submitted for the vote of the Cascade stockholders at the Cascade Special Meeting. The presence, in person or by a properly executed proxy, of a majority of the outstanding shares of Cascade Common Stock entitled to vote at the Cascade Special Meeting is necessary to constitute a quorum at the Cascade Special Meeting provided a quorum is present.

  The approval and adoption of the Merger Agreement by Cascade stockholders will require the affirmative vote of a majority of the outstanding shares of Cascade Common Stock entitled to vote at the Cascade Special Meeting.

  Directors and executive officers of Cascade have executed and delivered the Cascade Voting Agreements obligating them, among other things, to vote their shares of Cascade Common Stock in favor of (i) approval and adoption of the Merger Agreement and (ii) any proposal which would, or could reasonably be expected to, facilitate the Merger. Pursuant to the Cascade Voting Agreements, all of the outstanding shares of Cascade Common Stock beneficially owned by the directors and such executive officers of Cascade and their respective affiliates on the Cascade Record Date (representing approximately 1.8% of the total number of shares of Cascade Common Stock outstanding as of such date) will be voted for approval and adoption of the Merger Agreement. See "The Merger--Interests of Certain Persons in the Merger" and "--Voting Agreements."

  Effects of Abstentions and "Broker Non-Votes." At the Cascade Special Meeting, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against such proposal. At the Ascend Special Meeting, abstentions and broker non-votes will have no effect either for or against the vote with respect to the issuance of Ascend Common Stock in the Merger. At both the Ascend Special Meeting and the Cascade Special Meeting, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because, for such proposal, the nominee does not have discretionary voting power and has not received instructions from such beneficial owner.

ADJOURNMENT OF THE ASCEND SPECIAL MEETING OR THE CASCADE SPECIAL MEETING

  In the event that there are not sufficient votes to approve the issuance of Ascend Common Stock in the Merger at the time of the Ascend Special Meeting, such proposal could not be approved unless the Ascend Special Meeting were adjourned to permit further solicitation of proxies from Ascend stockholders. Proxies that are being solicited by the Ascend Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Ascend Special Meeting, and such adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to Ascend stockholders other than the announcement of such time and place at the Ascend Special Meeting. A majority of the voting power represented and voting at the Ascend Special Meeting is required to approve such adjournment whether or not a quorum is present at the Ascend Special Meeting.

  In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the Cascade Special Meeting, such proposal could not be approved unless the Cascade Special Meeting were adjourned in order to permit further solicitation of proxies from Cascade stockholders. Proxies that are being solicited by the Cascade Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Cascade Special Meeting, and such adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to Cascade stockholders other than an announcement of such time and place at the Cascade Special Meeting. A majority of the voting power represented and voting at the Cascade Special Meeting is required to approve any such adjournment whether or not a quorum is present at the Cascade Special Meeting.

  An adjournment of either the Ascend Special Meeting or the Cascade Special Meeting, or both, may be necessary because the limited time between the mailing of the Joint Proxy Statement/Prospectus and the special meetings may result in the lack of a quorum at either or both special meetings. In addition, the approval of a majority of all outstanding shares of Cascade Common Stock is required to approve and adopt the Merger Agreement, and not merely a majority of the shares present and voting in person or by proxy. To obtain the requisite vote, it may be necessary to adjourn the Cascade Special Meeting to solicit additional proxies.

PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to Ascend stockholders and Cascade stockholders in connection with the solicitation of proxies by and on behalf of the Ascend Board and the Cascade Board for use at the Ascend Special Meeting and the Cascade Special Meeting, respectively.

  All shares of Ascend Common Stock and Cascade Common Stock which are entitled to vote and are represented at the Ascend Special Meeting and the Cascade Special Meeting, respectively, by properly executed proxies received prior to or at the relevant special meeting and before the occurrence of the vote, and not revoked, will be voted at such special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted:

    (i) in the case of the Ascend Special Meeting, FOR approval of the issuance of Ascend Common Stock in the Merger; and

    (ii) in the case of the Cascade Special Meeting, FOR approval and adoption of the Merger Agreement.

  If any other matters are properly presented for consideration at either of the special meetings, including, among other things, consideration of a motion to adjourn a special meeting (including, without limitation, for purposes of soliciting additional proxies) to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  The persons named as proxies in the respective proxies are officers of Ascend or Cascade. Any proxy given pursuant to this Joint Proxy Statement/Prospectus may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Ascend or Cascade, as the case may be, at or before the taking of the vote at the Ascend Special Meeting or the Cascade Special Meeting, respectively, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Ascend or Cascade, as the case may be, before the taking of the vote at the relevant special meeting or (iii) attending the Ascend Special Meeting or the Cascade Special Meeting, respectively, and voting in person (although attendance at a special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent, in the case of Ascend stockholders, to Ascend Communications, Inc., One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502,
Attention: Secretary, and in the case of Cascade stockholders, to Cascade Communications Corp., 5 Carlisle Road, Westford, Massachusetts 01886,
Attention: Secretary, or hand delivered to the Secretary of Ascend or Cascade, as the case may be, at or before the taking of the vote at the relevant special meeting.

  All expenses relating to this Joint Proxy Statement/Prospectus, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne by Ascend and Cascade. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Ascend and Cascade, respectively, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Ascend has retained Skinner & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Ascend Special Meeting at a cost of approximately $1,500 plus reasonable out-of-pocket expense estimated to be approximately $5,000. Cascade has retained Corporate Investor Communications, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Cascade Special Meeting at a cost of approximately $6,500 plus reasonable out-of-pocket expenses. Arrangements also will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Ascend and Cascade, respectively, will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  CASCADE STOCKHOLDERS AND ASCEND STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

  The following discussion of the parties' reasons for the Merger contains forward-looking statements which involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results of Ascend, Cascade and the combined company could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BACKGROUND OF THE MERGER

  Business combinations have been a significant part of the business strategies of both Ascend and Cascade. Both Ascend and Cascade have actively pursued potential business combinations, corporate acquisition opportunities, strategic alliances and other strategic transactions involving other participants in the networking industry and related industries, with the aim of obtaining and developing access to complementary products and technologies. Over the past two years, Ascend has completed business combinations with and corporate acquisitions of six companies, while Cascade has completed business combinations with and corporate acquisitions of two companies.

  Over the past several years, Ascend and Cascade have engaged in exploratory communications with each other as well as a number of other industry participants concerning the possibility of co-marketing or other strategic arrangements. Although more extensive discussions were not pursued between Ascend and Cascade prior to March 1997, these communications helped to provide Ascend and Cascade with a basic familiarity with broad industry trends as well as each other's business and management and a preliminary understanding of the potential merits of a combination.

  During January and February 1997, Ascend maintained an ongoing dialogue with DMG regarding a broad range of potential combinations between Ascend and certain other strategic partners, including, but not limited to, Cascade. Over the same period, members of senior management of Cascade held discussions with representatives of Morgan Stanley, Cascade's financial advisors, regarding Cascade's strategic alternatives.

  On February 26, 1997, Daniel E. Smith, President and Chief Executive Officer of Cascade, Paul E. Blondin, Vice President of Finance and Administration and Chief Financial Officer of Cascade, and certain other members of senior management of Cascade met with Morgan Stanley to discuss consolidation trends in the data networking industry and strategic alternatives available to Cascade, including possible strategic business combinations and other strategic arrangements.

  On February 28, 1997, Mr. Smith requested that Morgan Stanley help Cascade evaluate its strategic alternatives and prepare preliminary analyses of potential combinations of Cascade and a select group of identified strategic partners, including Ascend.

  On March 6, 1997, Mory Ejabat, President and Chief Executive Officer of Ascend, Robert K. Dahl, Vice President, Finance and Chief Financial Officer of Ascend, and Bernard Schneider, Vice President, Strategic Business Development of Ascend, met with Ascend's financial advisors, DMG, to evaluate Ascend's strategic alternatives and to discuss potential strategic partners and consolidation trends in the data networking industry. Subsequent to this meeting, Ascend requested that DMG prepare analyses of potential strategic partners for further evaluation, including a potential combination with Cascade, which were delivered to Ascend on March 8, 1997.

  On March 6, 1997, Mr. Smith spoke with representatives of Morgan Stanley to discuss the continuing consolidation trends in the data networking industry and to review Morgan Stanley's preliminary analyses of potential combinations of Cascade with certain strategic partners. After this meeting, Mr. Smith authorized Morgan Stanley to contact a select group of identified strategic partners on a "no names" basis to determine their interest in a possible business combination or other strategic alliance. Mr. Smith also requested that Morgan Stanley continue to refine their analysis relating to these identified potential strategic partners.

  On March 7, 1997, Mr. Smith contacted Mr. Ejabat to arrange a meeting to discuss the feasibility of a strategic business combination or other strategic arrangement.

  On March 9, 1997, Mr. Smith met with representatives of Morgan Stanley to review further their analyses of a potential strategic combination with Ascend in advance of Mr. Smith's initial meeting with Mr. Ejabat.

  On March 9, 1997, Messrs. Ejabat, Smith and Dahl met in San Francisco to discuss the possibility of such a transaction, the potential business impact of a strategic business combination and the strategic outlook for the data networking industry.

  On March 10, 1997, Cascade engaged Morgan Stanley to act as its financial advisor in connection with a possible strategic business combination with certain potential strategic partners.

  On March 14, 1997, Messrs. Ejabat, Dahl and Schneider met with representatives of DMG to review DMG's analysis of a potential combination with Cascade and the possible timing and structure of such a transaction.

  On March 17, 1997, the Cascade Board held a special teleconference meeting and discussed with members of Cascade's senior management and representatives of Morgan Stanley and Testa, Hurwitz & Thibeault, LLP, Cascade's legal counsel ("TH&T"), certain strategic alternatives for Cascade, potential strategic partners of Cascade (including Ascend) and consolidation trends in the data networking industry. Morgan Stanley updated the Cascade Board regarding its discussions with potential strategic business partners.

  On March 18, 1997, the Ascend Board held a regularly scheduled meeting attended by members of Ascend's senior management and representatives of DMG and Gray Cary Ware & Freidenrich, Ascend's legal counsel ("GCW&F"). Ascend's senior management reported on the status of discussions between Ascend and Cascade, and DMG delivered a preliminary financial and business analysis of Cascade and the potential combination. The presentation covered a number of matters relating to Cascade's business and the possible Ascend-Cascade combination, including Cascade's financial performance, its stock trading history, the stockholder bases of Ascend and Cascade and the extent of cross-ownership, rationales for a combination between Ascend and Cascade, the two companies' strengths and weaknesses in the networking sector, an analysis of possible exchange ratios, a review of certain comparative financial models, the potential impact of a combination on earnings and the market price of Ascend Common Stock, challenges in implementing a combination and other matters. At this meeting, the Ascend Board discussed the risks and benefits of the proposed combination with Cascade, the Ascend Board's perception that Cascade might not meet analysts' expectations for the first quarter of 1997, and possible timing, structure and terms of a combination, including a range of acceptable exchange ratios. The Ascend Board then authorized and instructed Ascend's management to pursue further discussions and due diligence.

  On March 19, 1997, DMG and Morgan Stanley had a preliminary discussion concerning the financial basis of a strategic business combination of Ascend and Cascade.

  On March 19, 1997, the Cascade Board held a special teleconference meeting in which members of Cascade's senior management and representatives of Morgan Stanley and TH&T participated. Members of senior management reported on the status of discussions with Ascend and the feasibility of a business combination between Cascade and Ascend. The Cascade Board also discussed possible timing, structure and terms of such a transaction including the range of possibly acceptable exchange ratios. The Cascade Board received a preliminary analysis by Morgan Stanley of Ascend and the potential combination with Ascend and of various possible exchange ratios. Morgan Stanley's preliminary analysis also covered a number of matters relating to Ascend's business and the possible Cascade-Ascend combination, including Ascend's financial performance, its stock trading history, the stockholder bases of Ascend and Cascade and the extent of cross-ownership, rationales for a combination between Ascend and Cascade, the two companies' strengths and weaknesses in the networking sector, an analysis of possible exchange ratios, a review of certain comparative financial models, challenges in implementing a combination and other matters. The Cascade Board authorized and instructed management to continue to explore its strategic alternatives including a possible business combination with Ascend.

  On March 20, 1997, Ascend engaged DMG to act as its financial advisor in connection with a potential strategic business combination with Cascade.

  On March 20, 1997, Messrs. Ejabat and Smith discussed by telephone the general terms of a proposed transaction, including the structure of a possible combination and a possible acceptable range of exchange ratios.

  On March 20, 1997, the Cascade Board held a special teleconference meeting in which members of Cascade's senior management and representatives of Morgan Stanley and TH&T participated. Morgan Stanley reported on its preliminary discussions with DMG regarding certain terms of a possible business combination with Ascend, including a possibly acceptable range of exchange ratios.

  On March 21, 1997, the Cascade Board held a special teleconference meeting in which members of Cascade's senior management and representatives of Morgan Stanley and TH&T participated. Members of senior management reported on the status of discussions with potential strategic partners other than Ascend, the relative merits of the strategic alternatives under discussion, the status of negotiations with Ascend and the recent discussions that had taken place between the two companies' management teams, financial advisors and legal advisors. Senior management of Cascade addressed questions and comments of the Cascade Board with respect to a possible combination with Ascend. There were also further discussions concerning the strategic factors that supported a possible combination with, and the product line, technology and market position of, Ascend. At the conclusion of discussions, the Cascade Board authorized and instructed management to continue the discussions with Ascend regarding a possible business combination.

  On March 21, 1997, the Ascend Board held a special teleconference meeting in which members of Ascend's senior management and representatives of GCW&F participated. Members of senior management reported on the status of negotiations and the recent discussions that had taken place between the respective company's management teams, financial advisors and legal advisors. The Ascend Board authorized management to continue discussions and due diligence.

  On March 22, 1997, Ascend and Cascade entered into a confidentiality agreement to facilitate the parties' discussion of a potential strategic combination. The parties and their financial, legal and accounting advisors thereafter exchanged information requests and made available to each other a variety of public and nonpublic information and documents concerning Ascend and Cascade.

  Between March 22 and 30, 1997, the parties conducted an intensive series of due diligence meetings in which each party and its financial, legal and accounting advisors reviewed documents and held due diligence discussions with the other party and its advisors. As part of this process, Messrs. Ejabat and Dahl and other members of senior management of Ascend met with Messrs. Smith and Blondin and other members of senior management of Cascade in New York, New York, Boston, Massachusetts and Alameda, California. Representatives of the parties' financial advisors participated in some of these meetings and also held additional meetings to review and obtain information concerning the companies.

  On March 23, 1997, Messrs. Ejabat, Dahl, Smith and Blondin met in New York City to discuss various operational issues associated with the possible combination of the businesses. In the evening of March 23, 1997, Gururaj Deshpande, the Chairman of the Board and Executive Vice President of Business Development of Cascade, and Mr. Smith and other members of Cascade's senior management met with Cascade's legal and financial advisors to discuss the relative merits of possible combinations with certain potential strategic partners other than Ascend.

  Between March 23 and 26, 1997, GCW&F reviewed legal documents of Cascade in Massachusetts and California and Ascend's independent auditors reviewed workpapers and other documentation relating to Cascade's financial statements in Boston. Between March 23 and 27, 1997, TH&T reviewed legal documents of Ascend in California and on March 27, 1997, Cascade's independent accountants reviewed workpapers and other documentation relating to Ascend's financial statements in California.

  On March 23, 1997, GCW&F circulated a draft of the Merger Agreement and other transaction documents (including drafts of the Cascade Stock Option Agreement and Ascend Stock Option Agreement (collectively, the "Stock Option Agreements")) to TH&T.

  In the evening of March 24, 1997, the Cascade Board held a meeting, with one director participating by telephone, at which members of Cascade's senior management and representatives of Morgan Stanley and TH&T discussed with the Cascade Board, and responded to numerous questions from Cascade Board members about, (i) the status of discussions with Ascend and the benefits and potential risks of the merger proposal, (ii) the proposed principal terms of the Merger Agreement and related documents, including the proposed form of Stock Option Agreements, termination rights relating to the Merger Agreement and the proposed amount of the termination fees and (iii) the principal terms (including proposed range of exchange ratios) proposed by Ascend and the possible strategic benefits that might result from a combination with Ascend in relation to other possible strategic alternatives and the preliminary indications from other potential strategic partners contacted by or on behalf of Cascade. TH&T discussed the Cascade Board's fiduciary duties in considering a strategic business combination and strategic alternatives and held further discussions with the Cascade Board on the principal terms of a proposed business combination with Ascend. Morgan Stanley then reviewed, among other things, the strategic rationale for, and certain financial analyses relating to, the proposed merger. The presentation covered a number of matters relating to both Cascade's and Ascend's businesses and the potential business combination of Ascend and Cascade, including Ascend's and Cascade's financial performance, the two companies' strengths and weaknesses in the networking sector, an analysis of various possible exchange ratios, a review of certain comparative financial models, challenges that may be faced in implementing a combination and other matters. After careful consideration, the Cascade Board determined that, because of, among other things, the terms proposed by Ascend (including the course of discussions concerning the level of exchange ratios) and the perceived strategic advantages to such a combination (in comparison to potential combinations with other possible strategic partners then being, or previously, considered by Cascade) senior management should pursue a combination between Cascade and Ascend, and the Cascade Board authorized and instructed its senior management to continue negotiations and due diligence review of Ascend.

  On March 25, 1997, Mr. Ejabat met with certain members of the Cascade Board regarding the business of Ascend and the perceived benefits of the proposed business combination and addressed questions and comments of the directors.

  From March 25, 1997 through March 30, 1997, Ascend and Cascade, together with their respective legal and financial advisors, continued their due diligence investigations of the companies and negotiations of the terms and conditions of the definitive agreements relating to the transaction, including the terms of the proposed Stock Option Agreements, the termination rights relating to the Merger Agreement, the conditions upon which any termination fees would be payable and the amount of such fees, and the representations, warranties and covenants to be made by the parties. Throughout that period, representatives of Ascend stated that a condition of any transaction would be the execution of the Stock Option Agreements and agreement to acceptable termination fees.

  On March 26, 1997, the Cascade Board held a special teleconference meeting in which members of Cascade's senior management and representatives of Morgan Stanley and TH&T discussed with the Cascade Board, and responded to numerous questions from Cascade Board members about, (i) the status of negotiations with Ascend and their ongoing financial, legal and accounting due diligence evaluation of the business condition and prospects of Ascend and other matters relating to the proposed combination and (ii) the principal terms of the Merger Agreement and related documents, including the proposed amount of the termination fee and the proposed terms of the Stock Option Agreements, and the parties' respective positions on these terms. Among other things, the Cascade Board directed Cascade's legal and financial advisors to continue to negotiate, in particular, the terms of the Stock Option Agreements and the proposed amount of the termination fees.

  On March 27, 1997, the Ascend Board held a special meeting at which members of Ascend's senior management and representatives of DMG, GCW&F and Ernst & Young, LLP, Ascend's independent auditors, discussed with the Ascend Board (i) the status of discussions with Cascade and the potential benefits and risks of the proposed business combination, (ii) the proposed principal terms of the Merger Agreement and related documents, (iii) the transaction protection mechanisms proposed by Ascend, including the principal terms of the proposed form of Stock Option Agreements and termination rights relating to the Merger Agreement including the proposed amount of the termination fees, the scope and terms of the proposed non-solicitation provisions, the importance of the transaction protections to Ascend and the status of the parties' discussions with respect to these provisions and (iv) the principal terms (including proposed range of exchange ratios) and the possible strategic benefits that might result from a combination with Cascade. GCW&F discussed the Ascend Board's fiduciary duties in considering a strategic business combination, and held further discussions with the Ascend Board on the principal terms of a proposed business combination with Cascade. DMG then reviewed, among other things, the strategic rationale for, and certain financial analyses relating to, the proposed business combination. The presentations covered a number of matters relating to both Ascend's and Cascade's businesses and the potential business combination of Ascend and Cascade, including Ascend's and Cascade's financial performance, the two companies' competitive market positions, an analysis of various possible exchange ratios, a review of certain comparative financial models, potential challenges that may be faced in implementing a combination and other matters. After careful consideration, the Ascend Board determined that based on the proposed terms of the transaction and the perceived strategic advantages of such a combination that senior management should pursue a combination between Ascend and Cascade, and the Ascend Board authorized and instructed its senior management to continue negotiations and due diligence review of Cascade.

  On March 28, 1997, the Cascade Board held a special teleconference meeting in which senior management and legal and financial advisors discussed with the Cascade Board, and responded to numerous questions from Cascade Board members about, (i) the status of negotiations with Ascend and the results of the legal, financial and accounting due diligence evaluation of Ascend and (ii) the principal terms of the Merger Agreement and related documents, including the proposed exchange ratio, the Stock Option Agreements and other terms of the proposed Merger. In addition, there was a discussion regarding Cascade's preliminary results of operations for the first quarter of fiscal 1997 and the potential market reaction to the proposed combination. At this time, the Cascade Board agreed that management should continue with negotiations concerning the proposed combination.

  On March 29, 1997, the Ascend Board held a special teleconference meeting to consider and vote upon the proposed business combination with Cascade. Representatives of DMG, GCW&F and Ernst & Young LLP, Ascend's independent auditors, were also in attendance. At this meeting, the Ascend Board reviewed the results of Ascend's due diligence and the parties' negotiations since March 27, 1997. Further, Ascend's senior management and GCW&F reported on the agreement reached with respect to the Exchange Ratio, the transaction protection mechanisms and other business terms of the Merger. In addition, the Ascend Board discussed information Cascade had provided concerning Cascade's preliminary results of operations for the first quarter of fiscal 1997 and the potential market reaction to the proposed combination. DMG delivered to the Ascend Board its oral opinion (subsequently confirmed in writing as of March 30, 1997) to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to Ascend. A copy of such opinion is attached to this Joint Proxy Statement/Prospectus as Annex D, and stockholders of Ascend are urged to carefully review the opinion. See "The Merger--Opinion of Financial Advisor to Ascend." After further discussions, the Ascend Board voted to approve the Merger Agreement and related transaction documents (with one director absent and one director abstaining in order to avoid the appearance of a conflict of interest).

  On March 29, 1997, the Cascade Board held a special teleconference meeting to consider and vote upon the proposed business combination with Ascend. At this meeting, senior management reported on the agreement reached with respect to the Exchange Ratio, Stock Option Agreements and other business terms of the Merger. TH&T reported on the status of the negotiations and further reviewed the proposed terms of the Merger Agreement and related documents. In addition, Cascade's financial advisors updated the Cascade Board on its financial due diligence on Ascend and delivered its oral opinion (subsequently confirmed in writing as of March 30, 1997) to the effect, that as of such date, the Exchange Ratio was fair from a financial point of view to Cascade's stockholders. A copy of such opinion is attached to this Joint Proxy Statement/Prospectus as Annex E, and stockholders of Cascade are urged to carefully review the opinion. See "The Merger--Opinion of Financial Advisor to Cascade." After discussions, the Cascade Board approved the Merger Agreement and related transaction documents.

  On March 29 and 30, 1997, GCW&F and TH&T continued the final negotiation and drafting of transaction documents overnight. In the afternoon of March 30, 1997, the Merger Agreement and the Stock Option Agreements were signed and delivered, and a press release was issued by the parties announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Certain statements made in the following paragraphs regarding the potential benefits that could result from the Merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

 Joint Reasons for the Merger

  In reaching their decision to approve the Merger Agreement and the Merger, the Ascend Board and the Cascade Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based upon their respective independent reviews of the proposed transaction and the business and operations of the other party, the Ascend Board and the Cascade Board each approved the Merger Agreement and the transactions contemplated thereby. The Ascend Board and the Cascade Board believe that the Merger will result in a combined company that will be a leading provider of end-to-end wide area networking solutions for public telecommunications carriers, ISPs, network service providers and enterprises worldwide, with a more complete portfolio of integrated, best-of-breed wide area networking products, supported by a global sales, distribution and support organization.

  The Ascend Board and the Cascade Board have both identified several potential benefits of the Merger which they believe will contribute to the success of the combined company. These potential benefits include the following:

    (i) Best-of-Breed, End-to-End Wide Area Networking Solutions. Ascend is a leading provider of access concentration/remote networking products while Cascade is a leading provider of Frame Relay and ATM switching products. The combination of Ascend and Cascade is expected to create a company able to provide superior end-to-end wide area networking solutions from the edge to the core of the network with a more complete portfolio of integrated, complementary best-of-breed products.

    (ii) Shared Strategic Vision. The management teams of Ascend and Cascade share a common strategic vision of creating a combined company that is the provider of choice for purchasers of wide area networking products. Both companies believe that emerging network infrastructures will require best-of-breed technology in four key areas: remote products, IP switching products, backbone switching products and access switching and concentration products. The combination of the products, technologies and sales channels of both companies, in addition to the leadership each company has in different market segments, will position the combined company to serve a broad base of customers with industry-leading technology in each of these four key technological areas.

    (iii) Complementary Distribution Channels. Ascend and Cascade possess complementary distribution channels that are expected to accelerate deployment of the combined company's products into each other's customer accounts. The combined company is expected to be able to utilize Ascend's well-established sales organization and expertise in addressing international markets to more rapidly deploy Cascade's products abroad. Moreover, Ascend and Cascade each have a strong presence in two different and complementary markets: Ascend has a strong presence in the ISP market while Cascade has a significant share in the telecommunications carrier markets that include RBOCs, LECs and CAPs. The combined company will have broader distribution channels with particular strength in the telecommunications carrier and ISP segments, able to address a broader customer base with its more complete and integrated portfolio of end-to-end networking products.

    (iv) Improved Ability to Compete. Ascend and Cascade believe that the growth of network deployment, coupled with the lack of industry standards for product interface specifications, is driving demand among the largest network users for single-vendor solutions. Ascend and Cascade further believe that other major networking vendors are attempting to meet these needs by developing and acquiring new products and technologies to enable them to offer integrated product sets designed to provide true end-to-end solutions. Ascend and Cascade believe that the combined company, with the combined breadth of product offerings, industry experience, sales and marketing capability and financial and other resources of Ascend and Cascade, will be able to compete more effectively in the rapidly evolving and highly competitive market for networking solutions and respond more effectively to technological change and evolving customer needs.

There can be no assurance, however, that these results or any of the efficiencies or opportunities described in the following sections on Ascend's Reasons for the Merger and Cascade's Reasons for the Merger will be achieved through the consummation of the Merger. See "Risk Factors--Risks Relating to the Merger."

 Ascend's Reasons for the Merger

  In addition to the anticipated joint reasons described above, the Ascend Board believes that the Merger will be beneficial to Ascend and Ascend's stockholders for the following additional reasons:

  . The combined company will have a more complete portfolio of integrated best-of-breed wide area networking products, greater resources, increased management depth and greater sales and marketing capability than Ascend on a stand-alone basis. The combined company is expected to be able to compete more effectively with competitors having greater resources and broader product offerings than Ascend on a stand-alone basis.

  . Ascend will have the opportunity to expand its market presence through Cascade's customer base of telecommunications carriers, including the RBOCs, CAPs, LECs, IXCs, PTTs and ISPs.

  . Combining Ascend's and Cascade's products and technologies will enable the combined company to offer to the existing customer bases of Ascend and Cascade a more complete end-to-end networking solution. The Ascend Board believes that the broader portfolio of products offered by the combined company will better position the combined company to maintain Ascend's status as a key vendor, particularly to the ISPs.

  . The integration of Cascade's software products and technology, particularly in the areas of quality of service and IP traffic management across high-speed backbone networks, into Ascend's products will allow Ascend's service provider customers to deliver advanced data services to the corporate customer.

  . Cascade's technical management, research and development, and applications teams have significant expertise in the development of Frame Relay and ATM backbone switching products. The Ascend Board believes that Cascade's expertise will enhance Ascend's ability to deliver products more quickly and effectively in an industry that requires rapid innovation and change.

  . In the face of an increasingly competitive and consolidating industry, Ascend must continue to invest in industry-leading technology. The Ascend Board believes that the combined company will be in a stronger competitive position than Ascend alone to effectively meet the industry's technology challenges and evolving customer demands.

  . The management teams of the combined company will have greater depth of knowledge of the data networking industry and more business experience than that of either company standing alone.

  In reaching its decision to approve the Merger Agreement and the issuance of shares of Ascend Common Stock in connection with the Merger and to recommend that Ascend's stockholders vote to approve the issuance of Ascend Common Stock in the Merger, the Ascend Board also considered, among other things, the following factors:

    (i) the effect on stockholder value of a combination with Cascade, in light of the financial condition and prospects of Ascend and Cascade and the current economic and industry environment, including, but not limited to, (A) other possible strategic alternatives for Ascend and (B) the possibility of synergies from combining Ascend's and Cascade's product lines, research and development programs and sales and marketing organizations;

    (ii) the results of the due diligence investigations by Ascend's management and legal, financial and accounting advisors concerning the business, technology, products, operations, financial condition and prospects of Cascade and the opinion of DMG that the Exchange Ratio, as of the date of such opinion, was fair to Ascend from a financial point of view;

    (iii) its knowledge of the business operations, properties, assets, financial condition and operating results of Cascade;

    (iv) Ascend's future prospects and whether such prospects could be significantly enhanced by the Merger and the anticipated operating results of Cascade;

    (v) the terms and conditions of the Merger Agreement, which were the product of extensive arm's-length negotiations (see "The Merger
  Agreement");

    (vi) the compatibility of the respective business philosophies and corporate cultures of Cascade and Ascend;

    (vii) the management resources available to address the management needs of the combined company and such management's experience at managing operations at different locations and integrating acquisitions; and

    (viii) the impact of the Merger on Ascend's and Cascade's customers, suppliers and employees.

  The Ascend Board also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to:

    (i) the possible adverse impact that Cascade's near-term operating results could have on Ascend;

    (ii) the difficulty of managing separate operations at different geographic locations;

    (iii) the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

    (iv) the risk that the operations of the two companies would not be successfully integrated; and

    (v) the other risks associated with Ascend's, Cascade's and the combined company's businesses and with the Merger described under "Risk Factors," as well as certain risks identified in other recent business combinations in the networking industry.

  The Ascend Board believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, overall, these risks were outweighed by the potential benefits of the Merger.

  The foregoing discussion of the information and factors considered by the Ascend Board is not intended to be exhaustive but is believed to include all material factors considered by the Ascend Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Ascend Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Ascend Board may have given different weight to different factors.

 Recommendation of Ascend's Board of Directors

  The Ascend Board, by vote of all directors present and voting (except for one absent director and one director abstaining in order to avoid the appearance of a conflict of interest) has unanimously approved the

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

Merger Agreement and the issuance of shares of Ascend Common Stock pursuant thereto, has determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Ascend and its stockholders. The Ascend Board therefore recommends that Ascend Stockholders vote FOR approval of the issuance of shares of Ascend Common Stock in the Merger.

 Cascade's Reasons for the Merger

  In addition to the anticipated joint benefits described above, the Cascade Board believes that the following are additional reasons the Merger will be beneficial to Cascade and the stockholders of Cascade:

  . The Merger will result in the creation of a combined company with significantly greater resources, a more integrated and cohesive multi-technology product offering and greater sales and marketing capability than those of Cascade alone, and will enable the combined company to compete more effectively with competitors having greater resources and broader product offerings than Cascade alone.

  . Cascade currently derives a significant portion of its revenue from its Frame Relay switching products. Demand for Frame Relay switching products is characterized by large orders from a limited number of customers. Cascade believes that its continued future success is dependent, in part, on its ability to acquire new products and diversify its product offerings. The combined company is expected to provide a more complete portfolio of integrated WAN products.

  . The Merger will provide Cascade with the potential to expand the market presence of Cascade's products globally through a larger combined sales force and geographically more extensive sales and distribution channels.

  . The combined company will have an improved competitive position when compared to that of either company standing alone in the networking market, which Cascade believes will be characterized by increasingly larger companies seeking to meet customer needs by providing an extensive integrated set of products and services.

  . The management team of the combined company will have greater depth of knowledge of the data networking industry and more business experience than that of either company standing alone.

  . The Merger will result in an ability to expand the research and development capabilities of Cascade by combining its research and development efforts and personnel with those of Ascend to improve and increase product development.

  . The Cascade stockholders will have the opportunity to participate in the potential growth of the combined company after the Merger.

  In the course of its deliberations on March 17, 19, 20, 21, 24, 26, 28 and 29, 1997, the Cascade Board met with and questioned senior management of Cascade and representatives of Morgan Stanley and TH&T and reviewed the anticipated benefits summarized above and a number of additional factors relevant to the proposed Merger. In particular, the Cascade Board considered, among other things, the following factors:

    (i) the effect on stockholder value of a combination with Ascend, in light of the financial condition and prospects of Cascade and Ascend and the current economic and industry environment, and other possible strategic alternatives for Cascade, including potential business combinations with network industry participants other than Ascend;

    (ii) the possibility of synergies from combining Cascade's and Ascend's product lines, research and development programs and sales and marketing organizations;

    (iii) the results of the due diligence investigations by Cascade's management and its legal, financial and accounting advisors concerning the business, technology, products, operations, financial condition and prospects of Ascend and the opinion of Morgan Stanley that the Exchange Ratio, as of the date of such opinion, was fair to the stockholders of Cascade from a financial point of view;

    (iv) its knowledge of the business, operations, properties, assets, financial condition and operating results of Ascend;

    (v) the terms and conditions of the Merger Agreement which were the product of extensive arm's length negotiations (see "The Merger
  Agreement");

    (vi) Cascade's future prospects and whether such prospects could be significantly enhanced by the Merger;

    (vii) the compatibility of the respective business philosophies and corporate cultures of Cascade and Ascend, which the Cascade Board believed was important for the successful integration of the companies; and

    (viii) the impact of the Merger on Cascade's customers, suppliers and employees.

  The Cascade Board also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to:

    (i) the risk that the potential benefits sought in the Merger might not be fully realized, if at all;

    (ii) the possibility that the Merger would not be consummated and the effect of the public announcement of the Merger on (a) Cascade's sales and operating results and (b) Cascade's ability to attract and retain key management, marketing and technical personnel;

    (iii) the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

    (iv) the difficulty of managing separate operations at different geographic locations; and

    (v) the other risks associated with Cascade's, Ascend's and the combined company's business and the Merger described under "Risk Factors" herein.

  The Cascade Board believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, overall, these risks were outweighed by the potential benefits of the Merger.

  The foregoing discussions of the information and factors considered by the Cascade Board is not intended to be exhaustive but is believed to include all material factors considered by the Cascade Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Cascade Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Cascade Board may have given different weight to different factors.

 Recommendation of Cascade's Board of Directors

  The Cascade Board has unanimously approved the Merger Agreement and the Merger, and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Cascade and its stockholders. The Cascade Board therefore recommends that stockholders of Cascade vote FOR the approval and adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR TO ASCEND

  Ascend retained DMG to act as its financial advisor in connection with the Merger. DMG was selected by the Ascend Board to act as Ascend's financial advisor based on DMG's qualifications, expertise and reputation, as well as DMG's investment banking relationship and familiarity with Ascend.

  At the meeting of the Ascend Board on March 29, 1997, DMG rendered its oral opinion, subsequently confirmed in writing as of March 30, 1997 (the "DMG Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the DMG Opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Ascend.

  THE FULL TEXT OF THE DMG OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY DMG IN RENDERING THE DMG OPINION, IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ASCEND

STOCKHOLDERS ARE URGED TO READ THE DMG OPINION CAREFULLY AND IN ITS ENTIRETY. DMG DID NOT RECOMMEND TO ASCEND THAT ANY SPECIFIC EXCHANGE RATIO CONSTITUTED THE APPROPRIATE EXCHANGE RATIO FOR THE MERGER. THE DMG OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO ASCEND AS OF THE DATE OF THE DMG OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ASCEND SPECIAL MEETING. THE SUMMARY OF THE DMG OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DMG OPINION.

  In rendering the DMG Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of Ascend and Cascade, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning Cascade prepared by the management of Cascade; (iii) discussed the past and current operations and financial condition and the prospects of Cascade with senior executives of Ascend and Cascade, respectively; (iv) analyzed certain internal financial statements and other financial and operating data concerning Ascend prepared by the management of Ascend; (v) analyzed certain financial projections relating to Ascend prepared by the management of Ascend; (vi) discussed the past and current operations and financial condition and the prospects of Ascend with senior executives of Ascend; (vii) analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Ascend; (viii) reviewed the reported prices and trading activity for the Cascade Common Stock and the Ascend Common Stock, respectively; (ix) compared the financial performance of Cascade and the prices and trading activity of the Cascade Common Stock with that of certain other publicly-traded companies which DMG deemed to be relevant and their securities; (x) compared the financial performance of Ascend and the prices and trading activity of the Ascend Common Stock with that of certain other publicly-traded companies which DMG deemed to be relevant and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions which DMG deemed to be relevant; (xii) reviewed and discussed with the senior management of Ascend the strategic rationale for the Merger and their assessment of the synergies and other benefits expected to be derived from the Merger; (xiii) participated in discussions and negotiations among representatives of Ascend and Cascade and their respective financial and legal advisors; (xiv) reviewed the Merger Agreement and related agreements; and (xv) performed such other analyses and considered such other factors as DMG deemed appropriate.

  In rendering the DMG Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the DMG Opinion. With respect to the financial projections, DMG assumed they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the future financial performance of Ascend and Cascade. With respect to the information furnished by Ascend and Cascade, and with respect to the information discussed with the managements of Ascend and Cascade regarding their views of future operations, DMG assumed that such information was reasonably prepared and reflected the best then currently available estimates and judgments of Ascend's and Cascade's management as to the competitive, operating and regulatory environments and related financial performance of Ascend and Cascade, as the case may be, for the relevant periods. For purposes of the DMG Opinion, DMG also relied upon, without independent verification, the assessment by Ascend's management of the cost savings and other synergies as well as the strategic and other benefits expected to be derived from the Merger. DMG also relied upon, without independent verification, the assessment by Ascend's management of Cascade's products, technology and competitive position and risks associated with Cascade's future products and technology. DMG did not make any independent valuation or appraisal of the assets, liabilities or technology of Ascend or Cascade, respectively, nor was DMG furnished with any such appraisals. DMG also assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms set forth in the Merger Agreement. The DMG Opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to DMG as of, the date of the DMG Opinion.

  The following is a summary of the analysis performed by DMG in preparation of the DMG Opinion and reviewed with the Ascend Board at a meeting held on March 27, 1997.

  Historical Exchange Ratio Analysis: DMG reviewed the historical trading prices for Ascend Common Stock and Cascade Common Stock, separately, and in comparison to each other. DMG also reviewed the ratios of the daily closing stock prices of Cascade Common Stock to Ascend Common Stock for each day over various periods, starting as far back as December 29, 1995, and ending March 25, 1997, and computed the premiums represented by the Exchange Ratio over the average of these ratios. The average of the ratios of the daily closing stock prices of Cascade Common Stock to Ascend Common Stock for the various periods ending on March 25, 1997, were 0.923 for the period since December 29, 1995;
0.967 for the previous year; 0.991 for the previous 180 days; 0.737 for the previous 90 days; 0.683 for the previous 75 days; 0.617 for the previous 60 days; 0.539 for the previous 45 days; 0.506 for the previous 30 days; 0.504 for the previous 10 days; 0.509 for March 25, 1997; and 0.847 on January 23, 1997 (the date preceding Cascade's announcement of its fourth quarter financial results). DMG observed that the Exchange Ratio represented a premium/(discount) of (24.2%), (27.6%), (29.4%), (5.0%), 2.6%, 13.5%, 29.8%,
38.3%, 38.8%, 37.6% and (17.3%), respectively, over the aforementioned ratios of the prices of Cascade Common Stock and Ascend Common Stock.

  Selected Precedent Transactions: DMG reviewed the publicly available financial terms of 69 precedent transactions in the networking sector (the "Networking Transactions"), including two recent notable transactions: the acquisition by Cisco of Stratacom, Inc. ("Stratacom") and the pending acquisition by 3Com of U.S. Robotics ("Robotics"). DMG observed multiples of aggregate value to latest twelve months revenue of 5.4 times, 11.1 times and
3.0 times for the Networking Transactions, Stratacom and Robotics, respectively; share price to latest twelve months earnings per share of 45.0 times, 69.4 times and 26.0 times for the Networking Transactions, Stratacom and Robotics, respectively; and share price to next twelve months earnings per share of 28.3 times, 58.1 times and 17.9 times for the Networking Transactions, Stratacom and Robotics, respectively. DMG also observed the multiples implied by the Merger of 10.6 times latest twelve months revenue,
7.2 times estimated 1997 revenue, 5.0 times estimated 1998 revenue, 50.5 times latest twelve months earnings per share, 36.8 times 1997 earnings per share estimates and 27.7 times 1998 earnings per share estimates for Cascade.

  Premium Analysis: DMG reviewed 11 stock-for-stock acquisition transactions involving companies in the data networking sector, none of which were deemed directly comparable to the Merger. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 27.0%, 28.7%, 41.7%, 43.9%, 36.3% and 28.9% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the one year, 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG also reviewed 39 stock-for-stock transactions in sectors within technology outside data networking. Such analysis showed transaction exchange ratios resulting in average premiums of approximately 19.7%, 33.6%, 36.3%, 39.6%, 37.6% and 33.0% over the average of the ratios of the closing stock prices of the companies involved in such mergers over the one year, 90 day, 60 day, 30 day, 10 day and one day periods ending the day preceding the public announcement of these transactions, respectively. DMG observed that the Exchange Ratio represented average premiums/(discounts) of approximately (27.6%), (5.0%), 13.5%, 38.3%, 38.8% and 37.6% over the average of the ratios of the daily closing stock prices of Cascade Common Stock to Ascend Common Stock for the respective comparable periods ending on March 25, 1997.

  Contribution Analysis: DMG analyzed the pro forma contribution by each of Ascend and Cascade to the revenue and net income of the combined company if the Merger were to be consummated. Such analysis was based on the base case for Ascend and both the base case and sensitivity case for Cascade. DMG observed that using the base case for Cascade in 1996, estimated 1997 and estimated 1998, Cascade would contribute approximately 38.4%, 35.4% and 32.7% of the revenues, respectively, and 35.1%, 34.6% and 31.8% of the net income, respectively, of the combined company. DMG observed that using the sensitivity case for Cascade in 1996, estimated 1997 and estimated 1998, Cascade would contribute approximately 38.4%, 30.6% and 31.7% of the revenues, respectively, and 35.1%, 28.7% and 34.1% of the net income, respectively, of the combined company. These figures compared to the pro forma fully diluted ownership of the Cascade stockholders in the combined company of 34.9%.

  Pro Forma Analysis of the Merger: DMG analyzed certain pro forma effects of the Merger on the earnings and capitalization of Ascend. Such analysis was based on base case estimates as well as a sensitivity case for each of Ascend and Cascade. Based on such analysis, DMG observed that, based on the Exchange Ratio and assuming that the Merger was treated as a pooling-of-interests business combination for accounting purposes, before taking into account any one-time restructuring charges, the Merger would result (i) using the base case estimates for both companies, in earnings per share accretion/(dilution) for Ascend stockholders of 8.6% and (4.1%) for second-half 1997 and calendar 1998, respectively, with respect to the Ascend base case, and earnings per share accretion/(dilution) of (1.2%) and 3.7% for second-half 1997 and calendar 1998, respectively, with respect to the Ascend sensitivity case; (ii) using the base case estimates for Ascend and the sensitivity case for Cascade, in earnings per share accretion/(dilution) for Ascend stockholders of (3.8%) and (0.7%) for second-half 1997 and calendar 1998, respectively, with respect to the Ascend base case, and earnings per share accretion/(dilution) of (12.5%) and 7.4% for second-half 1997 and calendar 1998, respectively, with respect to the Ascend sensitivity case; and (iii) using the sensitivity case estimates for Ascend and the base case for Cascade, in earnings per share accretion/(dilution) for Ascend stockholders of 4.7% and (1.6%) for second-half 1997 and calendar 1998, respectively, with respect to the Ascend sensitivity case.

  In connection with the review of the Merger by the Board of Directors of Ascend, DMG performed a variety of financial and comparative analyses for purposes of the DMG Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the Board of Directors of Ascend, it does not purport to be a complete description of the presentations by DMG to the Board of Directors of Ascend or the analyses performed by DMG in arriving at the DMG Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the DMG Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of Ascend or Cascade. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ascend or Cascade. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the Exchange Ratio, from a financial point of view, to Ascend and were provided to the Ascend Board in connection with the delivery of the DMG Opinion.

  The Ascend Board retained DMG to act as Ascend's financial advisor in connection with the Merger. DMG was selected by the Ascend Board based on DMG's qualifications, expertise and reputation, as well as DMG's investment banking relationship and familiarity with Ascend. In the past, DMG has provided financial advisory services for Ascend and Cascade. DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DMG may actively trade the securities and loans of Ascend and Cascade for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities and loans.

  Ascend has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering the DMG Opinion and making the presentation referred to above. Pursuant to a letter agreement between Ascend and DMG dated March 20, 1997, Ascend has agreed to pay DMG

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

a customary fee based on the aggregate value of the transaction if the Merger is consummated. In addition, Ascend has agreed to reimburse DMG for its out-of-pocket expenses (including fees and expenses of its legal counsel, to be retained with prior approval of Ascend) incurred in connection with its engagement, and to indemnify DMG and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

OPINION OF FINANCIAL ADVISOR TO CASCADE

  Pursuant to a letter agreement dated as of March 10, 1997 (the "Engagement Letter"), Morgan Stanley provided a financial fairness opinion in connection with the Merger. Morgan Stanley was selected by the Cascade Board to act as Cascade's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Cascade. At the meeting of the Cascade Board on March 29, 1997, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of March 30, 1997, based upon and subject to the various considerations set forth in the opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Cascade Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED MARCH 30, 1997, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. CASCADE STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE CASCADE BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CASCADE COMMON STOCK AS TO HOW TO VOTE AT THE CASCADE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of Ascend and Cascade, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Cascade and Ascend prepared by the managements of Cascade and Ascend, respectively; (iii) discussed the past and current operations and financial condition and the prospects of Ascend, including discussions relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Ascend; (iv) discussed the past and current operations and financial condition and the prospects of Cascade, including discussions relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Cascade;
(v) reviewed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Ascend and Cascade, respectively; (vi) reviewed the reported prices and trading activity for the Ascend Common Stock and the Cascade Common Stock; (vii) compared the financial performance of Ascend and Cascade and the prices and trading activity of the Ascend Common Stock and the Cascade Common Stock with that of certain other publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) reviewed and discussed with the senior managements of Ascend and Cascade the strategic rationale for the Merger and certain alternatives to the Merger; (x) participated in discussions and negotiations among representatives of Ascend and Cascade and their financial and legal advisors; (xi) reviewed the Merger Agreement and certain related agreements; and (xii) considered such other factors as Morgan Stanley deemed appropriate.

  Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to the strategic, financial and operational benefits anticipated from the Merger provided by Cascade and Ascend, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the prospects of Ascend and Cascade, respectively. Morgan Stanley relied upon the assessment by the managements of Ascend and Cascade of their ability to retain key employees of both Ascend and Cascade. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Ascend and Cascade of the strategic and other benefits expected to result from the Merger. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Ascend and Cascade of Ascend's and Cascade's technologies and products, the timing and risks associated with the integration of Cascade with Ascend, and the validity of, and risks associated with, Ascend's and Cascade's existing and future products and technologies. Morgan Stanley did not make any independent valuation or appraisal of the assets, liabilities or technology of Ascend or Cascade, respectively, nor were they furnished with any such appraisals. Morgan Stanley assumed that the Merger would be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles, would be treated as a tax-free reorganization and/or exchange pursuant to the Code and would be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

  The following is a brief summary of the analysis performed by Morgan Stanley in preparation of its opinion letter dated March 30, 1997.

  Certain analyses performed by Morgan Stanley utilized earnings per share estimates for Cascade and Ascend based on estimates published by securities research analysts in the investment community. In the case of Cascade, such estimates were adjusted to reflect the anticipated shortfall in financial results for the first quarter relative to investment community expectations about such results.

 Comparative Stock Price Performance

  As part of its analysis, Morgan Stanley reviewed the recent stock price performance of Cascade and Ascend and compared such performance with that of a group of four high-growth data communications companies (the "High Growth Data Communications Companies") and a group of five data communications companies (the "Data Communications Companies"). Morgan Stanley observed that over the period from January 1, 1996 to March 26, 1997, the market price of Cascade Common Stock depreciated approximately 2%, compared with an approximate appreciation of 34% for Ascend, and an approximate depreciation of 69% and 5% for an index of the High Growth Data Communications Companies and an index of the Data Communications Companies, respectively.

 Peer Group Comparison

  Morgan Stanley compared certain financial information of Cascade with that of the High Growth Data Communications Companies (together with three other high growth data communications companies) and the Data Communications Companies (together with six other data communications companies). Such financial information included, among other things, market valuation, stock price as a multiple of earnings per share, and the ratio of calendar year 1997 price earnings multiple to projected growth rate. Such analysis showed that as of March 26, 1997, based on earnings per share and growth rate projections of securities research analysts, Cascade Common Stock traded at a multiple of
25.5 times forecasted earnings per share for the calendar year 1997 (representing a multiple of 0.5 times its forecasted growth rate), compared to
35.1 times (representing 0.8 times forecasted growth rate) for Ascend and median multiples of 38.6 times (representing a median multiple of 0.8 times forecasted growth rate) for the High Growth Data Communications Companies and
22.6 times (representing a median multiple of 0.8 times forecasted growth rate) for the Data Communications Companies based on securities research analyst forecasts. Such analysis also showed earnings per share growth rate projections of 50.0% for Cascade, 43.8% for Ascend and medians of 45.0% and 28.9% for the High Growth Data Communications Companies and the Data Communications Companies, respectively. No company used in the peer group comparison is identical to Cascade.

 Analysis of Selected Precedent Transactions

  As part of its analysis, Morgan Stanley reviewed five technology transactions (collectively the "Large Data Communications Technology Transactions"). Morgan Stanley compared certain statistics for the Large Data

Communications Technology Transactions to the relevant financial statistics for Cascade based on the value of Cascade assuming the closing price for Ascend Common Stock as of March 26, 1997 and the Exchange Ratio. The analysis showed multiples of earnings ranging from a low of 12.9 times to a high of
57.6 times one year forward earnings and multiples of latest twelve months revenues ranging from a low of 1.4 times to a high of 14.6 times. These compared to multiples of 35.3 times one year forward earnings and 11.1 times latest twelve months revenues for Cascade based on the Exchange Ratio and the closing stock price of the Ascend Common Stock as of March 26, 1997. No transaction used in the analysis of selected precedent transactions is identical to the Merger.

 Discounted Equity Value

  Morgan Stanley performed an analysis of the present value per share of Cascade Common Stock's future trading price based on a range of earnings per share estimates for Cascade for calendar years 1999 and 2000, illustrative multiples of earnings per share ranging from 26.4 times (Cascade's then current multiple of estimated calendar year 1997 earnings per share) to
32.5 times and an illustrative discount rate of 18.0% based on Morgan Stanley estimates of the theoretical return required by shareholders to hold shares of Cascade Common Stock. Based on this analysis, Morgan Stanley estimated a present value of the potential future trading price per share ranging from $39.75 to $58.09 for Cascade Common Stock based on multiples ranging from 26.4 times to 32.5 times and an illustrative discount rate of 18.0%. Additionally, Morgan Stanley compared the present value per share of Cascade Common Stock to the pro forma present value per share assuming consummation of the Merger. This analysis showed per share values ranging from $38.63 to $60.88 for Cascade Common Stock assuming consummation of the Merger based on multiples ranging from 26.4 times to 35.1 times (Ascend's then current multiple of estimated calendar year 1997 earnings per share) and an illustrative discount rate of 18.0%. This analysis suggested that, based on the aforementioned earnings per share estimates, multiples of earnings and discount rates, the range of present values of the potential future trading price per equivalent share of Cascade Common Stock for the combined company could be higher than for Cascade as a stand-alone entity.

 Relative Contribution Analysis

  Morgan Stanley analyzed the pro forma contribution of each of Cascade and Ascend to the combined company assuming consummation of the Merger. This analysis showed, among other things, that in terms of revenue, operating income and net income, Cascade would contribute 38.3%, 37.1% and 36.5%, respectively, in the calendar year 1996 and 35.3%, 34.8% and 34.4%, respectively, in the forecasted calendar year 1997. These figures, adjusted to reflect each company's respective capital structure, were compared to the pro forma ownership of the combined company by Cascade stockholders of 35.4% on a fully converted basis based on the Exchange Ratio.

 Exchange Ratio Analysis

  Morgan Stanley compared the exchange ratios implied by average historical exchange ratios, the discounted equity value analysis and the relative contribution analysis to the Exchange Ratio. Morgan Stanley reviewed the ratios of the closing prices of Cascade Common Stock to Ascend Common Stock over various periods during the twelve month period ending March 26, 1997 and computed the premiums represented by the Exchange Ratio over the averages of these daily ratios over various periods. The averages of these daily ratios of the closing prices of Cascade Common Stock and Ascend Common Stock were 0.514 as of the close of market on March 26, 1997, 0.506 for the previous 10 trading days, 0.503 for the previous 30 trading days, 0.608 for the previous 60 trading days, 0.719 for the previous 90 trading days, 0.819 for the previous 120 trading days and 0.966 for the latest twelve month period ending March 26, 1997. The Exchange Ratio represented premiums/(discounts) of 36%, 38%, 39%, 15%, (3)%, (15)% and (28)%, respectively, over the aforementioned average ratios of the Cascade and Ascend stock prices. Additionally, Morgan Stanley computed the exchange ratios implied by each company's respective discounted equity value per share assuming a discount rate of 18.0% based on Morgan Stanley estimates of the theoretical return required by stockholders to hold shares of Cascade Common Stock and Ascend Common Stock and the then current multiples of estimated calendar year 1997 earnings per share of 26.4 times and 35.1 times for Cascade and Ascend, respectively. The ratio of the discounted equity values per share was
0.550 for calendar years 1999 and 2000. The Exchange Ratio represented a premium of 27% over the aforementioned ratios of the discounted equity values per share. Morgan Stanley also reviewed the exchange ratios implied by the relative contribution of revenues, operating income and net income by each company to the combined company. The exchange ratios implied by contribution of calendar 1997 revenue, calendar 1997 operating income and calendar years 1997 and 1998 earnings were 0.670, 0.657, 0.663 and 0.691, respectively. The Exchange Ratio represented premiums of 5%, 6%, 6% and 1%, respectively, over the aforementioned exchange ratios implied by revenue, operating income and net income contribution by Cascade to the combined company.

 Pro Forma Analysis of the Merger

  Morgan Stanley analyzed the pro forma impact of the Merger on Cascade's estimated earnings per share for the calendar years ending 1997 and 1998. Morgan Stanley observed that, assuming that the Merger was treated as a pooling-of-interests for accounting purposes and before taking into account any one-time restructuring charges or any synergies resulting from the combination, the Merger would result in earnings per share accretion/(dilution) for Cascade stockholders of 1.7% and (2.8)% for the calendar years ending 1997 and 1998, respectively, based on the Exchange Ratio.

  In connection with the review of the Merger by the Cascade Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. While the foregoing summary describes the analyses and factors reviewed by Morgan Stanley in connection with its opinion, it does not purport to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Ascend and Cascade. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions of other matters, many of which are beyond the control of Cascade or Ascend. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the Exchange Ratio in the Merger to the holders of shares of Cascade Common Stock and were conducted in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Cascade or Ascend might actually be sold. The consideration to be received by the stockholders of Cascade pursuant to the Merger was determined through arm's-length negotiations between Cascade and Ascend and was approved by the Cascade Board. Morgan Stanley did not recommend any specific exchange ratio to Cascade or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

  The Cascade Board retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in Cascade Common Stock and Ascend Common Stock. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in the equity securities of Cascade or Ascend.

  Pursuant to the Engagement Letter, Morgan Stanley provided advisory services and a financial opinion in connection with the Merger and Cascade has agreed to pay a customary fee based on the aggregate value of the transaction to Morgan Stanley if the Merger is consummated. In addition, Cascade has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Cascade and Ascend and have received fees for the rendering of these services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  As of the Cascade Record Date, directors and executive officers of Cascade and their affiliates beneficially owned an aggregate of 4,282,786 shares of Cascade Common Stock (including 2,600,639 shares of Cascade Common Stock subject to Cascade Options). Based upon the last reported sales price of Ascend Common Stock on April 21, 1997 of $38.25, the aggregate dollar value of the shares of Ascend Common Stock to be received in the Merger by the executive officers and directors of Cascade is approximately $45,039,486.

  The directors and executive officers of Cascade and Ascend holding in the aggregate approximately 1.8% and 1.4%, respectively, of the shares of Cascade and Ascend outstanding as of the respective record dates, have entered into Voting Agreements with Ascend and Cascade, respectively, pursuant to which each has agreed to vote in favor of the Merger and related matters. See "The Merger--Voting Agreements."

  Roger Evans, a director of Ascend, owns 6,000 shares of Cascade Common Stock. Mr. Evans is a general partner of Greylock Equity Limited Partnership ("Greylock"). Greylock is the beneficial owner of 955,209 shares of Cascade Common Stock. Based upon the last reported sale price of Ascend Common Stock on April 21, 1997, the aggregate dollar value of Ascend Common Stock to be received by Greylock and Mr. Evans, individually, in the Merger is approximately $25,736,370.

  Paul J. Ferri, a director of Cascade, is a general partner of Matrix III Management Company, which is the general partner of Matrix Partners III, L.P. (collectively, "Matrix"). Matrix is the beneficial owner of 245,011 shares of Ascend Common Stock. Based upon the last reported sale price of Ascend Common Stock on April 21, 1997, the aggregate dollar value of Ascend Common Stock held by Matrix is approximately $9,371,670.

  Pursuant to the Merger Agreement, the non-employee directors of Cascade will remain as directors of the Surviving Corporation after the Effective Time, and will be entitled to serve in such capacity for up to one hundred fifty (150) days after the Effective Time.

  Pursuant to the Merger Agreement, upon the consummation of the Merger, Daniel E. Smith, Gururaj Deshpande and Paul J. Ferri, directors of Cascade, will be elected to the Ascend Board. Upon his election to the Ascend Board, Mr. Ferri automatically will be granted a non-qualified stock option to purchase 192,000 shares of Ascend Common Stock, which will vest and become exercisable in equal annual installments over a four-year period beginning on the date of grant. In addition, Mr. Smith will become an executive vice president of Ascend and general manager of its Core Switching Systems unit, and Mr. Deshpande will become an executive vice president of Ascend responsible for strategic planning. Certain other executive officers of Cascade will become executive officers and key management employees of Ascend.

  The vesting of shares pursuant to options issued to non-employee directors under the Cascade 1994 Non-Employee Director Stock Option Plan is subject, pursuant to the terms of such plan and the option agreements issued pursuant thereto, to full acceleration as a result of the Merger. In addition, the vesting of shares pursuant to options issued to members of Cascade's management team and certain other key employees, under Cascade's Amended and Restated 1991 Stock Plan, is subject to a one year acceleration as a result of the Merger. Furthermore, vesting of shares pursuant to options issued to certain employees, under the Arris Networks, Inc. 1995 Stock Option Plan, is subject to partial acceleration as a result of the Merger.

  Pursuant to the Merger Agreement, Ascend is required to provide indemnification to the directors and officers of Cascade against certain liabilities. In addition, Ascend has agreed to maintain, or cause the Surviving Corporation to maintain, in effect the policies of directors' and officers' liability insurance ("D&O Insurance") maintained by Cascade and its subsidiaries as of March 30, 1997, or policies with at least the same coverage and amounts and terms no less advantageous to the insured parties, for six years following the Effective Time. In no event will Ascend or the Surviving Corporation be required to expend an amount greater than 150% of the aggregate annual premiums paid by Cascade and its subsidiaries for D&O Insurance premiums in the last fiscal year. See "The Merger Agreement--Certain Covenants and Agreements."

  As a result of the foregoing transactions and agreement, the directors and executive officers of Ascend and Cascade may have personal interests in the Merger which are not identical to the interests of other Ascend and Cascade stockholders.

VOTING AGREEMENTS

  In connection with the execution of the Merger Agreement, each of the directors and executive officers of Cascade, who, as of the Cascade Record Date, together beneficially owned approximately 1.8% of the outstanding shares of Cascade Common Stock, entered into Voting Agreements pursuant to which such persons agreed, among other things, to vote their shares of Cascade Common Stock in favor of (i) approval and adoption of the Merger Agreement and (ii) any proposal which would, or could reasonably be expected to, facilitate the Merger. Concurrently with the execution of each Cascade Voting Agreement, each such stockholder delivered to Ascend an irrevocable proxy pursuant to which such stockholder has appointed the Ascend Board as such stockholder's proxy to vote all shares of Cascade Common Stock owned by such stockholder in a manner consistent with the Cascade Voting Agreement.

  Directors and executive officers of Ascend have executed and delivered the Ascend Voting Agreements obligating them, among other things, to vote their shares of Ascend Common Stock in favor of issuance of shares of Ascend Common Stock pursuant to the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger. Pursuant to the Ascend Voting Agreements, all of the outstanding shares of Ascend Common Stock beneficially owned by the directors and executive officers of Ascend and their respective affiliates on the Ascend Record Date (representing approximately 1.4% of the total number of shares of Ascend Common Stock outstanding at such date) will be voted for approval of the issuance of shares of Ascend Common Stock pursuant to the Merger Agreement. Concurrently with the execution of each Ascend Voting Agreement, each such stockholder delivered to Cascade an irrevocable proxy pursuant to which such stockholder has appointed the Cascade Board as such stockholder's proxy to vote all shares of Ascend Common Stock owned by such stockholder in a manner consistent with the Ascend Voting Agreement.

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the consummation of the Merger that Ascend shall have received a letter from Ernst & Young LLP, Ascend's independent auditors, and Cascade shall have received a letter from Coopers & Lybrand L.L.P., Cascade's independent accountants, as to their concurrence with the conclusion of the respective company's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and applicable Commission releases and regulations, if the Merger is consummated in accordance with the Merger Agreement. Under pooling of interests accounting, the recorded assets and liabilities of Ascend and Cascade will be carried forward to the combined company at their recorded amounts, results of operations of the combined company will include results of operations of Ascend and Cascade for the entire fiscal year in which the combination occurs and the reported results of operations of the separate companies for prior periods will be combined and restated as results of operations of the combined company. Consummation of the Merger is conditioned upon the written confirmation of such letters at the Effective Time. See "The Merger Agreement--Conditions to Closing" and "Unaudited Pro Forma Condensed Combining Financial Statements."

  To help ensure that the parties meet the prerequisites for pooling of interests accounting treatment, each director and executive officer of Cascade and Ascend has executed and delivered a written agreement to the effect that such person will not sell, transfer or otherwise reduce his or her interest or risk in his or her shares of Cascade Common Stock or Ascend Common Stock during the period commencing on the date thirty (30) days prior to the closing date of the Merger and ending on the day after Ascend publishes financial statements which reflect 30 days of combined post-Merger operations of Ascend and Cascade, subject to certain de minimis exceptions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion addresses certain federal income tax considerations of the Merger that are applicable to holders of Cascade Common Stock. Cascade stockholders should be aware that the following discussion does not deal with all federal tax consequences that may result from the Merger, including the survival or availability of any tax attributes or elections of Cascade as a result of the Merger, and does not deal with all federal income tax considerations that may be relevant to particular Cascade stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons or who acquired their Cascade Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion generally does not address the tax consequences of other transactions effectuated prior to, at the time of or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options or similar rights to purchase stock, or the exchange, assumption or substitution of options or similar rights to purchase Cascade Common Stock for rights to purchase Ascend Common Stock. Furthermore, no foreign, state or local tax considerations are addressed herein. This discussion is based on legal authorities in existence as of the date hereof. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after consummation of the Merger, could be applied retroactively. ACCORDINGLY, ALL CASCADE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

  The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Subject to the limitations and qualifications described herein, and assuming the Merger so qualifies, then the following tax consequences should generally result:

    (a) No gain or loss should be recognized by holders of Cascade Common Stock upon their receipt in the Merger of Ascend Common Stock in exchange therefor (except to the extent of cash received in lieu of fractional shares);

    (b) The aggregate tax basis of the Ascend Common Stock received in the Merger (including any fractional share of Ascend Common Stock deemed to be received and subsequently redeemed by Ascend) should be the same as the aggregate tax basis of Cascade Common Stock surrendered in exchange therefor;

    (c) The holding period of the Ascend Common Stock received in the Merger should include the period for which the Cascade Common Stock surrendered in exchange therefor was held, provided that the Cascade Common Stock is held as a capital asset at the Effective Time;

    (d) Cash payments received by Cascade stockholders in lieu of receipt of fractional shares of Ascend Common Stock should be treated as received in redemption of such fractional shares, subject to the provisions of Code
  Section 302, as if such fractional share had been issued in the Merger and then redeemed by Ascend for cash; and

    (e) Neither Ascend, Cascade nor Sub should recognize gain or loss as a result of the Merger.

  The parties are not requesting a ruling from the Internal Revenue Service ("IRS") regarding the consequences of the Merger. It is a condition to the respective obligations of the parties to consummate the

Merger that Cascade receive an opinion of TH&T and Ascend receive an opinion of GCW&F to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. Such opinions
(the "Tax Opinions") neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, this discussion and the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations and warranties made by Ascend, Sub, Cascade and perhaps certain stockholders of Cascade. In particular, Ascend, Sub and Cascade will represent that they have no knowledge of any plan or intention on the part of Cascade's stockholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which results in a reduction in the risk of ownership or direct or indirect disposition of shares of Ascend Common Stock to be issued in the Merger, which shares would have an aggregate fair market value in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Cascade Common Stock; and the Tax Opinions will assume that there is in fact no such plan or intention. If that assumption were incorrect, the Tax Opinions might be adversely affected and could not be relied upon.

  Irrespective of the reorganization status of the Merger, a recipient of shares of Ascend Common Stock would recognize income or gain to the extent such shares were considered to be received in exchange for services or property other than solely Cascade Common Stock. Gain would also be recognized to the extent a Cascade stockholder was treated as receiving (directly or indirectly) consideration other than Ascend Common Stock in exchange for his or her Cascade Common Stock.

  A successful IRS challenge to the reorganization status of the Merger would result in a Cascade stockholder recognizing gain or loss with respect to each share of Cascade Common Stock equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Ascend Common Stock received in exchange therefor. A stockholder's aggregate basis in the Ascend Common Stock so received would equal its fair market value, and his or her holding period for such stock would begin the day after the Merger.

  Cascade stockholders will be required to attach a statement to their tax returns for the year of the Merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Cascade Common Stock and a description of the Ascend Common Stock received.

REGULATORY REQUIREMENTS

  Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated and the options granted under the Stock Option Agreements may not be exercised until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and the specified waiting period requirements have been satisfied or early termination thereunder granted. Ascend and Cascade completed the filing of notification and report forms under the HSR Act relating to the Merger with the FTC and the Antitrust Division on April 14, 1997, together with requests for early termination of the applicable 30-day waiting period. On April 18, 1997, Ascend and Cascade completed the filing of notifications and report forms under the HSR Act with respect to the Stock Option Agreements with the FTC and the Antitrust Division, together with requests for early termination of the applicable 30-day waiting period. At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or the exercise of the options under the Stock Option or seeking divestiture of substantial businesses of Ascend or Cascade as a condition to consenting to such transactions. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or the exercise of the options under the Stock Option Agreements or seeking divestiture of substantial businesses of Ascend or Cascade. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Ascend and Cascade believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger or to the exercise of the options granted under the Stock Option Agreements on antitrust grounds will not be made or that, if such a challenge were made, Ascend and Cascade would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger. In this regard, it is a condition to the obligation of the parties to consummate the Merger that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Ascend's or Cascade's conduct or operation of the business of Ascend or Cascade after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger. Pursuant to the Merger Agreement, Ascend and Cascade have agreed to use all reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including cooperating fully with each other to resolve any competitive issues relating to or arising under the HSR Act, including all litigation resulting from such issues; provided, however, that neither Ascend nor Cascade is required to agree to divest itself or hold separate any subsidiary, division or business unit which is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (A) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Ascend Common Stock received by Cascade stockholders in the Merger will be freely transferable, except for shares of Ascend Common Stock received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 under the Securities Act) of Cascade at the time the transaction is submitted for a vote to Cascade stockholders. Persons who may be deemed to be affiliates of Cascade generally include individuals or entities that control, are controlled by, or are under common control with, Cascade and may include certain officers and directors of Cascade as well as principal stockholders of Cascade. Rule 145(d) under the Securities Act requires that, for specified periods, resales of Ascend Common Stock acquired pursuant to the Merger by affiliates of Cascade be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Cascade stockholder who owns less than one percent of Ascend's outstanding Common Stock after the Merger (approximately 1,886,215 shares of Ascend Common Stock as of April 18, 1997 after giving effect to the shares estimated to be issued in the Merger) unless, pursuant to Rule 144, such stockholder's shares are required to be aggregated with those of another stockholder. Pursuant to the Merger Agreement, the directors, and executive officers, of Cascade have executed and delivered to Ascend an agreement to the effect that such person will not offer to sell or otherwise dispose of any of the shares of Ascend Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

NASDAQ NATIONAL MARKET QUOTATION

  It is a condition to the Merger that the shares of Ascend Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be approved for quotation on The Nasdaq National Market. Ascend has begun preparation of a notification for listing of such shares of Ascend Common Stock on The Nasdaq National Market.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Cascade and Ascend are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. In the case of any conflict between the Merger Agreement and the summary set forth herein, the Merger Agreement will control.

THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of Cascade, the approval of the issuance of Ascend Common Stock pursuant to the Merger Agreement by the stockholders of Ascend, and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged with and into Cascade, with Cascade continuing as the Surviving Corporation and becoming a wholly-owned subsidiary of Ascend.

  If all conditions to the Merger are satisfied or waived, the Merger will become effective at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the Recorder of the County in which the registered office of Cascade is located (the "Effective Time").

CONVERSION OF SECURITIES

  Upon consummation of the Merger pursuant to the Merger Agreement, each issued and outstanding share of Cascade Common Stock will be converted into the right to receive 0.70 of a share of Ascend Common Stock. Based upon the capitalizations of Cascade and Ascend as of March 19, 1997 and March 24, 1997, respectively, the stockholders of Cascade immediately prior to the consummation of the Merger will own approximately 35% of the outstanding shares of Ascend Common Stock immediately following consummation of the Merger. If any holder of shares of Cascade Common Stock would be entitled to receive a number of shares of Ascend Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale prices of Ascend Common Stock on The Nasdaq National Market on the ten trading days immediately preceding the Effective Time.

  Each share of Sub common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.001 per share, of the Surviving Corporation.

  As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail letters of transmittal and other transmittal forms, together with exchange instructions, to each holder of record of Cascade Common Stock for use in effecting the surrender and exchange of certificates evidencing shares of Cascade Common Stock for certificates evidencing the shares of Ascend Common Stock (and cash in lieu of any fractional shares) to which such holder has become entitled. After receipt of such letters of transmittal and other transmittal forms, each holder of certificates formerly representing Cascade Common Stock will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor one or more certificates evidencing the number of whole shares of Ascend Common Stock (and cash in lieu of any fractional shares) to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. CASCADE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND OTHER TRANSMITTAL FORMS.

  After the Effective Time, and until surrendered and exchanged, each certificate evidencing Cascade Common Stock will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Ascend Common Stock which the holder of such certificate is entitled to receive and the right to receive the applicable cash payment (if any) in lieu of any fractional share of Ascend Common Stock that such holder is entitled to receive. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Ascend until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Ascend Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains representations and warranties by Ascend, Sub and Cascade relating to a number of matters, including: (i) the due organization, valid existence and good standing of Ascend, Cascade and their respective subsidiaries; (ii) subsidiaries and joint ventures of Ascend and Cascade; (iii) the capital structure of Ascend and Cascade; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement and the Stock Option Agreements and related matters; (v) the absence of conflicts under each party's charter and by-laws, required governmental consents or approvals and violations of any instruments or laws; (vi) the filing of documents and financial statements by Ascend and Cascade with the Commission and the accuracy of information contained therein; (vii) the absence of undisclosed liabilities which in the aggregate would be material;
(viii) the absence of certain material adverse changes or events; (ix) taxes, tax returns and tax deficiencies; (x) the possession of leasehold interests in real properties necessary for the conduct of business; (xi) intellectual property rights; (xii) agreements, contracts and commitments; (xiii) material litigation; (xiv) environmental matters including hazardous materials, hazardous materials activities and environmental permits; (xv) employee benefit plans; (xvi) compliance with laws; (xvii) the ability to account for the Merger as a pooling of interests; (xviii) interested party transactions;
(xix) the accuracy of information supplied for the Registration Statement and Joint Proxy Statement/Prospectus; (xx) payments and benefits to directors, officers, current employees, former employees or to the trustee under any "rabbi trust" resulting from the Merger; (xxi) opinions of financial advisors; and (xxii) accounts receivable, reserves, inventories and related matters. In addition, the Merger Agreement contains a representation and warranty by Cascade that Section 203 of the DGCL is not applicable to the transactions contemplated by the Merger Agreement, and a representation and warranty by Ascend and Sub concerning the interim operations of Sub.

CERTAIN COVENANTS AND AGREEMENTS

  Conduct of Business. Pursuant to the Merger Agreement, Ascend and Cascade have each agreed that, during the period from the date of the Merger Agreement until the Effective Time, except with the advance written consent of the other party or as contemplated by the Merger Agreement, each of Ascend and Cascade and its respective subsidiaries will: (i) carry on their respective businesses in the ordinary course in substantially the same manner as previously conducted including keeping available the services of their present officers and key employees; (ii) pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (iii) preserve intact their respective present business organizations and relationships; (iv) not accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to the plan or any related agreement; (v) not transfer or license or otherwise extend, amend or modify any rights to their respective intellectual property, other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices; (vi) not declare or pay any dividends on or make other distributions in respect of any of their respective capital stock, not effect certain other changes in their respective capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service or from escrow arrangements entered into in connection with prior acquisitions; (vii) not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their respective capital stock or securities convertible into shares of their respective capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating any of them to issue any such shares or other convertible securities, subject to certain exceptions; (viii) not to acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial interest in or substantial portion of the assets of, or by any other means, any business entity, or otherwise acquire or agree to acquire any material amount of assets; (ix) subject to certain exceptions, not sell, lease, license or otherwise dispose of material properties or assets except in the ordinary course of business; (x) not increase the compensation payable to their respective officers or employees (except for increases consistent with past practices), grant additional severance or termination pay or enter into employment agreements with directors or officers, grant severance or termination pay to or enter into any employment or severance arrangement with any employee (except in accordance with past practices or in settlement of disputes), enter into any collective bargaining agreement or establish, adopt, enter into or amend in any material respect any plan for the benefit of their respective directors, officers or employees, subject to certain exceptions;
(xi) not materially revalue any of their respective assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (xii) not incur, with certain exceptions, indebtedness for money borrowed (or guarantees thereof) other than indebtedness incurred under existing lines of credit, or consistent with prior practice, in excess of certain aggregate amounts; (xiii) not amend their respective charter documents or bylaws; (xiv) not incur, with certain exceptions, material capital expenditures in excess of certain aggregate amounts; (xv) not enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any product, process or technology; (xvi) not amend or terminate any material contract, agreement or license except in the ordinary course of business; (xvii) not waive or release any material right or claim, except in the ordinary course of business; (xviii) not initiate any litigation or arbitration proceeding; and (xix) not take any action that would make any of its representations and warranties in the Merger Agreement untrue or incorrect in any material respect or prevent it from performing any of its obligations under the Merger Agreement.

  The Merger Agreement also provides for certain additional agreements among the parties to the Merger, including but not limited to the following:

  No Solicitation. Ascend and Cascade have each agreed that it will not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock tender or exchange offer or similar transaction or series of transactions, or other business combination or change in control or similar transaction, other than the transactions contemplated by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer. Notwithstanding the foregoing restriction, the Merger Agreement permits each party and its respective Board of Directors to furnish non-public information or enter into discussions or negotiations in connection with an unsolicited bona fide written Competing Offer (including a new and unsolicited Competing Offer received after the execution of the Merger Agreement from a person or entity whose initial contact with such party may have been solicited by such party prior to the execution of the Merger Agreement) or to recommend such an unsolicited bona fide written Competing Offer to stockholders, if and only to the extent that (1) such Competing Offer would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of such party, after consultation with its financial advisors, result in a transaction more favorable to such party's stockholders from a financial point of view than the Merger (any such more favorable Competing Offer being referred to as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of such party, after consultation with its financial advisors, the person or entity making such Superior Proposal appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and (2) the failure to take such action would, in the reasonable good faith judgment of the Board of Directors of such party after consultation with outside corporate counsel to such party, be contrary to the fiduciary duties of such party's Directors to such party's stockholders under Delaware law or in violation of Rules 14d-9 or 14e-2 of the Commission. Prior to furnishing such non-public information, or entering into such discussions or negotiations, such Board of Directors must receive an executed confidentiality agreement with confidentiality provisions not materially less favorable than those contained in the Mutual Nondisclosure and Confidentiality Agreement dated March 22, 1997 between Ascend and Cascade. Each party is required to notify the other (orally and in writing) within 24 hours after receipt of any Competing Offer or any subsequent modification of the financial terms of a Competing Offer, or any request for non-public information or access to its properties, books or records in connection with a Competing Offer. In addition, each party is required to notify the other party at least 48 hours prior to each meeting of the Board of Directors held to consider taking definitive action with respect to a Competing Offer or withdrawing or modifying its recommendation of the Merger in a manner adverse to the other party.

  Third-Party Consents. Each party has agreed to use its reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases as may be required in connection with the Merger.

  No Appraisal Rights. Provided that Ascend and Cascade continue quotation of their respective Common Stock on The Nasdaq National Market until the Effective Time, appraisal rights will not be available to stockholders of Cascade under the DGCL.

  Notice of Certain Events. Each party has agreed to give prompt notice to the other of the occurrence of any event which is likely to cause any representation or warranty in the Merger Agreement to be untrue in any material respect at or prior to the Effective Time and to give prompt notice of any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with under the Merger Agreement.

  Tax Free Reorganization. Each party has agreed to use its best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code.

  Pooling. Each party has agreed to use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. In this regard, each party has agreed to use its best efforts to cause its affiliates to (i) refrain from taking any action that would adversely affect the ability of Ascend to account for the Merger as a pooling of interests, (ii) sign and deliver a customary "pooling letter," and
(iii) enter into certain director, officer and stockholder agreements, pursuant to which the parties' directors and officers have agreed not to sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position or enter into any similar transaction until after Ascend publicly announces financial results covering at least thirty (30) days of combined post-Merger operations of Ascend and Cascade, subject to a limited exception if the transfer meets a de minimis test. In addition, it is a condition to the parties' obligation to consummate the Merger that each shall have received a letter from its respective independent auditors or accountants as to their concurrence with the conclusion of the respective company's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and the applicable Commission regulations and releases if the Merger is consummated in accordance with the Merger Agreement.

  Assumption of Cascade Options. Upon consummation of the Merger, each then-outstanding Cascade Option will be assumed by Ascend and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Cascade Option, the same number of shares of Ascend Common Stock (rounded down to the nearest whole share) as the holder of such Cascade Option would have been entitled to receive pursuant to the Merger had such holder exercised such Cascade Option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the per share exercise price of such Cascade Option as in effect immediately prior to the Effective Time divided by the Exchange Ratio. Following the Effective Time, Ascend will issue to each holder of a Cascade Option a document evidencing the assumption of such Cascade Option by Ascend.

  Ascend has agreed to file a registration statement on Form S-8 for the Ascend Common Stock issuable with respect to Cascade Options assumed by Ascend within five (5) business days after the Effective Time.

  Indemnification and Insurance. The Merger Agreement provides that Cascade shall and, from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who was an officer or director of Cascade or any of its subsidiaries as of the date of the Merger Agreement or had been such an officer or director at any time prior to the date thereof (or who becomes a director or officer of Cascade or any of its subsidiaries prior to the Effective Time) and certain other persons (each an "Indemnified Party") against all losses, claims, demands, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, such approval not to be unreasonably withheld) of or in connection with any claim, action, demand, suit, proceeding or investigation (whether arising before or after the Effective Time) based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Cascade or any subsidiary or affiliate of Cascade, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted, filed, commenced or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent that a corporation is permitted under the DGCL to indemnify its own directors and officers, as the case may be. In addition, Cascade, Ascend and the Surviving Corporation, as the case may be, will pay expenses in advance of final disposition to each Indemnified Party to the full extent permitted by law upon receipt of certain undertakings provided that none of Ascend, Cascade or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. After the Effective Time, Ascend and the Surviving Corporation will fulfill, assume and honor in all respects the indemnification obligations of Cascade pursuant to Cascade's charter, Bylaws and indemnification agreements for a period of at least six years.

  In addition, Ascend has agreed to maintain, or to cause the Surviving Corporation to maintain, in effect the D&O Insurance maintained by Cascade and its Subsidiaries as of March 30, 1997, or policies with at least the same coverage and amounts and terms no less advantageous to the insured parties, for at most six years following the Effective Time. In addition, this insurance will provide coverage for claims based upon or arising out of facts or circumstances occurring on or before the Effective Time, and in no event will Ascend or the Surviving Corporation be required to expend an amount greater than 150% of the aggregate annual premiums paid by Cascade and its Subsidiaries for D&O Insurance premiums in the last fiscal year.

  The Merger Agreement also provides that if Ascend or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Ascend or the Surviving Corporation, as the case may be, honors, the indemnification obligations described above.

  Confidentiality and Non-Disclosure. In connection with the Merger, each of Ascend and Cascade has provided to the other certain confidential information concerning their respective businesses. The parties have agreed that unless and until the Merger is consummated, all such information shall be held in strict confidence and used solely for the purpose of evaluating the Merger and the transactions contemplated by the Merger Agreement and the planning for the implementation of the Merger. If the Merger is consummated, only Ascend shall have the right to disclose Ascend's and Cascade's confidential information. If, however, the Merger is not consummated, each party shall be obligated to return the other party's confidential information and destroy any analyses, studies or other documents that they have prepared using the other party's confidential information. Ascend and Cascade have agreed that in the event of a breach of the confidentiality provisions, the non-breaching party shall be entitled to equitable relief.

  Further Action. Each of the parties has agreed to use its reasonable efforts to take all actions necessary, proper or advisable to consummate the Merger and all transactions contemplated thereunder, including without limitation the making of all necessary government filings.

MATERIAL ADVERSE EFFECT

  The terms "Ascend Material Adverse Effect" and "Cascade Material Adverse Effect" are defined in the Merger Agreement to mean a material adverse effect on the business, operations, properties, financial condition, assets (including intangible assets) or results of operations of Ascend or Cascade and their subsidiaries, taken as a whole, as the case may be. For purposes of the Merger Agreement, the following are not deemed to constitute a material adverse effect, either alone or in combination: (i) a change in the market price or trading volume of either Ascend Common Stock or Cascade Common Stock,
(ii) a failure by either party to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate or any other revenue or earnings predictions or expectations for any period ending (or for which earnings are released) on or after March 30, 1997 and prior to the closing date of the Merger; (iii) conditions affecting the computer networking industry, or the U.S. economy, as a whole; (iv) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the Merger Agreement or which is primarily attributable to the announcement of the Merger Agreement and the transactions contemplated thereby (to the extent so attributable); (v) certain matters identified by the parties in disclosure schedules to the Merger Agreement; and (vi) certain actions or events permitted under the Merger Agreement.

CONDITIONS TO CLOSING

  The consummation of the Merger is subject to the satisfaction of certain conditions, including the following: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of holders of Cascade Common Stock and the issuance of Ascend Common Stock in the Merger shall have been approved by the requisite vote of holders of Ascend Common Stock pursuant to the DGCL;
(ii) the waiting period required by the HSR Act, and any other material waiting periods under applicable foreign laws shall have expired or been terminated and no action by the Antitrust Division, the FTC or any foreign governmental entity challenging or seeking to enjoin the consummation of the Merger shall be pending or have been instituted; (iii) all governmental approvals and filings required for the Merger, the absence of which would be reasonably likely to have a material adverse effect on either party or on the parties' ability to complete the Merger, shall have been obtained or made;
(iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all required state securities laws authorizations shall have been received; (v) there shall be no order, injunction or other legal or regulatory restraint or prohibition in effect preventing or prohibiting the consummation of the Merger or restricting the conduct of either Ascend's or Cascade's business after the consummation of the Merger;
(vi) each of Ascend and Cascade shall have received opinions from their respective counsel that the Merger will be treated as a tax-free reorganization for federal income tax purposes; (vii) Ascend shall have received a letter from Ernst & Young LLP and Cascade shall have received a letter from Coopers & Lybrand L.L.P., as to their concurrence with the respective company's management regarding the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and applicable Commission regulations and releases if the Merger is consummated in accordance with the Merger Agreement; (viii) the shares of Ascend Common Stock to be issued in the Merger shall have been authorized for quotation on The Nasdaq National Market; (ix) Ascend, Sub and Cascade shall have performed, in all material respects, all obligations they are required to perform at or prior to the closing date of the Merger; (x) the parties' representations and warranties shall be accurate in all material respects when made and as of the closing date of the Merger; (xi) certain ancillary agreements shall have been executed and delivered by the directors and executive officers of Ascend and Cascade; and (xii) no material adverse effect shall have occurred with respect to Ascend or Cascade, and no event shall have occurred and no fact or circumstance shall exist which could reasonably be expected to result in a material adverse effect on Ascend or Cascade.

  Any of the conditions in the Merger Agreement may be waived by the party benefited thereby, except those conditions imposed by law.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Ascend or Cascade of the matters presented in connection with the Merger:

    (a) by the mutual written consent of Ascend and Cascade;

    (b) by either Ascend or Cascade, if the Merger shall not have been consummated by August 14, 1997 (provided that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further that the Merger Agreement may be extended up to 90 days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required governmental approvals and the failure to obtain such approval(s) would have a Cascade Material Adverse Effect, an Ascend Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger and such approval(s) can reasonably be expected to be obtained within such 90-day period); or

    (c) by either Ascend or Cascade, if a court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) shall have issued a nonappealable final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, subject to certain limitations; or

    (d) by either Ascend or Cascade, if, at the Cascade Special Meeting or Ascend Special Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Cascade in favor of the Merger Agreement and the Merger or the requisite vote of the stockholders of Ascend in favor of the issuance of Ascend Common Stock in the Merger shall not have been obtained, subject to certain limitations; or

    (e) by either Ascend or Cascade, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (i) causes the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Ascend) or Sections 7.3(a) or (b) (in the case of termination by Cascade) of the Merger Agreement (relating to the accuracy of representations and warranties of the other party and performance by the other party of its obligations) not to be satisfied and (ii) is either incapable of being cured or shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party; or

    (f) by Ascend, if (i) the Cascade Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Ascend; (ii) an Alternative Transaction (as defined below) involving Cascade shall have taken place or the Cascade Board shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of Cascade, or shall have publicly announced its intention to recommend such an Alternative Transaction (or proposal or offer therefor) or to engage in such a transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Cascade Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Ascend or an affiliate of Ascend) and the Cascade Board shall have recommended that the stockholders of Cascade tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender offer; or

    (g) by Cascade if (i) the Ascend Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Cascade; (ii) an Alternative Transaction involving Ascend shall have taken place or the Ascend Board shall have recommended such an Alternative Transaction or a proposal or offer therefor to the stockholders of Ascend or shall have resolved or publicly announced its intention to recommend such an Alternative Transaction or a proposal or offer therefor or to engage in such a transaction; or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Ascend Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Cascade or any affiliate thereof), and the Ascend Board shall have recommended that the stockholders of Ascend tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender offer.

  In the event of any termination of the Merger Agreement by either Ascend or Cascade as provided above, there will be no liability or obligation on the part of Cascade, Ascend, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, provided that the provisions described below relating to the payment of fees and expenses shall survive any such termination.

  Except as described below, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and any filings under the HSR Act shall be shared equally by Ascend and Cascade.

  If the Merger Agreement is terminated (i) by Ascend as a consequence of the actions described in paragraph (f) above, (ii) by Cascade as a consequence of the actions described in paragraph (d) above or (iii) by Ascend as a result of a wilfull or intentional breach by Cascade within the scope of paragraph (e) above, and, in each such case, at the time of such failure or breach an Alternative Transaction involving Cascade shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, Cascade shall pay to Ascend a termination fee of $85 million in cash (the "Cascade Termination Fee").

  If the Merger Agreement is terminated by Ascend pursuant to paragraph (d) above as a result of the failure to receive the requisite vote for approval and adoption of the Merger Agreement by the stockholders of Cascade at the Cascade Special Meeting, and written notice of such termination is given by Ascend to Cascade within twenty (20) days after such Cascade Special Meeting, and at the time of the event giving rise to the right of Ascend to terminate under such paragraph (d), an Alternative Transaction involving Cascade shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, and Cascade within 180 days after such termination enters into a definitive written merger or other business combination agreement with the offeror in such Alternative Transaction (or any affiliate thereof) or recommends that the stockholders of Cascade tender their shares of Cascade capital stock in response to a tender or exchange offer providing for an Alternative Transaction by such offeror (or any affiliate thereof), then Cascade shall pay to Ascend a post-termination fee of $85 million upon entering into such agreement or making such recommendation (the "Cascade Post-Termination Fee").

  If the Merger Agreement is terminated (i) by Cascade as a consequence of the actions described in paragraph (g) above, (ii) by Ascend pursuant to paragraph
(d) above or (iii) by Cascade as a result of a wilfull or intentional breach by Ascend or Sub within the scope of paragraph (e) above, and, in each such case, at the time of such failure or breach an Alternative Transaction involving Ascend shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, Ascend shall pay to Cascade a termination fee of $85 million in cash (the "Ascend Termination Fee").

  If the Merger Agreement is terminated by Cascade pursuant to paragraph (d) above as a result of the failure to receive the requisite vote for approval of the issuance of shares of Ascend Common Stock pursuant to the Merger Agreement by the stockholders of Ascend at the Ascend Special Meeting, and written notice of such termination is given by Cascade to Ascend within twenty (20) days after such Ascend Special Meeting, and at the time of the event giving rise to the right of Ascend to terminate under such paragraph (d), an Alternative Transaction involving Ascend shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, and Ascend within 180 days after such termination enters into a definitive written merger or other business combination agreement with the offeror in such Alternative

Transaction (or any affiliate thereof) or recommends that the stockholders of Ascend tender their shares of Ascend capital stock in response to a tender or exchange offer providing for an Alternative Transaction by such offeror (or any affiliate thereof), then Ascend shall pay to Cascade a post-termination fee in the amount of $85 million upon entering into such agreement or making such recommendation (the "Ascend Post-Termination Fee").

  An "Alternative Transaction" involving a party means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than Ascend, Cascade, or Sub, or any affiliate thereof, (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than 20% of the equity securities or voting power of such party or any of its material subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving such party or any of its material subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than 20% of the outstanding equity securities or voting power of such party or any of its material subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of such party or any of its material subsidiaries (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than 20% of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of such party or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of such party.

  In no event shall either party be required to pay any of the termination or post-termination fees as provided for above, if, immediately prior to the termination of the Merger Agreement, the party to receive such expenses or fees was in material breach of any of its material obligations under the Merger Agreement. Furthermore, in no event will either party be required to pay both a termination fee and a post-termination fee.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended at any time by action taken or authorized by the respective Boards of Directors of Ascend and Cascade, but no amendment shall be made after stockholder approval which by law requires further approval by such stockholders, without such further approval. Ascend and Cascade, by action taken or authorized by their respective Boards of Directors, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.


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

                            STOCK OPTION AGREEMENTS

  The following is a brief summary of certain provisions of the Stock Option Agreements, copies of which are attached as Annex B and Annex C to this Joint Proxy Statement/Prospectus and incorporated herein by this reference. This summary is qualified in its entirety by reference to the Stock Option Agreements. Stockholders of Ascend and Cascade are urged to read the Stock Option Agreements in their entirety for a more complete description of the rights and obligations of the parties thereunder.

GENERAL

  Pursuant to reciprocal stock option agreements dated March 30, 1997, Ascend and Cascade have each granted the other an option to acquire, under certain circumstances, a number of shares equivalent to 19.9% of its issued and outstanding common stock as of March 30, 1997. With the exception of certain terms relating to the applicable exercise price, the terms of the two Stock Option Agreements are substantially parallel.

  The exercise price per share under both Stock Option Agreements is payable either in cash (a "Cash Exercise") or in shares of the exercising party's common stock (a "Stock Exercise"). Under the Cascade Stock Option Agreement, the exercise price per share for a Cash Exercise is equal to $36.40, and the exercise price per share for a Stock Exercise is equal to the Exchange Ratio (0.70 of a share of Ascend Common Stock for each share of Cascade Common Stock purchased by Ascend under the Cascade Stock Option Agreement). Under the Ascend Stock Option Agreement, the exercise price per share for a Cash Exercise is equal to $52.00, and the exercise price per share for a Stock Exercise is equal to 1.833 shares of Cascade Common Stock for each share of Ascend Common Stock purchased by Cascade under the Ascend Stock Option Agreement.

  The number of shares issuable under the Stock Option Agreements, and the exercise prices, are subject to adjustment in the event of certain changes in the parties' capitalization.

  Subject to certain limitations, each option is exercisable, in whole or in part, at any time or from time to time after the occurrence of an event which causes a termination fee or post-termination fee to become payable to the option holder by the option grantor under the Merger Agreement (a "Trigger Event"). With certain exceptions, the options terminate upon the earliest of the following: (i) the Effective Time of the Merger; (ii) the date on which the Merger Agreement is terminated pursuant to Article VIII thereof other than under circumstances which also constitute a Trigger Event under the Stock Option Agreement, and (iii) (A) in the event the option becomes exercisable pursuant to clause (i) of Section 2(a) of the Stock Option Agreements, the date two hundred seventy (270) days after the date on which the Merger Agreement is terminated pursuant to Article VIII thereof under circumstances which also constitute a Trigger Event under clause (i) of Section 2(a) of the Stock Option Agreement, or (B) in the event the option becomes exercisable pursuant to clause (ii) of Section 2(a) of the Stock Option Agreements, the later of (I) the date two hundred seventy (270) days after the date on which the Merger Agreement is terminated pursuant to Article VIII thereof under circumstances which also constitute a Trigger Event under clause (ii) of
Section 2(a) of the Stock Option Agreements and (II) the date one hundred eighty (180) days after the date on which the option becomes exercisable pursuant to clause (ii) of Section 2(a) of the Stock Option Agreements. Notwithstanding the foregoing, and subject to certain conditions, with respect to clause (iii), above, if an option cannot be exercised by reason of any applicable judicial or governmental judgment, decree, order, law or regulation, the option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment becomes final and not subject to appeal and (y) the end of the tenth (10th) business day after such impediment has been removed. In addition, neither option can be exercised by a party which is in material breach of its material representations, warranties, covenants or agreements in the applicable Stock Option Agreement or the Merger Agreement.

  Under both Stock Option Agreements, the option grantor's obligation to issue shares is subject to a number of conditions, including expiration of all applicable waiting periods under the HSR Act, the absence of any injunction or order prohibiting or otherwise restraining such issuance, receipt of any required governmental consents, approvals, orders, authorizations and permits.

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

REPURCHASE RIGHTS AND OBLIGATIONS

  At any time when the applicable option is exercisable, the option holder has the right to "put" the option back to the option grantor. Under these "put" provisions, the option holder has the right to require the option grantor to repurchase the option, either in whole or in part, at a price equal to the amount by which the fair market value (the per share average last reported sales prices on The Nasdaq National Market for the preceding ten trading days) of a single share of the option grantor's common stock exceeds the per share exercise price multiplied by the number of shares then purchasable pursuant to such option.

  In addition, at any time during which an option is exercisable, the option holder has the right to "put" any or all shares purchased under the Stock Option Agreement back to the option grantor. Under these stock "put" provisions, the option holder has the right to require the option grantor to repurchase any or all shares purchased by the option holder under the option, at a price per share equal to the product of the greater of the exercise price and the fair market value of a single share of the option grantor's common stock and the number of shares of common stock to be repurchased. Further, if the exercise price of the applicable option was paid by delivery of the option holder's common stock, then, in the option grantor's discretion, or if specified by the option holder, all or part of the share repurchase price may be paid by delivery of the shares of the option holder's common stock tendered in payment of the exercise price.

  In the event that the payment of the repurchase price would subject the repurchase to a vote of the option grantor's stockholders pursuant to applicable laws, regulations or requirements of a national securities exchange or national market system or the grantor's Certificate of Incorporation, the option holder may, at its election, reduce the repurchase price or the number of shares covered by the repurchase request to any amount which would permit such repurchase without the necessity for a stockholder vote.

  At any time following the first occurrence of a Trigger Event and prior to the expiration of the option, the Stock Option Agreements give the option grantor certain "first refusal" rights with respect to the shares of the option grantor's common stock acquired by the option holder under the applicable Stock Option Agreement. Under these "first refusal" rights if the option holder proposes to sell any of the option grantor shares issued to the option holder under the Stock Option Agreement, then the option grantor has the right to repurchase all, but not less than all, of the shares proposed to be transferred, at a per-share price equal to that price which the option holder would have received from the third party purchaser whose offer gave rise to the right of first refusal.

  In addition, at any time following the first occurrence of a Trigger Event, and prior to the expiration of the option, the Stock Option Agreements give the option holder certain "first refusal" rights with respect to shares of the option holder's common stock acquired by the option grantor pursuant to a Stock Exercise of the Option. Under these "first refusal" rights if the option grantor proposes to sell any of the option holder's common stock acquired by the option grantor pursuant to a Stock Exercise of the option, then the option holder has the right to repurchase all, but not less than all, of the shares then proposed to be transferred, at a per share price equal to that price which the option grantor would have received from the third party purchaser whose offer gave rise to the right of first refusal.

LIMITATIONS ON CERTAIN AMOUNTS PAYABLE

  The aggregate amount payable by either party under both the Merger Agreement and the Stock Option Agreements is capped, as are the aggregate net proceeds receivable by either party from sales of shares received upon exercise of such options. The amount payable by Cascade to Ascend or by Ascend to Cascade under the termination fees and the post-termination fees provisions of the Merger Agreement and the "put" provisions of the applicable Stock Option Agreement may not exceed $85 million in the aggregate. In addition, if the exercising party would receive net proceeds of more than $85 million (over and above the aggregate exercise price) from third-party sales or dispositions of the shares acquired under the Stock Option Agreements, all net proceeds in excess of such amount will be remitted to the other party. As a result of these provisions, a party's "profits" from the option cannot exceed $170 million.

TRANSFER RESTRICTIONS AND REGISTRATION

  Under the Stock Option Agreements, each party's right to sell, assign, pledge or otherwise dispose of or transfer shares of the other party is subject to certain restrictions and certain first refusal rights in favor of the other party, as described above.

  In addition, after the termination of the Merger Agreement, and subject to certain conditions and limitations, the Stock Option Agreements give each party certain rights to have the shares acquired from the other party registered under the Securities Act for sale in an underwritten public offering. In lieu of registration, the Stock Option Agreements give the registrant the option to agree to purchase, for cash, all or part of the securities covered by the registration request, at a price equal to the average last sale price of such securities for the preceding ten trading days. The Stock Option Agreements allow each party to demand a total of two registrations, and allow the registrant to defer the requested registrations for certain periods under the following circumstances: (i) for up to 60 days when the registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and which, in the opinion of counsel to the registrant, would be required to be disclosed in the registration statement, and (ii) for up to 90 days when required audited financial statements are not yet available or the registrant reasonably determines that registration would interfere with a material financing, acquisition or other transaction.


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

                         INFORMATION CONCERNING ASCEND

  The following Information Concerning Ascend section provides information on the business of Ascend on a stand-alone basis and does not describe the business of Ascend if the Merger is consummated. The following Business Section contains forward-looking statements which involve risks and uncertainties. Ascend's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BUSINESS

  Ascend develops, manufactures, markets, sells and supports a broad range of high-speed integrated remote networking products that enable its customers to build: (i) Internet access systems consisting of POP termination equipment for ISPs and remote site Internet access equipment for Internet subscribers; (ii) high speed IP switches for application in telecommunications carriers and ISP backbone networks; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. These products support existing digital and analog networks.

  Ascend has four product families, each of which is focused on a major application segment: MAX products for WAN access to corporate backbone networks, Internet access in POPs and multimedia access facilities; GRF products for high performance IP switching in carrier and ISP backbone networks; Pipeline and NetWarp products for telecommuting, remote office access and Internet access by individual sites or users; and Multiband products for videoconferencing and multimedia networks. Ascend's products offer integrated security and network management functionality. These products support a wide variety of application interfaces, switched digital services, digital modem services and digital and analog access line types. This wide range of connectivity and interoperability options significantly increases the number of telecommunication carrier, ISP POP, corporate and individual sites that can benefit from Ascend's products. Ascend's products are distributed and serviced globally and Ascend maintains marketing and sales relationships with ISPs, including UUNET, PSI, BBN, MCI, Demon Internet (UK) and IIJ (Japan), with major telecommunications carriers, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, British Telecom, France Telecom, Deutsche Telekom and NTT in Japan, with video equipment providers, including Compression Labs, PictureTel and VTEL, and with VARs and distributors throughout the world.

  In April 1997, Ascend acquired Whitetree, a privately held developer and supplier of high-speed LAN switching products based on Ethernet and ATM technology. As a result of this acquisition, Whitetree became a wholly-owned subsidiary of Ascend. Ascend issued approximately 1,315,000 shares of Ascend Common Stock in exchange for all the outstanding shares of Whitetree. In addition, Ascend assumed all outstanding Whitetree stock options to purchase approximately 99,000 shares of Ascend Common Stock. The combination will be accounted for as a pooling of interests.

APPLICATIONS

  As a consequence of the availability of a broad range of network services, a new class of internetworking applications has emerged. Four such applications include WAN and Internet access; WAN and Internet backbone switching; remote LAN and Internet subscriber access; and videoconferencing and multimedia access.

  WAN and Internet Access. The WAN and Internet access markets are driven by the growth of switched digital services offered by telecommunications carriers and by the growth of dial-up internetworking offered through Internet service providers, public information network providers, private network service providers and large corporate telecommunications centers. WAN and Internet access requires managed, high capacity, high density termination of digital and analog switched connections and flexible communications to the appropriate backbone network or the Internet through LAN or WAN circuit or frame relay connections.

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

  WAN and Internet Backbone Switching. The WAN and Internet backbone switching markets are driven by the high growth of the Internet due to increases in the number of individual Internet subscribers and the number of corporations using the Internet as a virtual private network. This growing traffic on the Internet has put increased demands on the backbone equipment at the core of WAN and Internet networks. Today's backbone switches must handle millions of packets of data per second and simultaneously communicate with the approximately 46,000, and growing, peer devices that form the foundation of today's Internet.

  Remote LAN and Internet Subscriber Access. The remote office and telecommuting/SOHO market is driven primarily by the need for organizations to increase the productivity of network users by extending their corporate backbone network beyond its dedicated leased digital circuit boundaries to remote offices, telecommuters, mobile computer users, vendors and customers. The Internet access market is driven by the need for organizations and individuals to have switched digital connections to Internet services such as inter-company electronic mail, file transfers and the World Wide Web. Remote LAN and Internet subscriber access requires managed, cost-effective connections that can be established and terminated as needed, at sufficient bandwidth.

  Videoconferencing and Multimedia Access. Today's videoconferencing market is driven by corporate demands for better and more efficient communications, thereby enhancing video room system access and worker productivity. With the emergence of the desktop video market, the demand for high performance switched connectivity allowing intra-company as well as inter-company video access equipment has grown. The multimedia market is driven by an array of emerging multimedia access applications which include multimedia banking, telemedicine and distance learning.

  Coincident with the demand for connectivity driven by these applications has been the need for integrated security. In addition, connectivity equipment must contain sophisticated bandwidth management technology to address the significant connectivity challenges posed by the large variety of network services, communications protocols and application-specific requirements. Furthermore, connectivity equipment must have the reliability and scalability demanded by large telecommunications carriers and ISPs which provide these services on a worldwide basis.

THE ASCEND SOLUTION

  Ascend provides the major components of a remote networking solution: access equipment for the remote site, access equipment for the edge of the network, and high speed backbone switching equipment for the core of the network. Ascend's access and backbone systems establish high-speed transparent connections whose bandwidth, duration and destination can be adjusted to suit user application needs.

  Ascend's remote LAN and Internet subscriber access products and WAN and Internet access products integrate digital modem technology in addition to switched digital technology, allowing dynamic selection of analog or digital dial-up services and a seamless transition and integration of digital and analog services within a telecommunications carrier, corporation or an ISP's network. Ascend's products also provide integrated network management and security functionality.

  Ascend's product families incorporate scaleable, modular software and hardware architectures that facilitate rapid, flexible customer deployments. This scalability and modularity also has allowed Ascend to rapidly develop new products and additional features. Hardware platforms range from lower cost systems using general purpose microprocessors to high-performance scaleable systems with state-of-the-art RISC processors. All products have integrated hardware and software platforms that can be configured into a wide variety of systems to suit customers' specific needs for capacity, functionality and cost effectiveness.

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

ASCEND STRATEGY

  Ascend's objective is to maintain a leadership position in the market for remote networking systems using the following strategies:

  Focus on Targeted Applications Markets. Ascend's first product family, the Multiband family, was introduced in February 1991. By focusing on videoconferencing and working closely with telecommunications carriers such as AT&T, MCI and Sprint, Ascend became a market leader in bandwidth on demand videoconferencing access. Building on this success and on the existing Multiband technology, Ascend introduced the MAX product family in late 1992. The MAX family of products supports WAN, Internet and multimedia access applications, and has been widely deployed by ISPs. In 1996, 1995 and 1994, the MAX product family accounted for approximately 82%, 63% and 26% of Ascend's net sales, respectively. In late 1996, Ascend introduced the MAX TNT, a carrier class, high-speed/high-capacity WAN access switch that is the newest member of the MAX product family. In late 1993, to address the expanding remote LAN and Internet access market, Ascend leveraged the technology incorporated in its MAX and Multiband product families and introduced a new product family of remote site access equipment, the Pipeline family of products. In 1996, 1995 and 1994, the Pipeline product family accounted for approximately 12%, 20% and 10% of Ascend's net sales, respectively. In late 1996, Ascend introduced the GRF product family of high performance IP switches. The GRF is the first product family to be introduced by Ascend's High Performance Networking Division (formerly NetStar, Inc.), based in Minneapolis, Minnesota. Also in late 1996, to continue to enhance its offerings to the remote LAN and Internet access market, Ascend introduced the NetWarp product family of high performance ISDN terminal adapters. Ascend will continue to monitor future trends and evolving applications, and intends to enhance and expand its range of product offerings to suit the particular network access requirements of significant new applications markets.

  Provide "Any to Any" Connectivity. Ascend believes that its products must support and enable interoperability among common network services and interfaces. Ascend currently supports major network services including analog modem, ISDN BRI, ISDN PRI, dedicated digital services up to and including SONET(OC12--622 KB/second), Frame Relay, emerging xDSL networks and other derivatives. In addition, Ascend currently supports major equipment interfaces such as serial cabling interfaces (V.35), 10/100 MB Ethernet, FDDI, as well as very high speed interfaces such as HIPPI and HISSI. Ascend intends to support additional application cabling interfaces, digital access lines and analog and digital services when such offerings become necessary to satisfy the needs of end-user customers in the targeted applications markets.

  Leverage Strategic Distribution and Marketing Relationships. Since its inception in 1989, Ascend has developed close relationships with important VARs, distributors, ISPs, telecommunications carriers and applications equipment manufacturers around the world to support marketing and sales activities in each of its targeted applications markets. Ascend leverages the capabilities, resources, expertise and market presence of these strategic partners to bring Ascend's products to market rapidly and to respond to developments in these markets. Ascend intends to develop similar strategic relationships with additional partners in the future with the aim of obtaining comparable benefits.

  Focus on Global Markets and Applications. Organizations around the world utilize the applications targeted by Ascend's products, often across national borders. To achieve continued success, Ascend's products must support analog and digital services available in the major industrial countries throughout the world and enable interoperability of these services. Ascend intends to continue to invest in product development aimed at these global markets. Ascend currently markets and sells its products outside of North America in Europe, Asia, the Pacific Basin and Latin and South America. Ascend intends to support telecommunications services in additional countries as those services become available.

  Exploit Flexible Product Architecture For Rapid Time to Market. All of Ascend's products leverage integrated core software components. This core software is designed to be extensible to accommodate new applications, cabling interfaces, digital access lines and carrier digital services. The software currently operates on three different families of microprocessors, from relatively low-cost processors, such as the Intel 80C18 and Motorola's 68xxx, to state-of-the-art RISC-based processors such as the Intel i960, and is designed to be ported to other microprocessors in the future. In addition, Ascend has designed its hardware architecture in a modular fashion so that it can use elements of this architecture in future products. This flexibility, portability and modularity are intended to facilitate a relatively short product design and development cycle and to enable Ascend to address new applications markets and support new network services offered by telecommunications carriers.

CURRENT PRODUCTS

  Ascend has developed four product families based on an integrated software-based architecture intended to permit its products to: (i) connect to the major types of analog and digital access lines worldwide; (ii) connect to widely available dedicated line services, switched digital services, and digital modem services; (iii) connect to the major types of telecommunications services worldwide; (iv) provide support for different types of applications and application interfaces; and (v) accommodate network growth and application expansion in a scaleable fashion.

  Ascend provides integrated firewall and encryption security software for its products. In addition, Ascend's products also support local and remote management of the access equipment, the access line interface and the application interface. Ascend products can be managed from a central location using either Ascend's proprietary remote management protocols or standards-based Simple Network Management Protocol ("SNMP").

 MAX

  Ascend introduced its first MAX products in late 1992. Sales of MAX products accounted for approximately 82%, 63% and 26% of Ascend's net sales in 1996, 1995 and 1994, respectively. Products in the MAX product family range from the low-end MAX 200+ to the recently introduced MAX TNT, a carrier class, high-speed/high-capacity WAN access switch. The entire MAX family of integrated access servers provide bandwidth on demand for WAN, Internet and multimedia access over common sets of digital access lines. Each MAX product supports a modular card and backplane system that allows users to configure each unit according to application and bandwidth requirements. MAX products can be configured with HDLC and digital modem cards to act as a central site remote LAN access server, allowing up to 672 simultaneous remote users to dial into the corporate backbone network or ISP network. MAX 2000 and 4000 series units can be configured with Multiband cards, providing up to 36 high-speed inverse multiplexing ports for central site videoconferencing, dedicated circuit backup and disaster recovery, dedicated circuit overflow and load balancing, high speed bulk file transfer, high quality audio transmission and other applications. MAX product family features include:

  . Wide capacity range from MAX 200+ (8 sessions) to MAX TNT (672 sessions).

  . High density digital modem support (72 per MAX 4004; 672 per multi-shelf MAX TNT).

  . Frame relay connectivity via a high speed serial connection (1 X 8Mbps per MAX 4004; 4 X 53Mbps per MAX TNT), connection to a local frame relay switch or integrated T1 CSU/DSU (4 X 24 DS0s per MAX 4000; 128 X 24 DS0s per MAX TNT) access to a remote switch.

  . Dynamic Bandwidth Allocation (MP, MPP, BACP) and Inverse Multiplexing (AIM, BONDING) support facilitates the needs of modern remote access and videoconferencing environments.

  . The TNT can accommodate a full DS3, and has 10/100Mbps Ethernet, HSSI, FDDI, V.35, POTS, E1/T1/PRI, Digital Modem, Unchannelized T1 redundant AC or DC power supply and hot-swappable modules.

  . Translation of traditional T1/PRI signaling to out-of-band ISDN signaling for support of voice services offered through a PBX.

  . Support of network access from multiple diverse network carriers and unique hardware provides load-based, circuit-level automatic backup and overflow accommodation for fault-tolerance.

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

  . Heterogeneous network access, providing T1, ISDN PRI and ISDN BRI concurrently in the same device to optimize bandwidth utilization and cost. Low-bandwidth, low-cost ISDN BRI access lines may be used as backup for a T1 access line. ISDN BRI may also provide ISDN to the desktop for desktop videoconferencing.

  Ascend has obtained certification for MAX products in approximately 35 countries and has applied for certification in several other countries. Low and mid-level MAX units generally range in list price from $2,400 to $30,000, with units fully configured with digital modems ranging up to approximately $60,000. MAX TNT units generally range in list price from $60,000 for a basic configuration to $300,000 for a multi-shelf configuration.

 GRF

  Ascend introduced its first GRF products in September 1996. The GRF family of high-performance IP switches enables telecommunications carriers and ISPs to offer cost-effective competitive network access and backbone services. The GRF's unique architecture combines its Layer-3 switch with intelligent IP forwarding media cards to deliver scaleable performance up to 10 million packets per second. The GRF products are equipped to handle the high-bandwidth requirements of demanding network environments, such as the Internet.

  The GRF easily integrates into existing networks using industry-standard LAN and WAN interfaces. Network designers can place the GRF into their backbone network to consolidate equipment, increase port density, increase packet handling and router handling capacity and reduce the cost of ownership.

  The GRF family includes the GRF 400 and GRF 1600. Introduced in September 1996, the GRF 400 offers 4 Gb/s bandwidth to support up to four media cards and forward up to 2.8 million packets per second. Ascend announced its newest IP switching product, the GRF 1600, in February 1997. The GRF 1600 has 16 Gb/s bandwidth to support up to 16 media cards and deliver scaleable performance of up to 10 million packets per second.

  GRF IP switch features include:

  . Support for industry-standard media types such as HSSI, 10/100 Base-T, ATM OC3c, IP/SONET OC-3cf, ATM OC-12c, FDDI, CDDI and HPPI.

  . Quick Branch Routing Technology ("QBRT") for hardware-assisted full route table lookup of up to 150,000 routes in less than 2.5 microseconds.

  .  Full suite of routing protocols including multicast, BGP3/4 and IS-IS.

  . High-availability features including redundant load-balancing power supplies, redundant load-balancing fans (GRF 1600), hot swappable media cards and remote access and reboot.

  The GRF 400 is now available with a base unit price of approximately $15,650. The GRF 1600 base unit is scheduled to be available in North America in the second quarter of 1997 at a starting price of approximately $32,000. Media cards for the GRF 400 and GRF 1600 are currently available at prices ranging from $13,500 to $25,000. A typical system configuration is $96,000.

 Pipeline and NetWarp

  Ascend introduced its first Pipeline products in late 1993. Sales of Pipeline products accounted for approximately 12%, 20% and 10% of Ascend's net sales in 1996, 1995 and 1994, respectively. The Pipeline product family provides access equipment for remote office, telecommuting, SOHO and Internet access. Pipeline products incorporate standards-based LAN routing and bridging protocols transmitted over switched or dedicated digital services, and include inverse multiplexing functionality to allow users to obtain higher data rates than are available from individual digital access lines and switched digital circuits.

  Pipeline products support the major types of digital access lines and provide interoperability between different access line types. Certain of the Pipeline features enabling remote LAN access include:

  . Security protocols such as Challenge Handshake Authentication Protocol ("CHAP"), Password Authentication Protocol ("PAP") and UNIX Syslog. Security protocols are crucial to ensure the integrity of the backbone network.

  . Support of additional security capabilities including call-back and filtering on a per-caller basis.

  . Packet-level inverse multiplexing for greater performance than can be obtained over single channel connections.

  . Support for key encapsulation protocols including Point-to-Point Protocol ("PPP") and Multilink PPP ("MP") and Ascend's and other companies' proprietary encapsulation protocols.

  .  Support for data compression over WANs for improved performance.

  . Support of protocol spoofing to minimize connect-time costs over the WAN and to maximize remote site performance.

  .  Call Detail Recording ("CDR") for billing and monitoring purposes.

  . Filter-based call establishment and termination to ensure that connections are active only for the duration required for the application.

  .  Telnet and SNAP network management capabilities.

  Members of the Pipeline product family include the low-end Pipeline 25-PX and Pipeline 25-FX, the mid-range Pipeline 50 and Pipeline 75, and the Pipeline 130, which may be used for high-end remote LAN access or as a small central site WAN access device. The low-end products in the Pipeline product family are targeted at the telecommuting and Internet access market and are designed for the less technically sophisticated user. Ascend distributes these products through channels targeted at such users. These products have yielded lower gross margins than Ascend's other products. Ascend has obtained certification for Pipeline products in approximately 30 countries and has applied for certification in several other countries. Pipeline 25-PX units generally range in list price from $595 to $695. Pipeline 50 units generally range in list price from $895 to $1,695 and Pipeline 130 units generally range in list price from $1,895 to $1,995.

  In late 1996, to enhance its offerings in the remote LAN and Internet access market, Ascend introduced the NetWarp product family of high performance ISDN terminal adapters ("TAs"). NetWarp products address the burgeoning market of home users who want high-speed ISDN access to the Internet. NetWarp products are designed to address the three primary end-user requirements for ISDN dial-up: performance, low cost and easy installation. The NetWarp ISDN terminal adapters support all three Windows environments: Windows 3.x, Windows/NT and Windows 95. To facilitate installation and ease of set-up, NetWarp products are plug and play capable and include automatic switch protocol detection to eliminate error-prone manual configuration required in existing TA-type products. NetWarp units generally range in list price from $169 to $349.

 Multiband

  Ascend introduced its first Multiband products in February 1991 and introduced a cost-reduced product, the Multiband Plus, in May 1992. In 1995, Ascend introduced the Multiband VSX, a less expensive, reduced functionality version of its Multiband Plus product. Sales of Multiband products accounted for approximately 5%, 15% and 58% of Ascend's net sales in 1996, 1995 and 1994, respectively. The Multiband family is focused primarily on videoconferencing and multimedia applications. This family of bandwidth on demand controllers provides global bandwidth on demand at speeds from 56 kbit/s to 4 Mbit/s using switched digital services.

  The Multiband Plus product supports four simultaneous high-speed digital connections, connecting to applications using serial ports. The product incorporates inverse multiplexing, dynamic bandwidth allocation, global connectivity and comprehensive management capabilities to allow users to create bandwidth on demand network solutions primarily for videoconferencing and multimedia applications. Multiband Remote Port Modules ("RPM") facilitate bandwidth distribution within a facility by extending serial data ports from Multiband products over unshielded twisted pair wiring to applications throughout a facility for distances up to 3,400 feet.

  Certain of the key Multiband features enabling videoconferencing access include:

  .  Inverse multiplexing.

  .  Support for all major inverse multiplexing standards, including BONDING.

  .  Remote management capability on all models.

  .  Integrated SNMP management with direct Ethernet access.

  . Support for all major videoconferencing dialing protocols, such as RS-366, extended Switched Digital Services Applications Forum ("SDSAF"),
     V.25 bis and X.21 for international compatibility.

  . Support for dual paired ports to interoperate with the installed base of videoconferencing systems that do not support inverse multiplexing.

  .  Compatibility with the major brands of videoconferencing equipment.

  Ascend has obtained country certifications for Multiband Plus products in approximately 24 countries and has applied for certification in several other countries. Multiband VSX units generally range in list price from $1,200 to $7,500. Multiband Plus units generally range in list price from $7,000 to $12,000.

TECHNOLOGY

  Ascend has developed a core software architecture that is modular and portable. This software is used throughout all products and runs on three different hardware microprocessors: Intel 80C188, Intel RISC i960 and Motorola 68xxx. The key capabilities of Ascend's technology are:

  WAN Protocol Software. Ascend products connect to and manage wide area communications for a variety of digital and analog access lines and switched and leased digital services worldwide. Each digital or analog access line and digital service has specific connect and disconnect protocols. Ascend's products support 36 WAN protocols and five wide area digital access interfaces. These protocols include 20 different ISDN call signaling protocols worldwide.

  Bandwidth Management Software. Ascend's products manage WAN bandwidth over a variety of digital services, digital access lines and user applications. Ascend's products support several bandwidth on demand technologies which allow dynamic changes in bandwidth during a communications session, including Ascend Inverse Multiplexing ("AIM"), and industry standard inverse multiplexing, such as BONDING, as well as software data compression.

  Remote LAN Access Software. Ascend's products incorporate standards used in remote LAN access including PPP and MP. Ascend has also developed proprietary extensions to the standard protocols by optimizing them for remote LAN access. These include MPP, Ascend's Multipoint Point-to-Point Protocol.

  Standards-Based Security. Ascend's products support many standard and extended methods for providing security and access control for WAN access, including CHAP, PAP, Extended TACACS, Radius and UNIX Syslog.

  Application Specific Software. Ascend's products support a wide variety of application equipment, such as videoconferencing equipment, routers, T1 multiplexers and PBXs, and a wide variety of application cabling, such as serial ports and unshielded twisted pair wiring. Ascend's Multiband product family implements the videoconferencing protocol RS-366 and is compatible with videoconferencing equipment manufactured by Compression Labs, PictureTel, VTEL, British Telecom, GPT Panasonic and others. In addition, Ascend's products support network management, remote diagnostics and a wide variety of advanced security protocols.

MARKETING AND SALES

  Ascend's marketing and sales objective is to ensure that subscribers to network services and users of applications equipment requiring such services are aware of the capabilities and benefits of Ascend's products. To accomplish this objective Ascend has developed and maintains marketing and sales relationships with VARs, distributors, ISPs, major telecommunications carriers and applications equipment manufacturers who, in turn, market and sell Ascend's products to end-user customers. Ascend's sales force also sells products directly to certain end-user customers.

  The primary role of Ascend's sales force is to: (i) provide support to the VARs, distributors, ISPs, telecommunications carriers and applications equipment manufacturers; (ii) assist ISPs and end-user customers in addressing complex network and Internet access problems; (iii) differentiate the features and capabilities of Ascend's products from competitive offerings; and (iv) continually monitor and understand ISPs' and end-user customers' evolving needs for network services.

  Ascend also has several marketing programs to support the sale and distribution of its products. The objective of these programs is to inform VARs, distributors, ISPs, telecommunications carriers, applications equipment manufacturers and end-user customers about the capabilities and benefits available with the use of Ascend's remote networking equipment. The programs include participation in industry trade shows and technical conferences, design and presentation of technology seminars, publication of customer newsletters and technical and educational articles for the trade press and other industry journals and frequent communications with the installed base of end-user customers regarding evolving applications for Ascend's products.

 Internet Service Providers

  Ascend's MAX and Pipeline products are sold through its direct, VAR and distributor channels to ISPs. Ascend has relationships with many major ISPs worldwide, including UUNET, PSI, BBN, MCI, Demon Internet (UK) and IIJ (Japan). UUNET, which first commenced volume purchases of Ascend's products in 1995, accounted for approximately 7% and 11% of net sales in 1996 and 1995, respectively.

 Value-Added Resellers and Distributors

  In North America, Ascend employs a two-tier reseller channel strategy. As part of this strategy, Ascend maintains contractual relationships with and sells its products to VARs and end-users around the world through three large distributors: Merisel, Ingram and Tech Data. In addition, Ascend has entered into non-exclusive agreements with approximately 87 premier VARs to sell and service Ascend's products. The terms of the agreements generally are for periods not in excess of 12 months, subject to annual renewals and earlier termination by either party with prior notice. VARs and distributors are entitled to periodically return unsold inventory to Ascend. Returns are subject to a maximum limit and may be subject to a minimum restocking requirement. To date such inventory returns have not been material.

 Telecommunications Carriers

  Ascend's products are sold and serviced by major telecommunications carriers around the world, including AT&T, Sprint, MCI, GTE, Pacific Bell, Southwestern Bell, U.S. West, Ameritech, British Telecom, France Telecom, Deutsche Telekom and NTT in Japan. Sales to telecommunications carriers are made on open account and are subject to Ascend's standard terms and conditions of sale. Certain of the telecommunications carriers are entitled to periodically exchange unsold inventory for other products offered by Ascend, subject to a maximum exchange limit and subject to a minimum restocking requirement for returned inventory. To date, such inventory exchanges have not been material.

 Applications Equipment Manufacturers

  Ascend's products are also sold and serviced by several applications equipment manufacturers, including Lucent Technologies, Inc. ("Lucent"), Northern Telecom, Inc., Alcatel and NEC. Under its agreement with Lucent, Ascend provides its Multiband, MAX and Pipeline products for resale by Lucent under the Lucent label. Lucent may, at any time, cancel orders for product delivery which it has placed with Ascend, subject to the payment of specified minimum amounts. In addition, Ascend has entered into agreements with applications equipment manufacturers and integrators of videoconferencing equipment, including Compression Labs, PictureTel, VTEL and Panasonic, which authorize these companies to resell Ascend's products using Ascend's identification label. These videoconferencing applications equipment manufacturers are not obligated to purchase minimum volumes of product, and they may cancel orders placed with Ascend at any time prior to scheduled payment.

 North American Sales and Marketing Organization

  As of December 31, 1996, Ascend's North America sales and marketing organization included 265 individuals, including managers, sales representatives, and technical and administrative support personnel. Ascend has 44 sales offices located in the following metropolitan areas: Atlanta, Boston, Chicago, Cincinnati, Cleveland, Columbus, Durham, Dallas, Denver, Hartford, Houston, Indianapolis, Kansas City, Los Angeles, Minneapolis, New York, Orlando, Phoenix, Portland, Providence, Salt Lake City, San Francisco, Seattle, St. Louis, Tampa, Toronto, Vancouver and Washington D.C. Ascend intends to continue to recruit highly trained individuals for its North America sales organization.

 International Sales

  Ascend's international sales have been principally export sales and currently are made through approximately 200 telecommunications carriers, ISPs, VARs and distributors servicing approximately 50 countries, including Japan, Germany, the United Kingdom, France, Sweden, Belgium, Italy, Spain, Hong Kong, Australia, Singapore, Korea, Taiwan and China. The carriers, VARs and distributors generally provide system installation, technical assistance and support to end-user customers within their area of responsibility. Generally, international telecommunications carriers, VARs and distributors have non-exclusive rights to sell and market Ascend's products within their respective countries.

  As of December 31, 1996, Ascend's international sales organization included 101 individuals, including managers, sales representatives and technical and administrative support personnel. Ascend has sales offices in the United Kingdom, Germany, France, Belgium, Japan, Hong Kong, Singapore and Australia.

  International sales accounted for approximately 48%, 29% and 20% of net sales in 1996, 1995 and 1994, respectively. International sales are made in United States dollars and are subject to government controls and other risks associated with international business activities. See "Risk Factors-- International Sales." To date, Ascend has not experienced any material difficulties or interruptions with respect to its international business activities.

TECHNICAL ASSISTANCE AND SUPPORT

  A high level of continuing technical assistance and support is important to Ascend's objective of developing long-term relationships with customers. The majority of these technical assistance and support activities are related to installations and network configuration issues and are primarily provided by third parties distributing Ascend's products. Ascend supports its sales personnel and customers by providing telephone support and remote access to customer installations through Ascend's Technical Assistance Centers in Alameda, California and Sophia Antipolis, France. Remote access is accomplished either through a digital dial-up network connection directly to a customer's installation or through a modem connection to the control port of the customer's system. The connection allows Ascend's technical support personnel to remotely analyze and correct software, installation and configuration problems. Ascend also offers on-site installation and technical assistance for fixed fees, which to date have not been significant.

  Ascend's products have standard warranties of up to 12 months. Ascend has a variety of comprehensive and flexible hardware and software maintenance and support programs available for products no longer under warranty, with services ranging from time and materials remote service support to 24-hour on-site support, depending on the end-user customer preference. Ascend also offers various training courses for its third party resellers and end-user customers. To date, revenues attributable to customer service, support and training services have not been significant.

RESEARCH AND DEVELOPMENT

  Ascend believes that its future success depends in part on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness. Ascend also believes its product development activities should be directed at solving the practical needs of its customers. Ascend monitors changing customer needs and works closely with users of network access products, including ISPs, telecommunications carriers, applications equipment manufacturers, VARs and distributors, end-user customers and market research organizations to monitor changes in the marketplace. Ascend intends to remain dedicated to industry standards and to continue to support emerging WAN protocol standards and carrier services.

  Ascend's software and hardware architecture is modular in design, facilitating a relatively short product design and development cycle and reducing the time to market for new products and features. Ascend has utilized this architectural design to develop and introduce numerous product models and enhancements since the introduction of its first products in 1991. Ascend intends to continue to utilize this architectural design to develop and introduce additional products and enhancements in the future.

  Ascend and its major customers test new products prior to their general commercial availability. Ascend conducts both internal testing and beta testing with selected customers. To date, Ascend has not experienced any material product returns or software or hardware defects.

  Ascend has expanded its research and development expertise by acquiring key technologies and core competencies through mergers with and acquisitions of public and private companies in the networking industry. In 1997, Ascend acquired InterCon, a leading developer of client software products for both the corporate and ISP markets, and Whitetree, a developer and manufacturer of high-speed switching products. In December 1996, Ascend acquired StonyBrook, a developer of network management software. In August 1996, Ascend acquired NetStar, a developer and manufacturer of high performance, high speed IP network switches. In August 1996, Ascend acquired Subspace, a developer of PC-based data and telecommunications products for the home and small office environments. In March 1996, Ascend acquired Morning Star, a developer of network routing software and advanced network security products.

  Ascend is currently undertaking development efforts for each of its product families. MAX development efforts include improving network access and network management capabilities as well as improving price/performance. Pipeline development efforts include digital and analog integration, support of additional WAN protocols and cost reduction engineering. Multiband development efforts include integration of emerging multimedia access applications such as multimedia banking, telemedicine and distance learning as well as improving price/performance.

  Schedules for high technology products are inherently difficult to predict, and there can be no assurance that Ascend will achieve its scheduled first customer shipment dates. Also, there can be no assurance that Ascend's product development efforts will result in commercially successful products, or that Ascend's products will not be rendered obsolete by changing technology or new product announcements by other companies.

  Ascend's research and development expenditures were $40.3 million, $12.4 million and $6.1 million in 1996, 1995 and 1994, respectively. Research and development expenditures are expensed as incurred. At December 31, 1996, 210 full-time employees were engaged in research and development. During 1996, Ascend added development facilities in Columbus, Ohio; Fremont, California; Minneapolis, Minnesota; and Bohemia, New York.

COMPETITION

  The market for remote networking systems is highly competitive and subject to rapid technological change. Ascend expects competition to persist and increase in the future. Ascend's current competitors can be divided into four groups: manufacturers of WAN and Internet access equipment, manufacturers of high speed switching equipment for backbone networks, manufacturers of remote LAN and Internet subscriber access equipment and manufacturers of bandwidth on demand products addressing the needs of the videoconferencing and multimedia market.

  In the WAN and Internet access market, Ascend's primary competitors are Cisco, U.S. Robotics and Shiva. Cisco and 3Com have substantially greater financial, marketing and technical resources than Ascend. 3Com recently entered into an agreement to acquire U.S. Robotics. In the WAN and Internet backbone switching market, Ascend's primary competitor is Cisco. In the remote LAN access and Internet subscriber access market, competition is widespread, although few companies have positioned their products specifically as digital bandwidth on demand network access systems. Ascend's primary competitors in this market are Gandalf, Cisco, Shiva and 3Com. In the videoconferencing and multimedia access market, competitors include Teleos Communications (a subsidiary of Madge), Adtran and Promptus Communications (a subsidiary of
GTI).

  Competitive factors in the remote networking market include core technology, breadth of product features, scalability of products, product quality and functionality, pricing, marketing and distribution resources, international certifications and technical service and support. Ascend believes it presently competes favorably with respect to each of these factors and is positioned to respond to anticipated competitive actions.

  Competitive factors in the high speed switching market include support for standards-based protocols, the need for multiple interfaces, the ability to handle the size and dynamic nature of the Internet addressing infrastructure, and throughput measured in packets per second. Ascend believes it presently competes favorably with respect to each of these factors and is positioned to respond to anticipated competitive actions.

  Ascend expects additional competition from existing competitors and from a number of other companies that may enter Ascend's existing and future markets. The additional competition could adversely affect Ascend's business, results of operations and financial condition. Some of Ascend's current and potential competitors have substantially greater financial, marketing and technical resources than Ascend.

MANUFACTURING AND QUALITY

  Ascend has received the International Standard Organization ("ISO") 9001 certification for quality. Ascend's manufacturing operations consist primarily of materials planning and procurement, final assembly, burn-in, final system testing and quality control. Ascend designs all of the hardware sub-assemblies for its products and uses the services of contract manufacturers to build these sub-assemblies and certain of its products to Ascend's specifications. Ascend presently uses a variety of independent third party contract assembly companies to perform printed circuit board assembly and in-circuit testing. Ascend installs its proprietary software into the electronically erasable programmable read only memory ("EEPROM") of its systems in order to configure products to meet customer needs and to maintain quality control and system security. The manufacturing process enables Ascend to configure the hardware and software in combinations to meet a wide variety of individual customer requirements. Ascend uses automated testing equipment and burn-in procedures, as well as comprehensive inspection, testing and statistical process control testing by technicians, to assure the quality and reliability of its products. To date, Ascend has not experienced significant product defects or customer returns of products.

  Although Ascend generally uses standard parts and components for its products, certain components, including certain key microprocessors and integrated circuits, are presently available only from a single source or from limited sources. Ascend has no supply commitments from its vendors and generally purchases components on a purchase order basis as opposed to entering into long term procurement agreements with vendors. Ascend has generally been able to obtain adequate supplies of components in a timely manner from current vendors or, when necessary to meet production needs, from alternate vendors. Ascend believes that, in most cases, alternate vendors can be identified if current vendors are unable to fulfill needs. However, delays or failure to identify alternate vendors, if required, or a reduction or interruption in supply or a significant increase in the price of components could adversely affect Ascend's revenues and financial results and could adversely impact customer relations.

  Ascend increased its manufacturing capacity in 1996, 1995 and 1994 by adding additional facilities and personnel and will continue to increase its manufacturing capacity as needed. Ascend's financial results could be adversely affected if it encounters delays or for any other reason does not expand manufacturing capacity as required.

PROPRIETARY RIGHTS

  Ascend's success and ability to compete is dependent in part upon its proprietary technology, although Ascend believes that its success is more dependent upon its technical expertise than its proprietary rights. Ascend relies on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect its proprietary technology. Ascend generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its software, documentation and other proprietary information. There can be no assurance that the steps taken by Ascend in this regard will be adequate to prevent misappropriation of its technology or that Ascend's competitors will not independently develop technologies that are substantially equivalent or superior to Ascend's technology. In addition, the laws of some foreign countries do not protect Ascend's proprietary rights to the same extent as do the laws of the United States. Ascend is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time Ascend has received claims of infringement of other parties' proprietary rights. There can be no assurance that third parties will not assert infringement claims in the future with respect to Ascend's current or future products or that any such claims will not require Ascend to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

EMPLOYEES

  As of December 31, 1996, Ascend employed 721 persons, including 366 in sales and marketing, 83 in manufacturing, 210 in engineering and 62 in finance and administration. Of these, 88 were employed outside of North America. None of Ascend's employees is represented by a labor union. Ascend has experienced no work stoppages and believes its relationship with its employees is good.

  Ascend's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing and product development personnel. Ascend does not have employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management or technical personnel could adversely affect Ascend.

  Ascend is currently experiencing rapid growth and expansion, which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for both existing and new management personnel. Ascend anticipates that its continued growth will require it to recruit and hire a substantial number of new engineering, sales, marketing and managerial personnel. There can be no assurance that Ascend will be successful at hiring or retaining these personnel. Ascend's ability to manage its growth successfully will also require Ascend to continue to expand and improve its operational, management and financial systems and controls and to expand its manufacturing capacity. If Ascend's management is unable to manage growth effectively, Ascend's business, results of operations and financial condition may be materially and adversely affected.

PROPERTIES

  Ascend's principal administrative, engineering, manufacturing, marketing and sales facilities total approximately 250,000 square feet and are located in four buildings in Alameda, California. Ascend occupies its current facilities under leases which expire at various dates through December 2001. In addition, Ascend leases sales offices and development centers in the metropolitan areas of Atlanta, Boston, Chicago, Cincinnati, Cleveland, Columbus, Durham, Dallas, Denver, Hartford, Houston, Indianapolis, Kansas City, Los Angeles, Minneapolis, New York, Orlando, Phoenix, Portland, Providence, Salt Lake City, San Francisco, Seattle, St. Louis, Tampa, Toronto, Vancouver and Washington D.C. Ascend expects that it will require additional facilities over the next few years, and Ascend believes that additional space will be available.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial information of Ascend is qualified by and should be read in conjunction with Ascend's consolidated financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1995 and 1994 and the balance sheet data as of December 31, 1996 and 1995 set forth below are derived from the consolidated financial statements included elsewhere in this Joint Proxy Statement/Prospectus. The consolidated statement of operations data for the years ended December 31, 1993 and 1992 and the consolidated balance sheet data as of December 31, 1994, 1993 and 1992 are derived from audited consolidated financial statements which are not included herein.

                                           YEAR ENDED DECEMBER 31,
                                  -------------------------------------------
                                    1996     1995    1994     1993     1992
                                  -------- -------- -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales........................ $549,297 $152,604 $39,655  $16,215  $ 7,236
Cost of sales....................  192,226   53,296  13,387    5,587    3,439
                                  -------- -------- -------  -------  -------
  Gross profit...................  357,071   99,308  26,268   10,628    3,797
Operating expenses:
  Research and development.......   40,291   12,400   6,139    3,092    2,480
  Sales and marketing............  111,599   35,447  11,409    5,790    4,305
  General and administrative.....   16,745    9,129   3,569    2,208    1,214
  Purchased research and
   development...................      --     3,032     --       --       --
  Costs of merger................   13,900      --      --       --       --
                                  -------- -------- -------  -------  -------
    Total operating expenses.....  182,535   60,008  21,117   11,090    7,999
                                  -------- -------- -------  -------  -------
Operating income (loss)..........  174,536   39,300   5,151     (462)  (4,202)
Interest, net....................   11,879    5,122     969       97      138
                                  -------- -------- -------  -------  -------
Income (loss) before income
 taxes...........................  186,415   44,422   6,120     (365)  (4,064)
Provision (benefit) for income
 taxes...........................   73,304   16,887    (430)     --       --
                                  -------- -------- -------  -------  -------
Net income (loss)................ $113,111 $ 27,535 $ 6,550  $  (365) $(4,064)
                                  ======== ======== =======  =======  =======
Net income (loss) per share...... $   0.89 $   0.25 $  0.07  $  0.00  $ (0.34)
                                  ======== ======== =======  =======  =======
Number of shares used in per
 share calculation...............  127,809  111,362  94,583   83,117   12,051
                                  ======== ======== =======  =======  =======

                                                    DECEMBER 31,
                                      -----------------------------------------
                                        1996     1995    1994    1993    1992
                                      -------- -------- ------- ------- -------
                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................... $467,883 $262,750 $46,107 $10,578 $ 8,037
Total assets.........................  651,866  370,014  60,857  15,362  11,041
Total stockholders' equity...........  547,450  324,987  50,675  12,122   9,100

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 OVERVIEW

  Ascend develops, manufactures, markets, sells and supports a broad range of high-speed integrated remote networking products that enable its customers to build: (i) Internet access systems consisting of POP termination equipment for ISPs and remote site Internet access equipment for Internet subscribers; (ii) high speed IP switches for application in telecommunications carriers and ISP backbone networks; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. These products support existing digital and analog networks. Net sales have increased due to the market acceptance of MAX and Pipeline products and continuing acceptance of the Multiband product family, and due to the expansion of Ascend's domestic and international distribution network.

  Ascend acquired four companies in the year ended December 31, 1996. In December 1996, Ascend acquired StonyBrook, a developer of network management software. In August 1996, Ascend acquired NetStar, a developer and manufacturer of high performance, high speed IP network switches, and Subspace, a manufacturer of PC-based data and telecommunications products for the home and small office environments. In March 1996, Ascend acquired Morning Star, a manufacturer of network routing software and advanced network security products. In addition, in 1997 Ascend acquired InterCon, a leading developer of client software products for both the corporate and ISP markets and Whitetree, a developer and manufacturer of high speed switching products.

 RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of net sales represented by certain line items from Ascend's consolidated statements of income:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
Net sales..................................................... 100%  100%  100%
Cost of sales.................................................  35    35    34
                                                               ---   ---   ---
  Gross profit................................................  65    65    66
Operating expenses:
  Research and development....................................   7     8    15
  Sales and marketing.........................................  20    23    29
  General and administrative..................................   3     6     9
  Purchased research and development..........................   -     2     -
  Costs of merger.............................................   3     -     -
                                                               ---   ---   ---
    Total operating expenses..................................  33    39    53
                                                               ---   ---   ---
Operating income..............................................  32    26    13
Interest, net.................................................   2     3     2
                                                               ---   ---   ---
Income before income taxes....................................  34    29    15
Provision (benefit) for income taxes..........................  13    11    (1)
                                                               ---   ---   ---
Net income....................................................  21%   18%   16%
                                                               ===   ===   ===

 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Net Sales. Net sales for 1996 increased 260% to $549.3 million as compared to $152.6 million in 1995, which increased 285% from $39.7 million in 1994. International sales (sales outside of North America) increased to $261.4 million in 1996 as compared to $43.9 million in 1995 and to $7.9 million in 1994 and accounted for 48%, 29% and 20% of net sales in 1996, 1995 and 1994, respectively.

  The growth in net sales during 1996 and 1995 was attributable primarily to an increase in unit shipments as a result of market acceptance of Ascend's MAX and Pipeline product families and the expansion of the domestic and international distribution network. The increase in unit shipments of the MAX family of products was primarily attributable to the growth in business from ISPs and increased demand for corporate WAN access applications. The MAX product family accounted for approximately 82% of net sales in 1996 as compared to approximately 63% in 1995 and approximately 26% in 1994. The Pipeline product family accounted for approximately 12% of net sales in 1996 as compared to approximately 20% of net sales in 1995, but increased in absolute dollars for the same time period. The Pipeline product family accounted for approximately 10% of net sales in 1994. The increase in net sales of the Pipeline family of products from 1994 to 1996 was principally due to growth in Ascend's VAR and distributor channels and increased demand for remote and Internet access products by end-user customers. Net sales of Ascend's Multiband products accounted for approximately 5% of net sales in 1996 compared to approximately 15% of net sales in 1995 and approximately 58% of net sales in 1994. The decreases in Multiband net sales as a percentage of total net sales were due to the rapid increase in sales of Ascend's MAX and Pipeline products.

  In North America, Ascend relies on third party distribution channels, including VARs and distributors, major telecommunications carriers and applications equipment manufacturers for a substantial portion of its net sales. Sales to these third party distribution channels accounted for approximately 31%, 48% and 64% of Ascend's net sales in 1996, 1995 and 1994, respectively. AT&T, a telecommunications carrier, accounted for approximately 3%, 5% and 15% of net sales in 1996, 1995 and 1994, respectively. Also, UUNET, an ISP that first commenced volume purchases of Ascend's products in 1995, accounted for approximately 7% and 11% of net sales in 1996 and 1995, respectively. International sales (sales outside of North America) are made through telecommunications carriers, ISPs, VARs and distributors, and accounted for 48%, 29% and 20% of net sales in 1996, 1995 and 1994, respectively. There can be no assurance that sales to these entities or any of Ascend's other customers will remain at or exceed historical levels in any future period.

  Gross Margin. Gross margin was 65% for 1996 and 1995 compared to 66% for 1994. The decrease in gross margin between 1994 and 1995 was primarily due to increased unit shipments of the Pipeline family of products which has a lower gross margin than the Multiband and MAX products. In the past, gross margins have been affected by the mix of products sold and the mix of distribution channels used by Ascend. In the future, Ascend's gross margins may be affected by several factors, including the mix of products sold, the price of products sold, the introduction of new products with lower gross margins, the distribution channels used, price competition, increases in material costs and changes in other components of cost of sales.

  Research and Development. Research and development expenses increased to $40.3 million in 1996 compared to $12.4 million in 1995 and $6.1 million in 1994. These increases were primarily due to the addition of engineering personnel, payments for consulting services in connection with developing and enhancing Ascend's existing and new products and payments for consulting services related to filing applications and product testing required to obtain governmental approvals to resell Ascend's products outside of North America. In 1996, research and development expenses increased in part through the addition of engineering personnel as a result of Ascend's mergers and acquisitions. Research and development expenses as a percentage of net sales decreased to 7% in 1996 from 8% in 1995 and 15% in 1994, primarily due to increased net sales. Ascend expects that spending for research and development will increase in absolute dollars in 1997 but may continue to vary as a percentage of net sales.

  Sales and Marketing. Sales and marketing expenses were $111.6 million, $35.4 million and $11.4 million for 1996, 1995 and 1994, respectively. These increases in expenses were primarily due to the addition of sales, marketing and technical support personnel, increased commissions, expenditures for demonstration and loaner equipment used by customers and expenses associated with opening additional sales offices in North America, Europe and Asia and the Pacific Basin. The growth in sales, marketing and technical support personnel was primarily due to the need to manage the activities of an increased number of VARs, distributors, end-user customers and to the introduction of several new products. Sales and marketing expenses as a percentage of net sales, however, decreased to 20% in 1996 from 23% in 1995 and 29% in 1994, primarily due to increased net sales. Ascend expects that sales and marketing expenses will increase in absolute dollars in 1997 but may continue to vary as a percentage of net sales.

  General and Administrative. General and administrative expenses increased to $16.7 million in 1996 as compared to $9.1 million in 1995 and $3.6 million in 1994. These increases were primarily due to the addition of finance and administrative personnel, bonus compensation paid to Ascend's employees, increased costs for insurance and contract personnel associated with information systems service and support, and increased costs associated with being a public company. General and administrative expenses as a percent of net sales decreased to 3% in 1996 from 6% in 1995 and 9% in 1994, primarily due to increased net sales. Ascend expects that spending for general and administrative activities will increase in absolute dollars in 1997 but may continue to vary as a percentage of net sales.

  Purchased Research and Development. Purchased research and development costs were $3.0 million for 1995. These costs were for the purchase of technology and related assets associated with the DaynaLINK product family from Dayna Communications, Inc. on September 1, 1995. The acquisition provides technology and expertise that Ascend is using to enhance and expand the functionality of its MAX family of products.

  Costs of Merger. For the year ended December 31, 1996, Ascend charged to operations one-time merger costs of approximately $13.9 million. These costs principally related to the acquisition of NetStar during 1996 and consist primarily of investment banking and professional fees and other direct costs associated with the merger. Of the $13.9 million in one-time merger costs, approximately $7.5 million are not deductible for income tax purposes and approximately $11.5 million have been paid as of December 31, 1996.

  Interest Income. Interest income increased to $11.9 million in 1996 compared to $5.1 million in 1995 and $969,000 in 1994. The increase in interest income during 1996 and 1995 is due primarily to the investment of proceeds from Ascend's public offerings of its common stock which were completed in August 1995 and May 1994, proceeds from the exercise of stock options and issuance of common stock in connection with Ascend's employee and outside director stock plans and cash from operations.

  Provision for Income Taxes. The provision for income taxes for 1996 was $73.3 million, an effective tax rate of 39.3%, compared to an effective tax rate of 38% and 0% for 1995 and 1994, respectively. Ascend's effective tax rate for 1996 was impacted by approximately $7.5 million of non-deductible one-time merger costs associated with the NetStar, Morning Star, Subspace and StonyBrook acquisitions. Ascend's effective tax rate of 38% for the year ended December 31, 1995 approximates the net effective statutory federal and state rates adjusted for tax exempt interest income and the tax benefits associated with Ascend's Foreign Sales Corporation. The provision for income taxes for 1994 reflects the utilization of Ascend's net operating loss carryforwards, which were substantially utilized as of December 31, 1994.

 LIQUIDITY AND CAPITAL RESOURCES

  At December 31, 1996, Ascend's principal sources of liquidity included $408.9 million of cash and cash equivalents, short-term investments and investments and an unsecured $15.0 million revolving line of credit which expires in November 1997. There were no borrowings under the line of credit in 1996. The increase in cash and cash equivalents of $66.9 million for 1996 was principally due to $103.6 million of proceeds from, and tax benefits related to, the exercise of stock options and issuance of common stock in connection with Ascend's employee and outside director stock plans and by $54.5 million of funds provided by operations, offset by $89.1 million of funds used in investment activities and $2.1 million of repayment of notes payable. The net cash provided by operating activities for 1996 was primarily due to net income and increases in accounts payable, accrued liabilities and accrued compensation and related liabilities offset by increases in accounts receivable, inventories and other assets.

  Net cash used in investing activities of $89.1 million for 1996 related primarily to expenditures for furniture, fixtures and equipment of $38.7 million and net purchases of investments of $52.6 million. Financing activities provided $101.5 million for 1996, primarily due to $103.6 million of proceeds from, and tax benefits related to, the exercise of stock options and issuance of common stock in connection with Ascend's employee and outside director stock plans less $2.1 million used to repay notes payable.

  At December 31, 1996, Ascend had $467.9 million in working capital. Ascend currently has no significant capital commitments other than commitments under facilities and operating leases. Ascend believes that its available sources of funds and anticipated cash flow from operations will be adequate to finance current operations, anticipated investments and capital expenditures for at least the next 12 months.

MANAGEMENT

  Ascend's current directors and executive officers and their ages are as follows:

 NAME                                   AGE              POSITION
 ----                                   ---              --------
 Mory Ejabat...........................  47 President, Chief Executive Officer
                                            and Director
 Robert K. Dahl........................  56 Vice President, Finance, Chief
                                            Financial
                                            Officer, Secretary and Director
 Curtis N. Sanford.....................  38 Senior Vice President,
                                            International Sales and General
                                            Manager of International
                                            Operations
 Michael Hendren.......................  50 Senior Vice President, North
                                            America Sales
 Anthony Stagno........................  56 Vice President, Manufacturing
 Michael J. Johnson....................  44 Controller and Chief Accounting
                                            Officer
 Jeanette Symons.......................  34 Executive Vice President, Advanced
                                            Products and Technology Group and
                                            Chief Technical Officer
 Bernard Schneider.....................  40 Vice President, Strategic Business
                                            Development
 William H. Kind.......................  42 Vice President, Engineering
 Maureen Lawrence......................  48 Vice President, Marketing
 Betsy S. Atkins(1)....................  43 Director
 Roger L. Evans(2).....................  51 Director
 C. Richard Kramlich(1)................  61 Director
 James P. Lally(2).....................  51 Director
 Martin Schoffstall....................  37 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Mr. Ejabat joined Ascend in January 1990 as Vice President, Operations, and he served in this capacity until December 1992. From December 1992 until March 1994, he served as Executive Vice President. From March 1994 until June 1995, he served as President, Chief Operating Officer and a director of Ascend. Since June 1995, he has served as President, Chief Executive Officer and a director of Ascend. From January 1979 to
June 1989, Mr. Ejabat was employed by Micom Systems, Inc., a data communications equipment manufacturer, where he served in various management capacities, including Vice President for Wide Area Communications Products and Vice President of Development and Operations.

  Mr. Dahl joined Ascend in January 1994 as Vice President, Finance and Chief Financial Officer. He has served as a director of Ascend since July 1995. From May 1991 to December 1993, Mr. Dahl was a private investor and a principal in Dahl-De Vivo Management Co., a private investment firm. From January 1991 to May 1991, he was employed as Executive Vice President and Chief Financial Officer for Digital Microwave Corporation. From January 1988 to December 1990, Mr. Dahl was Senior Vice President, Chief Financial Officer and a member of the Board of Directors of American President Cos., Ltd., a diversified transportation company.

From July 1986 to December 1987, he was employed by Ungermann-Bass, Inc., a networking equipment supplier, as Executive Vice President and Chief Financial Officer and also served as a member of its Board of Directors. From June 1979 to July 1986, he was employed as Vice President and Chief Financial Officer of ROLM Corporation, a manufacturer of customer premises communications equipment.

  Mr. Sanford joined Ascend in January 1990 as Vice President, International. From January 1993 until May 1994 he served as Vice President, Worldwide Marketing and International Sales. From May 1994 to December 1995 he served as Vice President, International Sales. Since December 1995, he has served as Senior Vice President, International Sales and General Manager of International Operations. From June 1980 to December 1989, Mr. Sanford was employed by BBN Communications Corporation, a data communications equipment manufacturer, and was Director, Far East Operations at the end of his employment there.

  Mr. Hendren joined Ascend in May 1994 as Vice President, North American Sales. Since December 1995, he has served as Senior Vice President, North America Sales. From January 1990 to April 1994, Mr. Hendren was employed by ACC Corp., a communications equipment manufacturer, and was Vice President of Sales at the end of his employment there.

  Mr. Stagno joined Ascend in January 1992 as Director, Quality Assurance, and since July 1994 has served as Vice President, Manufacturing. From November 1989 to December 1991, Mr. Stagno was employed by MiniMed Technologies, an electronic medical instruments manufacturer, and was Director, Quality Assurance at the end of his employment there.

  Mr. Johnson joined Ascend in May 1994 as Controller and Chief Accounting Officer. From December 1992 to May 1994, Mr. Johnson was Vice President of Finance and Chief Financial Officer for Skylawn Corporation. From October 1990 to November 1992, he was employed as Controller and Chief Accounting Officer for Itel Rail Corporation, a rail car leasing, maintenance, and transportation company. From July 1987 to September 1990, Mr. Johnson was Vice President and Chief Financial Officer of the Oakland Tribune, Inc., a newspaper publisher. From May 1981 to June 1987, he was employed as Controller of Baron Data Systems, Inc., a computer software and equipment manufacturer.

  Ms. Symons is a co-founder of Ascend and served as Director of Engineering from Ascend's inception until March 1994. From March 1994 to June 1995, Ms. Symons served as Assistant Vice President, Engineering. From June 1995 to January 1997 she served as Vice President, Engineering and Chief Technical Officer. Since January 1997, she has served as Executive Vice President, Advanced Products and Technology Group and Chief Technical Officer. From October 1983 to December 1988, she was employed as an engineer by Hayes Microcomputer Products, Inc., a data communications equipment manufacturer.

  Mr. Schneider joined Ascend in June 1995 as Vice President, Marketing and served in this capacity until July 1996. Since July 1996, Mr. Schneider has served as Vice President, Strategic Business Development. From July 1990 to June 1995, Mr. Schneider was Director of Data Product Management of Sprint Corp., a telecommunications equipment provider. From October 1983 to July 1990, Mr. Schneider was Director, Telecommunications for United Stationers, an office products company.

  Mr. Kind joined Ascend in October 1996 as Vice President, Engineering. From October 1995 to October 1996, Mr. Kind was Senior Director of Engineering at Cisco. From October 1985 to June 1995, Mr. Kind served in various senior engineering management positions in the Networking Division of Hewlett Packard in Roseville, California.

  Maureen Lawrence joined Ascend in early April 1997 as Vice President, Marketing following Ascend's acquisition of Whitetree. From January 1994 until March 1997, Ms. Lawrence served as the President and Chief Executive Officer of Whitetree. Before joining Whitetree, she was Vice President and General Manager of the Adaptive Division of N.E.T., an early developer of ATM technology. Prior to N.E.T., Ms. Lawrence spent a year at the venture capital firm Institutional Venture Partners, where she was responsible for analyzing potential communications investments. In addition, Ms. Lawrence has served as Vice President of Marketing and Service for Vitalink Communications, a provider of wide-area internetworking products, and Vice President of Marketing for Chipcom Corporation.

  Ms. Atkins has served as a director of Ascend since August 1989. Ms. Atkins was President and Chief Executive Officer of Nellson Candies, Inc. from 1990 to 1993. From August 1989 to January 1990, she was Vice President of Marketing and Sales for Ascend. From 1987 to 1988, she was Vice President of Marketing for Unisys Corporation, a computer manufacturer.

  Mr. Evans has served as a director of Ascend since April 1989. Mr. Evans has been a special limited partner of Greylock Capital Limited Partnership, a venture capital partnership, and a member of the management of Greylock Management Corporation, the service organization to the Greylock venture capital partnerships, since 1989, and has been a general partner of Greylock Limited Partnership since 1991, of Greylock Equity Limited Partnership since 1994, and Greylock IX Limited Partnership since early 1997. From October 1988 until joining Greylock, Mr. Evans was a consultant. From 1985 until October 1988, he served as President and Chief Executive Officer of Micom Systems, Inc., a manufacturer of data communications equipment. Mr. Evans also serves on the Board of Directors of HNC Software, Inc.

  Mr. Kramlich has served as a director of Ascend since February 1990. Mr. Kramlich has been a general partner of New Enterprise Associates, a venture capital firm, since June 1978. Mr. Kramlich also serves on the Board of Directors of Chalone, Inc., Macromedia, Inc., Neopath, Inc., Silicon Graphics, Inc., SyQuest Technology, Inc., Lumisys, Inc. and Graphix Zone, Inc.

  Mr. Lally has served as a director of Ascend since April 1989. Mr. Lally has been a general partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1981. Mr. Lally also serves on the Board of Directors of Visioneer, Inc.

  Mr. Schoffstall has served as a director of Ascend since June 1996. Mr. Schoffstall is a founder of Epicenter, Inc., an Internet gaming company, and has served as its President and Chairman of the Board of Directors since its inception in April 1996. Mr. Schoffstall is a co-founder of PSINet Inc. ("PSINet"), an Internet access and service provider, and served as PSINet's Senior Vice President from February 1995 to April 1996 and as director and Chief Technical Officer of PSINet from its inception in 1988 to April 1996. Mr. Schoffstall also served as Vice President and Treasurer of PSINet from 1988 to February 1995. Prior to forming PSINet, Mr. Schoffstall was co-founder and, from 1987 to 1989, served as Vice President for Technology and Marketing, of NYSERNet (New York State Education and Research Network). Mr. Schoffstall co-authored the national standard network management software, SNMP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of March 31, 1997, with respect to the beneficial ownership of Ascend Common Stock by (i) each director of Ascend, (ii) the individuals who served as the Chief Executive Officer of Ascend in 1996, and the four other highest compensated executive officers of Ascend whose salary and bonus for the year ended December 31, 1996 exceeded $100,000, (iii) all directors and executive officers of Ascend as a group, and (iv) each person known by Ascend to own more than 5% of Ascend Common Stock.

                                                        SHARES OWNED(1)
                                                      ------------------------
                                                       NUMBER       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNERS                 OF SHARES      OF CLASS
-------------------------------------                 ---------     ----------
DIRECTORS AND EXECUTIVE OFFICERS
Mory Ejabat.......................................... 1,320,622(2)     1.08%
Roger L. Evans....................................... 1,050,279(3)      *
  c/o Greylock Capital Limited Partnership
  One Federal Street
  Boston, MA 02110
Robert K. Dahl.......................................   805,599(4)      *
C. Richard Kramlich..................................   238,618(5)      *
  c/o New Enterprise Associates
  235 Montgomery Street, Suite 1025
  San Francisco, CA 94104
Betsy S. Atkins......................................   167,515(6)      *
James P. Lally.......................................   213,808(7)      *
  c/o Kleiner Perkins Caufield & Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025
Curtis N. Sanford....................................   616,502(8)      *
Jeanette Symons...................................... 1,073,765(9)      *
Michael Hendren......................................   458,132(10)     *
Martin Schoffstall...................................     1,600         *
Directors and executive officers as a group (15
persons)............................................. 6,748,993(11)    5.36
5% STOCKHOLDERS
FMR Corp............................................. 8,035,720(12)    6.65
  82 Devonshire Street
  Boston, MA 02109

--------
* Less than 1%
 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Ascend Common Stock shown as beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the individuals in the table may be contacted c/o Ascend Communications, Inc., One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, CA 94502.
 (2) Mr. Ejabat is the President, Chief Executive Officer and a director of Ascend. Includes 1,273,844 shares which are subject to options exercisable within 60 days of March 31, 1997 and 4,000 shares held as trustee of a trust for the benefit of his children.
 (3) Mr. Evans is a director of Ascend. Includes (i) 870,279 shares held as trustee of the Roger Evans and Jacqueline Evans Family Trust, dated
     March 8, 1989; and (ii) 180,000 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (4) Mr. Dahl is Vice President, Finance, Chief Financial Officer, Secretary and a director of Ascend. Includes 599,786 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (5) Mr. Kramlich is a director of Ascend. Includes 132,000 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (6) Ms. Atkins is a director of Ascend. Includes 72,000 shares which are subject to options exercisable within 60 days of March 31, 1997 and 37,182 shares held by her husband.
 (7) Mr. Lally is a director of Ascend. Includes 180,000 shares which are subject to options exercisable within 60 days of March 31, 1997.
 (8) Mr. Sanford is Senior Vice President, International Sales and General Manager of International Operations of Ascend. Includes 456,688 shares which are subject to options exercisable within 60 days of March 31, 1997. Also includes 2,000 shares owned by Mr. Sanford's child.
 (9) Ms. Symons is Executive Vice President, Advanced Products and Technology Group and Chief Technical Officer of Ascend. Includes 895,093 shares which are subject to options exercisable within 60 days of March 31, 1997.
(10) Mr. Hendren is Senior Vice President, North America Sales of Ascend. Includes 458,124 shares which are subject to options exercisable within 60 days of March 31, 1997.
(11) Includes 5,050,072 shares which are subject to options exercisable within 60 days of March 31, 1997.
(12) Based solely on a Schedule 13G filed with the Commission on February 10, 1997.

EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of Ascend in 1996 and the four other most highly compensated executive officers of Ascend as of December 31, 1996, whose total salary and bonus for 1996 exceeded $100,000, for services in all capacities to Ascend during 1996:

                         SUMMARY COMPENSATION TABLE(1)

                                                                   LONG TERM
                                                                  COMPENSATION
                            ANNUAL COMPENSATION        OTHER         AWARDS
    NAME AND PRINCIPAL     ----------------------    NON-CASH       OPTIONS
         POSITION          YEAR  SALARY   BONUS   COMPENSATION(2)   (SHARES)
    ------------------     ---- -------- -------- --------------- ------------
Mory Ejabat............... 1996 $327,928 $487,500     $ 3,983        400,000
President and Chief
 Executive Officer         1995  233,103  230,000       4,740      1,023,840
                           1994  163,015   81,505       5,159        186,664
Curtis N. Sanford ........ 1996  541,051      --        4,860        150,000
Senior Vice President,
International Sales and    1995  333,465      --        4,860        251,680
General Manager of
International Operations   1994  135,500   67,675       4,824        160,000
Michael Hendren .......... 1996  325,227      --          --         150,000
Senior Vice President,
North America Sales        1995  331,029      --          --         170,000
                           1994  128,026      --          --         680,000
Robert K. Dahl ........... 1996  290,960  435,000      14,272        350,000
Vice President, Finance,   1995  201,803  200,000      19,290        401,680
Chief Financial Officer
and Secretary              1994  135,000   70,000      26,130        866,664
Jeanette Symons .......... 1996  200,000  300,000       3,240        300,000
Executive Vice President,
Advanced                   1995  141,500  141,500       3,240        501,760
Products and Technology
Group and                  1994  105,000   21,000         --         106,664
Chief Technical Officer

--------
(1) Total amount of personal benefits paid to each executive officer during the year was less than the lesser of (i) $50,000 or (ii) 10% of the officer's total reported salary and bonus.

(2) Represents interest waived by Ascend which had accrued on full-recourse notes from the executive officer during the fiscal year. See "Information Concerning Ascend--Certain Relationships and Related Transactions."

  The following table provides the specified information concerning grants of options to purchase Ascend Common Stock made during 1996 to the persons named in the Summary Compensation Table:

                             OPTION GRANTS IN 1996

                                     % OF TOTAL                      POTENTIAL REALIZABLE VALUE
                                      OPTIONS                          AT ASSUMED ANNUAL RATES
                                     GRANTED TO                      OF STOCK PRICE APPRECIATION
                           OPTIONS   EMPLOYEES  EXERCISE                 FOR OPTION TERM(3)
                           GRANTED   IN FISCAL  PRICE PER EXPIRATION ----------------------------
          NAME           (SHARES)(1)    YEAR    SHARE(2)     DATE         5%            10%
          ----           ----------- ---------- --------- ---------- ------------- --------------
Mory Ejabat.............   400,000      5.1%     $61.875   12/16/06  $  15,565,142 $  39,445,126
Curtis N. Sanford.......   150,000      1.9       61.875   12/16/06      5,836,928    14,791,922
Michael Hendren.........    50,000      0.6       65.938    5/29/06      2,073,387     5,254,370
                           100,000      1.3       61.875   12/16/06      3,891,286     9,861,281
Robert K. Dahl..........   350,000      4.4       61.875   12/16/06     13,619,499    34,514,485
Jeanette Symons.........   300,000      3.9       61.875   12/16/06     11,673,857    29,583,844

--------
(1) All options granted in 1996 were granted under Ascend's 1989 Stock Option Plan. Options generally vest, in the case of new employees, as to 1/4th of the subject shares on the first anniversary of the employee's hire date, and an additional 1/48th of the subject shares upon completion of each succeeding full month of continuous employment with Ascend thereafter. Subsequent options granted to an employee typically vest as to 1/48th of the subject shares upon completion of each full month of continuous employment following the date of grant. The Ascend Board retains discretion to modify the terms, including the price, of outstanding options.
(2) All options were granted with an exercise price equal to the fair market value per share of the Ascend Common Stock on the date of grant, as determined by the Ascend.
(3) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Commission and do not represent Ascend's estimate or projection of the future market price of Ascend Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Ascend, overall market conditions and the option holders' continued employment through the vesting period.

  The following table provides the specified information concerning exercises of options to purchase Ascend Common Stock in 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation
Table:

                      AGGREGATE OPTION EXERCISES IN 1996
                          AND YEAR-END OPTION VALUES

                                                                             VALUE OF UNEXERCISED
                                                   NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                           SHARES                 OPTIONS AT 12/31/96(1)        AT 12/31/96(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME            EXERCISE    REALIZED   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Mory Ejabat.............   231,774   $13,807,206  1,328,182         0      $44,237,070       $0
Curtis N. Sanford.......       --            --     456,687         0       14,905,750        0
Michael Hendren.........   250,584    13,668,269    525,416         0       21,706,547        0
Robert K. Dahl..........    41,520     2,689,254    682,160         0       11,995,385        0
Jeanette Symons.........       --            --     895,093         0       31,998,440        0

--------
(1) Options granted under Ascend's 1989 Stock Option Plan are generally immediately exercisable subject to a repurchase right in favor of Ascend which lapses as the option vests.

(2) Valuation based on the difference between the option exercise price and the fair market value of Ascend's Common Stock on December 31, 1996 (which was $62.125 per share, based on the closing sales price of Ascend Common Stock as quoted on The Nasdaq National Market).

 Employment Contracts and Termination and Change of Control Arrangements

  In June 1995, Ascend entered into an employment agreement with Robert Ryan, former Chief Executive Officer of Ascend, pursuant to which Mr. Ryan would remain an employee of Ascend until June 1997; Ascend would continue to pay Mr. Ryan at his then-current salary until June 1996 and thereafter would pay Mr. Ryan $84,000 per year; Mr. Ryan would participate in Ascend's 1995 bonus program for its executive officers; Mr. Ryan would continue to participate in Ascend's benefit plans and Mr. Ryan would receive an option to purchase 400,000 shares of Ascend Common Stock. This option was granted to Mr. Ryan on June 6, 1995.

  Certain options granted under Ascend's 1989 Stock Option Plan or under Ascend's 1994 Directors Plan contain provisions pursuant to which the unvested portions of outstanding options become immediately exercisable and fully vested upon a merger of Ascend in which Ascend's stockholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Ascend or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of consummation of such merger, or assumed or substituted for by the successor corporation.

 Director Compensation

  For each meeting of the Ascend Board which they attend, directors are reimbursed for reasonable travel expenses incurred. Pursuant to Ascend's 1994 Outside Directors Stock Option Plan, all directors who are not employees of Ascend are automatically granted non-qualified stock options to purchase Ascend Common Stock upon their initial appointment to the Ascend Board and thereafter on an annual basis. The grant on initial appointment is for an option to purchase 192,000 shares and the annual grant is for an option to purchase 48,000 shares. Such options generally become vested and exercisable in equal annual installments over a four-year period beginning on the date of grant.

 Certain Relationships and Related Transactions

  During 1994, Ascend accepted full-recourse notes, bearing interest at 5.4% per annum, from certain executive officers and key employees in payment of the exercise price for options granted in January 1994. Ascend waived an aggregate of approximately $43,000, $33,000 and $30,000 of interest which had accrued on these notes during 1994, 1995 and 1996, respectively. The Company received notes with principal amounts of $105,000, $487,500, $90,000 and $60,000 from Mr. Ejabat, Mr. Dahl, Mr. Sanford and Ms. Symons, respectively.

  For a description of the compensation of officers of Ascend, see "Information Concerning Ascend--Executive Compensation and Other Matters."

  To date, Ascend has made no loans to officers, directors, principal stockholders or other affiliates other than as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of Ascend's independent and disinterested directors.

                        INFORMATION CONCERNING CASCADE

  The following Information Concerning Cascade section provides information on the business of Cascade on a stand-alone basis and does not describe the business of Cascade if the Merger is consummated. The following Business section also contains forward-looking statements which involve risks and uncertainties, including forward-looking statements regarding new product development, expansion of operations, international expansion and growth in the market for WAN data communications services. Cascade's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those factors set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus.

BUSINESS

  Cascade develops, manufactures, markets and supports a family of high performance, multi-service wide area network switches that enable public service providers and private network managers to provide cost-effective, high-speed data, video and voice communications services to end users. Wide area networks built on Cascade's switches are designed to support one or more of the major broadband packet communications protocols and services, including Frame Relay, IP, SMDS and ATM. Users or other networking devices access Cascade's products over a variety of media, including twisted pair, coaxial and fiber optic leased line facilities, analog modem and ISDN dial facilities and wireless facilities.

RECENT DEVELOPMENTS

  On January 28, 1997, Cascade completed its acquisition of Sahara, a privately held developer of scalable, high-speed broadband access products located in Wallingford, Connecticut, by means of a merger of a wholly-owned subsidiary of Cascade with and into Sahara. As a result of the acquisition, Sahara became a wholly-owned subsidiary of Cascade. Cascade issued approximately 3.4 million shares of Cascade Common Stock in exchange for all the outstanding shares of Sahara. In addition, Cascade assumed all outstanding Sahara stock options to purchase approximately 400,000 shares of Cascade Common Stock. The combination is being accounted for as a purchase.

  Sahara is in the process of designing, manufacturing and marketing integrated broadband access products for communications services based on ATM technology. Cascade expects to integrate Sahara's products into Cascade's carrier-class network management, Quality of Service and IP capabilities across Cascade's product lines, enabling Cascade's service provider customers to extend their high-speed network infrastructure to the customer premise. These products are intended to serve multiple markets focusing on LECs, IXCs, CAPs, and PTTs and large information intensive end users.

WIDE AREA NETWORK INDUSTRY

  Corporations have traditionally built their WANs by purchasing time division multiplexers ("TDM") from equipment vendors and interconnecting them with long distance lines leased from network service providers. While TDM products can accommodate many forms of information, including voice, video and data, they were designed and optimized for fixed path, fixed bandwidth applications, especially voice.

  The rapid growth in the number of personal computers, workstations and end-user applications has led to the extensive deployment of LANs in corporate environments. As these LAN-based users need to communicate with users at other sites, corporations installed bridges and multiprotocol routers to interconnect them across wide area networks.

  Most wide area router-based networks were installed on the TDM networks already put in place. However, these TDM networks are not well suited for the dynamic, high bandwidth communications of LAN-based data coming from PCs and workstations. Although vendors of TDM products have provided upgrade modules to support the newer data and video traffic, these older architectures have been unable to scale to accommodate the tremendous growth in the data traffic as well as support the dynamic nature of this communication. As such, a new generation of wide area network technologies has been developed to address these needs, including Frame Relay, SMDS and ATM.

  Frame Relay, the most widely deployed of the three current broadband packet technologies, was designed to provide cost-effective dynamic WAN connectivity for data applications. Frame Relay is used by public network service providers for provisioning of WAN data services as well as large end users for private network applications. Although originally specified to operate at speeds from 56 and 64 Kbps (thousands of bits per second) to T1 and E1 speeds (1.5 Mbps, millions of bits per second and 2.048 Mbps, respectively), due to its popularity, Frame Relay has been extended to support lower speed applications, such as 9.6 Kbps and 19.2 Kbps to very high speed backbone applications at DS3 (45 Mbps) and E3 (European equivalent at 34 Mbps). Also, while popularized for router-based networks, Frame Relay has also become a cost-effective solution for hierarchical IBM-based System Network Architecture ("SNA") data networks as well as packet-based voice and video applications.

  SMDS was designed by Bellcore as the basis of a very high speed public data service offering to be provisioned by the RBOCs. SMDS only became accepted once lower speed support at 56/64 Kbps and T1/E1 speeds were provided. While still popular among many end users due to its simplicity, SMDS has not become as popular as Frame Relay.

  ATM was designed with the very broad goal of supporting all forms of communications, including voice, video and data, in both the LAN and the WAN. Within the wide area network, ATM has been developed to provide two levels of service offerings: 1) as a high bandwidth backbone technology for other packet data services, such as Frame Relay, SMDS and IP based router networks, and 2) as the basis of a new high speed information service, simultaneously supporting all forms of communications, including voice, video and data applications.

THE INTERNET

  The Internet has become very popular with businesses as well as home users for access to a wide variety of information located on computing resources around the world. While many refer to the Internet as if it were a single network, it is actually a network of networks. Originally designed out of IP based routers for providing access by governments and universities to the world's research information, the Internet has become highly popularized by Web-based applications and extends to business and home users for accessing a very broad range and types of information.

  New Internet service providers have emerged to provide access to these computing and information storage resources available over the Internet. They provide dedicated access via leased lines for business users as well as analog modem and ISDN dial-in access, both for business as well as home use. These Internet access networks are predominately based on three types of networking equipment: a) IP routers; b) remote access servers; and c) Frame Relay and ATM switches.

THE CASCADE SOLUTION

  Cascade pioneered the concept of utilizing a single, powerful switching platform to simultaneously support the major broadband packet communications services, including Frame Relay, SMDS and ATM. Cascade's multi-service, standards-based products enable public service providers and private network managers to select the transmission services with the cost and performance attributes that best fit the end user's requirements, without requiring them to build multiple separate specialized networks. In addition to addressing the requirements for provisioning services for internal communications needs, Cascade's Frame Relay and ATM product offerings are widely deployed in numerous Internet access provider networks, including many of the world's largest ISPs.

  With the acquisition of Arris in May 1996, Cascade now offers a wide range of options to access its broadband network switches, including twisted pair, coaxial and fiber optic leased line facilities; analog modem and ISDN dial facilities; and wireless facilities. Cascade, together with Arris, also offers comprehensive and cost-effective deployment for all major broadband packet technologies, including Frame Relay, ATM, SMDS and IP, for both Intranet as well as Internet applications.

PRODUCTS

  With the introduction of the AX 800 and AX 1600 High Capacity Access Switches in September 1996, Cascade now offers four product families of wide area network switches which address a broad range of service provisioning options. These include the STDX 6000, the B-STDX 8000 and 9000, the CBX 500 and the AX 800 and 1600. All Cascade switches are modular in design, and can be configured with many types of network interface modules to support a wide variety of end user access devices and network connections. Cascade's product architecture emphasizes software-based solutions in order to permit the implementation of new services and standards in a cost-effective manner. Cascade's products have been designed for use as WAN switches primarily for public service networks for internal as well as Internet access applications and for use in large private networks.

  STDX 6000. The STDX 6000 is designed to aggregate low speed data traffic from remote sites onto larger networks and to serve as a backbone for small networks. A popular platform for medium and even large service providers in the early deployment of Frame Relay, STDX 6000 networks have yielded to the distributed packet processing capabilities and complete redundancy offered by the B-STDX 8000 and 9000 platforms now widely deployed in large Frame Relay, SMDS and ATM networks worldwide. The STDX 6000 is still attractive in regions of the world outside the United States where cost, especially at low speeds, is of highest concern and where traffic and redundancy requirements are significantly lower than in the U.S. and in other deregulated economies.

  B-STDX 8000 and B-STDX 9000. The B-STDX 8000 and 9000 multi-service WAN switches offer a level of speed and capacity representing a hundred-fold increase in total system throughput over the STDX 6000 and up to ten times the port density for the B-STDX 9000 and five times the port density for the B-STDX 8000. The B-STDX 8000 and 9000 can function as multi-service access switches for carriers to aggregate multiple end-user services onto an ATM backbone. They can also serve as the backbone of a stand-alone multi-service network for private network users and public service providers seeking an inexpensive distributed network solution.

  Cascade's customers generally deploy the B-STDX 9000 for the backbone of medium to large-size public service providers and end users, and the B-STDX 8000 is being deployed as a platform for these same service providers and end users to expand their coverage to less dense geographical regions. Both the B-STDX 8000 and 9000 are used in public service provider and end user networks for the provisioning of services for internal communications (intranet applications) as well as in public service provider networks designed for Internet applications. The B-STDX 8000 and 9000 are designed for high levels of redundancy required in mission critical applications. These switches utilize a symmetrical Reduce Introduction Set Computing ("RISC") multiprocessing architecture, employing a Control Processor ("CP") interacting with up to fourteen network interface modules in the B-STDX 9000 and six interface modules in the B-STDX 8000. Separate RISC micro processors are used on the CP and on each network interface module providing for scaleable performance.

  CBX 500. The CBX 500 (formerly the Cascade 500 ATM Switch) is a high capacity ATM switch which was first commercially deployed in the first quarter of 1996. The CBX 500 features a quad plane architecture and significant scalability features. Unlike competitive architectures that share ATM switching resources among different user applications, the quad plane architecture dedicates switching resources to each of the ATM Forum's four user classes of service. Dedicating resources in this manner assures that no user traffic of one class of service will interfere with other communications taking place simultaneously assigned to a different service class. The initial release of the CBX 500 supported 2.5 Gbps and 5 Gbps (billions of bits per second) of switching capacity and DS3/E3 (defined earlier) and OC3c/STM1 (155
Mbps) interfaces for user and network trunk connections. In December 1996 Cascade announced support for OC12c/STM4 (622
Mbps) and T1/E1 support in order to broaden the range of access speeds and network trunking capacities available for the CBX 500. Like the B-STDX 8000 and 9000, the CBX 500 offers complete redundancy options.

  AX 800 and AX 1600 High Capacity Access Switches. The AX product family resulted from the acquisition of Arris and was introduced in the third quarter of 1996. While earlier generations of remote access servers were developed for commercial telecommuting applications, the AX product family was designed exclusively for the carrier access market segment. Specifically, the AX High Capacity Access Switches are designed for performance, scalability and availability requirements of public service providers with similar features to those found in Cascade's B-STDX and CBX product families, such as hardware redundant server modules and power supplies. The AX family of switches integrate leased line and dial-in traffic from modem and ISDN-based users and support a wide array of multiservice capabilities, such as IP routing. A multiprocessor architecture scales as the system expands to deliver high performance, high availability, and multiple quality of service levels.

  The AX High Capacity Access Switch family includes two models: the AX 1600 and the AX 800. The AX 1600 provides scalable capacity for hundreds of users, making it appealing to Internet and network service providers. The AX 800, for applications that require mid-range capacity, has the same features and performance of the AX 1600. The models share common hardware and software architecture, so users benefit from investment protection as their networks evolve. Both the AX 800 and the AX 1600 support 10 and 100 Mbps Ethernet connections for high speed connection to co-located devices, such as a POP router or web servers, as well as high speed leased line Frame Relay connections to the B-STDX product family. The AX product family is manageable by the same network management platform, CascadeView/UX, which manages Cascade's B-STDX and CBX product families. In addition, the AX family features a web-based monitoring and management tool.

  Network Management. Extremely important to the design, operation and maintenance of a public service provider network is the network management platform. Cascade provides CascadeView/DOS and CascadeView/UX software for the management and control of all of its WAN products. These products offer easy integration with existing network management systems due to their use of the industry standard SNMP. CascadeView is built on Hewlett-Packard OpenView running on an IBM compatible personal computer (DOS version) or a diagnosis and fault management RISC-based workstation (UNIX version). CascadeView's network management capabilities include a graphical user interface, rate monitoring, congestion management, usage statistics generation, configuration management, remote diagnosis and fault management.

  In addition to the integrated network management application, in 1996 Cascade began shipping Provisioning Server, Bulk Stats Server, Accounting Server and modules for CascadeView, which are a series of management servers that allow network service providers to continue to scale the management of their networks just as they scale the connectivity to these networks. Each server module provides an enhanced functional version of the software that is part of the integrated CascadeView application.

MARKETS AND CUSTOMERS

  Cascade markets its products and services directly to public service providers, including IXCs, LECs, RBOCs and CAPs in the U.S., PTTs and OLOs internationally, and ISPs and VANs worldwide. Cascade's products and services are also sold to private network managers on a worldwide basis either directly or via partners of Cascade, including OEMs, system integrators and international distributors. At December 31, 1996, Cascade's direct sales organization maintained eighteen offices throughout the United States and ten offices internationally. Direct and indirect sales to international customers accounted for 19%, 16%, and 20% of Cascade's total sales for the years ended December 31, 1996, 1995 and 1994, respectively. See note J of the notes to the consolidated financial statements. During the year ended December 31, 1996, sales to no one single customer exceeded 10% of revenue. In 1995, sales to Bell Atlantic and U.S. West, Inc. accounted for 12% and 17% of revenue, respectively. In 1994, sales to BellSouth Corporation and U.S. West, Inc. accounted for approximately 12% and 11% of revenue, respectively.

COMPETITION

  The market for WAN communications products is intensely competitive and is subject to rapid technological change. Although to date Cascade has experienced significant success against competitive product offerings, Cascade expects competition to increase significantly in the future. To date, Cascade has faced significant competition in the Frame Relay market from StrataCom, Newbridge Networks, and Nortel. However, in early 1996, Cisco acquired StrataCom, and as such, represents even greater competition to Cascade. With Cascade's entrance in the ATM WAN backbone market in 1996, Cascade has begun to compete with additional industry participants, including Bay Networks, Fore Systems and General Datacom. With the introduction of the AX product family in 1996, Cascade now also competes in the remote access concentrator portion of the wide area network marketplace. Competitors in this segment of the market include Cisco, U.S. Robotics, Shiva and Nortel. 3Com has recently entered into an agreement to acquire U.S. Robotics.

  The principal competitive factors in the market for switching products are breadth of network services supported, conformance to industry standards, price per port, performance, product features, network management capabilities, reliability and customer support. Cascade believes it presently competes favorably in all of these areas. However, many of Cascade's current and potential competitors have substantially greater financial, marketing and technical resources than Cascade. As such, significant success by any one of them in Cascade's markets could have an adverse effect upon Cascade's business.

BACKLOG

  Because of the generally lengthy and unpredictable sales cycle involved in selling to public service providers, the generally short time period between order and shipment and occasional customer changes in delivery schedules or cancellation of orders (which can be made without significant penalty), Cascade does not believe that its backlog as of any particular date is necessarily indicative of actual revenue for any future period.

RESEARCH AND PRODUCT DEVELOPMENT

  The market for Cascade's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Cascade's management believes that Cascade's future success depends in large part upon its ability to continue to enhance existing products and develop new products that maintain technological competitiveness. Cascade intends to make substantial investments in product and technology development and continues to participate in the development of industry standards. Extensive product development input is obtained through the comments and suggestions of customers and prospective customers and through Cascade's participation in industry organizations and standards-development bodies, such as the ATM Forum, the Frame Relay Forum and the SMDS Interest Group. In 1996, Cascade announced several new products, including remote access and ATM as well as enhancements to the B-STDX and STDX product families.

  Cascade is focusing development efforts on expanding the protocol capabilities of its products, expanding its network management capabilities, providing additional interface capabilities, supporting additional industry standards and adding higher capacity platforms to the product family. During the years ended December 31, 1996, 1995 and 1994, research and development expenditures were approximately $53.4 million, $20.7 million and $7.4 million, respectively.

CUSTOMER SUPPORT AND SERVICE

  Cascade installs, maintains and supports products sold directly in the United States with Cascade's service and support personnel. Cascade's resellers generally provide installation, maintenance and support to their customers. Cascade also has agreements with several third party vendors to provide worldwide service and support for all of Cascade's products. Cascade's Technical Assistance Center ("TAC") will continue to be the first point of contact for all customer problem resolution. If TAC determines that a customer has a hardware problem, a third party representative will be dispatched to the customer site. The vendors also carry Cascade products locally at selected supply centers. All software problems will continue to be resolved by TAC.

  Cascade generally warrants its software products for 90 days upon shipment. During this 90 day warranty period, Cascade will investigate all reported problems and will endeavor to provide a solution. Cascade generally warrants its hardware products for 12 months. During such warranty period, Cascade endeavors to take action to repair or replace failed components within 24 hours of notification. Cascade has experienced no significant customer returns and has accrued for expected warranty costs.

MANUFACTURING

  Cascade's manufacturing activities are conducted in its Boxborough, Massachusetts facility. These activities consist primarily of material planning and procurement, testing, burn-in, final assembly and quality assurance. Cascade uses several third-party contract manufacturers to perform printed circuit board assembly, in-circuit testing and product repair. In January 1995, Cascade received ISO 9001 certification. Cascade significantly increased manufacturing capacity in 1996 through expansion of its outsourcing relationships and the expansion of its own facilities.

  Cascade generally uses components available from multiple suppliers. Certain components are, however, available only from single or limited sources. Cascade has no supply commitments from its vendors and generally procures products on a purchase order basis as opposed to entering into long term procurement agreements. The inability of Cascade or its third-party contract manufacturers to obtain certain components could cause a delay in the shipment of certain products. This could have a material, adverse affect on Cascade's operating results. Cascade believes that its inventory levels of these components are adequate for current forecasted demand.

PROPRIETARY RIGHTS

  Cascade has a number of patent applications that are currently pending for certain of its existing products and currently relies on a combination of contractual rights, trade secrets and copyrights to protect its proprietary rights. Although Cascade intends to apply for additional patents in the future, there can be no assurance that Cascade's intellectual property protection will be sufficient to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, Cascade's business may be adversely affected by competitors that independently develop functionally equivalent technology.

  Cascade currently licenses certain hardware and software technology from third parties and plans to continue to do so in the future. While it may be necessary in the future to seek or renew licenses with third parties, Cascade believes based upon past experience and standard industry practice that such licenses could be obtained on commercially reasonable terms.

EMPLOYEES

  As of December 31, 1996, Cascade employed a total of 833 persons. None of Cascade's employees are represented by a collective bargaining agreement and Cascade's believes that its relations with employees are good.

FACILITIES

  Cascade's corporate headquarters are located in an 80,000 square foot facility in Westford, Massachusetts. This facility accommodates corporate administration, marketing, sales and customer support. Cascade occupies this space under a five and one-half year lease which expires in March 1999 with an option to extend the term of the lease for an additional three years at a rate equivalent to 95% of the then current market rate for similar space in the area.

  Cascade's development activities are located in a 97,500 square foot facility in Westford, Massachusetts. Cascade occupies this space under a two and one-half year sub-lease which expires in November 1997. Cascade's manufacturing activities are located in a 103,000 square foot facility in Boxborough, Massachusetts. The lease expires in March 1999 and Cascade has a option to renew the lease for an additional three years.

  Cascade has entered into a lease for a 279,000 square foot facility in Westford, Massachusetts to expand its development activities. The lease expires in March 2009 with an option to extend the lease for up to three successive five year periods at the current market rate for similar space in the area.

  Cascade also leases on a short-term basis various sales office space, including space in the metropolitan areas of: Atlanta, Chicago, Dallas, Minneapolis, New York, Philadelphia, San Francisco and Washington D.C. as well as international sales offices in Brazil, Canada, China, Germany, France, Great Britain, Japan, Singapore and Spain. Cascade expects that it will continue to acquire additional office space in 1997 to meet expected growth in its domestic and international customer base.

LEGAL PROCEEDINGS

  On April 16, 1997, a civil action was filed against Sahara, its three founders and ten employees of Sahara by General DataComm Industries, Inc. in the Superior Court for the State of Connecticut. The complaint alleges several causes of action, including breach of contract, tortious interference with contractual relations, misappropriation of trade secrets, unfair competition, and violation of the Connecticut Unfair Trade Practices Act. The plaintiff seeks relief of unspecified monetary damages, costs and injunctive relief. Based on Cascade's preliminary investigation, Cascade believes the allegations of the lawsuit are without merit and plans to vigorously defend this lawsuit; however, the ultimate outcome of this matter cannot yet be determined. No provision for any liability that may result from the action has been recognized in the consolidated financial statements of Cascade included elsewhere in this Joint Proxy Statement/Prospectus.

  On April 18, 1997, Cascade received a claim and request for royalties alleging patent infringement on four separate patents. Cascade is currently investigating the claims of such infringement, and thus the ultimate outcome of this matter cannot yet be determined. No provision for any liability that may result from the claim has been recognized in the consolidated financial statements of Cascade included elsewhere in this Joint Proxy Statement/Prospectus.

  In addition to the foregoing matters, in the ordinary course of business, various other lawsuits and claims are filed or made against Cascade. While the outcome of these other matters is not currently determinable, Cascade's management believes that the ultimate outcome will not have a material adverse effect on Cascade's results of operations or its financial position.

SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial information presented below is derived from the consolidated financial statements of Cascade for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The information set forth below should be read in conjunction with "Information Concerning Cascade-- Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Cascade and related footnotes included elsewhere in this Joint Proxy Statement/Prospectus.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEAR ENDED DECEMBER 31,
                                   ------------------------------------------
                                     1996     1995    1994    1993     1992
                                   -------- -------- ------- -------  -------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenue........................... $340,976 $134,834 $50,060 $ 6,960  $   816
Income (loss) from operations.....  110,282   38,078  10,317  (2,720)  (3,224)
Net income (loss)................. $ 70,779 $ 25,410 $ 9,266 $(2,613) $(3,145)
EARNINGS PER SHARE:
Net income (loss) per common
 share............................ $   0.72 $   0.28 $  0.11 $ (0.12) $ (0.14)
Net income (loss) per common
 share--supplementary basis (1)... $   0.72 $   0.28 $  0.11 $ (0.04) $ (0.06)
CONSOLIDATED BALANCE SHEET DATA:
Working capital................... $184,564 $ 69,187 $46,308 $10,266  $ 5,703
Total assets......................  270,261  111,859  65,763  16,070    6,709
Long term obligations, excluding
 current portion..................      --       --      --      256      113
Redeemable convertible preferred
 stock............................      --       --      --   18,269   10,408
Total stockholders' equity
 (deficit)........................ $219,783 $ 86,306 $52,479 $(6,841) $(4,235)

--------
(1) Net income (loss) on a supplementary basis assumes the conversion of all previously outstanding preferred stock at the time of original issuance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT AND RISK FACTORS

  The following discussion should be read in conjunction with the consolidated financial statements of Cascade and related notes included elsewhere herein as well as the section above under the heading "Risk Factors." Cascade's future operating results may be affected by various trends and factors which are beyond Cascade's control. These include, among other factors, changes in general economic conditions, rapid or unexpected changes in technologies, activities of competitors, timing of product shipments and uncertain business conditions that affect the data networking industry. Accordingly, past results and trends should not be used by investors to anticipate future results or trends.

  With the exception of historical information, the matters discussed below under the headings "Results of Operations" and "Liquidity and Capital Resources" may include forward-looking statements that involve risks and uncertainties. Cascade wishes to caution readers that a number of important factors, including those identified in the section above entitled "Risk Factors," as well as factors discussed elsewhere in this Joint Proxy Statement/Prospectus and in Cascade's other reports filed with the Commission, could affect Cascade's actual results and cause actual results to differ materially from those in the forward-looking statements.

RESULTS OF OPERATIONS

  In 1996, Cascade continued to increase profitability with net income of $70.8 million on revenue of $341.0 million. This compares with a net income and revenue of $25.4 million and $134.8 million, respectively, in 1995. Cascade reported net income of $9.3 million on revenue of $50.1 million in 1994. The following table sets forth for the periods indicated the percentage of revenue represented by certain items reflected in Cascade's consolidated statements of income:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
Revenue..............................................   100.0%   100.0%   100.0%
Cost of revenue......................................    35.1     36.0     38.2
                                                      -------  -------  -------
Gross profit.........................................    64.9     64.0     61.8
                                                      -------  -------  -------
Operating expenses:
  Research and development...........................    15.7     15.3     14.7
  Sales and marketing................................    13.1     15.3     21.1
  General and administrative.........................     3.8      5.1      5.4
                                                      -------  -------  -------
Total operating expenses.............................    32.6     35.7     41.2
                                                      =======  =======  =======
Income from operations...............................    32.3     28.3     20.6
Interest income......................................     1.6      2.4      1.6
                                                      -------  -------  -------
Income before income taxes...........................    33.9     30.7     22.2
Provision for income taxes...........................    13.1     11.8      3.7
                                                      -------  -------  -------
Net income...........................................    20.8%    18.9%    18.5%
                                                      =======  =======  =======

REVENUE

  Cascade's revenue increased 153% to $341.0 million in 1996, as compared with 1995 revenue of $134.8 million. Revenue in 1994 was $50.1 million. Cascade believes that the increase in revenue is primarily attributable to the growth in the broadband packet equipment market, market acceptance of Cascade's products and new product introductions by Cascade. Revenue from Cascade's Frame Relay products represented a substantial portion of revenue over each period presented. Additionally, in 1996 Cascade introduced the CBX 500, an ATM product, which accounted for approximately 11% of revenue. To date, most of Cascade's customers have been public carriers and internet service providers which have been migrating to higher speed network access products such as Frame Relay and ATM.

  Direct and indirect international sales accounted for approximately 19%, 16% and 20% of revenue for 1996, 1995 and 1994, respectively. The dollar increase in international sales is primarily attributable to continued sales growth in the Americas, Pacific Rim and European markets as well as the expansion of Cascade's international presence. In 1996, Cascade established sales offices in Brazil, China, France, Singapore and Spain and increased its sales and marketing personnel in existing sales offices. Cascade intends to increase its presence internationally and expects that international sales will continue to be a significant portion of Cascade's business, but may fluctuate as a percentage of revenue. To date, Cascade's international sales have been denominated in U.S. currency; however, if this were to change, Cascade would be subject to exchange rate fluctuations.

GROSS PROFIT

  Gross profit increased to 64.9% of revenue or $221.5 million in 1996 compared to 64.0% of revenue in 1995 and 61.8% of revenue in 1994. The continued improvement in gross profit as a percentage of revenue was due to manufacturing efficiencies from high volume production of the Frame Relay products, somewhat offset by the initial manufacturing costs associated with new products. In future periods, gross profit will vary depending upon a number of factors, including the channels of distribution, the mix of products as well as manufacturing and component costs. As Cascade introduces new products, it is possible that such products may have a lower gross profit than other established products in high volume production. Accordingly, gross profit as a percentage of revenue may vary.

RESEARCH AND DEVELOPMENT

  In 1996, research and development expenses were $53.4 million or 15.7% of revenue, compared to $20.7 million and $7.4 million or 15.3% and 14.7% of revenue for 1995 and 1994, respectively. The expense increase was due principally to the addition of personnel, depreciation of capital expenditures and prototype development, design and testing. Expenses were incurred for the following research and development projects including: the expansion into the remote access market, completion of Cascade's CBX 500 ATM product and enhancements to Cascade's Frame Relay products. Cascade considers product development expenditures to be critical to future revenue and expects to increase spending in absolute dollars while such expenditures as a percentage of revenue may vary. There can be no assurance that Cascade's research and development efforts will result in commercially successful new technology and products in the future, and those efforts may be affected by other factors as noted below.

SALES AND MARKETING

  Cascade's sales and marketing expenses increased to $44.7 million in 1996 from $20.6 million in 1995 and $10.5 million in 1994. These expenses decreased as a percentage of revenue to 13.1% in 1996 from 15.3% in 1995 and 21.1% in 1994. The increase in dollars spent was due to the addition of personnel, commissions associated with revenue growth, expansion of domestic and international sales offices and product promotional expenses. Cascade expects to increase spending in 1997 as part of its effort to increase international revenue and expand the markets for its products. These expenses may vary as a percentage of revenue.

GENERAL AND ADMINISTRATIVE

  General and administrative expenses increased to $13.1 million in 1996 from $7.0 million in 1995 and $2.7 million in 1994. These expenses decreased as a percentage of revenue to 3.8% in 1996 from 5.1% in 1995 and 5.4% in 1994. The increase in dollars spent reflects increased administrative, legal and information technology costs incurred to support Cascade's expanded operations. Cascade expects that administrative expenses will increase in absolute dollars, but may vary as a percentage of revenue in the future.

INTEREST INCOME

  Interest income increased to $5.3 million or 1.6% of revenue in 1996 from $3.2 million or 2.4% of revenue for 1995 and $781,000 or 1.6% of revenue in 1994. The increase in 1996 and 1995 was attributable to interest income earned on cash generated from operations and notes receivable.

PROVISION FOR INCOME TAXES

  Cascade's effective tax rate was 38.8%, 38.5% and 16.5% in 1996, 1995 and 1994, respectively. The differences between the statutory federal income tax rate and Cascade's effective tax rate are principally due to state income taxes, available research and experimentation credits and the benefit of Cascade's foreign sales corporation. The 1996 provision reflects certain merger costs that are nondeductible for tax purposes. In the absence of such expenses, the effective tax rate for 1996 would have been 38.5%. The 1994 provision reflected Cascade's utilization of all available net operating loss carryforwards and tax credits.

LIQUIDITY AND CAPITAL RESOURCES

  At December 31, 1996, Cascade had cash, cash equivalents and marketable securities of $112.3 million, an increase of $51.7 million from the prior year. Cascade has continued to fund its operations primarily through cash flows generated from operations and the proceeds from the sale of Cascade Common Stock through its employee stock purchase and option plans.

  Cash generated from operations was $62.0 million in 1996. This was primarily generated from net income, the tax benefits related to disqualifying dispositions of shares upon exercise of stock options and increased current liabilities, offset by increased accounts receivable and inventory balances. Accounts receivable increased by $62.0 million primarily due to the increase in revenue and the timing of orders. Inventory balances increased by $11.7 million to meet the demand for Cascade's existing products and the desired lead times as well as anticipated demand for new product introductions, including the CBX 500 and remote access products. Cascade believes that inventory balances are likely to increase in future periods to support customer demands and new product introductions. The increase of $24.9 million in current liabilities was due primarily to increases in accounts payable, deferred revenue, warranty costs and the general increase in business activity.

  Investment activities in 1996 included capital expenditures of $32.3 million. Capital investments include improvements to Cascade's facilities, the purchase of engineering development equipment and the information technology necessary to support the rapid growth of Cascade's business. Net purchases of marketable securities were $8.8 million. The purchases of marketable securities were placed in U.S. Government obligations and highly rated commercial paper. In 1996, Cascade received proceeds of $11.2 million from the sale of its Common Stock through its employee stock purchase and option plans. The remaining proceeds received by Cascade relate primarily to proceeds received by Arris for the sale of its preferred stock prior to Cascade's acquisition of Arris.

  Cascade believes that its existing cash, cash equivalents and marketable securities, along with anticipated funds from operations, will satisfy Cascade's working capital and capital expenditure needs at least through 1997.

ACQUISITIONS

  In May 1996, Cascade expanded its product plans to include the remote access market with the acquisition of Arris, a developer of high performance remote access technology for carrier class networks, for approximately 3.2 million shares of its Common Stock. Cascade also assumed all outstanding Arris options to purchase approximately 242,000 shares of Cascade's Common Stock. The combination was accounted for as a pooling of interests. The operating expenses of Arris from December 31, 1995 to the acquisition date are immaterial to Cascade's operations. The accompanying financial statements for periods prior to December 31, 1995 do not include the amounts for this acquisition as they were deemed to be immaterial.

  On January 28, 1997, Cascade completed its acquisition of Sahara, a privately held developer of scalable, high-speed broadband access products located in Wallingford, Connecticut, by means of a merger of a wholly-owned subsidiary of Cascade with and into Sahara. As a result of the merger, Sahara became a wholly-owned subsidiary of Cascade. Cascade issued approximately 3.4 million shares of Cascade Common Stock in exchange for all the outstanding shares of Sahara. In addition, Cascade assumed all outstanding Sahara stock options to purchase approximately 400,000 shares of Cascade Common Stock.

  The acquisition is being accounted for under the purchase method of accounting. Accordingly, the purchase price of $219 million was allocated to the net assets acquired based upon their estimated fair market values. The estimated fair value of the tangible assets acquired was $4 million. In addition, approximately $215 million of the purchase price was allocated to in-process research and development that has not reached technological feasibility and that has no alternative future use. No completed technology was purchased as Sahara has brought no products to market and no development project has reached technological feasibility. The estimated costs to complete the technology are approximately $4 million.

MANAGEMENT

  The following table sets forth the directors and the executive officers of Cascade, their ages, and the positions currently held by each such person with Cascade. Information with respect to the number of shares of Cascade Common Stock beneficially owned by each director, directly or indirectly, as of March 31, 1997, appears under the heading "Information Concerning Cascade--Security Ownership of Certain Beneficial Owners and Management."

                NAME                AGE                POSITION
                ----                ---                --------
 Victoria A. Brown (1)............   49 Director
 Richard M. Burnes, Jr. (2).......   56 Director
 Gururaj Deshpande................   46 Executive Vice President of Business
                                        Development and Chairman of the Board
                                        of Directors
 Paul J. Ferri (1)................   58 Director
 Bruns H. Grayson (2).............   49 Director
 Daniel E. Smith..................   47 President, Chief Executive Officer and
                                        Director
 Steven C. Walske.................   45 Director
 Hassan M. Ahmed..................   39 Vice President of Engineering
 Paul E. Blondin..................   46 Vice President of Finance and
                                        Administration, Chief Financial
                                        Officer, Treasurer and Secretary
 Michael A. Champa................   45 Vice President of Worldwide Sales and
                                        Customer Service
 James A. Dolce, Jr. .............   34 Vice President and General Manager of
                                        Remote Access
 John E. Dowling..................   43 Vice President of Operations
 Robert N. Machlin................   39 Vice President of Marketing
 Jonathan M. Reeves...............   37 Vice President and General Manager of
                                        Broadband Access

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Victoria A. Brown has been a director of Cascade since November 1991 and served as Chairperson of the Board of Directors from November 1991 to January 1997. Ms. Brown has also served as President of Communicore, a consulting company, since 1991. From 1988 to 1990, Ms. Brown was President of Timeplex, Inc., a data communications equipment manufacturer and a subsidiary of Unisys Corp.

  Richard M. Burnes, Jr. has been a director of Cascade since June 1991. Since 1970, he has been a General Partner of The Charles River Partnerships, a group of venture capital funds based in Waltham, Massachusetts. Mr. Burnes is also a director of CellCall, Inc., LANart Corporation, Concord Communications, Passport Corporation and Prominet Corporation.

  Gururaj Deshpande is a founder of Cascade and has served as a director of Cascade since inception and as Chairman of the Board of Directors and Executive Vice President of Business Development of Cascade since January 1997. From April 1992 to January 1997, Mr. Deshpande served as Executive Vice President of Marketing and Customer Service of Cascade and from October 1990 to April 1992, served as President of Cascade. From December 1988 to May 1990, Mr. Deshpande served as Vice President of Engineering for Coral Network Corporation, a designer and manufacturer of high performance LAN internetworking products.

  Paul J. Ferri has been a director of Cascade since June 1991. He has served as a General Partner of Matrix Partners, a venture capital firm, since February 1982. Mr. Ferri also serves on the Board of Directors of Stratus Computer Inc., Applix Inc., BancTec, Inc., TechForce Corp. and VideoServer, Inc.

  Bruns H. Grayson has been a director of Cascade since October 1993. Since September 1987, Mr. Grayson has served as the Managing General Partner of Calvert Capital L.P., a partnership that manages the investment activities of the ABS Ventures partnerships. Mr. Grayson is also a director of Anadigics, Inc.

  Daniel E. Smith has served as President, Chief Executive Officer and Director of Cascade since April 1992. From August 1987 until April 1992, Mr. Smith served as Vice President of Sales for Proteon, Inc., a producer of LAN and LAN internetworking products. Prior to that time, Mr. Smith spent seven years at Rolm Corporation, a manufacturer of telecommunications systems, in several positions, most recently General Manager, Named Accounts Program Division, that corporation's sales division for certain major accounts.

  Steven C. Walske has been a director of Cascade since March 1996. Since August 1994, Mr. Walske has served as Chairman of the Board of Directors of Parametric Technology Corporation, a developer of software products for the automation of the mechanical design process, and as Chief Executive Officer of Parametric Technology Corporation since December 1986. Mr. Walske served as President of Parametric Technology Corporation from December 1986 to August 1994. Mr. Walske also serves on the Board of Directors of Synopsys, Inc., VideoServer, Inc. and Object Design, Inc.

  Dr. Hassan M. Ahmed has served as Vice President of Engineering of Cascade since December 1995. From July 1995 to December 1995, Dr. Ahmed served as Vice President and Chief Technology Officer of Cascade. Prior to that time, Dr. Ahmed was President of AirAccess, an emerging high-speed, wireless LAN company from June 1993 to June 1995 and he worked as an independent consultant to technology companies such as Motorola, Inc., Telco Systems, Inc., and Windata, Inc. from September 1987 to June 1993. In addition, he was an associate professor at Boston University's Electrical Engineering and Computer Science and Systems Engineering Departments from September 1987 to September 1992.

  Paul E. Blondin has served as Vice President of Finance and Administration, Chief Financial Officer and Treasurer of Cascade since March 1993 and assumed the office of Secretary in May 1994. Prior to that time, Mr. Blondin served at Proteon, Inc. as Controller from February 1987 to February 1993, as General Manager of European Subsidiaries from September 1992 until February 1993 and as Vice President from January 1990 to February 1993.

  Michael A. Champa has served as Vice President of Worldwide Sales of Cascade since May 1995, and has served as Vice President of Customer Service since January 1997. From April 1993 to May 1995, Mr. Champa served as Vice President of Sales of Cascade. Prior to that time, Mr. Champa served as Vice President of International Sales at Microcom Inc., a manufacturer of modems, communications software and internetworking equipment, from March 1991 to April 1993 and at Racal-Interlan, Inc., a manufacturer of data communications and internetworking products, as National Sales Director, from February 1990 to February 1991 and as Director of International Sales from February 1987 to February 1990.

  James A. Dolce, Jr. has served as Vice President and General Manager of Remote Access of Cascade since February 1997. From May 1996 to February 1997, Mr. Dolce served as Vice President of Remote Access Marketing of Cascade. Prior to that time, Mr. Dolce was a founder and Vice President of Sales and Marketing of Arris, a developer of carrier-class remote access products, from its inception to May 1996. From April 1989 to June 1995, Mr. Dolce was also a founder and Vice President of Sales and Marketing of Promptus Communications, a manufacturer of high speed digital network access products.

  John E. Dowling has served as Vice President of Operations of Cascade since May 1994. Prior to that time, Mr. Dowling served as Vice President of Operations at Coral Network Corporation from July 1991 to May 1994 and as Vice President of Operations at Epoch Systems, Inc., formerly a manufacturer of mass storage devices, from March 1987 to July 1991.

  Robert N. Machlin has served as Vice President of Marketing of Cascade since October 1994. Prior to that time, Mr. Machlin served as an independent consultant to manufacturers of networking equipment from December 1993 to September 1994. Mr. Machlin served as Vice President of Marketing at Coral Network

Corporation from October 1992 to November 1993 and as Vice President of Marketing at Amnet, Inc., a manufacturer of wide area network switches, from November 1988 to October 1992.

  Jonathan M. Reeves has served as Vice President and General Manager of Broadband Access of Cascade since January 1997. Prior to that time, Mr. Reeves served as Chief Executive Officer of Sahara Networks, Inc., a developer of scaleable, high-speed broadband access products from June 1995 to January 1997. Mr. Reeves served at General DataComm, Inc., a supplier of networking and ATM switching equipment, as Associate Vice President for the ATM Business Unit from January 1995 to May 1995, as Executive Director ATM from January 1994 to January 1995, as Director System Architecture from August 1991 to January 1994 and as Product Manager from October 1989 to August 1991.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of March 31, 1997, with respect to beneficial ownership of Cascade's Common Stock by: (i) each person who, to the knowledge of Cascade, beneficially owned more than 5% of the shares of Common Stock outstanding as of such date; (ii) each director or nominee for director; (iii) each executive officer identified in the Summary Compensation Table set forth below under the heading "Compensation and Other Information Concerning Cascade's Directors and Officers," and (iv) all directors, nominees and executive officers as a group.

                                           AMOUNT AND     PERCENTAGE OF CASCADE
                                           NATURE OF          COMMON STOCK
   NAME AND ADDRESS OF BENEFICIAL OWNER   OWNERSHIP(1)       OUTSTANDING(2)
   ------------------------------------   ------------    ---------------------
   5% STOCKHOLDERS
   Putnam Investments, Inc. ............   7,844,574(3)           8.32%
    One Post Office Square
    Boston, MA 02109
   American Century Mutual Funds, Inc...   7,033,000(4)           7.46%
    4500 Main Street, P.O. Box 418210
    Kansas City, MO 64141-9210
   DIRECTORS AND EXECUTIVE OFFICERS
   Victoria A. Brown....................     252,000(5)             *
   Richard M. Burnes, Jr. ..............     185,278(6)             *
   Paul J. Ferri........................     149,877(7)             *
   Bruns H. Grayson.....................     289,290(8)             *
   Steven C. Walske.....................      44,068(9)             *
   Daniel E. Smith......................   1,661,034(10)          1.73%
   Gururaj Deshpande....................     826,174(11)            *
   Paul B. Blondin......................     154,204(12)            *
   Michael A. Champa....................     146,574(13)            *
   Robert N. Machlin....................      62,845(14)            *
   All directors and executive officers
    as a group (14 persons).............   4,388,438(15)          4.53%

--------
*   Less than 1% of the total number of outstanding shares of Cascade Common
    Stock.

 (1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares.

 (2) The number of shares of Cascade Common Stock deemed outstanding on March 31, 1997 includes (i) 94,323,162 shares of Cascade Common Stock outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days of March 31, 1997 by the person or group in question.

 (3) Represents shares held by Putnam Investments, Inc., which is the parent corporation to Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., two investment managers which are deemed to beneficially own an aggregate of 7,844,574 shares of Cascade's Common Stock. Information stated above was provided to Cascade as of December 31, 1996.

 (4) Represents shares held by American Century Mutual Funds, Inc. ("ACMF"). American Century Investment Management, Inc. ("ACIM"), a registered investment advisor, is the investment manager of ACMF and ACIM is a wholly-owned subsidiary of American Century Companies, Inc. ("ACC").
     Mr. James E. Stowers, Jr. controls ACC by virtue of his beneficial ownership of a majority of the voting stock of ACC. Mr. Stowers, ACC and ACIM disclaim beneficial ownership of such shares. Information stated above was provided to Cascade as of January 15, 1997.

 (5) Consists of 252,000 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

 (6) Includes 84,000 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

 (7) Includes 60,046 shares of Cascade Common Stock held by Matrix Partners IV, L.P. and 5,006 shares of Cascade Common Stock held by Matrix IV Entrepreneurs Fund, L.P. Mr. Ferri is the general partner of Matrix IV Management Company, L.P. which is the general partner of Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P., and as such may be deemed to beneficially own all shares of Cascade Common Stock held by such entities. Mr. Ferri disclaims beneficial ownership of the shares held by Matrix Partners IV, L.P. and Matrix IV Entrepreneurs Fund, L.P. except to the extent of any pecuniary interest therein. Also includes 84,000 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

 (8) Includes 27,000 shares of Cascade Common Stock held by the Grayson Family Foundation which Mr. Grayson may be deemed the beneficial owner since he exercises voting and investment control over the shares as the President of the Foundation. Mr. Grayson disclaims any pecuniary interest in the shares held by the Grayson Family Foundation. Also includes 84,000 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

 (9) Includes 42,000 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

(10) Includes 1,559,934 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

(11) Includes 32,268 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

(12) Includes 75,704 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

(13) Includes 144,174 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

(14) Includes 61,351 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

(15) Includes an aggregate of 2,594,549 shares of Cascade Common Stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1997.

COMPENSATION AND OTHER INFORMATION CONCERNING CASCADE DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION SUMMARY

  The following table sets forth summary information concerning the annual and long-term compensation paid or earned for services rendered to Cascade during the fiscal years ended December 31, 1996, 1995 and 1994 to Cascade's Chief Executive Officer and each of the four most highly compensated executive officers of Cascade in fiscal year 1996 (the "Cascade Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                          ANNUAL COMPENSATION(1)     COMPENSATION(3)
                                          -----------------------    ---------------
                             FISCAL YEAR
                                ENDING                   BONUS           AWARDS       ALL OTHER
NAME AND PRINCIPAL POSITION  DECEMBER 31,   SALARY      ($)(2)         OPTIONS (#)   COMPENSATION
---------------------------  ------------ ----------- -----------    --------------- ------------
Daniel E. Smith..........        1996     $   214,615 $   140,148            --          --
 President and Chief
  Executive Officer              1995         193,596      82,258        330,778         --
                                 1994         122,038      60,000            --          --
Gururaj Deshpande........        1996         189,231     103,588            --          --
 Executive Vice President
  of                             1995         149,269      63,275        180,874         --
  Business Development           1994         111,885      15,000            --          --
Paul E. Blondin..........        1996         149,423      79,214            --          --
 Vice President of               1995         119,846      44,293        108,526         --
  Finance and
  Administration and
  Chief Financial Officer        1994         111,885      18,500            --          --
Michael A. Champa........        1996         149,327     213,896(4)         --          --
 Vice President of
  Worldwide Sales                1995         114,505     164,476(4)     180,874         --
  and Customer Service           1994         100,000     295,905(4)         --          --
Robert N. Machlin........        1996         144,519      79,214            --          --
  Vice President of
   Marketing                     1995         120,000      37,965        156,756         --
                                 1994          27,692         --         300,002         --

--------
(1) Excludes perquisites and other personal benefits, if any, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported.

(2) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(3) Cascade did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during the fiscal years ended December 31, 1996, 1995 and 1994.

(4) Consists of amounts paid pursuant to commissions.

OPTION GRANTS IN THE LAST FISCAL YEAR

  Cascade did not grant any stock options or stock appreciation rights to the Named Executive Officers during the fiscal year ended December 31, 1996.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to options to purchase Cascade Common Stock granted to the Cascade Named Executive Officers under the Cascade Amended and Restated 1991 Stock Plan, including: (i) the number of shares of Cascade Common Stock purchased upon exercise of options in the fiscal year ending December 31, 1996; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at December 31, 1996; and (iv) the value of such unexercised options at December 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        DECEMBER 31, 1996 OPTION VALUES

                                                     NUMBER OF
                                                    UNEXERCISED     VALUE OF UNEXERCISED
                                                    OPTIONS AT      IN-THE-MONEY OPTIONS
                           SHARES                  DECEMBER 31,        AT DECEMBER 31,
                          ACQUIRED      VALUE        1996 (#)           1996 ($) (2)
                         ON EXERCISE  REALIZED     EXERCISABLE/         EXERCISABLE/
NAME                         (#)       ($) (1)     UNEXERCISABLE        UNEXERCISABLE
----                     ----------- ----------- ----------------- -----------------------
Daniel E. Smith.........   702,428   $35,197,578 1,368,597/555,959 $73,732,692/$23,873,480
Gururaj Deshpande.......         0             0    36,174/144,700   1,068,640/  4,274,680
Paul E. Blondin.........   126,000     7,038,300    21,704/248,822     641,172/ 11,489,717
Michael A. Champa.......         0             0   144,174/306,700   7,018,541/ 13,199,530
Robert N. Machlin.......    60,000     3,535,487    31,352/305,406     926,190/ 12,232,238

--------
(1) Amounts disclosed in this column do not reflect amounts actually received by the Cascade Named Executive Officers, but are calculated based on the difference between the fair market value of Cascade Common Stock on the date of exercise and the exercise price of the options. Cascade Named Executive Officers will receive cash only if and when they sell the Cascade Common Stock issued upon exercise of the options and the amount of cash received by such individuals is dependent on the price of Cascade Common Stock at the time of such sale.

(2) Value is based on the difference between the option exercise price and the fair market value at December 31, 1996, the last day during fiscal year 1996 for which market prices are available ($55.125 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 31, 1996, Ms. Brown and Mr. Ferri served on the Compensation Committee. No member of the Compensation Committee was at any time during the past fiscal year or at any other time (i) an officer or employee of Cascade or any of its subsidiaries, or (ii) was formerly an officer of Cascade or any of its subsidiaries.

  In May 1996, Cascade completed its acquisition of Arris, a privately-held developer of high performance remote access technology for carrier class networks, by means of a merger (the "Acquisition") of a wholly-owned subsidiary of Cascade with and into Arris. As a result of the Acquisition, Arris became a wholly-owned subsidiary of Cascade. Cascade issued approximately 3.2 million shares of Cascade Common Stock in exchange for all outstanding shares of Arris, of which 60,886 shares were issued to Matrix IV Entrepreneurs Fund, LP and 1,156,852 shares were issued to Matrix Partner IV, LP. Paul J. Ferri, a director of Cascade, is a general partner of the general partner of each of these entities. Cascade also assumed all outstanding Arris options to purchase approximately 242,000 shares of Cascade Common Stock.

  No executive officer of Cascade served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, where an executive officer of such other entity served as a director of Cascade. In addition, no executive officer of Cascade served on the Board of Directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Cascade.

COMPENSATION OF DIRECTORS

  As compensation for serving on the Cascade Board, Cascade pays each non-employee director $5,000 annually and an additional $500 for each meeting that they attend of the Cascade Board and Board committees on which they serve. Non-employee directors may receive expense reimbursements for attending Cascade Board and committee meetings. Directors who are officers or employees of Cascade do not receive any additional compensation for their services as directors. Non-Employee directors are also entitled to participate in the Cascade's Non-Employee Director Stock Option Plan (the "Cascade Director Plan"). Under the Cascade Director Plan, each non-employee director as of July 28, 1994 automatically received an option for 90,000 shares of Cascade Common Stock on such date, and each non-employee director first elected to the Cascade Board after July 28, 1994 automatically receives an option for 90,000 shares on the date of his or her election (each, an "Initial Grant"). Every non-employee director who continues to be a non-employee director immediately following each annual meeting of stockholders occurring after his or her Initial Grant automatically receives an option to purchase 12,000 shares of Cascade Common Stock on each such annual meeting date (each, a "Subsequent Grant"). Initial Grants become exercisable in three equal annual installments from the date of grant and Subsequent Grants become exercisable on the earlier of one year from the date of grant or the date of the next annual meeting of stockholders. The exercise price per share of all options granted under the Cascade Director Plan is equal to the fair market value of Cascade Common Stock on the date of grant, and such options expire on the date which is ten years from the date of the option grant. Options to purchase 90,000 shares of Cascade Common Stock at an exercise price of $43.625 per share and 60,000 shares of Cascade Common Stock at an exercise price of $51.375 per share were granted in 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In May 1996, Cascade completed the Acquisition of Arris, a privately-held developer of high performance remote access technology for carrier class networks. As a result of the Acquisition, Arris became a wholly-owned subsidiary of Cascade. Cascade issued approximately 3.2 million shares of Cascade Common Stock in exchange for all outstanding shares of Arris, of which 60,886 shares were issued to Matrix IV Entrepreneurs Fund, LP and 1,156,852 shares were issued to Matrix Partner IV, LP. Paul J. Ferri, a director of Cascade, is a general partner of the general partner of each of these entities. Cascade also assumed all outstanding Arris options to purchase approximately 242,000 shares of Cascade Common Stock.

  Cascade has adopted a policy that all transactions between Cascade and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to Cascade than could be obtained from unrelated third parties and must be approved by a majority of the outside independent and disinterested directors. No such transactions are currently being considered.

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

  The unaudited pro forma condensed combining statements of income combine Ascend's and Cascade's historical consolidated statements of income for each of the three years in the period ended December 31, 1996 giving effect to the Merger on a pooling of interests basis as if it had occurred at the beginning of each period presented and to the purchase of Sahara for the year ended December 31, 1996, which is being accounted for as a purchase transaction, at the beginning of the period presented. The unaudited pro forma condensed combining balance sheet combines Ascend's historical consolidated balance sheet as of December 31, 1996 with Cascade's and Sahara's historical consolidated balance sheets as of December 31, 1996, giving effect to the Merger and the Sahara purchase transaction as if they had occurred on December 31, 1996. The historical financial information of Ascend and Cascade has been derived from the audited consolidated financial statements for each of the three years in the period ended December 31, 1996 and of Sahara for the year ended December 31, 1996 which are all included elsewhere herein and should be read in conjunction with such financial statements and the notes thereto. The pro forma information is not necessarily indicative of the combined consolidated operating results or financial position that would have occurred had the Merger and the purchase transaction been consummated at the beginning of the periods presented, nor is it necessarily indicative of future combined operating results or financial position.

                           ASCEND, CASCADE AND SAHARA
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                       DECEMBER 31, 1996
                         ---------------------------------------------------
                          ASCEND   CASCADE  SAHARA   ADJUSTMENTS    COMBINED
                         --------  -------- -------  -----------    --------
ASSETS
Current assets:
  Cash and cash
   equivalents.......... $213,970  $ 98,399 $ 3,696   $    --       $316,065
  Short-term
   investments..........  159,181    13,920     --         --        173,101
  Accounts receivable,
   net..................  103,145    81,949     --         --        185,094
  Inventories...........   49,241    19,303     --         --         68,544
  Deferred income
   taxes................   33,489     8,300     --         --         41,789
  Other current assets..   13,273    13,171     137        --         26,581
                         --------  -------- -------   --------      --------
    Total current
     assets.............  572,299   235,042   3,833        --        811,174
Investments.............   35,771       --      --         --         35,771
Furniture, fixtures and
 equipment, net.........   40,034    33,012   1,140        --         74,186
Other assets............    3,762     2,207       5        --          5,974
                         --------  -------- -------   --------      --------
  Total assets.......... $651,866  $270,261 $ 4,978   $    --       $927,105
                         ========  ======== =======   ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...... $ 43,268  $ 17,555 $   539        --       $ 61,362
  Accrued liabilities...   39,003    27,481   1,327     42,200 (a)   114,061
                                                         4,050 (a)
  Accrued compensation
   and related
   liabilities..........   22,145     5,442     --         --         27,587
                         --------  -------- -------   --------      --------
    Total current
     liabilities........  104,416    50,478   1,866     46,250       203,010
Redeemable convertible
 preferred stock........      --        --   11,007    (11,007)(c)       --
Commitments and
 contingencies
Stockholders' equity
 (deficit):
  Common stock..........      119        90     179       (203)(b)       185
  Additional paid-in
   capital..............  412,227   121,809   1,183        203 (b)   747,177
                                                        (1,362)(c)
                                                       213,117 (d)
  Retained earnings.....  135,652    97,884  (8,222)   (42,200)(a)   (22,719)
                                                      (214,055)(e)
                                                         8,222 (c)
  Unearned
   compensation.........      --        --   (1,035)     1,035 (c)       --
  Notes receivable from
   stockholders.........     (548)      --      --         --           (548)
                         --------  -------- -------   --------      --------
    Total stockholders'
     equity (deficit)...  547,450   219,783  (7,895)   (35,243)      724,095
                         --------  -------- -------   --------      --------
    Total liabilities
     and stockholders'
     equity............. $651,866  $270,261 $ 4,978   $    --       $927,105
                         ========  ======== =======   ========      ========

--------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

                           ASCEND, CASCADE AND SAHARA
          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           YEAR ENDED DECEMBER 31, 1996
                                      ----------------------------------------
                                       ASCEND   CASCADE  SAHARA   COMBINED
                                      -------- --------- -------  --------
Net sales............................ $549,297 $ 340,976 $   --   $890,273
Cost of sales........................  192,226   119,519     --    311,745
                                      -------- --------- -------  --------
  Gross profit.......................  357,071   221,457     --    578,528
Operating expenses:
  Research and development...........   40,291    53,378   4,908    98,577
  Sales and marketing................  111,599    44,687   1,101   157,387
  General and administrative.........   16,745    13,110   1,415    31,270
  Costs of Merger....................   13,900       --      --     13,900
                                      -------- --------- -------  --------
    Total operating expenses.........  182,535   111,175   7,424   301,134
                                      -------- --------- -------  --------
Operating income (loss)..............  174,536   110,282  (7,424)  277,394
Interest income (expense), net.......   11,879     5,307      92    17,278
                                      -------- --------- -------  --------
Income (loss) before income taxes....  186,415   115,589  (7,332)  294,672
Provision for income taxes...........   73,304    44,810     --    118,114
                                      -------- --------- -------  --------
Net income (loss).................... $113,111 $  70,779 $(7,332) $176,558
                                      ======== ========= =======  ========
Net income (loss) per share.......... $   0.89 $    0.72 $ (0.57) $   0.89
                                      ======== ========= =======  ========
Number of shares used in per share
 calculation.........................  127,809    97,767  12,752   198,626
                                      ======== ========= =======  ========

--------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

                               ASCEND AND CASCADE
          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                  YEAR ENDED DECEMBER 31, 1995
                                                  ------------------------------
                                                   ASCEND    CASCADE  COMBINED
                                                  --------- --------- ----------
Net sales........................................ $ 152,604 $ 134,834 $ 287,438
Cost of sales....................................    53,296    48,563   101,859
                                                  --------- --------- ---------
  Gross profit...................................    99,308    86,271   185,579
Operating expenses:
  Research and development.......................    12,400    20,651    33,051
  Sales and marketing............................    35,447    20,587    56,034
  General and administrative.....................     9,129     6,955    16,084
  Purchased research and development.............     3,032       --      3,032
                                                  --------- --------- ---------
    Total operating expenses.....................    60,008    48,193   108,201
                                                  --------- --------- ---------
Operating income.................................    39,300    38,078    77,378
Interest income, net.............................     5,122     3,238     8,360
                                                  --------- --------- ---------
Income before income taxes.......................    44,422    41,316    85,738
Provision for income taxes.......................    16,887    15,906    32,793
                                                  --------- --------- ---------
Net income....................................... $  27,535 $  25,410 $  52,945
                                                  ========= ========= =========
Net income per share............................. $    0.25 $    0.28 $    0.30
                                                  ========= ========= =========
Number of shares used in per share calculation...   111,362    91,220   175,216
                                                  ========= ========= =========

--------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

                               ASCEND AND CASCADE
          UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 31, 1994
                                               -------------------------------
                                                ASCEND     CASCADE   COMBINED
                                               ---------  --------- ----------
Net sales..................................... $  39,655  $  50,060 $   89,715
Cost of sales.................................    13,387     19,113     32,500
                                               ---------  --------- ----------
  Gross profit................................    26,268     30,947     57,215
Operating expenses:
  Research and development....................     6,139      7,384     13,523
  Sales and marketing.........................    11,409     10,547     21,956
  General and administrative..................     3,569      2,699      6,268
                                               ---------  --------- ----------
    Total operating expenses..................    21,117     20,630     41,747
                                               ---------  --------- ----------
Operating income..............................     5,151     10,317     15,468
Interest income, net..........................       969        781      1,750
                                               ---------  --------- ----------
Income before income taxes....................     6,120     11,098     17,218
Provision (benefit) for income taxes..........      (430)     1,832      1,402
                                               ---------  --------- ----------
Net income.................................... $   6,550  $   9,266 $   15,816
                                               =========  ========= ==========
Net income per share.......................... $    0.07  $    0.11 $     0.10
                                               =========  ========= ==========
Number of shares used in per share
 calculation..................................    94,583     81,074    151,335
                                               =========  ========= ==========

--------
See accompanying notes to Unaudited Pro Forma Condensed Combining Financial Statements.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

  The adjustments to the unaudited pro forma condensed combining balance sheet give effect to the assumed issuance of approximately 66 million shares of Ascend Common Stock as if the Merger had been consummated as of December 31, 1996 and an anticipated charge for Merger-related expenses totaling approximately $42.2 million. Such Merger-related expenses include investment advisory fees, regulatory filing costs, legal and accounting expenses and other transaction costs. The unaudited pro forma condensed combining financial statements do not include adjustments to conform the accounting policies of Cascade to those followed by Ascend nor do they include merger related adjustments for redundant capacity and assets. The nature and extent of such adjustments will be based upon further study and analysis. The unaudited pro forma condensed combining statements of income do not reflect these non-recurring charges, which Ascend anticipates will be recorded during the quarter in which the merger is consummated.

  In addition, the adjustments to the unaudited pro forma condensed combining balance sheet give effect to the acquisition of Sahara, which was completed by Cascade on January 28, 1997. Cascade issued approximately 3.4 million shares of Cascade Common Stock in exchange for all the outstanding shares of Sahara. In addition, Cascade assumed all outstanding Sahara stock options to purchase approximately 400,000 shares of Cascade Common Stock. The acquisition will be accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $219 million was allocated to the net assets acquired based upon their estimated fair market values. The estimated fair value of the tangible net assets acquired was approximately $5 million. In addition, approximately $214 million of the purchase price was allocated to in-process research and development that has not reached technological feasibility and that has no alternative future use. Purchased research and development was valued using a risk adjusted cash flow model under which future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of the underlying technology. Expected future cash flows associated with purchased research and development are discounted considering risks and uncertainties related to the viability of and to the potential changes in future target markets and to the completion of the products expected to ultimately be marketed by Cascade. The in-process technology relates to the products that management intends to further develop to the point of technological feasibility. No completed technology was purchased as Sahara has brought no products to market and no development project has reached technological feasibility. Pro forma adjustments to the pro forma combined statements of income do not give effect to an anticipated charge for purchased research and development, which is non-deductible for tax purposes and which will be charged to operations in the first quarter of 1997.

  The pro forma combined per share amounts in the unaudited pro forma condensed combining statements of income are based upon the historical weighted average number of shares of common stock and dilutive common stock equivalents of Ascend outstanding during each period presented. In addition, the shares of Ascend Common Stock to be issued in connection with the Merger, based on the equivalent weighted average shares and the dilutive common share equivalents of Cascade outstanding during each period presented, are treated as outstanding during each such period and the shares issued by Cascade to purchase Sahara, adjusted to the equivalent shares of Ascend, are treated as outstanding for the year ended December 31, 1996.

  Certain financial statement balances of Cascade and Sahara have been reclassified to conform with the Ascend financial statement presentation.

  The adjustments to the unaudited pro forma condensed combining balance sheet and statements of income are as follows:

(a) To record accrual for anticipated Merger-related expenses and purchase transaction costs.

(b) To record par value for shares to be issued in connection with the Merger and purchase of Sahara.

(c) To eliminate Sahara's preferred stock, stockholder's deficit, additional paid-in capital and unearned compensation.

(d) To record additional paid-in capital related to the fair value of issuance of common stock and options for the purchase of Sahara.

(e) To record the impact to retained earnings of the charge for purchased research and development relating to the purchase of Sahara.

                 COMPARISON OF RIGHTS OF CASCADE STOCKHOLDERS
                            AND ASCEND STOCKHOLDERS

  Cascade is a Delaware corporation and the rights of its stockholders are governed by the DGCL, the Amended and Restated Certificate of Incorporation of Cascade (the "Cascade Certificate of Incorporation") and the Bylaws of Cascade (the "Cascade Bylaws"). Ascend is a Delaware corporation and the rights of its stockholders are governed by the DGCL, the Restated Certificate of Incorporation of Ascend, as amended (the "Ascend Certificate of Incorporation"), and the Bylaws of Ascend (the "Ascend Bylaws"). If the Merger is consummated, holders of Cascade Common Stock will become holders of Ascend Common Stock, and the rights of the Cascade stockholders will be governed by the DGCL, the Ascend Certificate of Incorporation and the Ascend Bylaws. The rights of Ascend stockholders under the DGCL, the Ascend Certificate of Incorporation and the Ascend Bylaws differ in certain respects from the rights of Cascade stockholders under the DGCL, the Cascade Certificate of Incorporation and the Cascade Bylaws. Certain of these differences are summarized below. This summary is qualified in its entirety by reference to the full text of such documents which are incorporated by reference in this Joint Proxy Statement/Prospectus.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under the DGCL, special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or bylaws. The Cascade Bylaws provide that special meetings of the stockholders may be called by the Chairman of the Cascade Board, a majority of the Cascade Board or the President of Cascade. Notwithstanding any other provision of law, the Cascade Certificate of Incorporation or the Cascade Bylaws, the affirmative vote of at least seventy-five percent (75%) of all stockholders is required to amend, repeal, or to adopt any provision inconsistent with the prior sentence.

  The Ascend Bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute or by the Ascend Certificate of Incorporation, may be called by either a resolution adopted by a majority of the Ascend Board or by the holders of not less than 10% of all shares entitled to cast votes at the special meeting. This provision may be amended or repealed by a majority of authorized directors or by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of voting power of all the outstanding shares of capital stock entitled to vote generally and any vote of holders of any class or series of stock of Ascend required by law or the Ascend Certificate of Incorporation.

NUMBER AND ELECTION OF DIRECTORS

  Under the DGCL, the number of directors shall be fixed or determined in the manner the bylaws provide, unless the corporation's certificate of incorporation fixes the number of directors, in which case the number of directors may only be changed by amending the certificate of incorporation. The DGCL permits the certificate of incorporation or bylaws to divide the directors into one, two or three classes, with the term of office of one class of directors to expire each year and the terms of office of no two classes to expire during the same year.

  The Cascade Bylaws provide that the number of directors of Cascade shall be fixed from time to time by resolution of the Cascade Board but in no event shall be less than three (3). In addition, the Cascade Certificate of Incorporation divides the Cascade Board into three classes, with no class containing more than one director more than any other class. Currently, the Cascade Board consists of six (6) members.

  The Ascend Bylaws provide that the authorized number of Ascend directors is seven (7) and may be changed from time to time exclusively by the Ascend Board pursuant to a resolution adopted by a majority of the total number of authorized directors. Ascend has agreed to increase the number of its directors to ten (10) upon consummation of the Merger.

REMOVAL OF DIRECTORS

  The DGCL provides in general that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors, except that, with respect to corporations with classified boards (as is applicable to Cascade) or cumulative voting, a director may be removed, only for cause, by the holders of the majority of the shares entitled to vote at an election of directors. The Cascade Certificate of Incorporation and the Cascade Bylaws contain sections restating this provision of the DGCL.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

  The DGCL allows a corporation's certificate of incorporation to eliminate or limit a director's personal liability to the corporation or its stockholders for monetary damages for the director's breach of his fiduciary duty as a director. However, the corporation may not eliminate or limit a director's liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for an unlawful payment of dividends or an unlawful stock purchase or redemption or (d) for any transaction from which the director derived any improper personal benefit. No provision may retroactively eliminate or limit a director's liability.

  Both the Ascend Certificate of Incorporation and the Cascade Certificate of Incorporation limit a director's personal liability to Ascend or Cascade, respectively, or their respective stockholders for monetary damages to the full extent permitted by the DGCL, and provide that any repeal or modification of the applicable DGCL provision will be prospective only, and will not adversely affect any limitation on the personal liability existing at the time of such repeal or modification applicable to any such Ascend or Cascade director.

                      DESCRIPTION OF ASCEND CAPITAL STOCK

  The authorized capital stock of Ascend consists of 400,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share.

COMMON STOCK

  As of April 18, 1997, there were approximately 120,794,242 shares of Ascend Common Stock outstanding held of record by approximately 1,185 stockholders.

  The holders of Ascend Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Ascend Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Ascend Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Ascend, holders of Ascend Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Ascend Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Ascend Common Stock are, and the shares to be issued in connection with the Merger when issued will be, fully paid and non-assessable.

  The transfer agent for Ascend Common Stock is The First National Bank of
Boston.

CERTAIN CHARTER PROVISIONS

  The Ascend Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Ascend. See "Comparison of Rights of Cascade Stockholders and Ascend Stockholders."

PREFERRED STOCK

  As of the date of this Joint Proxy Statement/Prospectus, there were no shares of Ascend Preferred Stock outstanding. The Ascend Board has the authority, without further action by the stockholders, to issue such Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Ascend Common Stock. The Ascend Board, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Ascend Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Ascend or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Ascend Common Stock. At present, Ascend has no plans to issue any of the Preferred Stock.

                                 LEGAL MATTERS

  The validity of the shares of Ascend Common Stock to be issued in connection with the Merger will be passed upon for Ascend by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California. As of the date hereof, attorneys at Gray Cary Ware & Freidenrich participating in this matter beneficially own approximately 3,800 shares of Ascend Common Stock.

                                    EXPERTS

  The consolidated financial statements of Ascend as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the financial statements of Sahara Networks, Inc., a development stage enterprise, as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period from May 25, 1995 (inception) to December 31, 1995, appearing in this Joint Proxy Statement/ Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Cascade as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement/Prospectus have been incorporated by reference and included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     INDEX TO ASCEND COMMUNICATIONS, INC., CASCADE COMMUNICATIONS CORP. AND
                   SAHARA NETWORKS, INC. FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ASCEND COMMUNICATIONS, INC.
Report of Independent Auditors...........................................   F-2
Consolidated Balance Sheets at December 31, 1996 and 1995................   F-3
Consolidated Statements of Income for the Years Ended December 31, 1996,
 1995 and 1994...........................................................   F-4
Consolidated Statements of Stockholder's Equity for the Years Ended
 December 31, 1996, 1995 and 1994........................................   F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1995 and 1994.....................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
CASCADE COMMUNICATIONS CORP.
Report of Independent Accountants........................................  F-20
Consolidated Balance Sheets as of December 31, 1996 and 1995.............  F-21
Consolidated Statements of Income for the Years Ended December 31, 1996,
 1995 and 1994...........................................................  F-22
Consolidated Statements of Stockholder's Equity for the Years Ended
 December 31, 1996, 1995 and 1994........................................  F-23
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1996, 1995 and 1994.....................................................  F-24
Notes to Consolidated Financial Statements...............................  F-25
SAHARA NETWORKS, INC. (a Development Stage Enterprise)
Report of Independent Auditors...........................................  F-34
Balance Sheets at December 31, 1996 and 1995.............................  F-35
Statements of Operations for the year ended December 31, 1996 and for the period from May 25, 1995 (inception) to December 31, 1995 and 1996......  F-36
Statements of Stockholders' Deficit for the year ended December 31, 1996 and for the period from May 25, 1995 (inception) to December 31, 1995 and 1996................................................................  F-37
Statements of Cash Flows for the year ended December 31, 1996 and for the period from May 25, 1995 (inception) to December 31, 1995 and 1996......  F-38
Notes to Financial Statements............................................  F-39

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Ascend Communications, Inc.

  We have audited the accompanying consolidated balance sheets of Ascend Communications, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ascend Communications, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                              Ernst & Young LLP

Walnut Creek, California
January 24, 1997,
except Note 10 as to which the date is
April 1, 1997

                          ASCEND COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $213,970 $147,050
  Short-term investments.....................................  159,181   90,843
  Accounts receivable, less allowance for uncollectible
   accounts of $2,000 and $900 at December 31, 1996 and 1995,
   respectively..............................................  103,145   31,238
  Inventories................................................   49,241   26,868
  Deferred income taxes......................................   33,489    9,370
  Other current assets.......................................   13,273    2,408
                                                              -------- --------
      Total current assets...................................  572,299  307,777
Investments..................................................   35,771   51,515
Furniture, fixtures and equipment, net.......................   40,034   10,108
Other assets.................................................    3,762      614
                                                              -------- --------
      Total assets........................................... $651,866 $370,014
                                                              ======== ========

      LIABILITIES
       AND
       STOCKHOLDERS'
       EQUITY

Current liabilities:
  Accounts payable.......................................... $ 43,268  $ 13,571
  Accrued liabilities.......................................   39,003    20,861
  Accrued compensation and related liabilities..............   22,145     6,419
  Notes payable.............................................      --      4,176
                                                             --------  --------
      Total current liabilities.............................  104,416    45,027
Commitments
Stockholders' equity:
  Preferred stock, $.001 par value:
    Authorized shares-2,000
    No shares issued or outstanding.........................      --        --
  Common stock, $.001 par value:
    Authorized shares-400,000
    119,417 shares issued (113,211--1995)...................      119       113
  Additional paid-in capital................................  412,227   302,110
  Retained earnings.........................................  135,652    23,312
  Notes receivable from stockholders........................     (548)     (548)
                                                             --------  --------
      Total stockholders' equity............................  547,450   324,987
                                                             --------  --------
      Total liabilities and stockholders' equity............ $651,866  $370,014
                                                             ========  ========

                             See accompanying notes

                          ASCEND COMMUNICATIONS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                       1996     1995    1994
                                                     -------- -------- -------
Net sales........................................... $549,297 $152,604 $39,655
Cost of sales.......................................  192,226   53,296  13,387
                                                     -------- -------- -------
  Gross profit......................................  357,071   99,308  26,268
Operating expenses:
  Research and development..........................   40,291   12,400   6,139
  Sales and marketing...............................  111,599   35,447  11,409
  General and administrative........................   16,745    9,129   3,569
  Purchased research and development................      --     3,032     --
  Costs of merger...................................   13,900      --      --
                                                     -------- -------- -------
    Total operating expenses........................  182,535   60,008  21,117
                                                     -------- -------- -------
Operating income....................................  174,536   39,300   5,151
Interest income, net................................   11,879    5,122     969
                                                     -------- -------- -------
Income before income taxes..........................  186,415   44,422   6,120
Provision (benefit) for income taxes................   73,304   16,887    (430)
                                                     -------- -------- -------
Net income.......................................... $113,111 $ 27,535 $ 6,550
                                                     ======== ======== =======
Net income per share................................ $   0.89 $   0.25 $  0.07
                                                     ======== ======== =======
Number of shares used in per share calculation......  127,809  111,362  94,583
                                                     ======== ======== =======


                             See accompanying notes

                          ASCEND COMMUNICATIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                         RETAINED      NOTES
                          PREFERRED STOCK     COMMON STOCK  ADDITIONAL   EARNINGS    RECEIVABLE
                          -----------------  --------------  PAID-IN   (ACCUMULATED     FROM
                          SHARES    AMOUNT   SHARES  AMOUNT  CAPITAL     DEFICIT)   STOCKHOLDERS  TOTAL
                          -------  --------  ------- ------ ---------- ------------ ------------ --------
Balance at December 31,
 1993...................   61,256  $ 18,228   11,471  $ 11   $  4,656    $(10,773)     $ --      $ 12,122
Issuance of common
 stock, net of issuance
 costs..................      --        --       717     1      6,606         --         --         6,607
Conversion of preferred
 stock into common
 stock, NetStar.........  (61,256)  (18,228)  61,226    62     18,166         --         --           --
Issuance of common stock
 in initial public
 offering, net of
 issuance costs.........      --        --    17,456    18     25,157         --         --        25,175
Conversion of warrants
 into common stock,
 NetStar................      --        --       503   --         --          --         --           --
Issuances of common
 stock under stock
 option plans...........      --        --     6,117     6      1,009         --        (794)         221
Net income..............      --        --       --    --         --        6,550        --         6,550
                          -------  --------  -------  ----   --------    --------      -----     --------
Balance at December 31,
 1994...................      --        --    97,490    98     55,594      (4,223)      (794)      50,675
Tax benefit related to
 exercise of stock
 options................      --        --       --    --       7,803         --         --         7,803
Payments from
 stockholders...........      --        --       --    --         --          --         246          246
Issuance of warrants to
 purchase shares of
 common stock, NetStar..      --        --       --    --         134         --         --           134
Issuance of common stock
 under employee stock
 option and stock
 purchase plans.........      --        --     1,724     1      2,134         --         --         2,135
Issuance of common stock
 in initial public
 offering, net of
 issuance costs,
 NetStar................      --        --     1,347     1     24,715         --         --        24,716
Issuance of common stock
 in public offering, net
 of issuance costs......      --        --    12,650    13    211,730         --         --       211,743
Net income..............      --        --       --    --         --       27,535        --        27,535
                          -------  --------  -------  ----   --------    --------      -----     --------
Balance at December 31,
 1995...................      --        --   113,211   113    302,110      23,312       (548)     324,987
Tax benefit related to
 exercise of stock
 options................      --        --       --    --      64,551         --         --        64,551
Effect of poolings......      --        --     1,350     2      6,504        (771)       --         5,735
Exercise of warrants,
 NetStar................      --        --       399   --       7,904         --         --         7,904
Issuance of common stock
 under employee stock
 option and stock
 purchase plans.........      --        --     4,457     4     31,158         --         --        31,162
Net income..............      --        --       --    --         --      113,111        --       113,111
                          -------  --------  -------  ----   --------    --------      -----     --------
Balance at December 31,
 1996...................      --   $    --   119,417  $119   $412,227    $135,652      $(548)    $547,450
                          =======  ========  =======  ====   ========    ========      =====     ========

                             See accompanying notes

                          ASCEND COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1996       1995       1994
                                                ---------  ---------  --------
Operating activities:
Net income....................................  $ 113,111  $  27,535  $  6,550
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation................................      8,801      3,083     1,002
  Deferred income taxes.......................    (22,654)    (6,389)   (2,981)
  Allowance for uncollectible accounts........      1,100        200       650
  Changes in operating assets and liabilities:
    Accounts receivable.......................    (73,007)   (23,560)   (4,931)
    Inventories...............................    (22,373)   (20,467)   (4,543)
    Other current assets......................    (10,865)    (1,332)     (753)
    Other assets..............................     (3,148)      (173)     (102)
    Accounts payable and accrued liabilities..     47,839     25,473     6,285
    Accrued compensation and related
     liabilities..............................     15,726      5,196       631
                                                ---------  ---------  --------
      Net cash provided by operating
       activities.............................     54,530      9,566     1,808
                                                ---------  ---------  --------
Investing activities:
  Purchases of investments....................   (245,431)  (161,119)  (71,208)
  Maturities and sales of investments.........    192,837     47,709    46,995
  Purchases of furniture, fixtures and
   equipment..................................    (38,703)   (10,286)   (2,260)
  Effect of business combinations.............      2,202        --        --
                                                ---------  ---------  --------
      Net cash used in investing activities...    (89,095)  (123,696)  (26,473)
                                                ---------  ---------  --------
Financing activities:
  Proceeds from issuance of common stock,
   net........................................     39,066    238,728    32,003
  Proceeds from notes receivable from
   stockholders...............................        --         246       --
  Proceeds from (repayment of) notes payable..     (2,132)     3,730       --
  Tax benefit related to exercise of stock
   options....................................     64,551      7,803       --
                                                ---------  ---------  --------
      Net cash provided by financing
       activities.............................    101,485    250,507    32,003
                                                ---------  ---------  --------
Net increase in cash and cash equivalents.....     66,920    136,377     7,338
Cash and cash equivalents, beginning of year..    147,050     10,673     3,335
                                                ---------  ---------  --------
Cash and cash equivalents, end of year........  $ 213,970  $ 147,050  $ 10,673
                                                =========  =========  ========
Supplemental disclosure of cash flow
 information:
  Income tax payments.........................  $  34,095  $   8,152  $  1,381
                                                =========  =========  ========
Supplemental schedule of noncash investing and
 financing activities information:
  Notes receivable related to exercise of
   stock options..............................  $     --   $     --   $    794
                                                =========  =========  ========
  Exercise of warrants in exchange for
   retirement of notes payable................  $   2,068  $     --   $    --
                                                =========  =========  ========

                             See accompanying notes

                          ASCEND COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

  The Company--Ascend Communications, Inc. ("Ascend" or the "Company") develops, manufactures, markets, sells and supports a broad range of high-speed integrated remote networking products that enable its customers to build: (i) Internet access systems consisting of point-of-presence ("POP") termination equipment for Internet service providers ("ISPs") and remote site Internet access equipment for Internet subscribers; (ii) high speed IP switches for application in telecommunications carriers and ISP backbone networks; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. These products support existing digital and analog networks.

  Basis of Presentation--The consolidated financial statements include the accounts of Ascend and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

  As more fully described in Note 8, in August 1996, the Company merged with NetStar, Inc. ("NetStar"). The merger has been accounted for as a pooling of interests, and the historical consolidated financial statements of the Company for all periods prior to the merger have been restated to include the financial position, results of operations and cash flows of NetStar.

  Cash and Cash Equivalents--Cash and cash equivalents consist of demand deposits and commercial paper in highly liquid short-term instruments with original maturities of three months or less from the date of purchase and are stated at cost, which approximates market. Substantially all of the Company's cash and cash equivalents are maintained by four major financial institutions.

  Short-Term Investments and Investments--The Company adopted SFAS 115 in January 1994. Accordingly, management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. On November 15, 1995, the FASB staff issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that Special Report, the Company chose to reclassify securities from held-to-maturity to available-for-sale. At the date of transfer, the fair value of all of the Company's investments approximated their cost. Available-for-sale securities are carried at amounts which approximate fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity until disposition. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale debt and equity securities are included in interest and other income. At December 31, 1996 and 1995, the Company's investments consisted primarily of obligations of the U.S. government ($23,401,000--1996 and $13,000,000--1995), states and political subdivisions ($156,948,000--1996 and $114,698,000--1995),
U.S. corporate securities ($9,500,000--1996 and $14,660,000--1995) and foreign debt securities ($5,103,000--1996 and None--1995). Unrealized gains and losses for 1996, 1995 and 1994 were not material.

  Accounts Receivable--The Company sells and distributes a substantial percentage of its products to Internet service providers, value-added resellers and distributors, and local and long-distance telecommunications carriers, throughout North America, Europe, and Asia and the Pacific Basin. Accounts receivable are principally from these customers. The Company conducts ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts.

  Inventories--Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market. The Company provides for obsolete inventories in the period when obsolescence is determined to have occurred.

                          ASCEND COMMUNICATIONS, INC.

1. ACCOUNTING POLICIES (CONTINUED)

  Depreciation--Furniture, fixtures and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives of three to four years.

  Major Customers and Revenues by Geographic Area--No customer accounted for more than 10% of net sales in 1996. One customer accounted for 11% of net sales in 1995. A second customer accounted for 15% of net sales in 1994. Net sales were derived from customers based in the following geographic areas (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      -------- -------- -------
   North America..................................... $287,849 $108,662 $31,781
   Europe............................................  104,582   19,818   5,957
   Asia and Pacific Basin............................  152,371   24,124   1,917
   Latin and South America...........................    4,495      --      --
                                                      -------- -------- -------
                                                      $549,297 $152,604 $39,655
                                                      ======== ======== =======

  Revenue Recognition--The Company recognizes revenue from product sales upon shipment provided that no significant customer and post-contract support obligations remain and collection of the related receivable is deemed probable. The Company defers recognition of revenue on initial shipments of certain new products until such products have been tested in the marketplace. The Company accounts for all costs relating to customer and post-contract support obligations, which are not significant in amount, at the time of shipment by accruing such costs. In addition, the Company provides for potential product returns and estimated warranty costs in the period of the sale.

  The Company's revenue recognition policy is in compliance with the American Institute of Certified Public Accountants' Statement of Position 91-1, Software Revenue Recognition.

  Key Suppliers--The Company is dependent on single or limited source suppliers for certain components used in its products. The Company has generally been able to obtain adequate supplies of these components. In addition, the Company believes that there are alternative suppliers for the components used in its products. However, an extended interruption in the supply of the components currently obtained from single or limited source suppliers could adversely effect the Company's business and results of operations.

  Research and Development--Costs to develop the Company's products are expensed as incurred in accordance with Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs, which establishes accounting and reporting standards for research and development.

  Software Development Costs--The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. The Company's products include a software component. The Company has expensed substantially all software development costs to date as such development costs have been incurred prior to the Company's products attaining technological feasibility.

  Stock-Based Compensation--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option and purchase plans and, accordingly, has not recognized compensation cost in connection with such plans. Note 5 to the consolidated financial statements contains a

                          ASCEND COMMUNICATIONS, INC.

1. ACCOUNTING POLICIES (CONTINUED)

summary of the pro forma effects to reported net income and net income per share for 1996 and 1995 as if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123.

  Net Income Per Share--Net income per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants (using the treasury stock method) have been included in the computation when dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued by the Company at prices below the initial public offering price during the twelve-month period prior to the initial public offering have been included in the calculation as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method). The difference between primary and fully diluted earnings per share is not material for all periods presented.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Reclassifications--Certain 1994 and 1995 balances have been reclassified to conform to the 1996 presentation.

2. BALANCE SHEET DETAILS (IN THOUSANDS)

  Inventories consist of:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               ------- --------
   Finished goods............................................. $ 6,854 $ 10,687
   Products in process........................................   6,992    8,001
   Raw materials and supplies.................................  35,395    8,180
                                                               ------- --------
                                                               $49,241 $ 26,868
                                                               ======= ========

  Furniture, Fixtures and Equipment consist of:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              --------  -------
   Computer equipment........................................ $ 26,967  $ 7,836
   Laboratory equipment......................................   10,060    3,119
   Furniture and fixtures....................................   16,573    3,942
                                                              --------  -------
                                                                53,600   14,897
     Less accumulated depreciation...........................  (13,566)  (4,789)
                                                              --------  -------
                                                              $ 40,034  $10,108
                                                              ========  =======

                          ASCEND COMMUNICATIONS, INC.

2. BALANCE SHEET DETAILS (IN THOUSANDS) (CONTINUED)

  Accrued Liabilities consist of:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
   Income taxes payable........................................ $ 6,298 $ 8,419
   Other accrued liabilities...................................  19,849   5,570
   Customer deposits...........................................  12,856   6,872
                                                                ------- -------
                                                                $39,003 $20,861
                                                                ======= =======

3. NOTES PAYABLE

  In June 1995, NetStar issued $4,200,000 of convertible notes payable ("Bridge Notes") in a private placement. In connection with this financing, NetStar also issued warrants to the holders of the Bridge Notes to purchase 297,343 shares of common stock. During 1996, $2,068,000 of principal outstanding under the Bridge Notes was exchanged for 130,713 shares of the Company's common stock. The remaining $2,132,000 was repaid during 1996.

4. INCOME TAXES

  The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, under which the liability method is used to calculate deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and income tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income.

  The following is a geographical breakdown of consolidated income before income taxes (including intercompany revenue and expenses) by income tax jurisdiction (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1996    1995    1994
                                                         -------- ------- ------
   United States........................................ $183,766 $43,977 $6,120
   Foreign..............................................    2,649     445    --
                                                         -------- ------- ------
     Total.............................................. $186,415 $44,422 $6,120
                                                         ======== ======= ======

                          ASCEND COMMUNICATIONS, INC.

4. INCOME TAXES (CONTINUED)

  Significant components of the provision (benefit) for income taxes attributable to operations are as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     --------  -------  -------
   Current:
     Federal........................................ $ 80,395  $17,782  $ 1,582
     State..........................................   14,623    5,316      969
     Foreign........................................      940      178      --
                                                     --------  -------  -------
       Total current................................   95,958   23,276    2,551
   Deferred:
     Federal........................................  (19,597)  (5,572)  (2,649)
     State..........................................   (3,057)    (817)    (332)
                                                     --------  -------  -------
       Total deferred (benefit).....................  (22,654)  (6,389)  (2,981)
                                                     --------  -------  -------
       Total provision (benefit).................... $ 73,304  $16,887  $  (430)
                                                     ========  =======  =======

  A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of income is as follows (in thousands):

                                                 YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                  1996      1995      1994
                                                 -------   -------   -------
   Federal statutory rate....................... $65,245   $15,548   $ 2,081
   State rate, net of federal benefit...........  11,690     2,617       428
   Tax-exempt interest..........................  (3,168)   (1,097)      --
   Foreign Sales Corporation benefit............  (4,842)     (466)      --
   Non-deductible merger expenses...............   2,625       --        --
   Utilization of net operating loss
    carryforwards and credits...................     --        --     (3,824)
   Other........................................   1,754       285       885
                                                 -------   -------   -------
      Total tax provision....................... $73,304   $16,887   $  (430)
                                                 =======   =======   =======
   Effective tax rate...........................    39.3 %    38.0 %     0.0 %
                                                 =======   =======   =======

                          ASCEND COMMUNICATIONS, INC.

4. INCOME TAXES (CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                                --------------
                                                                 1996    1995
                                                                ------- ------
   Deferred tax assets:
     Reserve for uncollectible accounts........................ $ 2,305 $1,623
     Reserve for warranties and inventories....................   8,080  1,462
     Purchased research and development........................     673  1,176
     State taxes...............................................     716    421
     Customer deposits.........................................  12,238    --
     Net operating loss carryovers and tax credits of acquired
      companies................................................   7,507  3,496
     Other.....................................................   1,970  1,192
                                                                ------- ------
       Total net deferred tax assets........................... $33,489 $9,370
                                                                ======= ======

5. STOCKHOLDERS' EQUITY

  Public Offering--In August 1995, the Company completed a public offering of its common stock consisting of 12,650,000 shares at $17.625 per share, with proceeds, net of issuance costs, of approximately $211,743,000 (issuance costs were approximately $11,213,000). On September 25, 1995, and May 29, 1996, the Company's stockholders approved amendments to the Company's Certificate of Incorporation that increased the authorized common stock from 50,000,000 to 200,000,000 and 200,000,000 to 400,000,000 shares, respectively.

  Stock Splits--In May, October and December of 1995, the Company's Board of Directors approved two-for-one stock splits, payable in the form of a stock dividend to all stockholders of record. All shares and per share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect these stock splits.

  Preferred Stock--The Company's Board of Directors has the authority to issue these shares in one or more series and to fix the rights, preferences, privileges and restrictions of ownership. At December 31, 1996, there were no outstanding shares of preferred stock.

  Notes Receivable--Notes receivable from stockholders resulted from the purchase of common stock from the Company pursuant to the exercise of stock options. Such notes are due on demand, bear interest at 5.4% and are secured by certain common shares.

  Warrants--As of December 31, 1996, warrants to purchase 66,531 shares of common stock with exercise prices ranging from $3.53 to $29.66 were outstanding. The warrants expire at various dates ranging from 1997 to 2000.

  1994 Employee Stock Purchase Plan--In March 1994, the Board of Directors approved an Employee Stock Purchase Plan under which eligible employees may purchase common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each offering period. Participation in the offering is limited to 10% of an employee's compensation (not to exceed amounts allowed by the Internal Revenue Code), may be terminated at any time by the employee and automatically ends on termination of employment with the Company. A total of 2,800,000 shares of common stock have been reserved for issuance

                          ASCEND COMMUNICATIONS, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)

under this plan and the first offering commenced on the effective date of the Company's initial public offering of shares of its common stock and continued through January 31, 1995. Subsequent six-month offering periods commenced on each February 1 and August 1 thereafter. During 1996 and 1995, 86,870 and 252,120 shares of common stock were issued under this plan, respectively.

  1989 Stock Option Plan--The Company has a Stock Option Plan under which a total of 45,000,000 shares of common stock have been reserved for issuance to employees, officers, directors and consultants of the Company. Options granted to date are immediately exercisable and unvested shares are subject to repurchase by the Company. Options and unvested shares typically vest ratably over four years from the date of grant. In the event option holders cease to be employed by the Company, all unvested options are forfeited and all vested options may be exercised within a 30-day period after termination; the Company also has the right to repurchase any unvested (but issued) shares if the holder is no longer employed by the Company. As of December 31, 1996, options to purchase approximately 476,091 shares had been exercised but were not vested.

  Stock options are granted at not less than the fair market value of common stock on the date of grant. All options expire no later than ten years from the date of grant, except options granted to 10% stockholders, which have a maximum term of five years. The exercise price of stock options granted to a stockholder possessing 10% or more of the total combined voting power of all classes of stock may not be less than 110% of the fair market value of common stock on the date of grant. As of December 31, 1996, no options had been granted to 10% stockholders.

  The Company has adopted SFAS 123 which was issued in October 1995. In accordance with the provisions of SFAS 123, the Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net income and net income per share would have been reduced to the pro forma amounts indicated in the table below (in thousands except per share amounts):

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                           1996        1995
                                                       ------------ -----------
   Net income--as reported............................ $    113,111 $    27,535
   Net income--pro forma.............................. $     68,266 $    19,247
   Net income per share--as reported.................. $       0.89 $      0.25
   Net income per share--pro forma.................... $       0.54 $      0.18

  The effect on net income and earnings per share is not expected to be indicative of the effects on net income and earnings per share in future years.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1996   1995
                                                                   ------ ------
   Expected volatility............................................  0.610  0.610
   Risk-free interest rate........................................  6.20%  6.05%
   Expected life of options in years..............................  3.0    3.0
   Expected dividend yield........................................  0.00%  0.00%

                          ASCEND COMMUNICATIONS, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

  The following table summarizes activity under the Company's 1989 Stock Option Plan from December 31, 1993 through December 31, 1996:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                           NUMBER OF   EXERCISE
                                                             SHARES     PRICE
                                                           ----------  --------
   Balance at December 31, 1993..........................   7,238,839   $ 0.15
     Granted.............................................   5,530,234     1.70
     Exercised...........................................  (6,116,928)    0.18
     Forfeited...........................................    (845,548)    0.39
                                                           ----------
   Balance at December 31, 1994..........................   5,806,597     1.03
     Granted.............................................  11,196,310    15.76
     Exercised...........................................  (1,451,494)    1.01
     Forfeited...........................................    (586,266)    6.39
                                                           ----------
   Balance at December 31, 1995..........................  14,965,147    12.04
     Granted.............................................   7,716,873    54.44
     Exercised...........................................  (4,294,248)    6.53
     Forfeited...........................................    (233,084)   29.45
                                                           ----------
   Balance at December 31, 1996..........................  18,154,688   $30.70
                                                           ==========
   Outstanding options exercisable and vested at December
    31, 1996.............................................   2,966,733   $12.57
                                                           ==========
   Options available for grant at December 31, 1996......  14,267,495
                                                           ==========

  The weighted average fair value of options granted during 1996 and 1995 is $24.05 and $6.78 per share, respectively.

                          ASCEND COMMUNICATIONS, INC.

5. STOCKHOLDERS' EQUITY (CONTINUED)

  The following table summarizes information concerning currently outstanding and exercisable options:

                                  OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                            -------------------------------- --------------------
                                         WEIGHTED
                                          AVERAGE   WEIGHTED             WEIGHTED
                                         REMAINING  AVERAGE    NUMBER    AVERAGE
     EXERCISE                 NUMBER    CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
      PRICES                OUTSTANDING    LIFE      PRICE   AND VESTED   PRICE
     --------               ----------- ----------- -------- ----------- --------
   $ 0.01-$ 5.06...........  1,717,617     4.89      $ 1.34     760,180   $ 0.98
     5.81..................  1,521,193     7.77        5.81     591,625     5.81
     7.28- 11.13...........  2,278,192     7.94       10.07     615,462    10.26
    14.13- 21.75...........  2,319,250     8.06       17.30     476,752    17.01
    25.13- 35.25...........  2,220,794     8.85       32.92     462,607    32.94
    35.38- 43.50...........  2,326,956     9.30       41.26      32,604    37.35
    43.75- 58.25...........  2,191,955     9.37       51.43       1,455    60.55
    59.00- 63.38...........  2,316,500     9.80       61.82         671    59.39
    64.75- 73.88...........  1,262,231     9.61       68.13      25,377    66.07
                            ----------                        ---------
                            18,154,688                        2,966,733
                            ==========                        =========

  1994 Outside Directors Stock Option Plan--In March 1994, the Board of Directors approved an Outside Directors Stock Option Plan under which directors of the Company who are not officers or employees of the Company may receive nonstatutory options to purchase shares of common stock of the Company. A total of 2,000,000 shares of common stock have been reserved for issuance under this plan, and options to purchase 384,000, 640,000 and 320,000 shares of common stock were granted during 1996, 1995 and 1994, respectively, at weighted average exercise prices of $61.50, $10.25 and $1.63 per share, respectively. During 1996, options to purchase 76,000 shares of common stock were exercised at a weighted average exercise price of $7.98 per share. During 1995, options to purchase 20,000 shares of common stock were exercised at a weighted average exercise price of $1.63 per share.

  1996 Restricted Stock Plan--In October 1996, the Board of Directors approved a Restricted Stock Plan under which employees and consultants of the Company who are not officers or directors of the Company may receive shares of common stock of the Company. A total of 200,000 shares of common stock have been reserved for issuance under this plan, and 25,000 shares of common stock were granted during 1996 at a purchase price of $1.00 per share.

  Reserved for Future Issuance--As of December 31, 1996, the Company has reserved the following shares of its common stock for future issuance:

   1989 Stock Option Plan............................................ 32,422,183
   1994 Outside Directors Stock Option Plan..........................  1,904,000
   1994 Employee Stock Purchase Plan.................................  2,461,010
   1996 Restricted Stock Plan........................................    200,000
                                                                      ----------
       Total shares reserved......................................... 36,987,193
                                                                      ==========

                          ASCEND COMMUNICATIONS, INC.

6. RETIREMENT PLAN

  In July 1993, the Company established a profit sharing plan, which has been qualified under Section 401(k) of the Internal Revenue Code, covering substantially all employees who meet certain minimum eligibility requirements. The Company does not contribute to the plan. Eligible employees can contribute amounts to the plan via payroll withholdings, subject to certain limitations.

7. COMMITMENTS

  Leases--The Company leases office and warehouse space under noncancelable operating leases. Rent expense on these operating leases was $4,051,000, $1,164,000 and $636,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  In March 1996, the Company entered into an agreement to lease 13 acres of land located in Alameda, California. Certain buildings currently being used for the Company's headquarters have been constructed on the land. The lessor has funded approximately $24.9 million for the land and construction of the buildings. The lease has an initial term of three years and an option to renew for two years, subject to the lessor's consent. The rent obligation for the lease commenced in December 1996. At any time during the term of the lease, the Company may purchase the land and buildings. If the Company does not exercise its purchase option at the end of the lease, the Company has guaranteed a residual value of approximately $22.4 million.

  Future minimum payments under noncancelable operating leases with initial terms of one year or more consist of the following at December 31, 1996 (in thousands):

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
   1997...............................................................  $ 4,053
   1998...............................................................    3,480
   1999...............................................................    2,705
   2000...............................................................    2,403
   2001 and beyond....................................................    2,330
                                                                        -------
   Total minimum lease payments.......................................  $14,971
                                                                        =======

  Line of Credit--The Company entered into a $15,000,000 bank line of credit agreement in November 1995, which expires in November 1997. Interest is computed at the bank's prime rate or 1.0% over LIBOR, at the option of the Company. There is a commitment fee of 0.2% on the unused portion of the line of credit. The line of credit requires the Company to maintain certain financial ratios, minimum net worth and profitability on a quarterly and year-to-date basis. There were no borrowings under the line of credit agreement during 1996.

8. BUSINESS COMBINATIONS

  In August 1996, the Company acquired NetStar, a developer and manufacturer of high performance, high speed IP network routers, in a transaction that was accounted for as a pooling of interests. The Company issued approximately 3,869,000 shares of its common stock to NetStar shareholders in exchange for all outstanding NetStar shares. Outstanding options and warrants to purchase NetStar common stock were exchanged for options and warrants to purchase approximately 535,000 and 203,000 shares, respectively, of the Company's common stock. The Company's historical consolidated financial statements for prior periods have been restated to reflect the financial position and results of operations of NetStar.

                          ASCEND COMMUNICATIONS, INC.

8. BUSINESS COMBINATIONS (CONTINUED)

  NetStar had a fiscal year that ended on September 30. NetStar's statements of operations for the years ended September 30, 1995 and 1994 have been combined with the Company's statements of income for the years ended December 31, 1995 and 1994, respectively. In order to conform NetStar's year end to Ascend's year end, the consolidated statement of income for the year ended December 31, 1996 excludes the results of operations for the three months ended December 31, 1995 for NetStar. Accordingly, an adjustment has been made to retained earnings for the year ended December 31, 1996 for the exclusion of NetStar's net loss (including the tax benefit to the Company) of approximately $660,000 for the three months ended December 31, 1995.

  Separate results of operations for the periods prior to the merger with NetStar are as follows:

                                        SIX MONTHS   YEAR ENDED DECEMBER 31,
                                      ENDED JUNE 30, -------------------------
                                           1996          1995         1994
                                      -------------- ------------  -----------
   Net Sales:
     Ascend.........................     $214,423        $149,590  $    39,343
     NetStar........................        2,754           3,014          312
                                         --------    ------------  -----------
       Total........................     $217,177        $152,604  $    39,655
                                         ========    ============  ===========
   Net Income:
     Ascend.........................     $ 50,742    $     30,573  $     8,699
     NetStar........................       (5,833)         (4,898)      (3,785)
                                         --------    ------------  -----------
       Total........................       44,909          25,675        4,914
   Adjustment to reflect elimination
    of income tax valuation
    allowance.......................        2,215           1,860        1,636
                                         --------    ------------  -----------
   Net income, as restated..........     $ 47,124    $     27,535  $     6,550
                                         ========    ============  ===========

  In December 1996, the Company acquired StonyBrook Services, Inc. ("StonyBrook"), a developer of network management software, in a transaction that was accounted for as a pooling of interests. The Company issued approximately 480,000 shares of its common stock to StonyBrook shareholders in exchange for all outstanding StonyBrook shares.

  In August 1996, the Company acquired Subspace Communications, Inc. ("Subspace"), a manufacturer of PC-based data and telecommunications products for the home and small office environments, in a transaction that was accounted for as a pooling of interests. The Company issued approximately 90,000 shares of its common stock to Subspace shareholders for all outstanding Subspace shares.

  In March 1996, the Company acquired Morning Star Technologies, Inc. ("Morning Star"), a manufacturer of network routing software and advanced network security products, in a transaction that was accounted for as a pooling of interests. The Company issued approximately 440,000 shares of its common stock to Morning Star shareholders in exchange for all outstanding Morning Star shares.

  The results of operations of StonyBrook, Subspace and Morning Star, which have not been material in relation to those of the Company, are included in the consolidated results of operations for periods subsequent to the acquisition. The Company's historical consolidated financial statements prior to the combinations have not been restated to reflect the financial results of these acquisitions as these results were not material to the Company.

                          ASCEND COMMUNICATIONS, INC.

9. QUARTERLY INFORMATION (UNAUDITED)

  The following table presents unaudited quarterly operating results for each of the Company's eight quarters in the two-year period ended December 31, 1996:

                                                       QUARTER ENDED
                                            ------------------------------------
                                                                SEPT.
                                            MARCH 31, JUNE 30,   30,    DEC. 31,
                                            --------- -------- -------- --------
   1996
   Net sales...............................  $92,028  $125,149 $154,629 $177,491
   Gross profit............................   59,462    80,440  100,665  116,504
   Operating income........................   28,408    41,989   41,325   62,814
   Net income..............................   19,386    27,738   24,894   41,093
   Net income per share....................     0.15      0.22     0.20     0.32
   1995
   Net sales...............................  $20,716  $ 29,591 $ 40,909 $ 61,388
   Gross profit............................   13,507    19,082   26,546   40,173
   Operating income........................    4,121     7,376    8,301   19,502
   Net income..............................    2,832     4,810    6,436   13,457
   Net income per share....................     0.03      0.05     0.06     0.11

10. SUBSEQUENT EVENTS

  In April 1997, the Company acquired Whitetree, Inc. ("Whitetree"), a privately held provider of high speed switching products, in a transaction accounted for as a pooling of interests. The Company issued a total of approximately 1,315,000 shares of its common stock in exchange for all outstanding Whitetree shares. In addition, Ascend assumed all outstanding Whitetree stock options to purchase approximately 99,000 shares of Ascend stock.

  Whitetree has a fiscal year that ends on September 30. Whitetree's statements of operations for the years ended September 30, 1996, 1995 and 1994 will be combined with the Company's statements of income for the years ended December 31, 1996, 1995 and 1994, respectively. In order to conform Whitetree's year end to the Company's year end, the consolidated statement of income for the year ended December 31, 1996 will exclude the results of operations for the three months ended December 31, 1996 for Whitetree.

                          ASCEND COMMUNICATIONS, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


10. SUBSEQUENT EVENTS (CONTINUED)

  The following unaudited pro forma summary includes the historical operations of the Company and the historical operations of Whitetree for all periods presented. The unaudited pro forma summary does not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the periods presented or the results which may occur in the future.

  Unaudited pro forma summary results of operations (in thousands except per share amounts):

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      -------- -------- -------
   Net sales......................................... $560,977 $152,896 $39,655
   Net income........................................  108,204   23,175   5,130
   Net income per share.............................. $   0.84 $   0.21 $  0.05
   Shares used in per share computations.............  128,760  112,132  95,134

  In February 1997, the Company acquired substantially all of the outstanding stock of InterCon Systems Corporation. The purchase price consisted of a cash payment of $12,000,000, the assumption of approximately $9,000,000 of liabilities and transaction costs of approximately $600,000. The acquisition will be accounted for under the purchase method of accounting. Accordingly, the total purchase price of $21,600,000 was allocated to the net assets acquired based upon their estimated fair values. The estimated fair value of tangible net assets acquired was $600,000. In addition, $18,000,000 of the purchase price was allocated to purchased research and development that has not reached technological feasibility and that has no alternative future use and $3,000,000 was allocated to purchased software.

  On March 30, 1997, the Company entered into an Agreement and Plan of Reorganization ("Agreement") with Cascade Communications Corp. ("Cascade") pursuant to which Cascade will become a wholly-owned subsidiary of the Company and each share of Cascade common stock which is issued and outstanding at the "effective time" will be converted into the right to receive 0.70 of a share of the Company's common stock. The Agreement specifies, as a condition of the merger, that the transaction be accounted for as a pooling of interest.

  The following unaudited pro forma summary includes the historical operations of the Company and the historical operations of Cascade for all periods presented. The unaudited pro forma summary does not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the periods presented or the results which may occur in the future.

  Unaudited pro forma summary results of operations (in thousands except per share amounts):

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
   Net Sales........................................ $890,273 $287,438 $ 89,715
   Net income.......................................  176,558   52,945   15,816
   Net income per share............................. $   0.89 $   0.30 $   0.10
   Shares used in per share computations............  198,626  175,216  151,335

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cascade Communications Corp.:

  We have audited the accompanying consolidated balance sheets of Cascade Communications Corp. as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Communications Corp. as of December 31, 1996 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
January 22, 1997,
except for Note M as to which
the date is March 30, 1997

                          CASCADE COMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 98,399 $ 55,474
  Marketable securities......................................   13,920    5,120
  Accounts receivable, net of allowance for doubtful accounts
   of $632 in 1996 and $302 in 1995..........................   81,949   19,910
  Notes receivable...........................................    1,750    1,548
  Inventories................................................   19,303    7,645
  Deferred income taxes......................................    8,300    4,262
  Prepaid expenses...........................................   11,421      781
                                                              -------- --------
Total current assets.........................................  235,042   94,740
Property and equipment, net..................................   33,012   13,980
Other assets.................................................    2,207    3,139
                                                              -------- --------
Total assets................................................. $270,261 $111,859
                                                              ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................... $ 17,555 $  6,771
  Deferred revenue...........................................    9,038    1,585
  Accrued expenses...........................................   23,885   12,197
  Accrued income taxes.......................................      --     5,000
                                                              -------- --------
Total current liabilities....................................   50,478   25,553
Commitments and contingencies (Notes F and K)
Stockholders' equity:
 Preferred stock, $.01 par value; authorized 2,000,000
  shares; no shares issued or outstanding....................      --       --
 Common stock, $.001 par value; authorized 225,000,000
  shares; 90,154,507 and 83,781,082 shares issued and
  outstanding in 1996 and 1995, respectively.................       90       84
 Additional paid-in capital..................................  121,809   58,397
 Retained earnings...........................................   97,884   27,825
                                                              -------- --------
Total stockholders' equity...................................  219,783   86,306
                                                              -------- --------
Total liabilities and stockholders' equity................... $270,261 $111,859
                                                              ======== ========

   The accompanying notes are an integral part of the consolidated financial statements.

                          CASCADE COMMUNICATIONS CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                       1996     1995    1994
                                                     -------- -------- -------
Revenue............................................. $340,976 $134,834 $50,060
Cost of revenue.....................................  119,519   48,563  19,113
                                                     -------- -------- -------
  Gross profit......................................  221,457   86,271  30,947
Operating expenses:
  Research and development..........................   53,378   20,651   7,384
  Sales and marketing...............................   44,687   20,587  10,547
  General and administrative........................   13,110    6,955   2,699
                                                     -------- -------- -------
  Total operating expenses..........................  111,175   48,193  20,630
                                                     -------- -------- -------
Income from operations..............................  110,282   38,078  10,317
Interest income ....................................    5,307    3,238     781
                                                     -------- -------- -------
Income before income taxes..........................  115,589   41,316  11,098
Provision for income taxes..........................   44,810   15,906   1,832
                                                     -------- -------- -------
Net income.......................................... $ 70,779 $ 25,410 $ 9,266
                                                     ======== ======== =======
Net income per common share......................... $   0.72 $   0.28 $  0.11
                                                     ======== ======== =======
Weighted average number of common and common
 equivalent shares outstanding......................   97,767   91,220  81,074
                                                     ======== ======== =======


   The accompanying notes are an integral part of the consolidated financial statements.

                          CASCADE COMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
Cash flows from operating activities:
  Net income........................................ $70,779  $25,410  $ 9,266
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization....................  13,662    5,503    1,651
   Deferred income taxes............................  (4,875)  (3,051)  (1,447)
   Issuance of Common Stock in exchange for
    consulting services.............................     --       --        40
   Tax benefits related to stock options exercised..  40,272    6,143      700
Changes in operating assets and liabilities:
  Accounts receivable............................... (62,039) (11,683)  (5,901)
  Notes receivable..................................   1,556   (3,967)    (238)
  Inventories....................................... (11,658)     292   (3,177)
  Prepaid expenses.................................. (10,640)    (441)    (264)
  Accounts payable..................................  10,784    2,027    1,367
  Accrued income taxes..............................  (5,000)   2,986    2,014
  Accrued expenses and deferred revenue.............  19,141    7,256    5,787
                                                     -------  -------  -------
Net cash provided by operating activities...........  61,982   30,475    9,798
                                                     -------  -------  -------
Cash flows from investing activities:
  Purchases of property and equipment............... (32,334) (13,529)  (6,282)
  Purchases of marketable securities................ (27,200) (36,029) (19,598)
  Proceeds from maturities of marketable
   securities.......................................  18,400   45,630    4,876
  Cash acquired from Arris pooling..................   4,538      --       --
  Decrease (increase) in other assets...............      11     (206)     (71)
                                                     -------  -------  -------
Net cash used in investing activities............... (36,585)  (4,134) (21,075)
                                                     -------  -------  -------
Cash flows from financing activities:
  Issuance of Common Stock, net.....................  17,528    2,274   31,046
  Payments of notes payable, net....................     --       --      (526)
                                                     -------  -------  -------
Net cash provided by financing activities...........  17,528    2,274   30,520
                                                     -------  -------  -------
Net increase in cash and cash equivalents...........  42,925   28,615   19,243
Cash and cash equivalents, beginning of year........  55,474   26,859    7,616
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $98,399  $55,474  $26,859
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid................................. $20,175  $ 9,828  $   564
  Interest paid.....................................     --       --   $    62
                                                     =======  =======  =======

   The accompanying notes are an integral part of the consolidated financial statements.

                          CASCADE COMMUNICATIONS CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                              COMMON STOCK                               TOTAL
                          -------------------- ADDITIONAL RETAINED   STOCKHOLDERS'
                          NUMBER OF    $.001    PAID-IN   EARNINGS      EQUITY
                            SHARES   PAR VALUE  CAPITAL   (DEFICIT)    (DEFICIT)
                          ---------- --------- ---------- ---------  -------------
Balance, December 31,
 1993...................   8,828,850    $ 9     $      2  $ (6,851)    $ (6,840)
Issuance of Common
 Stock, net.............  13,830,000     14       31,056       --        31,070
Exercise of stock
 options and warrants...     739,350      1           14       --            15
Conversion of redeemable
 preferred stock........  58,089,540     58       18,210       --        18,268
Tax benefits relating to
 stock options
 exercised..............         --     --           700       --           700
Net income..............         --     --           --      9,266        9,266
                          ----------    ---     --------  --------     --------
Balance, December 31,
 1994...................  81,487,740     82       49,982     2,415       52,479
Exercise of stock
 options and warrants...   2,293,342      2        2,272       --         2,274
Tax benefits relating to
 stock options
 exercised..............         --     --         6,143       --         6,143
Net income..............         --     --           --     25,410       25,410
                          ----------    ---     --------  --------     --------
Balance, December 31,
 1995...................  83,781,082     84       58,397    27,825       86,306
Pooling of interests
 with Arris.............   2,542,639      2        5,616      (720)       4,898
                          ----------    ---     --------  --------     --------
Balance, as restated....  86,323,721     86       64,013    27,105       91,204
                          ----------    ---     --------  --------     --------
Issuance of Common
 Stock, net.............     633,927      1        6,309       --         6,310
Exercise of stock
 options................   3,196,859      3       11,215       --        11,218
Tax benefits relating to
 stock options
 exercised..............         --     --        40,272       --        40,272
Net income..............         --     --           --     70,779       70,779
                          ----------    ---     --------  --------     --------
Balance, December 31,
 1996...................  90,154,507    $90     $121,809  $ 97,884     $219,783
                          ==========    ===     ========  ========     ========


   The accompanying notes are an integral part of the consolidated financial statements.

                         CASCADE COMMUNICATIONS CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF BUSINESS

  Cascade Communications Corp. (the "Company") was incorporated in Delaware on October 16, 1990. The Company designs, develops, manufactures, markets and supports a family of high performance multi-service wide area network switches.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  Certain prior year amounts have been reclassified to be consistent with current year presentation.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation. Transaction and translation gains and losses are immaterial for all years presented.

ACQUISITION

  On May 3, 1996, the Company acquired Arris Networks, Inc. ("Arris"), a developer of high performance remote access technology for carrier class networks, for approximately 3.2 million shares of its Common Stock. The Company also assumed all outstanding Arris options to purchase approximately 242,000 shares of the Company's Common Stock. The combination was accounted for as a pooling of interests. The operating expenses of Arris from December 31, 1995 to the acquisition date are immaterial to the combined operations. The accompanying financial statements for periods prior to December 31, 1995 do not include the amounts for this acquisition as they were deemed to be immaterial.

CASH, CASH EQUIVALENTS AND INVESTMENTS

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Investments include high grade commercial paper and short-term U.S. Government securities. Investments are classified as available-for-sale to support current operations or to take advantage of other investment opportunities. These securities are stated at cost plus accrued interest which approximates fair market value and mature within one year. The following table summarizes cash equivalents and investments held at December 31, 1996 and 1995:

                                                                 1996    1995
                                                               -------- -------
                                                                (IN THOUSANDS)
     Commercial paper......................................... $ 91,863 $35,537
     U.S. Government securities...............................    8,926  20,261
                                                               -------- -------
                                                               $100,789 $55,798
                                                               ======== =======

REVENUE RECOGNITION

  Revenue from product sales is generally recognized at the time of shipment or, for certain initial shipments of new products, upon customer acceptance, when collectibility is reasonably assured. The Company records reserves for anticipated product returns and warranty costs at the time of product shipment. Revenue from service agreements, consisting primarily of one-year equipment maintenance contracts, is recognized ratably over the term of the agreements. Revenue from customer funded contracts is generally recognized on the percentage of completion method of accounting.

                         CASCADE COMMUNICATIONS CORP.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

  Financial instruments, which potentially subject the Company to concentrations of credit risk, are principally cash investments and accounts receivable. The Company places its investments in highly rated commercial paper and high credit quality financial institutions. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic regions. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. The Company generally does not require collateral and historically has not experienced significant losses on trade receivables.

INVENTORIES

  Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. The Company provides for depreciation by using the straight-line method over the estimated useful lives of the assets as follows:

    ASSET CLASSIFICATION                                ESTIMATED USEFUL LIFE
    --------------------                                ---------------------
        Computer equipment............................        2-3 years
        Office equipment..............................         5 years
        Furniture and fixtures........................         5 years
        Leasehold improvements........................ Shorter of lease term or estimated useful life.

  Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

RESEARCH AND DEVELOPMENT

  Research and development costs are charged to expense as incurred. Capitalization of computer software costs begins upon the establishment of technological feasibility. The Company has not capitalized any such costs as eligible amounts were immaterial for all years presented.

INCOME TAXES

  Deferred tax liabilities and assets are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using current statutory rates. A valuation allowance is recorded against net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

USE OF ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         CASCADE COMMUNICATIONS CORP.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MANUFACTURING RISKS

  The Company purchases certain components from suppliers who the Company believes are currently the only suppliers of such components that meets the Company's requirements. A failure by any such supplier to meet the Company's requirements for an extended period of time could adversely affect the Company's operating results until the Company established sufficient manufacturing supplies from alternative sources.

NET INCOME PER COMMON SHARE

  Net income per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding. Fully diluted net income per common share is not presented as the dilutive effect is immaterial.

C. INVENTORIES

  Inventories consist of:

                                                                   DECEMBER 31,
                                                                  --------------
                                                                   1996    1995
                                                                  ------- ------
                                                                  (IN THOUSANDS)
     Raw materials............................................... $14,827 $5,095
     Work-in-process.............................................     552    890
     Finished goods..............................................   3,924  1,660
                                                                  ------- ------
                                                                  $19,303 $7,645
                                                                  ======= ======

D. PROPERTY AND EQUIPMENT

  Property and equipment consist of:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
     Computer equipment........................................ $45,242 $17,969
     Furniture and fixtures....................................   1,818   1,093
     Office equipment..........................................   1,015     662
     Leasehold improvements....................................   4,134   1,480
                                                                ------- -------
                                                                 52,209  21,204
     Less accumulated depreciation and amortization............  19,197   7,224
                                                                ------- -------
                                                                $33,012 $13,980
                                                                ======= =======

E. ACCRUED EXPENSES

  Accrued expenses consist of:

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
     Accrued compensation....................................... $ 5,442 $ 2,276
     Warranty costs.............................................   3,384   2,372
     Other......................................................  15,059   7,549
                                                                 ------- -------
                                                                 $23,885 $12,197
                                                                 ======= =======

                         CASCADE COMMUNICATIONS CORP.

F. COMMITMENTS

  The Company rents its facilities and various sales offices under operating leases, some of which contain escalation clauses, through March 2009. The agreements generally require the payment of utilities, real estate taxes, insurance and repairs. In most cases management expects, in the normal course of business, leases that expire will be renewed or replaced by other leases.

  The approximate future minimum lease commitments under these leases at December 31, 1996 are as follows:

       1997......................................................... $ 3,962,000
       1998.........................................................   3,526,000
       1999.........................................................   2,523,000
       2000.........................................................   2,066,000
       2001.........................................................   2,066,000
       Thereafter...................................................  14,804,000
                                                                     -----------
                                                                     $28,947,000
                                                                     ===========

  Rental expense charged to operations was approximately $2,398,000, $1,187,000 and $338,000 for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996, the Company had a letter of credit outstanding of $4,000,000 used as a deposit for commitments to construct certain leasehold improvements. The fair value of this letter of credit is estimated to be the same as the contract value based upon the nature of the arrangement with the issuing bank.

G. STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

  On August 4, 1994, the Company completed its Initial Public Offering ("IPO") and sold an aggregate of 13,800,000 shares of Common Stock at $2.50 per share, resulting in net proceeds, after deducting underwriting discounts and expenses, of $31,030,000. In addition, upon the closing of the IPO all issued and outstanding shares of Series 1, 2, 3 and 4 Redeemable Convertible Preferred Stock were automatically converted into 58,089,540 shares of Common Stock in accordance with the underlying agreements.

COMMON STOCK

  At the stockholder meetings of the Company in 1995 and 1996, the stockholders approved amendments to the Company's Articles of Organization to increase its authorized number of shares of Common Stock to 50,000,000 and 225,000,000 shares, respectively. The Company effected the following stock splits in the form of stock dividends: two-for-one in June 1995, three-for-two in February 1996 and two-for-one in May 1996. All share and per share data have been restated in these consolidated financial statements for all periods to reflect the stock splits. Prior to the merger, Arris issued redeemable convertible preferred stock for $6,310,000 that was converted into 633,927 shares of Cascade Common Stock.

PREFERRED STOCK

  The Company is authorized to issue up to an aggregate of 2,000,000 shares of Preferred Stock, $.01 par value per share. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as determined by the Board of Directors.

                         CASCADE COMMUNICATIONS CORP.

H. EMPLOYEE BENEFIT PLANS

RETIREMENT SAVINGS PLAN

  During 1992, the Company adopted a Retirement Savings Plan for its employees, which has been qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) Plan through payroll deductions within statutory limitations and subject to any limitations included in the 401(k) Plan. To date, the Company has made no contributions to the Plan.

STOCK-BASED COMPENSATION PLANS

  The Company has several stock-based compensation plans which are described below. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans for any options as none have been granted below fair value of the common stock. Had compensation cost for the stock-based compensation plans been determined based upon the fair value at the grant date for awards consistent with the method of Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                  1996    1995
                                                                 ------- -------
     Net income
       As reported.............................................. $70,779 $25,410
       Pro forma................................................  49,870  22,198
     Earnings per share
       As reported.............................................. $  0.72 $  0.28
       Pro forma................................................    0.52    0.25

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. In computing these pro forma amounts, the Company has assumed a risk-free interest rate equal to approximately 6.46% and 5.44%, expected volatility 64% and 66%, zero dividend yields and expected lives of six years for 1996 and 1995 respectively. The average fair value of the options granted during 1996 and 1995 is estimated as $34.36 and $12.39, respectively on the date of the grant.

1991 STOCK OPTION PLAN

  The 1991 Stock Option Plan (the "Plan") provides for the issuance of incentive stock options and nonqualified stock options to purchase the Company's Common Stock. The Company may issue up to a maximum of 24,000,000 shares of its Common Stock pursuant to the exercise of options which may be granted under the Plan. All options granted under the plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant. Options issued generally vest ratably over five years. The term of each option will be for a period of ten years from the date of grant.

DIRECTOR STOCK OPTION PLAN

  The 1994 Non-Employee Director Stock Option Plan (the "Director Option Plan") provides for the grant of options to purchase a maximum of 720,000 shares of Common Stock of the Company to non-employee directors of the Company. Under the Director Option Plan, each director who is not also an employee of the Company received an option to purchase 90,000 shares of Common Stock, vesting in three equal annual installments commencing on the first anniversary of the date of grant.

                         CASCADE COMMUNICATIONS CORP.

H. EMPLOYEE BENEFIT PLANS (CONTINUED)

  In addition, on the date of each annual meeting of stockholders, each director will receive an option to purchase 12,000 shares of Common Stock. All options granted under the plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The term of each option will be for a period of ten years from the date of grant.

ARRIS STOCK PLAN

  In conjunction with the Arris merger, the Company assumed 242,000 outstanding options on May 3, 1996. These assumed options were granted at prices equal to the fair market value at the date of grant, become exercisable in installments (generally ratably over five years), and expire ten years from the date of grant. The Company does not intend to issue any additional options under the Arris stock option plan.

  The following table summarizes stock option activity for the above mentioned stock option plans:

                                     NUMBER OF   WEIGHTED AVERAGE    NUMBER
                                      OPTIONS     EXERCISE PRICE   EXERCISABLE
                                     ----------  ----------------- -----------
   Outstanding at December 31,
    1993............................  7,550,976       $ 0.03        1,439,029
                                     ----------       ------
     Granted........................  3,595,260         3.90
     Exercised......................   (561,360)        0.03
     Canceled.......................    (62,880)        0.47
                                     ----------       ------
   Outstanding at December 31,
    1994............................ 10,521,996         1.35        2,643,924
                                     ----------       ------
     Granted........................  5,165,274        18.31
     Exercised...................... (2,050,350)        0.66
     Canceled.......................   (370,866)        3.55
                                     ----------       ------
   Outstanding at December 31,
    1995............................ 13,266,054         7.99        3,501,660
                                     ----------       ------
     Granted........................  2,903,885        53.27
     Exercised...................... (3,083,721)        2.84
     Canceled.......................   (319,360)       22.61
                                     ----------       ------
   Outstanding at December 31,
    1996............................ 12,766,858       $19.17          969,604
                                     ----------       ------
   Options available for future
    grants..........................  5,908,883

  The following table summarizes information concerning currently outstanding and exercisable options:

                                             WEIGHTED     WEIGHTED             WEIGHTED
                                              AVERAGE     AVERAGE              AVERAGE
                                NUMBER       REMAINING    EXERCISE   NUMBER    EXERCISE
   RANGE OF EXERCISE PRICES   OUTSTANDING CONTRACTUALLIFE  PRICE   EXERCISABLE  PRICE
   ------------------------   ----------- --------------- -------- ----------- --------
   $ 0.01-$ 0.03...            2,974,228       5.85        $ 0.02    245,300    $ 0.02
     0.13-  9.29...            2,628,643       7.45          3.39    329,982      3.27
    10.69- 25.58...            3,364,799       8.59         17.51    280,478     12.27
    27.00- 58.50...            2,631,029       9.14         37.10    113,844     29.72
   $60.63-$79.13...            1,168,159       9.71        $67.84        --     $  --
                              ----------                             -------
                              12,766,858                             969,604
                              ----------                             -------

1994 EMPLOYEE STOCK PURCHASE PLAN

  The 1994 Employee Stock Purchase Plan (the "Plan") provides for the issuance of a maximum of 1,440,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating

                         CASCADE COMMUNICATIONS CORP.

H. EMPLOYEE BENEFIT PLANS (CONTINUED)

employees. Each eligible employee may authorize payroll deductions up to 10% of their compensation (as defined) not to exceed a maximum of $25,000 per year. The purchase price under the Plan is 85% of the fair market value per share on the first or last day of the offering period (as defined), whichever is lower. During 1996 and 1995, 113,240 and 132,532 shares were issued under this Plan and 1,194,316 shares are reserved for future issuance.

I. INCOME TAXES

  The provisions for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
     Current:
       Federal....................................... $41,580  $16,741  $ 2,280
       State.........................................   8,105    2,216      999
                                                      -------  -------  -------
                                                       49,685   18,957    3,279
     Deferred benefit:
       Federal.......................................  (4,388)  (2,694)  (1,266)
       State.........................................    (487)    (357)    (181)
                                                      -------  -------  -------
                                                       (4,875)  (3,051)  (1,447)
                                                      -------  -------  -------
     Provision for income taxes...................... $44,810  $15,906  $ 1,832
                                                      =======  =======  =======

  The following is a summary of the significant components of the Company's deferred tax assets as of December 31, 1996 and 1995:

                                                              1996     1995
                                                             -------  ------
                                                               (IN THOUSANDS)
     Inventory reserves..................................... $ 5,151  $2,765
     Warranty reserves......................................   1,303     949
     Net operating loss carryforwards.......................     765     --
     Compensation and vacation accruals.....................     781     402
     Accounts receivable reserve............................     243     121
     Other..................................................     822      25
     Depreciation...........................................   1,073     236
                                                             -------  ------
     Total deferred tax assets..............................  10,138   4,498
     Valuation allowance....................................    (765)    --
                                                             -------  ------
       Net deferred tax assets.............................. $ 9,373  $4,498
                                                             =======  ======

  The Company assumed a net operating loss carryforward of $1,986,000, as a result of the merger with Arris which expires in 2010. The amount of the deferred tax asset was offset by a full valuation allowance due the limitations imposed by the Internal Revenue Code affecting the realization of the deferred tax asset. Management believes that it is more likely than not that the deferred tax asset will not be realized.

                         CASCADE COMMUNICATIONS CORP.

I. INCOME TAXES (CONTINUED)

  A reconciliation between the statutory federal income tax rate and the Company's effective tax rate for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                            1996  1995  1994
                                                            ----  ----  -----
     Statutory federal income tax rate..................... 35.0% 35.0%  35.0%
     State taxes, net of federal tax benefit...............  4.2   4.5    5.9
     Utilization of net operating loss and credit
      carryforwards........................................  --    --   (21.9)
     Foreign sales corporation benefit..................... (0.4) (0.6)  (0.3)
     Research and development tax credits.................. (0.6) (0.7)  (2.6)
     Other.................................................  0.6   0.3    0.4
                                                            ----  ----  -----
       Effective tax rate.................................. 38.8% 38.5%  16.5%
                                                            ====  ====  =====

J. SIGNIFICANT CUSTOMERS AND EXPORT SALES

  The Company is active in one business segment: designing, developing, manufacturing, marketing and supporting a family of high performance multi-service wide area network switches. In 1995, sales to the Company's two largest customers represented approximately 17% and 12% of revenue. In 1994, sales to the Company's two largest customers represented approximately 12% and 11% of total revenue. Export sales for the years ended December 31, 1996, 1995 and 1994 can be grouped in the following geographic areas.

                                                          1996    1995    1994
                                                         ------- ------- ------
                                                             (IN THOUSANDS)
     Europe/Africa...................................... $27,401 $11,713 $6,297
     North and South America (other than U.S.)..........  11,057   1,426    620
     Pacific Rim/Asia...................................  18,541   8,375  2,896
                                                         ------- ------- ------
       Total............................................ $56,999 $21,514 $9,813
                                                         ======= ======= ======

K. LEGAL MATTERS

  In the ordinary course of business, various lawsuits and claims are filed against the Company. While the outcome of these matters is not currently determinable, management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's results of operations or its financial position.

                          CASCADE COMMUNICATIONS CORP.

L. QUARTERLY RESULTS OF INCOME (UNAUDITED)

                                  DEC. 31,    SEPT. 28,   JUNE 29,    MARCH 30,
      QUARTERS ENDED                1996         1996       1996         1996
      --------------              ----------- ----------  ----------  ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Revenue......................  $   110,300  $   94,207 $   80,432   $   56,037
   Gross profit.................       71,678      61,242     52,282       36,255
   Income from operations.......       36,470      31,526     25,914       16,372
   Net income...................  $    23,395  $   20,263 $   16,686   $   10,435
                                  -----------  ---------- ----------   ----------
   Net income per common share..  $      0.24  $     0.21 $     0.17   $     0.11
                                  ===========  ========== ==========   ==========
                                  DEC. 31,    SEPT. 30,    JULY 1,     APRIL 1,
      QUARTERS ENDED                1995         1995       1995         1995
      --------------              ----------- ----------  ----------  ----------
   Revenue......................  $    46,204  $   36,015 $   29,109   $   23,506
   Gross profit.................       29,799      23,049     18,506       14,917
   Income from operations.......       13,899      10,072      7,866        6,241
   Net income...................  $     9,132  $    6,787 $    5,267   $    4,224
                                  -----------  ---------- ----------   ----------
   Net income per common share..  $      0.10  $     0.07 $     0.06   $     0.05
                                  ===========  ========== ==========   ==========

M. SUBSEQUENT EVENTS

  On January 28, 1997, Cascade completed its acquisition of Sahara, a privately held developer of scalable, high-speed broadband access products located in Wallingford, Connecticut, by means of a merger of a wholly-owned subsidiary of Cascade with and into Sahara. As a result of the Merger, Sahara became a wholly-owned subsidiary of Cascade. Cascade issued approximately 3.4 million shares of Cascade Common Stock in exchange for all the outstanding shares of Sahara. In addition, Cascade assumed all outstanding Sahara stock options to purchase approximately 400,000 shares of Cascade Common Stock.

  The acquisition will be accounted for under the purchase method of accounting. Accordingly, the purchase price of $219 million was allocated to the net assets acquired based upon their estimated fair market values. The estimated fair value of the tangible net assets acquired was $4 million. In addition, $215 million of the purchase price was allocated to in-process research and development that has not reached technological feasibility and that has no alternative future use. No completed technology was purchased as Sahara has brought no products to market and no development project has reached technological feasibility. The estimated costs to complete the technology are approximately $4 million.

  On March 30, 1997, Cascade entered into an Agreement and Plan of Reorganization ("Agreement") with Ascend Communications, Inc. ("Ascend") pursuant to which Cascade will become a wholly-owned subsidiary of Ascend and each share of Cascade Common Stock which is issued and outstanding at the "effective time" will be converted into the right to receive 0.70 of a share of a share of Ascend's Common Stock. The Agreement specifies, as a condition of the Merger, that the transaction be accounted for as a pooling of interest.

                        REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Sahara Networks, Inc.

  We have audited the accompanying balance sheets of Sahara Networks, Inc., a development stage enterprise, as of December 31, 1996 and 1995, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1996, the period from May 25, 1995 (inception) to December 31, 1995, and the period from May 25, 1995 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sahara Networks, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996, the period from May 25, 1995 (inception) to December 31, 1995, and the period from May 25, 1995 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Hartford, Connecticut
March 11, 1997

                             SAHARA NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                            DECEMBER 31
                                                       -----------------------
                                                          1996         1995
                                                       -----------  ----------
ASSETS
Current assets:
  Cash and cash equivalents........................... $ 3,696,428  $2,621,879
  Prepaid expenses....................................     132,532         --
  Other assets........................................       4,044       5,521
                                                       -----------  ----------
Total current assets..................................   3,833,004   2,627,400
Property and equipment:
  Furniture and fixtures..............................      90,524      22,445
  Office equipment....................................     420,347     100,455
  Technical equipment.................................     851,661     165,040
  Leasehold improvements..............................      54,435       3,056
                                                       -----------  ----------
                                                         1,416,967     290,996
Less accumulated depreciation.........................    (277,546)    (27,340)
                                                       -----------  ----------
                                                         1,139,421     263,656
Other assets:
  Organization costs, net of accumulated amortization
   of $2,145 and $693.................................       5,113       6,565
                                                       -----------  ----------
Total assets.......................................... $ 4,977,538  $2,897,621
                                                       ===========  ==========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Note payable........................................ $   102,757  $      --
  Accounts payable....................................     538,580      74,267
  Accrued liabilities.................................      64,107      12,000
  Capital lease obligations...........................     142,514      12,929
                                                       -----------  ----------
Total current liabilities.............................     847,958      99,196
Note payable..........................................     150,288         --
Capital lease obligations.............................     867,605      27,851
Series A redeemable preferred stock--$.99 par value;
 3,636,000 shares authorized, issued and outstanding
 in 1996; 3,650,000 shares authorized and 3,636,000
 issued and outstanding, net of stock subscription
 receivable in 1995...................................   3,544,057   3,534,157
Series B redeemable participating convertible
 preferred stock--$.01 par value; 1,312,500 shares
 authorized; 1,311,842 shares issued and outstanding..   3,484,261         --
Series C redeemable convertible preferred stock--$.01
 par value; 1,052,632 shares authorized, issued and
 outstanding..........................................   3,978,213         --
Stockholders' deficit:
  Common stock--$.01 par value; 20,000,000 shares
   authorized; shares issued and outstanding
   12,991,500 in 1996 and 12,674,250 in 1995..........     179,356     126,158
  Additional paid-in capital..........................   1,183,400         --
  Unearned compensation...............................  (1,035,221)        --
  Stock subscriptions receivable......................         --         (100)
  Deficit accumulated during development stage........  (8,222,379)   (889,641)
                                                       -----------  ----------
Total stockholders' deficit...........................  (7,894,844)   (763,583)
                                                       -----------  ----------
Total liabilities and stockholders' deficit........... $ 4,977,538  $2,897,621
                                                       ===========  ==========

                            See accompanying notes.

                             SAHARA NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                             FOR THE PERIOD   FOR THE PERIOD
                                               FROM MAY 25,     FROM MAY 25,
                                YEAR ENDED   1995 (INCEPTION) 1995 (INCEPTION)
                                 DECEMBER    TO DECEMBER 31,  TO DECEMBER 31,
                                 31, 1996         1995             1996
                                -----------  ---------------  ---------------
Product development expenses... $(4,907,754)    $(464,184)      $(5,371,938)
Sales and marketing expenses...  (1,101,124)     (111,168)       (1,212,292)
General and administrative
 expenses......................  (1,415,168)     (269,222)       (1,684,390)
                                -----------     ---------       -----------
Loss from operations...........  (7,424,046)     (844,574)       (8,268,620)
Other income (expense):
  Interest income..............     155,347        30,029           185,376
  Interest expense.............     (62,851)       (4,683)          (67,534)
                                -----------     ---------       -----------
Net loss....................... $(7,331,550)    $(819,228)      $(8,150,778)
                                -----------     ---------       -----------
Net loss per common share...... $      (.57)    $    (.09)
                                ===========     =========
Average outstanding common
 shares........................  12,751,763     9,074,893
                                ===========     =========


                            See accompanying notes.

                             SAHARA NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                               DECEMBER 31, 1996

                                                                                       DEFICIT
                                                                                     ACCUMULATED
                              COMMON STOCK     ADDITIONAL                  STOCK       DURING
                          --------------------  PAID-IN     UNEARNED    SUBSCRIPTION DEVELOPMENT
                            SHARES   PAR VALUE  CAPITAL   COMPENSATION   RECEIVABLE     STAGE       TOTALS
                          ---------- --------- ---------- ------------  ------------ -----------  -----------
Issuance of common stock
 to officers upon
 organization...........   1,847,000 $ 18,470         --          --         --              --   $    18,470
Issuance of common and
 preferred stock in
 exchange for $1,751,500
 and extinguishment of
 $250,000 bridge loan,
 net of expenses........   2,150,000   21,157         --          --         --              --        21,157
Net proceeds from
 issuance of common
 stock..................   1,400,000   13,768         --          --         --              --        13,768
Net proceeds from
 issuance of common
 stock..................     226,000    2,250         --          --         --              --         2,250
Subscription of 10,000
 shares of common
 stock..................      10,000      100         --          --        (100)            --           --
Net loss................         --       --          --          --         --         (819,228)    (819,228)
Effect of three-for-two
 stock splits...........   7,041,250   70,413         --          --         --          (70,413)         --
                          ---------- --------  ---------- -----------      -----     -----------  -----------
Balances at December 31,
 1995...................  12,674,250  126,158         --          --        (100)       (889,641)    (763,583)
Issuance of common
 shares pursuant to
 restricted stock
 agreements.............     172,500   51,750         --          --         --              --        51,750
Issuance of common
 shares pursuant to the
 exercise of stock
 options................      26,000      260         --          --         --              --           260
Unearned compensation
 relating to incentive
 stock option grants....         --       --    1,183,400  (1,183,400)       --              --           --
Amortization of unearned
 compensation...........         --       --          --      148,179        --              --       148,179
Payment for stock
 subscription...........         --       --          --          --         100             --           100
Net loss................         --       --          --          --         --       (7,331,550)  (7,331,550)
Effect of three-for-two
 stock splits...........     118,750    1,188         --          --         --           (1,188)         --
                          ---------- --------  ---------- -----------      -----     -----------  -----------
Balances at December 31,
 1996...................  12,991,500 $179,356  $1,183,400 $(1,035,221)     $ --      $(8,222,379) $(7,894,844)
                          ========== ========  ========== ===========      =====     ===========  ===========

                            See accompanying notes.

                             SAHARA NETWORKS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                             FOR THE PERIOD   FOR THE PERIOD
                                               FROM MAY 25,     FROM MAY 25,
                                YEAR ENDED   1995 (INCEPTION) 1995 (INCEPTION)
                                 DECEMBER    TO DECEMBER 31,  TO DECEMBER 31,
                                 31, 1996         1995             1996
                                -----------  ---------------  ---------------
OPERATING ACTIVITIES
Net loss....................... $(7,331,550)   $ (819,228)      $(8,150,778)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation.................     250,206        27,340           277,546
  Amortization.................       1,452           693             2,145
  Amortization of unearned
   compensation................     148,179           --            148,179
  Changes in assets and
   liabilities:
    Organization costs.........         --         (7,258)           (7,258)
    Accounts payable...........     464,313        74,267           538,580
    Accrued liabilities........      52,107        12,000            64,107
    Prepaid expenses...........    (132,532)          --           (132,532)
    Other assets...............       1,477        (5,521)           (4,044)
                                -----------    ----------       -----------
Net cash used in operating
 activities....................  (6,546,348)     (717,707)       (7,264,055)
INVESTING ACTIVITIES
Purchase of property and
 equipment, net................     (32,675)     (247,577)         (280,252)
                                -----------    ----------       -----------
Net cash used in investing
 activities....................     (32,675)     (247,577)         (280,252)
FINANCING ACTIVITIES
Proceeds from the issuance of
 note payable..................     325,000           --            325,000
Repayments of note payable.....     (71,955)          --            (71,955)
Net proceeds from the issuance
 of common stock...............      52,010        53,145           105,155
Payment for stock
 subscriptions.................      10,000           --             10,000
Net proceeds from the issuance
 of redeemable preferred
 stock.........................   7,462,474     3,286,657        10,749,131
Proceeds from the issuance of
 debt converted into capital
 stock.........................         --        250,000           250,000
Repayment of capital lease
 obligations...................    (123,957)       (2,639)         (126,596)
                                -----------    ----------       -----------
Net cash provided by financing
 activities....................   7,653,572     3,587,163        11,240,735
                                -----------    ----------       -----------
Increase in cash and cash
 equivalents...................   1,074,549     2,621,879         3,696,428
Cash at beginning of the
 period........................   2,621,879           --                --
                                -----------    ----------       -----------
Cash at end of the period...... $ 3,696,428    $2,621,879       $ 3,696,428
                                ===========    ==========       ===========
SUPPLEMENTAL INFORMATION
Interest paid.................. $    62,851    $    4,683       $    67,534
                                ===========    ==========       ===========

                            See accompanying notes.

                             SAHARA NETWORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  The Company is a development stage enterprise incorporated in Delaware on May 25, 1995. The Company is in the process of designing, manufacturing and marketing integrated broadband access products for communications services based on Asynchronous Transfer Mode (ATM) technology. These products are intended to serve multiple markets focusing on Local Exchange Carriers, Interexchange Carriers, Competitive Access Providers, foreign Post and Telecommunications Authorities and large information intensive end users.

  The financial statements are prepared in conformity with generally accepted accounting principles applicable to a development stage company.

  It is management's opinion that the current financial performance is a result of the start-up of operations and is not permanent. If there are delays in bringing the Company's products to market, there could be a substantial effect on the Company. Until operations provide adequate cash flow, the Company intends to meet it cash requirements through raising additional capital. Subsequent to December 31, 1996 the Company was acquired by Cascade Communications Corp. (see Note 9).

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Depreciation expense for 1996 and 1995 was $250,206 and $27,340, respectively, including all leased machinery and equipment.

ORGANIZATION COSTS

  The Company has capitalized the costs of its organization and is amortizing such costs over five years using the straight-line method.

CASH AND CASH EQUIVALENTS

  The Company maintains checking and money market accounts which are fully liquid in nature. The Company does not hold any instruments which would not become liquid within 90 days or less from the date of acquisition.

NET LOSS PER COMMON SHARE

  Net loss per common share is based on the weighted average number of shares of Common Stock outstanding during the year. Common stock equivalents are not included in the computation as their effect would be antidilutive. All common and per common share amounts have been restated to reflect the stock splits described in Note 2.

INCOME TAXES

  Income taxes have been provided using the liability method in accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes.

RESEARCH AND DEVELOPMENT COSTS

  The Company has incurred research and development costs which are expensed as incurred in accordance with SFAS No. 2, Accounting for Research and Development Costs.

                             SAHARA NETWORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CAPITAL STOCK

  The Company is authorized to issue 20,000,000 shares of common stock, par value of $.01 per share and 3,636,000 and 3,650,000 shares of preferred stock at December 31, 1996 and 1995, respectively, par value $.99 per share designated as Series A Redeemable Preferred Stock ("Series A Preferred"), 1,312,500 shares of preferred stock, par value $.01 per share designated as Series B Redeemable Participating Convertible Preferred Stock ("Series B Preferred") and 1,052,632 shares of preferred stock, par value $.01 per share designated as Series C Redeemable Convertible Preferred Stock ("Series C Preferred"). The shares of common stock are entitled to one vote per share. The Company cannot declare or pay dividends on the common stock without the consent of a majority of the Series A Preferred shareholders.

  In April and October 1996, the Company's Board of Directors declared three-for-two splits of its Common Stock effective immediately prior to the effectiveness of the Company's Amended and Restated Certificate of Incorporation related to the authorization and issuance of Series B Preferred and Series C Preferred, respectively. Accordingly, the financial statements and all common and per common share data have been retroactively adjusted to reflect the increase in authorized common shares and the stock splits. The par value of the additional shares of common stock issued in connection with the stock splits was credited to Common Stock and charged to Deficit Accumulated During Development Stage.

  Holders of the Series A Preferred are entitled to dividends when and if declared by the Board of Directors. The Series A Preferred is non-voting and is redeemable at par value plus any declared and unpaid dividends, at a rate of one-third of the outstanding shares on each of August 25, 2001, 2002 and 2003 or in full on a change in control or initial public offering of the Company's equity securities ("IPO"). The Series A Preferred has a liquidation preference equal to par value plus any declared and unpaid dividends.

  Holders of Series B Preferred are entitled to dividends when and if declared by the Board of Directors and may participate in voting to the extent of one vote per share of Series B Preferred as if converted. The Series B Preferred is redeemable at par value plus any declared and unpaid dividends, at a rate of one-third of the outstanding shares on each of April 30, 2002, 2003 and 2004 or in full on a change in control or IPO of the Company's equity securities. Series B Preferred has a liquidation preference equal to par value, pooled with Series A, including any declared and unpaid dividends in the event of a merger, sale or liquidation.

  Holders of Series C Preferred are entitled to dividends when and if declared by the Board of Directors and may participate in voting to the extent of one vote per share of Series C Preferred as if converted. The Series C Preferred is redeemable at par value plus any declared and unpaid dividends at a rate of one-third of the outstanding shares on each of October 8, 2002, 2003 and 2004 or in full on a change in control or IPO of the Company's equity securities. Series C Preferred has a liquidation preference equal to par value, pooled with Series A and B, including any declared and unpaid dividends in the event of a merger, sale or liquidation.

  In April 1996, the Company's Board of Directors canceled previously issued stock options granted at $.01 per share to its advisory board members. These options were replaced by a grant of 172,500 restricted shares (258,750 shares after reflecting the October stock split) of common stock at $.30 per share, the fair market value at the date of the restricted stock grant.

                             SAHARA NETWORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


  In May 1995, the three founding officers ("Founders") of the Company contributed a total of $18,470 for 1,847,000 shares (4,155,750 shares after reflecting the stock splits) of common stock. Under the terms of the shareholders agreement the Founders cannot sell their common stock before August 1997. For the next eight years, or until an IPO, first the Company, then the remaining Founders, have a right of first refusal to purchase any shares being sold by any Founder. In the event a Founder leaves the Company, the Company has an option to repurchase shares owned by the Founder for $.01 per share. At December 31, 1996 and 1995, the Company's option extends to approximately 65% and 73%, respectively, of the shares owned by each Founder, decreasing ratably to zero by August 1999.

  In June and August 1995, the Company received $1,500 and $1,750,000, respectively, from a venture capital firm in exchange for 2,000,000 shares of Series A preferred stock, 2,150,000 shares (4,837,500 shares after reflecting the stock splits) of common stock, and the extinguishment of a $250,000 bridge loan provided to the Company by the venture capital firm.

  In October 1995, the Company received $1,400,000 from a second venture capital firm in exchange for 1,400,000 shares of Series A preferred stock and 1,400,000 shares (3,150,000 shares after reflecting the stock splits) of common stock. The Company also received $226,000 from various investors, including two officers, in exchange for 226,000 shares of Series A preferred stock and 226,000 shares (508,500 shares after reflecting the stock splits) of common stock.

  In October 1995, the Company agreed to issue 10,000 shares of Series A preferred stock and 10,000 shares (22,500 shares after reflecting the stock splits) of common stock. Accordingly, the Company has recorded a stock subscription receivable of $10,000. Payment for the stock subscription was received by the Company in 1996.

3. STOCK OPTIONS

  The Company's 1995 Stock Plan (the "Plan") provides for the granting of Incentive Stock Options ("ISO"), Non-Qualified Options ("NQO") and other awards to employees, directors, officers and consultants up to an aggregate of 3,825,750 and 1,353,000 shares (3,044,250 shares after reflecting the stock splits) of common stock at December 31, 1996 and 1995, respectively. The exercise price of the options shall be no less than 100% for ISOs and 50% for NQO's respectively, of the fair market value on the date of grant as determined by the Board of Directors. The exercisability of the options is determined on an individual grant basis by the Board of Directors, however, no options can be exercisable prior to six months from the date of grant.

  Information regarding the Company's stock option plan is summarized below:

                                                 1996                1995
                                          -------------------- ----------------
                                                     WEIGHTED          WEIGHTED
                                                      AVERAGE          AVERAGE
                                                     EXERCISE          EXERCISE
                                           OPTIONS     PRICE   OPTIONS  PRICE
                                          ---------  --------- ------- --------
   Outstanding at beginning of year:        821,250    $.01        --     --
     Granted............................. 1,240,750  $.01-$.40 821,250  $ .01
     Exercised...........................   (58,500)   $.01        --     --
     Canceled............................   (67,500)   $.01        --     --
                                          ---------  --------- -------  -----
   Outstanding at end of year............ 1,936,000  $.01-$.40 821,250  $ .01
                                          =========  ========= =======  =====
   Options exercisable at end of year....    92,250    $.01        --     --
                                          =========  ========= =======  =====

                             SAHARA NETWORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


  Options as to 1,798,750 shares become exercisable as to 20% of the shares in 1997 and an additional 20% per year over the next four years. Options as to an additional 45,000 shares become exercisable at 22,500 shares per year beginning in 1997 in conjunction with a non-qualified stock option agreement entered into by the Company. The weighted average exercise price of options outstanding at December 31, 1996 and 1995 was $.10 and $.01, respectively, and the weighted average remaining contractual life of these options is 9.5 years at December 31, 1996.

  In 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). However, the aforementioned new accounting standard did not have any effect on the Company's results of operations. In addition the pro forma effects are not material.

  The Company accounts for options under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and will continue to do so. All options issued in the year ended December 31, 1995 were at fair market value on the date of grant as determined by the Board of Directors. In 1996, options were issued at prices below fair market value as determined by the Board of Directors. Accordingly, non-cash unearned compensation expense of $1,188,400 for stock options granted below fair market value has been recorded in the year ended December 31, 1996. Amortization of unearned compensation for the year ended December 31, 1996 was $148,179.

4. INCOME TAXES

  The Company's net deferred tax asset is as follows:

                                                              DECEMBER 31
                                                         ----------------------
                                                            1996        1995
                                                         -----------  ---------
   Deferred tax asset
     Net operating loss carryforwards................... $ 2,561,879  $ 370,600
     Valuation allowance................................  (2,561,879)  (370,600)
                                                         -----------  ---------
   Net deferred tax asset............................... $       --   $     --
                                                         ===========  =========

  The valuation allowance increased by approximately $2,200,000 during the year ended December 31, 1996, primarily to fully reserve the net operating loss generated during the year.

  At December 31, 1996 and 1995, the Company had available for federal income tax purposes, a net operating loss carryforward of approximately $8,051,000 and $819,000, respectively, which begins to expire in 2010, that may be used to offset future federal taxable income. The difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforward for tax purposes is primarily due to certain general and administrative expenses which are not currently deductible for tax purposes. The Company has provided a valuation allowance against the full amount of the net operating loss tax benefit since the likelihood of realization cannot be determined. The ability of the Company to realize a future tax benefit from a portion of its net operating carryforwards is severely limited due to changes in ownership of the Company.

  The Company also has available for state income tax purposes, a net operating loss tax benefit of approximately $905,000 which is also offset by a valuation allowance.

5. NOTES PAYABLE

  In March 1996, the Company entered into a financing arrangement with an outside investor group from which the Company received $325,000 in exchange for an unsecured loan with an interest rate of 14%. Principal

                             SAHARA NETWORKS, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

and interest are to be paid in 36 equal monthly installments of $10,890 each, commencing on April 1, 1996. The Company received an additional $350,000 in exchange for a loan secured by equipment with an interest rate of 8%. In connection with this financing arrangement, the Company issued to this investor group warrants to purchase 72,000 shares of Common Stock at an exercise price of $.67 per share. The warrants became exercisable upon issuance and expire seven years from the issuance date.

  In September, 1996, the Company entered into a $750,000 loan and security agreement secured by equipment with an interest rate of prime plus one-half percentage point. Borrowings under the loan agreement were $547,278 at December 31, 1996. This amount was fully repaid in January 1997 as a result of the purchase of the Company (see Note 9).

6. OPERATING LEASES

  The Company leases office space for its Wallingford, Connecticut headquarters. Rent expense totaled $112,142 and $14,070 at December 31, 1996 and 1995, respectively. Minimum future rental payments under noncancelable leases at December 31, 1996 are as follows: 1997--$104,940 and 1998--$39,353.

7. CAPITAL LEASES

  The Company leases office equipment and machinery used in the development of products. The minimum future lease obligations under noncancelable leases at December 31, 1996 using imputed interest rates ranging from 8% to 18.6%, are as follows: 1997--$659,332, 1998--$152,059, 1999--$150,055, 2000--$48,673, and
zero thereafter.

8. DEFINED CONTRIBUTION PLAN

  The Company offers a defined contribution plan in the form of a 401K plan. All employees with at least three months of service and who are 21 years of age are eligible to participate in the Plan. The Company is not obligated to make contributions to the Plan. Employees may make contributions through payroll deductions up to 14% of their salary. The Company did not make any contributions for the periods ended December 31, 1996 and 1995.

9. SUBSEQUENT EVENT

  On January 2, 1997, the Company signed an agreement with Cascade Communications Corp. ("Cascade"), whereby Cascade will purchase the Company in exchange for 3.8 million shares of Cascade's common stock. The transaction was subsequently approved by the shareholders of the Company.

                                                                         ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          ASCEND COMMUNICATIONS, INC.,
                            A DELAWARE CORPORATION,

                          CATSKILL MERGER CORPORATION,
                    A DELAWARE CORPORATION AND WHOLLY-OWNED
                             SUBSIDIARY OF ASCEND,

                                      AND

                         CASCADE COMMUNICATIONS CORP.,
                             A DELAWARE CORPORATION

                           DATED AS OF MARCH 30, 1997

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 Recitals................................................................  A-1
 ARTICLE I     THE MERGER...............................................   A-1
  Section 1.1  Merger...................................................   A-1
  Section 1.2  Closing; Effective Time..................................   A-1
  Section 1.3  Effects of the Merger....................................   A-1
  Section 1.4  Directors and Officers...................................   A-2
 ARTICLE II    CONVERSION OF SECURITIES                                    A-2
  Section 2.1  Conversion of Capital Stock..............................   A-2
               (a)Capital Stock of Sub..................................   A-2
               (b)Cancellation of Ascend-Owned Stock....................   A-2
               (c)Exchange Ratio for Cascade Common Stock...............   A-2
               (d)Cascade Stock Options and Employee Stock Purchase
                    Plan................................................   A-3
  Section 2.2  Exchange of Certificates.................................   A-3
               (a)Exchange Agent........................................   A-3
               (b)Exchange Procedures...................................   A-3
               (c)Distributions with Respect to Unexchanged Shares......   A-4
               (d)No Further Ownership Rights in Cascade Common Stock...   A-4
               (e)No Fractional Shares..................................   A-4
               (f)Termination of Exchange Fund..........................   A-4
               (g)No Liability..........................................   A-4
 ARTICLE III   REPRESENTATIONS AND WARRANTIES OF CASCADE................   A-5
  Section 3.1  Organization.............................................   A-5
  Section 3.2  Cascade Subsidiaries and Joint Ventures..................   A-5
  Section 3.3  Cascade Capital Structure................................   A-6
  Section 3.4  Authority; No Conflict; Required Filings and Consents....   A-6
  Section 3.5  SEC Filings; Financial Statements........................   A-7
  Section 3.6  Absence of Undisclosed Liabilities.......................   A-8
  Section 3.7  Absence of Certain Changes or Events.....................   A-8
  Section 3.8  Taxes....................................................   A-8
  Section 3.9  Properties...............................................   A-9
  Section 3.10 Intellectual Property....................................   A-9
  Section 3.11 Agreements, Contracts and Commitments....................  A-10
  Section 3.12 Litigation...............................................  A-10
  Section 3.13 Environmental Matters....................................  A-10
  Section 3.14 Employee Benefit Plans...................................  A-10
  Section 3.15 Compliance with Laws.....................................  A-11
  Section 3.16 Pooling of Interests.....................................  A-11
  Section 3.17 Interested Party Transactions............................  A-11
  Section 3.18 Registration Statement; Joint Proxy
                Statement/Prospectus....................................  A-12
  Section 3.19 Payments Resulting from Mergers..........................  A-12
  Section 3.20 Opinion of Financial Advisor.............................  A-12
  Section 3.21 Accounts Receivable; Inventory...........................  A-12
  Section 3.22 Section 203 of the DGCL Not Applicable...................  A-13
 ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF ASCEND AND SUB.........  A-13
  Section 4.1  Organization.............................................  A-13
  Section 4.2  Ascend Subsidiaries and Joint Ventures...................  A-13
  Section 4.3  Ascend Capital Structure.................................  A-14

                                                                          PAGE
                                                                          ----
  Section 4.4  Authority; No Conflict; Required Filings and Consents....  A-14
  Section 4.5  SEC Filings; Financial Statements........................  A-15
  Section 4.6  Absence of Undisclosed Liabilities.......................  A-16
  Section 4.7  Absence of Certain Changes or Events.....................  A-16
  Section 4.8  Taxes....................................................  A-16
  Section 4.9  Properties...............................................  A-16
  Section 4.10 Intellectual Property....................................  A-17
  Section 4.11 Agreements, Contracts and Commitments....................  A-17
  Section 4.12 Litigation...............................................  A-17
  Section 4.13 Environmental Matters....................................  A-17
  Section 4.14 Employee Benefit Plans...................................  A-18
  Section 4.15 Compliance with Laws.....................................  A-19
  Section 4.16 Pooling of Interests.....................................  A-19
  Section 4.17 Interested Party Transactions............................  A-19
  Section 4.18 Registration Statement; Joint Proxy
                Statement/Prospectus....................................  A-19
  Section 4.19 Payments Resulting from Mergers..........................  A-19
  Section 4.20 Opinion of Financial Advisor.............................  A-19
  Section 4.21 Accounts Receivable; Inventory...........................  A-19
  Section 4.22 Interim Operations of Sub................................  A-20
 ARTICLE V     CONDUCT OF BUSINESS......................................  A-20
  Section 5.1  Covenants of Cascade.....................................  A-20
  Section 5.2  Covenants of Ascend......................................  A-22
  Section 5.3  Cooperation..............................................  A-23
 ARTICLE VI    ADDITIONAL AGREEMENTS....................................  A-24
  Section 6.1  No Solicitation..........................................  A-24
  Section 6.2  Joint Proxy Statement/Prospectus; Registration
                Statement...............................................  A-24
  Section 6.3  Consents.................................................  A-25
  Section 6.4  Current Nasdaq Quotation.................................  A-25
  Section 6.5  Access to Information....................................  A-25
  Section 6.6  Special Stockholders Meetings............................  A-25
               (a)Cascade Stockholders Meeting..........................  A-25
               (b)Ascend Stockholders Meeting...........................  A-25
  Section 6.7  Legal Conditions to Merger...............................  A-25
  Section 6.8  Public Disclosure........................................  A-26
  Section 6.9  Tax-Free Reorganization..................................  A-26
  Section 6.10 Pooling Accounting.......................................  A-26
  Section 6.11 Director, Officer and Stockholder Agreements.............  A-26
  Section 6.12 Nasdaq Quotation.........................................  A-27
  Section 6.13 Stock Plans and Options..................................  A-27
  Section 6.14 Brokers or Finders.......................................  A-27
  Section 6.15 Indemnification..........................................  A-28
  Section 6.16 Stock Option and Voting Agreements.......................  A-29
  Section 6.17 Additional Agreements; Reasonable Efforts................  A-29
  Section 6.18 Board Composition........................................  A-30
 ARTICLE VII   CONDITIONS TO MERGER.....................................  A-30
  Section 7.1  Conditions to Each Party's Obligation to Effect the
                Merger..................................................  A-30
               (a)Stockholder Approvals.................................  A-30
               (b)HSR Act...............................................  A-30
               (c)Certain Approvals.....................................  A-30

                                         PAGE
                                         ----
              (d)Registration
                   Statement; State
                   Securities Laws....   A-30
              (e)No Injunctions or
                   Restraints;
                   Illegality.........   A-30
              (f)Pooling..............   A-30
              (g)Nasdaq...............   A-31
              (h)Tax Opinions.........   A-31
  Section 7.2 Additional Conditions to
               Obligations of Ascend
               and Sub................   A-31
              (a)Representations and
                   Warranties.........   A-31
              (b)Performance of
                   Obligations........   A-31
              (c)Certain Agreements...   A-31
              (d)Absence of Cascade
                   Material Adverse
                   Effect.............   A-31
  Section 7.3 Additional Conditions to
               Obligations of
               Cascade................   A-31
              (a)Representations and
                   Warranties.........   A-31
              (b)Performance of
                   Obligations........   A-31
              (c)Certain Agreements...   A-32
              (d)Absence of Ascend
                   Material Adverse
                   Effect.............   A-32
 ARTICLE VIII TERMINATION AND
               AMENDMENT..............   A-32
  Section 8.1 Termination.............   A-32
  Section 8.2 Effect of Termination...   A-33
  Section 8.3 Fees and Expenses.......   A-33
  Section 8.4 Amendment...............   A-35
  Section 8.5 Extension; Waiver.......   A-35
 ARTICLE IX   MISCELLANEOUS...........   A-35
  Section 9.1 Nonsurvival of
               Representations,
               Warranties and
               Agreements.............   A-35
  Section 9.2 Notices.................   A-36
  Section 9.3 Interpretation..........   A-36
  Section 9.4 Counterparts............   A-37
  Section 9.5 Entire Agreement; No
               Third Party
               Beneficiaries..........   A-37
  Section 9.6 Governing Law...........   A-37
  Section 9.7 Assignment..............   A-37

EXHIBITS & ANNEXES
Exhibit AForm of Cascade Stock Option Agreement
Exhibit BForm of Ascend Stock Option Agreement
Exhibit CForm of Cascade Director and Officer Voting Agreement
Exhibit DForm of Ascend Director and Officer Voting Agreement
Exhibit EForm of Cascade Director, Officer and Stockholder Agreement
Exhibit FForm of Ascend Director, Officer and Stockholder Agreement
Exhibit GForm of Amended and Restated Certificate of Incorporation of Cascade

                             TABLE OF DEFINED TERMS

                                                                        SECTION
                                                                        --------
Affiliate..............................................................     6.11
Agreement.............................................................. Forepart
Alternative Transaction................................................   8.3(e)
Approval...............................................................      6.7
Ascend................................................................. Forepart
Ascend Balance Sheet...................................................   4.5(b)
Ascend Common Stock....................................................   2.1(b)
Ascend Disclosure Schedule.............................................       IV
Ascend Employee Plans..................................................  4.14(a)
Ascend Financial Statements............................................   4.5(b)
Ascend Intellectual Property Rights....................................  4.10(a)
Ascend Material Adverse Effect.........................................       IV
Ascend Material Contracts..............................................     4.11
Ascend Option Plans....................................................   4.3(a)
Ascend Post-Termination Fee............................................   8.3(c)
Ascend Preferred Stock.................................................   4.3(a)
Ascend Purchase Plan...................................................   4.3(a)
Ascend SEC Reports.....................................................   4.5(a)
Ascend Stock Option Agreement..........................................   3.4(a)
Ascend Stockholders Meeting............................................     3.18
Ascend Termination Fee.................................................   8.3(c)
Cascade................................................................ Forepart
Cascade Balance Sheet..................................................   3.5(b)
Cascade Certificate....................................................   2.2(b)
Cascade Certificates...................................................   2.2(b)
Cascade Common Stock...................................................      2.1
Cascade Disclosure Schedule............................................      III
Cascade Employee Plans.................................................  3.14(a)
Cascade Financial Statements...........................................   3.5(b)
Cascade Intellectual Property Rights...................................  3.10(a)
Cascade Material Adverse Effect........................................      III
Cascade Material Contracts.............................................     3.11
Cascade Option.........................................................  6.13(a)
Cascade Post-Termination Fee...........................................   8.3(b)
Cascade Preferred Stock................................................   3.3(a)
Cascade SEC Reports....................................................   3.5(a)
Cascade Stockholders Meeting...........................................     3.18
Cascade Stock Option Agreement.........................................   3.4(a)
Cascade Stock Plans....................................................   2.1(d)
Cascade Termination Fee................................................   8.3(b)
Closing................................................................      1.2
Closing Date...........................................................      1.2
Code................................................................... Recitals
Competing Offer........................................................   6.1(a)
Competing Offeror......................................................   6.1(b)
Confidentiality Agreement..............................................   6.1(a)
Constituent Corporations...............................................   1.3(a)
DGCL...................................................................      1.1
Effective Time.........................................................      1.2
Environmental Permits..................................................  3.13(c)

                                                                        SECTION
                                                                        --------
ERISA..................................................................  3.14(a)
Evaluation Material....................................................      6.5
Exchange Act...........................................................   3.4(c)
Exchange Agent.........................................................   2.2(a)
Exchange Fund..........................................................   2.2(a)
Exchange Ratio.........................................................   2.1(c)
Government Entity......................................................   3.4(c)
Hazardous Materials....................................................  3.13(a)
Hazardous Materials Activities.........................................  3.13(b)
HSR Act................................................................   2.2(b)
Indemnified Parties....................................................  6.15(a)
Indemnified Liabilities................................................  6.15(a)
IRS....................................................................  3.14(b)
Joint Proxy Statement..................................................     3.18
Joint Venture..........................................................   3.2(b)
Merger.................................................................      1.1
Registration Statement.................................................     3.18
Reporting Tail Coverage................................................  6.15(d)
Returns................................................................   3.8(b)
Rule 145...............................................................     6.11
SEC....................................................................   3.4(c)
Securities Act.........................................................   3.4(c)
Stock Option Agreements................................................   3.4(a)
Sub.................................................................... Forepart
Subsidiary.............................................................   3.2(b)
Superior Proposal......................................................   6.1(a)
Surviving Corporation..................................................   1.3(a)
Tax....................................................................   3.8(a)
Taxes..................................................................   3.8(a)
Third Party............................................................   8.3(e)
Voting Agreements......................................................     6.16

                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of March 30, 1997, by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Catskill Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Ascend ("Sub"), and Cascade Communications Corp., a Delaware corporation ("Cascade").

                                   Recitals

  WHEREAS, the Boards of Directors of each of Ascend, Sub and Cascade deem it advisable and in the best interests of each corporation and its respective stockholders that Ascend and Cascade enter into a strategic business combination in order to advance the long-term business interests of Ascend and Cascade, and have therefore approved this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

  WHEREAS, the combination of Ascend and Cascade shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Cascade, Cascade will become a wholly-owned subsidiary of Ascend and the stockholders of Cascade will become stockholders of Ascend;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 Merger. Subject to the provisions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Cascade (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Sub and Cascade shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Sub shall cease; and Cascade shall be the surviving corporation in the Merger.

  Section 1.2 Closing; Effective Time. The closing of the Merger (the "Closing") will take place at 9:00 a.m., local time, on a date to be specified by Ascend and Cascade, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, unless another date or place is agreed to in writing by Ascend and Cascade. Subject to the foregoing, and to the provisions of
Section 8.1(b) of this Agreement, the parties currently intend, and will use their best commercially reasonable efforts, to cause the Closing to occur on or before July 31, 1997. At or concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware and with the Recorder of the County in which the registered office of Cascade is located, in accordance with the relevant provisions of the DGCL (the time of such filing being the "Effective Time").

  Section 1.3 Effects of the Merger.

  (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Cascade (Sub and Cascade are sometimes referred to below as the "Constituent Corporations," and Cascade after the Effective Time is sometimes referred to below as the "Surviving Corporation"),
(ii) the

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Certificate of Incorporation of Cascade shall be amended and restated
substantially in the form set forth in Exhibit G hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) subject to Section 6.15(b), the Bylaws of Cascade as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

  (b) From and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise under the laws of the State of Delaware, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred or contracted by it.

  Section 1.4 Directors and Officers. The directors of Cascade immediately prior to the Effective Time shall continue as directors of the Surviving Corporation (together with such additional directors as shall be elected by Ascend as of or after the Effective Time) and shall hold office until their resignation or until their respective successors have been appointed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                  ARTICLE II

                           Conversion of Securities

  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, $.001 par value, of Cascade ("Cascade Common Stock") or capital stock of Sub:

  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value, of the Surviving Corporation.

  (b) Cancellation of Ascend-Owned Stock. Any shares of Cascade Common Stock owned by Ascend, Sub or any other wholly owned Subsidiary (as defined in Section 3.2(b)) of Ascend shall be canceled and retired and shall cease to exist, and no stock of Ascend or other consideration shall be delivered in exchange therefor. All shares of common stock, $.001 par value, of Ascend ("Ascend Common Stock") owned by Cascade shall remain unaffected by the Merger.

  (c) Exchange Ratio for Cascade Common Stock. Subject to Section 2.2, each issued and outstanding share of Cascade Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive seven tenths (0.7) (the "Exchange Ratio") of a fully paid and nonassessable share of Ascend Common Stock (which amount will be adjusted for any stock split or stock dividend with respect to the Ascend Common Stock or Cascade Common Stock effected between the date of this Agreement and the Effective Time). All such shares of Cascade Common Stock, when so converted, shall no longer be outstanding

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and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Ascend Common Stock and any cash in lieu of fractional shares of Ascend Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

  (d) Cascade Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then outstanding options to purchase Cascade Common Stock issued under the Cascade Amended and Restated 1991 Stock Plan, as amended, the Cascade 1994 Employee Stock Purchase Plan, the Cascade 1994 Non-Employee Director Stock Option Plan, the Arris Stock Plan and the Sahara 1995 Stock Option Plan (collectively, the "Cascade Stock Plans"), not exercised as of the Effective Time will be assumed by Ascend in accordance with Section 6.13. Ascend acknowledges and agrees that the consummation of the Merger automatically will result in the acceleration of vesting (either in whole or in part) of certain options granted under the Cascade Amended and Restated 1991 Stock Plan, the Cascade 1994 Non-Employee Director Stock Option Plan, and the Arris Stock Plan, each as heretofore amended and as proposed to be amended in the Proxy Statement of Cascade for the 1997 Annual Meeting of Cascade stockholders, in accordance with and to the extent set forth in such plans.

  Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Cascade Common Stock for Ascend Common Stock pursuant to the Merger are as follows:

  (a) Exchange Agent. As of the Effective Time, Ascend shall deposit with a bank or trust company designated by Ascend and reasonably acceptable to Cascade (the "Exchange Agent"), for the benefit of the holders of shares of Cascade Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Ascend Common Stock (such shares of Ascend Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Cascade Common Stock.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cascade Common Stock or the right to receive shares of Cascade Common Stock in connection with the acquisition by Cascade of Sahara Networks, Inc. (each a "Cascade Certificate" and, collectively, the "Cascade Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Ascend Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Cascade Certificates shall pass, only upon delivery of the Cascade Certificates to the Exchange Agent and shall be in such form and have such other provisions as Ascend and Cascade may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Cascade Certificates in exchange for certificates representing shares of Ascend Common Stock. Upon surrender of a Cascade Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ascend, together with such letter of transmittal, duly executed (and, in the case of any Cascade stockholder whose shares of Cascade Common Stock have been converted into the right to receive Ascend Common Stock with a value (as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable rules thereunder) of more than fifteen million dollars ($15,000,000), upon (i) expiration or early termination of the waiting period under the HSR Act or (ii) if requested in writing by Ascend, receipt by Ascend of a legal opinion from counsel to such holder, in form and substance satisfactory to Ascend, that the acquisition of such Ascend Common Stock by such holder is exempt from the requirements of the HSR Act), the holder of such Cascade Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Ascend Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Cascade Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Cascade Common Stock which is not registered in the transfer records of Cascade, a certificate representing the proper number of shares of Ascend Common Stock may be issued to a transferee if the Cascade Certificate representing such Cascade Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and

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

effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Cascade Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Ascend Common Stock and cash in lieu of any fractional shares of Ascend Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Ascend Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Cascade Certificate with respect to the shares of Ascend Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) below, until the holder of record of such Cascade Certificate shall surrender such Cascade Certificate. Subject to the effect of applicable laws, following surrender of any such Cascade Certificate, there shall be paid to the record holder of the certificates representing whole shares of Ascend Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Ascend Common Stock to which such holder is entitled pursuant to Section 2.2(e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Ascend Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Ascend Common Stock.

  (d) No Further Ownership Rights in Cascade Common Stock. All shares of Ascend Common Stock issued upon the surrender for exchange of shares of Cascade Common Stock in accordance with the terms hereof, including any cash paid pursuant to Sections 2.2(c) and 2.2(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Cascade Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cascade Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Cascade Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Ascend Common Stock shall be issued upon the surrender for exchange of Cascade Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Ascend. Notwithstanding any other provision of this Agreement, each holder of shares of Cascade Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ascend Common Stock (after taking into account all Cascade Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale prices of Ascend Common Stock on The Nasdaq National Market on the ten (10) trading days immediately preceding the Effective Time.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Cascade for one year after the Effective Time shall be delivered to Ascend, upon demand, and any stockholders of Cascade who have not previously complied with this Section 2.2 shall thereafter look only to Ascend for payment of their claim for Ascend Common Stock, cash in lieu of fractional shares of Ascend Common Stock, and dividends or distributions with respect to Ascend Common Stock.

  (g) No Liability. Neither Ascend nor Cascade, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of shares of Cascade Common Stock or Ascend Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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                                  ARTICLE III

                   Representations and Warranties of Cascade

  Cascade represents and warrants to Ascend and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Cascade to Ascend on or before the date of this Agreement ("Cascade Disclosure Schedule"). The Cascade Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Cascade Disclosure Schedule shall qualify only the corresponding section in this Article III. The Term "Cascade Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, financial condition, assets (including intangible assets), or results of operations of Cascade and its Subsidiaries, taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Cascade Material Adverse Effect: (a) a change in the market price or trading volume of Cascade Common Stock, (b) a failure by Cascade to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (c) conditions affecting the computer networking industry as a whole or the U.S. economy as a whole, (d) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable, (e) any matter identified in Section 3.7 of the Cascade Disclosure Schedule, or (f) any action or event permitted in Section 5.1 hereof.

  Section 3.1 Organization. Each of Cascade and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires it to be so qualified, except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Cascade Material Adverse Effect.

  Section 3.2 Cascade Subsidiaries and Joint Ventures.

  (a) Section 3.2 of the Cascade Disclosure Schedule sets forth a list of all Subsidiaries and Joint Ventures (as defined in Section 3.2(b)) of Cascade, including the name of each Subsidiary and Joint Venture and the jurisdiction in which such Subsidiary or Joint Venture is organized. Except as set forth in
Section 3.2 of the Cascade Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of Cascade or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Cascade Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Cascade are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Cascade or another Cascade Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Cascade's voting rights, charges or other encumbrances of any nature. Section
3.2 of the Cascade Disclosure Schedule sets forth the nature and extent of the ownership and voting interests held by Cascade in each such Joint Venture. Except as set forth in Section 3.2 of the Cascade Disclosure Schedule, neither Cascade nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment and comprising less than five percent (5%) of the outstanding stock or voting power of such company.

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

  (b) As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which (i) such party, directly or indirectly, owns or controls more than five percent (5%) and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

  Section 3.3 Cascade Capital Structure.

  (a) The authorized capital stock of Cascade consists of 225,000,000 shares of Cascade Common Stock and 2,000,000 shares of Preferred Stock, $.001 par value per share ("Cascade Preferred Stock"). As of March 19, 1997: (i) 94,301,202 shares of Cascade Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Cascade Preferred Stock are issued or outstanding; (iii) no shares of Cascade Common Stock or Cascade Preferred Stock were held in the treasury of Cascade or by Subsidiaries of Cascade; (iv) 26,792,766 shares of Cascade Common Stock were reserved for issuance under Cascade Stock Plans (including (A) 24,000,000 shares reserved for issuance under the Cascade Amended and Restated 1991 Stock Plan, as amended, 13,308,147 of which were subject to outstanding options and 3,839,828 of which were reserved for future option grants, (B) 720,000 shares of Cascade Common Stock reserved for issuance under the Cascade 1994 Non-Employee Director Stock Option Plan, 558,000 of which were subject to outstanding options and 162,000 of which were reserved for option grants, (C) 1,440,000 shares of Cascade Common Stock reserved for issuance under the Cascade 1994 Employee Stock Purchase Plan, 1,120,451 of which are reserved for future issuance under the Cascade 1994 Employee Stock Purchase Plan, (D) 242,000 shares of Cascade Common Stock reserved for issuance under the Arris Stock Plan assumed by Cascade, 123,377 of which were subject to outstanding options and 16,242 of which were reserved for option grants, and (E) 390,766 shares of Cascade Common Stock reserved for issuance under the Sahara 1995 Stock Plan assumed by Cascade, 361,329 of which were subject to outstanding options and 2,785 of which were reserved for option grants), and (v) 5,798,760 shares of Cascade Common Stock have been reserved for issuance pursuant to incentive and non-qualified stock option agreements granted to certain officers of Cascade under Cascade Stock Plans. All shares of Cascade Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as provided in Section 3.3 of the Cascade Disclosure Schedule, there are no obligations, contingent or otherwise, of Cascade or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Cascade Common Stock.

  (b) Except as set forth in this Section 3.3 or as reserved for grants of options or rights or issuances of stock after March 19, 1997 under the Cascade Stock Plans, there are no equity securities of any class of Cascade or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Cascade Stock Plans or any related agreement in effect as of the date of this Agreement as set forth in this Section 3.3 or in Section 3.3 of the Cascade Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Cascade or any of its Subsidiaries is a party or by which it is bound obligating Cascade or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cascade or any of its Subsidiaries or obligating Cascade or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Cascade, as of the date of the Agreement and except such ancillary agreements as are required by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Cascade.

  Section 3.4 Authority; No Conflict; Required Filings and Consents.

  (a) Cascade has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements by and between Ascend and Cascade of even date herewith, the forms of which are annexed

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

hereto as Exhibits A and B (the "Cascade Stock Option Agreement" and the "Ascend Stock Option Agreement," respectively, and the "Stock Option Agreements," collectively) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of Cascade, subject only (in the case of this Agreement and the Merger contemplated hereby) to the adoption of the Merger Agreement and the approval of the Merger by Cascade's stockholders under the DGCL. This Agreement and the Stock Option Agreements have been duly executed and delivered by Cascade and constitute the valid and binding obligations of Cascade, enforceable in accordance with the respective terms thereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement and the Stock Option Agreements by Cascade do not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach, of any provision of the Certificate of Incorporation or Bylaws of Cascade or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other material agreement, instrument or obligation to which Cascade or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
Section 3.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to Cascade or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate could not reasonably be expected to have a Cascade Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Cascade or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of pre-merger notification reports under the HSR Act and the expiration or early termination of the waiting period thereunder; (ii) the filing of the Registration Statement (as defined in Section 3.18) and the registration statements contemplated by the Stock Option Agreement with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the entry of an order by the SEC permitting such registration statements to become effective; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Joint Proxy Statement (as defined in Section 3.18) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (v) such consents, approvals, orders, authorizations, filings, registrations and declarations as may be required under applicable federal and state securities laws and the laws of any foreign country; and (vi) such other consents, approvals, orders, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Cascade Material Adverse Effect.

  Section 3.5 SEC Filings; Financial Statements.

  (a) Cascade has filed and made available to Ascend or its legal counsel all forms, reports and documents required to be filed by Cascade with the SEC (collectively, the "Cascade SEC Reports") since January 1, 1995. The Cascade SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cascade SEC Reports or necessary in order to make the statements in such Cascade SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Cascade's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Cascade SEC Reports, including any Cascade SEC Reports filed after the date of this Agreement until the Closing (the "Cascade Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Cascade and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Cascade as of December 31, 1996 is referred to herein as the "Cascade Balance Sheet."

  Section 3.6 Absence of Undisclosed Liabilities. Except as disclosed in
Section 3.6 of the Cascade Disclosure Schedule or as otherwise disclosed in the Cascade SEC Reports, Cascade and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have a Cascade Material Adverse Effect, other than (i) liabilities reflected in the Cascade Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Cascade Disclosure Schedule, (iii) normal or recurring liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practices, and (iv) liabilities permitted by Section 5.1 hereof.

  Section 3.7 Absence of Certain Changes or Events. Since the date of the Cascade Balance Sheet, Cascade and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Cascade SEC Reports), and since such date there has not been: (a) any Cascade Material Adverse Effect or any facts or circumstances that could reasonably be expected to result in a Cascade Material Adverse Effect; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to Cascade or any of its Subsidiaries having a Cascade Material Adverse Effect; (c) any material change by Cascade or any of its Subsidiaries in its accounting methods, principles or practices to which Ascend has not previously consented in writing; (d) any revaluation by Cascade or any of its Subsidiaries of any of its assets having a Cascade Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, unless Ascend has previously consented in writing; or (e) except as disclosed in the Cascade Disclosure Schedule, any other action or event that would have required the consent of Ascend pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in a Cascade Material Adverse Effect.

  Section 3.8 Taxes.

  (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Each of Cascade and its Subsidiaries have accurately prepared and timely filed (or will so file) all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to

Cascade or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  (c) Each of Cascade and its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except in each case for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken and except where the failure (if any) to pay or withhold such Taxes could not reasonably be expected to have a Cascade Material Adverse Effect.

  (d) There is no Tax deficiency outstanding, proposed or assessed against Cascade or any of its Subsidiaries that is not reflected as a liability on the Cascade Balance Sheet nor has Cascade or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (e) Neither Cascade nor any of its Subsidiaries has any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Cascade Balance Sheet, whether asserted or unasserted, contingent or otherwise.

  Section 3.9 Properties. Cascade and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses as presently conducted. All material leases to which Cascade or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither Cascade nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Cascade Material Adverse Effect.

  Section 3.10 Intellectual Property.

  (a) Except as disclosed in Section 3.10 of the Cascade Disclosure Schedule, Cascade and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Cascade and its Subsidiaries as currently conducted or planned to be conducted by Cascade and its Subsidiaries, the absence of which would be reasonably likely to have a Cascade Material Adverse Effect (the "Cascade Intellectual Property Rights").

  (b) Except as disclosed in Section 3.10 of the Cascade Disclosure Schedule, neither Cascade nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Cascade Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which Cascade or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of Cascade or any of its Subsidiaries that is material to the business of Cascade and its Subsidiaries taken as a whole.

  (c) Except as disclosed in Schedule 3.10 of the Cascade Disclosure Schedule,
(i) all patents, registered trademarks, service marks and copyrights which are held by Cascade or any of its Subsidiaries, and which are material to the business of Cascade and its Subsidiaries, taken as a whole, are valid and subsisting; (ii) Cascade has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) the manufacturing, marketing, licensing or sale of Cascade's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, either individually or in the aggregate, could reasonably be expected to have a Cascade Material Adverse Effect.

  Section 3.11 Agreements, Contracts and Commitments. Neither Cascade nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets and properties are bound ("Cascade Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Cascade or any of its Subsidiaries under any Cascade Material Contract. Each Cascade Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Cascade is aware by any party obligated to Cascade or any of its Subsidiaries pursuant to such Cascade Material Contract.

  Section 3.12 Litigation. There is no action, suit or proceeding, claim, arbitration or, to the knowledge of Cascade, investigation against Cascade or any of its Subsidiaries pending or, to the knowledge of Cascade, threatened, or as to which Cascade or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Cascade or such Subsidiary, could reasonably be expected to have a Cascade Material Adverse Effect or a material adverse effect on the ability of Cascade to consummate the transactions contemplated by this Agreement.

  Section 3.13 Environmental Matters.

  (a) As of the date hereof, except as set forth in the Cascade Disclosure Schedule, Cascade has no reason to believe (i) that any underground storage tanks are present under any property that Cascade or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) that any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present, as a result of actions of Cascade or any of its Subsidiaries or actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Cascade or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have a Cascade Material Adverse Effect.

  (b) At no time has Cascade or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Cascade or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation has had or is reasonably likely to have a Cascade Material Adverse Effect.

  (c) Cascade and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Hazardous Material Activities and other businesses of Cascade and its Subsidiaries as such activities and businesses are currently being conducted.

  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Cascade, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Cascade or any of its Subsidiaries. Cascade is not aware of any fact or circumstance which could (i) involve Cascade or any of its Subsidiaries in any environmental litigation which, if decided adversely to Cascade and its Subsidiaries, could have a Cascade Material Adverse Effect, or (ii) impose upon Cascade or any of its Subsidiaries any environmental liability which would have a Cascade Material Adverse Effect.

  Section 3.14 Employee Benefit Plans.

  (a) Cascade has made available to Ascend all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Cascade or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Cascade within the meaning of Section 414 of the Code (together, the "Cascade Employee Plans"). Cascade does not maintain and has never maintained or contributed to any employee benefit plan subject to Title IV of ERISA (including a multiemployer plan as defined in Section 3(37) of ERISA).

  (b) With respect to each Cascade Employee Plan, Cascade has made available to Ascend, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the Internal Revenue Service ("IRS") with respect to a Cascade Employee Plan subject to such filing requirement, (ii) such Cascade Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Cascade Employee Plan, and (iv) the most recent determination letter issued with respect to any plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code.

  (c) With respect to the Cascade Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Cascade there exists no condition or set of circumstances, in connection with which Cascade or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

  (d) With respect to the Cascade Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with U.S. generally accepted accounting principles, on the Cascade Financial Statements.

  (e) Except as set forth in Schedule 3.14 of the Cascade Disclosure Schedule or as disclosed in the Cascade SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Cascade nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Cascade or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Cascade of the nature contemplated by this Agreement, (iii) agreement with any officer of Cascade or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of two hundred thousand dollars ($200,000) per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreements.

  Section 3.15 Compliance with Laws. Cascade and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violations with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or ownership or operation of their business, except for failures to comply or violations which could not reasonably be expected to have a Cascade Material Adverse Effect.

  Section 3.16 Pooling of Interests. Neither Cascade nor any of its Subsidiaries, nor, to Cascade's knowledge, any of its other Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which could impair the ability of Ascend to account for the business combination to be effected by the Merger as a pooling of interests.

  Section 3.17 Interested Party Transactions. Except as set forth in the Cascade SEC Reports or by virtue of the Merger, since the date of Cascade's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Cascade as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 3.18 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Cascade for inclusion in the registration statement of Ascend on Form S-4 pursuant to which shares of Ascend Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Cascade for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement") to be sent to the stockholders of Cascade in connection with the special meeting of Cascade's stockholders to consider this Agreement and the Merger (the "Cascade Stockholders Meeting") and to the stockholders of Ascend in connection with the special meeting of Ascend stockholders to consider the issuance of Ascend Common Stock in connection with the Merger (the "Ascend Stockholders Meeting") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Ascend and Cascade, at the time of the Cascade Stockholders Meeting, at the time of the Ascend Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Ascend Stockholders Meeting or the Cascade Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Cascade or any of its Affiliates should be discovered by Cascade which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Cascade shall promptly inform Ascend.

  Section 3.19 Payments Resulting from Mergers. The consummation or announcement of any transaction contemplated by this Agreement or the Stock Option Agreements will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Cascade or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement pursuant to any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan agreement or understanding similar to any of the foregoing, or (ii) benefit under any Cascade benefit plan being established or becoming accelerated, vested or payable.

  Section 3.20 Opinion of Financial Advisor. The financial advisor to Cascade, Morgan Stanley & Co. Incorporated, has delivered to Cascade an opinion dated as of or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Cascade Common Stock.

  Section 3.21 Accounts Receivable; Inventory. Subject to any reserves set forth in the Cascade Balance Sheet, the accounts receivable shown in the Cascade Balance Sheet arose in the ordinary course of business; were not, as of the date of the Cascade Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counter claim; and represented, as of the date of the Cascade Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of Cascade arising after the date of the Cascade Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Cascade Balance Sheet is believed by Cascade as of the date of this Agreement to be sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Cascade Balance Sheet. As of the date of the Cascade Balance Sheet, the inventories shown on the Cascade Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and, as of the date of this Agreement, have been replenished in all material respects in the ordinary course of business consistent with past practices. All such inventories are valued on the Cascade Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with Cascade's past practices, and, as of the date of this Agreement, provision has been made or reserves have been established on the Cascade Balance Sheet, in each case in an amount believed by Cascade as of the date of the Cascade Balance Sheet to be adequate, for all slow-moving, obsolete or unusable inventories.

  Section 3.22 Section 203 of the DGCL Not Applicable. The Board of Directors of Cascade has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section
203) will not apply to the execution, delivery or performance of this Agreement or the Stock Option Agreements or the consummation of the Merger or the other transactions contemplated hereby and thereby.

                                  ARTICLE IV

               Representations and Warranties of Ascend and Sub

  Ascend and Sub represent and warrant to Cascade that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Ascend to Cascade on or before the date of this Agreement ("Ascend Disclosure Schedule"). The Ascend Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV and the disclosure in any section shall qualify only the corresponding section in this Article IV. The term "Ascend Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, financial condition, assets (including intangible assets) or results of operations of Ascend and its Subsidiaries, taken as a whole, it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute an Ascend Material Adverse Effect: (a) a change in the market price or trading volume of Ascend Common Stock, (b) a failure by Ascend to meet the earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (c) conditions affecting the computer networking industry as a whole or the U.S. economy as a whole, (d) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated thereby, to the extent so attributable, (e) any matter identified in Section 4.7 of the Ascend Disclosure Schedule, or (f) any action or event permitted in Section 5.2 hereof.

  Section 4.1 Organization. Each of Ascend and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires it to be so qualified, except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have an Ascend Material Adverse Effect.

  Section 4.2 Ascend Subsidiaries and Joint Ventures. Section 4.2 of the Ascend Disclosure Schedule sets forth a list of all Subsidiaries and Joint Ventures (as defined in Section 3.2(b)) of Ascend, including the name of each Subsidiary and Joint Venture and the jurisdiction in which such Subsidiary or Joint Venture is organized. Except as set forth in Section 4.2 of the Ascend Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Ascend Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such

Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Ascend are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Ascend or another Ascend Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Ascend's voting rights, charges or other encumbrances of any nature. Section
4.2 of the Ascend Disclosure Schedule sets forth the nature and extent of the ownership and voting interests held by Ascend in each such Joint Venture. Except as set forth in Section 4.2 of the Ascend Disclosure Schedule, neither Ascend nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity, excluding securities of any publicly traded company held for investment and comprising less than five percent (5%) of the outstanding stock or voting power of such company.

  Section 4.3 Ascend Capital Structure.

  (a) The authorized capital stock of Ascend consists of 400,000,000 shares of Ascend Common Stock and 2,000,000 shares of Preferred Stock, $.001 par value per share ("Ascend Preferred Stock"). As of March 24, 1997: (i) 120,732,369 shares of Ascend Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Ascend Preferred Stock are issued or outstanding; (iii) no shares of Ascend Common Stock or Ascend Preferred Stock were held in the treasury of Ascend or by Subsidiaries of Ascend; and (iv) 20,318,653 shares of Ascend Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Ascend's stock option plans (the "Ascend Option Plans") and rights outstanding under Ascend's employee stock purchase plan (the "Ascend Purchase Plan"). All shares of Ascend Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Ascend Common Stock.

  (b) Except as set forth in this Section 4.3 or as reserved for future grants of options under the Ascend Option Plans or the Ascend Purchase Plan, there are no equity securities of any class of Ascend or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Ascend Option Plans, the Ascend Purchase Plan or any related agreement in effect as of the date of this Agreement as set forth in this Section 4.3 or in Section 4.3(b) of the Ascend Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Ascend or any of its Subsidiaries is a party or by which it is bound obligating Ascend or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ascend or any of its Subsidiaries or obligating Ascend or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Ascend, as of the date of this Agreement and such ancillary agreements as are required by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Ascend.

  Section 4.4 Authority; No Conflict; Required Filings and Consents.

  (a) Ascend has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of Ascend, subject only (in the case of this Agreement and the issuance of Ascend Common Stock contemplated hereby) to the approval of the issuance of Ascend Common Stock in the Merger by Ascend's stockholders under the DGCL. This Agreement and the Stock Option Agreements have been duly executed and delivered by Ascend and constitute the valid and binding obligations of Ascend, enforceable in accordance with the respective terms thereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement and the Stock Option Agreements by Ascend do not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Ascend or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other material agreement, instrument or obligation to which Ascend or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in
Section 4.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to Ascend or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate could not reasonably be expected to have an Ascend Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Ascend or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of pre-merger notification reports under the HSR Act and the expiration or early termination of the waiting period thereunder; (ii) the filing of the Registration Statement and the registration statements contemplated by the Stock Option Agreement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such registration statements to become effective; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Joint Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act; (v) such consents, approvals, orders, authorizations, filings, registrations and declarations as may be required under applicable federal and state securities laws and the laws of any foreign country; and (vi) such other consents, approvals, orders, authorizations, filings, registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have an Ascend Material Adverse Effect.

  Section 4.5 SEC Filings; Financial Statements.

  (a) Ascend has filed and made available to Cascade or its legal counsel all forms, reports and documents required to be filed by Ascend with the SEC (collectively, the "Ascend SEC Reports") since January 1, 1995. The Ascend SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Ascend SEC Reports or necessary in order to make the statements in such Ascend SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Ascend's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Ascend SEC Reports, including any Ascend SEC Reports filed after the date of this Agreement until the Closing (the "Ascend Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Ascend and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Ascend as of December 31, 1996 is referred to herein as the "Ascend Balance Sheet."

  Section 4.6 Absence of Undisclosed Liabilities. Except as disclosed in
Section 4.6 of the Ascend Disclosure Schedule or as otherwise disclosed in the Ascend SEC Reports, Ascend and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have an Ascend Material Adverse Effect, other than (i) liabilities reflected in the Ascend Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Ascend Disclosure Schedule, (iii) normal or recurring liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practices, and (iv) any liabilities permitted by Section 5.2 hereof.

  Section 4.7 Absence of Certain Changes or Events. Since the date of the Ascend Balance Sheet, Ascend and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Ascend SEC Reports), and since such date there has not been: (a) any Ascend Material Adverse Effect or any facts or circumstances that could reasonably be expected to result in an Ascend Material Adverse Effect; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to Ascend or any of its Subsidiaries having an Ascend Material Adverse Effect; (c) any material change by Ascend or any of its Subsidiaries in its accounting methods, principles or practices to which Cascade has not previously consented in writing; (d) any revaluation by Ascend or any of its Subsidiaries of any of its assets having an Ascend Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, unless Cascade has previously consented in writing; or (e) except as disclosed in the Ascend Disclosure Schedule, any other action or event that would have required the consent of Cascade pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in an Ascend Material Adverse Effect.

  Section 4.8 Taxes.

  (a) Ascend and its Subsidiaries have accurately prepared and timely filed (or will so file) all Returns required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to Ascend or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  (b) Each of Ascend and its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except in each case for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken and except where the failure (if any) to pay or withhold such Taxes could not reasonably be expected to have an Ascend Material Adverse Effect.

  (c) There is no Tax deficiency outstanding, proposed or assessed against Ascend or any of its Subsidiaries that is not reflected as a liability on the Ascend Balance Sheet nor has Ascend or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (d) Neither Ascend nor any of its Subsidiaries has any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Ascend Balance Sheet, whether asserted or unasserted, contingent or otherwise.

  Section 4.9 Properties. Ascend and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses as presently conducted. All material leases to which Ascend or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither Ascend nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have an Ascend Material Adverse Effect.

  Section 4.10 Intellectual Property.

  (a) Except as disclosed in Section 4.10 of the Ascend Disclosure Schedule, Ascend and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Ascend and its Subsidiaries as currently conducted or planned to be conducted by Ascend and its Subsidiaries, the absence of which would be reasonably likely to have an Ascend Material Adverse Effect (the "Ascend Intellectual Property Rights").

  (b) Except as disclosed in Section 4.10 of the Ascend Disclosure Schedule, neither Ascend nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Ascend Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which Ascend or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of Ascend or any of its Subsidiaries that is material to the business of Ascend and its Subsidiaries taken as a whole.

  (c) Except as disclosed in Section 4.10 of the Ascend Disclosure Schedule,
(i) all patents, registered trademarks, service marks and copyrights which are held by Ascend or any of its Subsidiaries and which are material to the business of Ascend and its Subsidiaries, taken as a whole, are valid and subsisting; (ii) Ascend has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) the manufacturing, marketing, licensing or sale of Ascend's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement could, either individually or in the aggregate, be reasonably likely to have an Ascend Material Adverse Effect.

  Section 4.11 Agreements, Contracts and Commitments. Neither Ascend nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or by which any of its assets and properties are bound ("Ascend Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to collect material damages from Ascend or any of its Subsidiaries under any Ascend Material Contract. Each Ascend Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Ascend is aware by any party obligated to Ascend or any of its Subsidiaries pursuant to such Ascend Material Contract.

  Section 4.12 Litigation. There is no action, suit or proceeding, claim, arbitration or, to the knowledge of Ascend, investigation against Ascend or any of its Subsidiaries pending or, to the knowledge of Ascend, threatened, or as to which Ascend or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Ascend or such Subsidiary, could reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

  Section 4.13 Environmental Matters.

  (a) As of the date hereof, except as set forth in the Ascend Disclosure Schedule, Ascend has no reason to believe (i) that any underground storage tanks are present under any property that Ascend or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) that any Hazardous Material is present, as a result of actions of Ascend or any of its Subsidiaries or actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Ascend or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have an Ascend Material Adverse Effect.

  (b) At no time has Ascend or any of its Subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation has had or is reasonably likely to have an Ascend Material Adverse Effect.

  (c) Ascend and its Subsidiaries currently hold all Environmental Permits necessary for the conduct of the Hazardous Material Activities and other businesses of Ascend and its Subsidiaries as such activities and businesses are currently being conducted.

  (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Ascend, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Ascend or any of its Subsidiaries. Ascend is not aware of any fact or circumstance which could (i) involve Ascend or any of its Subsidiaries in any environmental litigation which, if decided adversely to Ascend and its Subsidiaries, could have an Ascend Material Adverse Effect, or (ii) impose upon Ascend or any of its Subsidiaries any environmental liability which would have an Ascend Material Adverse Effect.

  Section 4.14 Employee Benefit Plans.

  (a) Ascend has made available to Cascade all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Ascend or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Ascend within the meaning of Section 414 of the Code (together, the "Ascend Employee Plans"). Ascend does not maintain and has never maintained or contributed to an employee benefit plan subject to Title IV of ERISA (including a multiemployer plan as defined in Section 3(37) of ERISA).

  (b) With respect to each Ascend Employee Plan, Ascend has made available to Cascade, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS with respect to an Ascend Employee Plan subject to such filing requirement, (ii) such Ascend Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Ascend Employee Plan, and (iv) the most recent determination letter issued with respect to any plan which is intended to be qualified under section 401(a) of the Internal Revenue Code.

  (c) With respect to the Ascend Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Ascend there exists no condition or set of circumstances, in connection with which Ascend or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

  (d) With respect to the Ascend Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with U.S. generally accepted accounting principles, on the Ascend Financial Statements.

  (e) Except as set forth in Schedule 4.14 of the Ascend Disclosure Schedule or as disclosed in the Ascend SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Ascend nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Ascend or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Ascend of the nature contemplated by this Agreement, (iii) agreement with any officer of Ascend or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of two hundred thousand dollars ($200,000) per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Stock Option Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Stock Option Agreements.

  Section 4.15 Compliance with Laws. Ascend and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violations with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or ownership or operation of their business, except for failures to comply or violations which could not reasonably be expected to have an Ascend Material Adverse Effect.

  Section 4.16 Pooling of Interests. Neither Ascend nor any of its Subsidiaries, nor, to Ascend's knowledge, any of its other Affiliates (as defined in Section 6.11) has, through the date of this Agreement, taken or agreed to take any action which could impair the ability of Ascend to account for the business combination to be effected by the Merger as a pooling of interests.

  Section 4.17 Interested Party Transactions. Except as set forth in the Ascend SEC Reports or by virtue of the Merger, since the date of Ascend's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Ascend as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 4.18 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Ascend for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Ascend for inclusion in the Joint Proxy Statement to be sent to the stockholders of Ascend in connection with the Ascend Stockholders Meeting and to the stockholders of Cascade in connection with the Cascade Stockholders Meeting shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Cascade and Ascend, at the time of the Ascend Stockholders Meeting, at the time of the Cascade Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Cascade Stockholders Meeting or the Ascend Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Ascend or any of its Affiliates should be discovered by Ascend which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Ascend shall promptly inform Cascade.

  Section 4.19 Payments Resulting from Mergers. The consummation or announcement of any transaction contemplated by this Agreement or the Stock Option Agreements will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Ascend or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement pursuant to any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or (ii) benefit under any Ascend benefit plan being established or becoming accelerated, vested or payable.

  Section 4.20 Opinion of Financial Advisor. The financial advisor to Ascend, Deutsche Morgan Grenfell Inc., has delivered to Ascend an opinion dated as of or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair to Ascend from a financial point of view.

  Section 4.21 Accounts Receivable; Inventory. Subject to any reserves set forth in the Ascend Balance Sheet, the accounts receivable shown in the Ascend Balance Sheet arose in the ordinary course of business; were not, as of the date of the Ascend Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Ascend Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of Ascend arising after the date of the Ascend Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Ascend Balance Sheet is believed by Ascend as of the date of this Agreement to be sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Ascend Balance Sheet. As of the date of the Ascend Balance Sheet, the inventories shown on the Ascend Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and, as of the date of this Agreement, have been replenished in all material respects in the ordinary course of business consistent with past practices . All such inventories are valued on the Cascade Balance Sheet in accordance with generally accepted accounting principles applied on a basis consistent with Ascend's past practices, and provision has been made or reserves have been established on the Ascend Balance Sheet, in each case in an amount believed by Ascend as of the date of the Ascend Balance Sheet to be adequate, for all slow-moving, obsolete or unusable inventories.

  Section 4.22 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              Conduct of Business

  Section 5.1 Covenants of Cascade. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as otherwise set forth in Section
5.1 of the Cascade Disclosure Schedule, Cascade agrees as to itself and its Subsidiaries (except to the extent that Ascend shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, except where the failure to do so could not reasonably be expected to have a Cascade Material Adverse Effect. Cascade shall notify Ascend promptly after becoming aware of any event or occurrence not in the ordinary course of business of Cascade that would result in a breach of any covenant or agreement of Cascade set forth in this Agreement or cause any representation or warranty of Cascade set forth in this Agreement to be untrue if made as of the date of, and giving effect to, such event or occurrence, which if uncured, could reasonably be expected to cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied. Except as expressly contemplated by this Agreement, the Cascade Stock Option Agreement or the Ascend Stock Option Agreement or as set forth in Section 5.1 of the Cascade Disclosure Schedule, Cascade shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Ascend, which shall not be unreasonably withheld:

    (a) accelerate, amend or change the period of exerciseability of options or restricted stock granted under any of the Cascade Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

    (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Cascade Intellectual Property Rights other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

  (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party or from escrow arrangements entered into in connection with acquisitions prior to the date of this Agreement;

  (d) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of Cascade Common Stock or the grant of options or rights to acquire Cascade Common Stock pursuant to the Cascade Stock Plans in the ordinary course of business substantially consistent as to amount, exercise price, vesting and other terms with past practice, and (ii) the issuance of shares of Cascade Common Stock as and to the extent required under the Cascade Stock Plans;

  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any material amount of assets;

  (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Cascade and its Subsidiaries, taken as a whole, except for sales, leases or licenses of products, services and software in the ordinary course of business;

  (g) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, directors or officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices or in settlement of disputes with present or former employees, not material in amount, either individually or in the aggregate, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

  (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business or pursuant to arm's length transactions on commercially reasonable terms or where such action will not have a Cascade Material Adverse Effect;

  (i) incur or maintain any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others in excess of a maximum aggregate amount outstanding at any time of fifty million dollars ($50,000,000) inclusive of indebtedness outstanding as of the date of this Agreement;

  (j) amend or propose to amend its Certificate of Incorporation or Bylaws;

  (k) incur or commit to incur capital expenditures in excess of thirty million dollars ($30,000,000) in the aggregate;

  (l) enter into or amend any OEM agreement or any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any Cascade product, process or technology;

  (m) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

  (n) waive or release any material right or claim, except in the ordinary course of business;

  (o) initiate any litigation or arbitration proceeding; or

  (p) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (o), or any action which (i) would make any of Cascade's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

  Section 5.2 Covenants of Ascend. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, and except as otherwise set forth in Section 5.2 of the Ascend Disclosure Schedule, Ascend agrees as to itself and its Subsidiaries (except to the extent that Cascade shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and
(iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, except where the failure to do so could not reasonably be expected to have an Ascend Material Adverse Effect. Ascend shall notify Cascade promptly after becoming aware of any event or occurrence that would result in a breach of any covenant or agreement of Ascend set forth in this Agreement or cause any representation or warranty of Ascend set forth in this Agreement to be untrue if made as of the date of, and giving effect to, such event or occurrence, which in any case, if uncured, could reasonably be expected to cause any condition set forth in Section 7.3(a) or 7.3(b) not to be satisfied. Except as expressly contemplated by this Agreement or the Stock Option Agreements or as set forth in Section 5.2 of the Ascend Disclosure Schedule, Ascend shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Cascade, which shall not be unreasonably withheld:

  (a) accelerate, amend or change the period of exerciseability of options or restricted stock granted under any Ascend Option Plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

  (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Ascend Intellectual Property Rights other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

  (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party or from escrow arrangements entered into in connection with acquisitions prior to the date of this Agreement;

  (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to acquire Ascend Common Stock (A) pursuant to Ascend Option Plans in the ordinary course of business substantially consistent as to amount, exercise price, vesting and other terms with past practices, or (B) otherwise consistent with Ascend's obligations under Section 6.10, (ii) the issuance of shares of Ascend Common Stock to the extent required under Ascend Option Plans, or (iii) in connection with the acquisition permitted under clause (e) of this Section 5.2;

  (e) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any material amount of assets, other than the transactions contemplated by the Agreement and Plan of Merger by and among Ascend, Ascend Acquisition Corporation II, and Whitetree, Inc., dated as of February 14, 1997;

  (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Ascend and its Subsidiaries, taken as a whole, except for sales, leases or licenses of products, services or software in the ordinary course of business;

  (g) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, directors or officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practices or in settlement of disputes with present or former employees, not material in amount, either individually or in the aggregate, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

  (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business or pursuant to arm's length transactions on commercially reasonable terms or where such action would not have an Ascend Material Adverse Effect;

  (i) incur or maintain any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others in excess of a maximum aggregate amount outstanding at any time of one hundred million dollars ($100,000,000) inclusive of indebtedness outstanding as of the date of this Agreement;

  (j) amend or propose to amend its Certificate of Incorporation or Bylaws;

  (k) incur or commit to incur capital expenditures in excess of sixty million dollars ($60,000,000) in the aggregate;

  (l) enter into or amend any OEM agreement or any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any Ascend product, process or technology;

  (m) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

  (n) waive or release any material right or claim, except in the ordinary course of business;

  (o) initiate any litigation or arbitration proceeding; or

  (p) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (o) or any action which (i) would make any of Ascend's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

  Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Ascend and Cascade shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Stock Option Agreements, the Merger and the other transactions contemplated hereby and thereby.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1 No Solicitation.

  (a) Cascade and Ascend each agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, it shall not, directly or indirectly, through any officer, director, employee, representative, agent, or affiliate, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving such party, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer; provided, however, that nothing contained in this Agreement shall prevent Cascade or Ascend or their respective Boards of Directors, directly or through representatives or agents on behalf of the Board, from (A) furnishing non-public information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity (including a new and unsolicited Competing Offer received by such party after the execution of this Agreement from a person or entity whose initial contact with such party may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to the stockholders of such party, if and only to the extent that (1) such Competing Offer would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of such party, after consultation with its financial advisors, result in a transaction more favorable to such party's stockholders from a financial point of view than the Merger (any such more favorable Competing Offer being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of such party, after consultation with its financial advisors, the person or entity making such Superior Proposal appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the failure to take such action would, in the reasonable good faith judgment of the Board of Directors of such party after consultation with outside corporate counsel to such party, be contrary to the fiduciary duties of such party's Directors to such party's stockholders under Delaware law, and (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to such party than those contained in the Mutual Nondisclosure and Confidentiality Agreement dated March 22, 1997 between Ascend and Cascade (the "Confidentiality Agreement"); or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

  (b) Cascade and Ascend shall each notify the other party no later than 24 hours after receipt by Cascade or Ascend (or their respective advisors), respectively, of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, a Competing Offer (the "Competing Offeror"). Such notice to the other party shall be made orally and in writing and shall indicate in reasonable detail the identity of the Competing Offeror and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Competing Offer are modified, then each party receiving such Competing Offer shall notify the other party of the terms and conditions of such modification within 24 hours of the receipt of such modification. Each party shall notify the other at least 48 hours prior to each meeting of the Board of Directors at which such party will consider taking definitive action with respect to such Competing Offer or will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to the other party hereto, its recommendation for approval of the Merger.

  Section 6.2 Joint Proxy Statement/Prospectus; Registration Statement.

  (a) As promptly as practicable after the execution of this Agreement, Ascend and Cascade shall prepare and file with the SEC the Joint Proxy Statement, and Ascend shall prepare and file with the SEC the Registration

Statement, in which the Joint Proxy Statement will be included. Ascend and Cascade shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as reasonably practicable. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Cascade in favor of approval and adoption of this Agreement and the Merger, subject to Section 6.1, and the recommendation of the Board of Directors of Ascend in favor of approval of the issuance by Ascend of Ascend Common Stock in the Merger.

  (b) Each of Ascend and Cascade shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state securities laws and the rules and regulations thereunder, and shall use its best efforts to obtain all permits and other authorizations required under applicable state securities laws for the issuance of the shares of Ascend Common Stock pursuant to the Merger.

  Section 6.3 Consents. Each of Ascend and Cascade shall use reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases required for the consummation of the Merger and the other transactions contemplated by this Agreement.

  Section 6.4 Current Nasdaq Quotation. Ascend shall continue the quotation of Ascend Common Stock, and Cascade shall continue the quotation of Cascade Common Stock, on The Nasdaq National Market during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of Cascade under Section 262 of the DGCL.

  Section 6.5 Access to Information. Upon reasonable notice and subject to applicable law and other legal obligations, Cascade and Ascend shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, financial advisors, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Cascade and Ascend shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold all such information which is non-public in confidence and shall treat such information as "Evaluation Material" in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  Section 6.6 Special Stockholders Meetings.

  (a) Cascade Stockholders Meeting. Cascade shall call and hold the Cascade Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. Subject to Section 6.1, Cascade, through its Board of Directors, shall recommend that Cascade stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and shall otherwise use its best efforts to solicit from its stockholders proxies in favor of such matters and to obtain the requisite approval of Cascade stockholders.

  (b) Ascend Stockholders Meeting. Ascend shall call and hold the Ascend Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of the issuance by Ascend of Ascend Common Stock in the Merger. Subject to Section 6.1, Ascend, through its Board of Directors, shall recommend that Ascend stockholders vote in favor of approval of the issuance by Ascend of Ascend Common Stock in the Merger and shall otherwise use its best efforts to solicit from its stockholders proxies in favor of such matters and to obtain the requisite approval of Ascend stockholders.

  Section 6.7 Legal Conditions to Merger. Each of Ascend and Cascade shall take reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR

Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Ascend and Cascade shall, and shall cause its Subsidiaries to (i) take reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Cascade, Ascend or any of their Subsidiaries for any of the conditions set forth in Article VII to be satisfied (any of the foregoing, an "Approval") or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Ascend nor Cascade shall be required to agree, as a condition to any Approval, to divest itself or hold separate any Subsidiary, division or business unit which is material to the business of such party and its Subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (A) the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

  Section 6.8 Public Disclosure. Ascend and Cascade shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD.

  Section 6.9 Tax-Free Reorganization. Ascend and Cascade shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinion of its respective counsel contemplated by Section 7.1(h). Each party shall make, and shall use all reasonable efforts to cause those of its respective stockholders that counsel to the parties shall reasonably request to make, such representations and certificates as counsel to the parties shall reasonably request to enable them to render such opinions.

  Section 6.10 Pooling Accounting. Ascend and Cascade shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Ascend and Cascade shall use its best efforts (i) to cause its respective Affiliates (as defined in Section 6.11) not to take any action that would adversely affect the ability of Ascend to account for the business combination to be effected by the Merger as a pooling of interests and (ii) to cause its respective Affiliates to sign and deliver to Ascend a customary "pooling letter" in form and substance agreed upon by Cascade and Ascend to the extent that receipt of such letter is required to assure the availability of pooling of interests accounting treatment.

  Section 6.11 Director, Officer and Stockholder Agreements. As promptly as reasonably practicable and in no event later than ten (10) days after the date of this Agreement, Cascade shall deliver to Ascend an executed Cascade Director, Officer and Stockholder Agreement in the form annexed hereto as Exhibit E from each of its directors and executive officers who may, in the reasonable judgment of Cascade and Ascend, be deemed to be an "affiliate" of Cascade within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"), and Ascend shall use its best efforts to deliver to Cascade an executed Ascend Director, Officer and Stockholder Agreement in the form annexed hereto as Exhibit F from each of its directors and executive officers who may, in the reasonable judgment of Ascend and Cascade, be deemed to be an "affiliate" of Ascend within the meaning of Rule 145 (each such person so judged to be an "affiliate" of Ascend or Cascade, as the case may be, is referred to herein as an "Affiliate"). Between the date of this Agreement and the Effective Time, Ascend and Cascade shall, if requested, promptly provide each other such information and documents as Cascade or Ascend shall reasonably request for purposes of reviewing a list of such affiliates. Ascend shall be entitled to place appropriate legends on the certificates evidencing any Ascend Common Stock to be received by such Affiliates of Cascade pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Ascend Common Stock, consistent with the terms of the Cascade Director, Officer and Stockholder Agreement or the Ascend Director, Officer and Stockholder Agreement, as the case may be.

  Section 6.12 Nasdaq Quotation. Ascend shall use its best efforts to cause the shares of Ascend Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

  Section 6.13 Stock Plans and Options.

  (a) Cascade shall provide to each holder of an outstanding option to purchase Cascade Common Stock (a "Cascade Option") under the Cascade Stock Plans the notice (if any) required pursuant to such plans.

  (b) From and after the Effective Time, each outstanding Cascade Option shall be assumed by Ascend and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Cascade Option, the same number of shares of Ascend Common Stock as the holder of such Cascade Option would have been entitled to receive in the Merger pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Cascade Common Stock pursuant to such Cascade Option divided by (ii) the Exchange Ratio.

  (c) As soon as practicable after the Effective Time, Ascend shall deliver to the participants in the Cascade Stock Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Cascade Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.13 after giving effect to the Merger). Ascend shall comply with the terms of the Cascade Stock Plans and ensure, to the extent required by, and subject to the provisions of, such plan, that Cascade Options which qualified as incentive stock options pursuant to Section 422 of the Code prior to the Effective Time will continue to so qualify after the Effective Time.

  (d) Ascend shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Ascend Common Stock for delivery upon the exercise of the Cascade Options assumed in accordance with this Section 6.13. As soon as practicable after the Effective Time, and not more than five (5) business days thereafter, Ascend shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Ascend Common Stock subject to the Cascade Options assumed pursuant to this Section 6.13 and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for as long as the Cascade Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Ascend shall administer Cascade Options assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

  Section 6.14 Brokers or Finders. Each of Ascend and Cascade represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Surviving Corporation to the extent that such fees and expenses become payable at or after the Effective Time (and otherwise by Cascade) in accordance with Cascade's agreement with such firm (a copy of which has been delivered by Cascade to Ascend prior to the date of this Agreement), and Deutsche Morgan Grenfell Inc., whose fees and expenses will be paid by Ascend in accordance with Ascend's agreement with such firm (a copy of which has been delivered by Ascend to Cascade prior to the date of this Agreement), and each of Ascend and Cascade agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its directors, officers, employees or affiliates.

  Section 6.15 Indemnification.

  (a) Cascade shall and, from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Cascade or any of its Subsidiaries or their affiliates and each person who served at the request of Cascade as a director, officer, trustee, partner, fiduciary, employee or agent of Cascade or of another corporation, partnership or other entity, or trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all losses, claims, demands, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement (provided, in the case of amounts paid in settlement, that such amounts shall have been approved by the indemnifying party, which shall not unreasonably withhold such approval), of or in connection with any claim, action, demand, suit, proceeding or investigation (whether arising before, at or after the Effective Time) which is based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of Cascade or any of its Subsidiaries or their affiliates or served in such other capacity, or which such Indemnified Party reasonably believes may lead to the assertion or imposition of liability against such Indemnified Party, whether pertaining to any matter existing or occurring at or prior to or after the Effective Time and whether asserted, filed, commenced, or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors and officers, as the case may be. Cascade, Ascend and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such claim, demand, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, demand, action, suit, proceeding or investigation is brought or asserted (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to them and Cascade (or them and Ascend and the Surviving Corporation after the Effective Time), (ii) Cascade (or after the Effective Time, Ascend and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Cascade (or after the Effective Time, Ascend and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Cascade, Ascend or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall within sixty (60) days of becoming aware of such claim, notify Cascade, Ascend or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.15 except to the extent such failure materially prejudices such party), and shall deliver to Cascade (or after the Effective Time, Ascend and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless any Indemnified Party reasonably concludes that there may be reasonable defenses available to such Indemnified Party which are different from or additional to those available to any other Indemnified Party and counsel for the group of Indemnified Parties declines to assert any such defense on behalf of such Indemnified Party, or if the interests of such Indemnified Party otherwise reasonably may be deemed by such Indemnified Party to conflict with the interests of the other Indemnified Parties in the group.

  (b) From and after the Effective Time, the Surviving Corporation and Ascend shall fulfill, assume and honor in all respects the obligations of Cascade pursuant to Cascade's Certificate of Incorporation, Bylaws and any indemnification agreement between Cascade and any of Cascade's directors and officers existing and in force as of the Effective Time. Ascend and Cascade agree that the indemnification obligations set forth in Cascade's Certificate of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Merger

(and, as of or prior to the Effective Time, Ascend shall cause the Bylaws of Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

  (c) In the event Ascend or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Ascend or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.15.

  (d) Ascend and the Surviving Corporation shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Ascend, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Cascade and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance by Ascend or the Surviving Corporation, Cascade may purchase a six-year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof for a period of at least six (6) years from the Effective Time for any claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving wrongful acts or omissions occurring on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related transactions or related events. In no event shall Ascend or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (c) any amount per year in excess of one hundred fifty percent (150%) of the aggregate premiums paid by Cascade and its Subsidiaries in the fiscal year ended for directors' and officers' liability insurance.

  (e) The obligations of Cascade, the Surviving Corporation and Ascend under this Section 6.15 shall not be terminated or modified in such a manner as to adversely affect any of the Indemnified Parties without the consent of such Indemnified Party (it being expressly agreed that each such Indemnified Party shall be a third party beneficiary of this Section 6.15).

  Section 6.16 Stock Option and Voting Agreements. Concurrently with the execution and delivery of this Agreement, Cascade and Ascend shall execute and deliver the Stock Option Agreements in the forms annexed hereto as Exhibits A and B and concurrently therewith or as soon as practicable thereafter (and in no event later than April 9, 1997) shall cause each of their respective directors and executive officers to execute and deliver voting agreements and irrevocable proxies in the applicable forms annexed hereto as Exhibits C and D (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger and against any competing proposals. Cascade and Ascend shall each take all corporate action necessary to reserve for issuance a sufficient number of shares of its common stock for delivery upon an exercise in full of the option granted to Ascend in the Cascade Stock Option Agreement and to Cascade in the Ascend Stock Option Agreement.

  Section 6.17 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate votes of the stockholders of Cascade and Ascend described in Section 6.6, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this

Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  Section 6.18 Board Composition. Ascend and the Ascend Board of Directors of Ascend shall take all action required (a) to increase the size of the Ascend Board to ten (10) as of the Effective Time and to cause the election promptly after the Effective Time by the Ascend Board of Gururaj Deshpande, Paul J. Ferri, and Daniel E. Smith to the Ascend Board, and (b) to cause Paul J. Ferri to be appointed to the Compensation Committee of the Ascend Board. Ascend and the Ascend Board shall, at the request of any member of the Board of Directors of Cascade immediately prior to the Effective Time, continue uninterrupted the service of such person as a member of the Board of Directors of the Surviving Corporation following the Effective Time for up to one hundred fifty (150) days.

                                  ARTICLE VII

                             Conditions to Merger

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

  (a) Stockholder Approvals. This Agreement and the Merger shall have been adopted and approved by the requisite vote of holders of Cascade Common Stock pursuant to the DGCL and the Certificate of Incorporation of Cascade, and the issuance of Ascend Common Stock in the Merger shall have been approved by the requisite vote of the holders of Ascend Common Stock pursuant to the regulations of The Nasdaq National Market.

  (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and any other material waiting periods under applicable foreign laws (if any) shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending.

  (c) Certain Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity required to consummate the Merger, the absence or nonoccurrence of which would be reasonably likely to have an Ascend Material Adverse Effect, a Cascade Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger, shall have been obtained and be in effect.

  (d) Registration Statement; State Securities Laws. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Ascend shall have received all permits and other authorizations required under applicable state securities laws for the issuance of shares of Ascend Common Stock pursuant to the Merger.

  (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing or prohibiting the consummation of the Merger or limiting or restricting Ascend's conduct or operation of the business of Ascend or Cascade after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

  (f) Pooling. Each of Ascend and Cascade shall have received a letter from its respective independent accountants, dated the date of the Joint Proxy Statement and confirmed in writing at the Effective Time, regarding such independent accountants' concurrence with Ascend's management as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 and applicable SEC regulations and releases, if the Merger is consummated in accordance with this Agreement.

  (g) Nasdaq. The shares of Ascend Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

  (h) Tax Opinions. Ascend shall have received a written opinion from its counsel Gray Cary Ware & Freidenrich, A Professional Corporation, and Cascade shall have received a written opinion from its counsel, Testa, Hurwitz & Thibeault, LLP, in form and substance reasonably satisfactory to both parties, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon reasonable representations and certificates of Ascend, Sub, Cascade and their respective directors, officers and stockholders.

  Section 7.2 Additional Conditions to Obligations of Ascend and Sub. The obligations of Ascend and Sub to effect the Merger are subject to the satisfaction or waiver of each of the following conditions, any of which may be waived in writing exclusively by Ascend and Sub:

  (a) Representations and Warranties. The representations and warranties of Cascade set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct could not reasonably be expected to have a Cascade Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the Merger in accordance with this Agreement, and Ascend shall have received a certificate signed on behalf of Cascade by the chief executive officer or chief financial officer of Cascade to such effect.

  (b) Performance of Obligations. Cascade shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ascend shall have received a certificate signed on behalf of Cascade by the chief executive officer or chief financial officer of Cascade to such effect.

  (c) Certain Agreements. A Cascade Director, Officer and Stockholder Agreement in the form annexed hereto as Exhibit E shall have been executed and delivered to Ascend by or on behalf of each director and officer of Cascade, and each such Cascade Director, Officer and Stockholder Agreement shall be in full force and effect.

  (d) Absence of Cascade Material Adverse Effect. No Cascade Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Cascade Material Adverse Effect.

  Section 7.3 Additional Conditions to Obligations of Cascade. The obligation of Cascade to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Cascade:

  (a) Representations and Warranties. The representations and warranties of Ascend and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the Merger in accordance with the Merger Agreement, and Cascade shall have received a certificate signed on behalf of Ascend by the chief executive officer or chief financial officer of Ascend to such effect.

  (b) Performance of Obligations. Ascend and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Cascade shall have received a certificate signed on behalf of Ascend by the chief executive officer or chief financial officer of Ascend to such effect.

  (c) Certain Agreements. An Ascend Director, Officer and Stockholder Agreement in the form annexed hereto as Exhibit F shall have been executed and delivered to Cascade by or on behalf of each director and officer of Ascend, and each such Ascend Director, Officer and Stockholder Agreement shall be in full force and effect.

  (d) Absence of Ascend Material Adverse Effect. No Ascend Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in an Ascend Material Adverse Effect.

                                 ARTICLE VIII

                           Termination and Amendment

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Ascend or Cascade:

  (a) by mutual written consent of Ascend and Cascade; or

  (b) by either Ascend or Cascade if the Merger shall not have been consummated by August 14, 1997 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further, that such date may be extended for up to ninety
(90) days by either party by written notice to the other party if the Merger would have been consummated but for the absence of one or more required Approvals of Governmental Entities where the failure to obtain such Approvals would have a Cascade Material Adverse Effect or an Ascend Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger, and such Approval can reasonably be expected to be obtained within such ninety (90) day period); or

  (c) by either Ascend or Cascade if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.7); or

  (d) by either Ascend or Cascade if, at the Cascade Stockholders Meeting or the Ascend Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of Cascade stockholders in favor of this Agreement and approval of the Merger or the requisite vote of Ascend stockholders in favor of approval of the issuance of Ascend Common Stock in the Merger shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations under Sections 6.2 and 6.6, and no termination shall be effective by any party which has not complied with its obligations under Section 8.3(b) or (c), if applicable, as the case may be, of this Agreement); or

  (e) by Ascend if (i) the Board of Directors of Cascade shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Ascend; (ii) an Alternative Transaction (as defined in Section 8.3(e)) involving Cascade shall have taken place or the Board of Directors of Cascade shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of Cascade or shall have publicly announced its intention to recommend such an Alternative Transaction (or a proposal or offer therefor) or to engage in an Alternative Transaction; or
(iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Cascade Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Ascend or an affiliate thereof) and the Board of Directors of Cascade shall have (A) recommended that the stockholders of Cascade tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer; or

  (f) by Ascend if a breach of any representation, warranty, covenant or agreement on the part of Cascade set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 7.2(a) or 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by Cascade of written notice of such breach from Ascend; or

  (g) by Cascade if (i) the Board of Directors of Ascend shall have withdrawn or modified its recommendation in favor of approval of the issuance of Ascend Common Stock in the Merger in a manner adverse to Cascade; (ii) an Alternative Transaction (as defined in Section 8.3(e)) involving Ascend shall have taken place or the Board of Directors of Ascend shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of Ascend or shall have publicly announced its intention to recommend such an Alternative Transaction (or a proposal or offer therefor) or to engage in an Alternative Transaction; or (iii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Ascend Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Cascade or an affiliate thereof), and the Board of Directors of Ascend shall have (A) recommended that the stockholders of Ascend tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender offer; or

  (h) by Cascade, if a breach of any representation, warranty, covenant or agreement on the part of Ascend set forth in this Agreement shall have occurred which if uncured would cause any conditions set forth Section 7.3(a) or 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) business days following receipt by Ascend of written notice of such breach from Cascade.

  Section 8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of Ascend, Cascade, Sub, or any of their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3. The foregoing limitations shall not apply, and the remedies provided by Section
8.3 shall not be exclusive, to the extent that such termination results from the willful breach by a party of any of its material representations, warranties, covenants or agreements in this Agreement. The provisions of
Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

  Section 8.3 Fees and Expenses.

  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Ascend and Cascade shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid in connection with the filing(s) required under the HSR Act and applicable foreign laws (if any) in connection with the transactions contemplated by this Agreement.

  (b) If this Agreement is terminated (i) by Ascend pursuant to Section 8.1(e), or (ii) by Cascade pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Cascade at the Cascade Stockholders Meeting, or (iii) by Ascend as a result of a willful or intentional breach by Cascade within the scope of Section 8.1(f), and, at the time of the event giving rise to the right of Ascend to terminate under such Section 8.1(e) or 8.1(f) or the right of Cascade to terminate under such Section 8.1(d), an Alternative Transaction involving Cascade shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, Cascade shall pay to Ascend, prior to and as a condition precedent to the effectiveness of such termination, a termination fee of eighty five million dollars ($85,000,000) in cash (the "Cascade Termination Fee"). If this Agreement is terminated by Ascend pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Cascade at the Cascade Stockholders Meeting, and written notice of such termination is given by Ascend to Cascade within twenty (20) days after such Cascade Stockholders Meeting, and at the time of the event giving rise to the right of Ascend to terminate under such Section 8.1(d), an Alternative Transaction involving Cascade shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, and Cascade within one hundred eighty (180) days after such termination enters into a definitive written merger or other business combination agreement with the offeror in such Alternative Transaction (or any affiliate thereof) or recommends that the stockholders of Cascade tender their shares of Cascade capital stock in response to a tender or exchange offer providing for an Alternative Transaction by such offeror (or any affiliate thereof), then Cascade shall pay to Ascend a termination fee in the amount of eighty five million dollars ($85,000,000) (the "Cascade Post-Termination Fee") upon entering into such agreement or making such recommendation.

  (c) If this Agreement is terminated (i) by Cascade pursuant to Section 8.1(g), or (ii) by Ascend pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote by the stockholders of Ascend at the Ascend Stockholders Meeting to approve the issuance of Ascend Common Stock in the Merger, or (iii) by Cascade as a result of a willful or intentional breach by Ascend within the scope of Section 8.1(h), and, at the time of the event giving rise to the right of Cascade to terminate under such Section 8.1(g) or 8.1(h) or the right of Ascend to terminate under such Section 8.1(d), an Alternative Transaction involving Ascend shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, Ascend shall pay to Cascade, prior to and as a condition precedent to the effectiveness of such termination, a termination fee of eighty five million dollars ($85,000,000) in cash (the "Ascend Termination Fee"). If this Agreement is terminated by Cascade pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for the issuance of shares of Ascend Common Stock pursuant to the Merger Agreement by the stockholders of Ascend at the Ascend Stockholders Meeting, and written notice of such termination is given by Cascade to Ascend within twenty (20) days after such Ascend Stockholders Meeting, and at the time of the event giving rise to the right of Cascade to terminate under such Section 8.1(d), an Alternative Transaction involving Ascend shall have been announced or proposed which shall not have been absolutely and unconditionally withdrawn and abandoned, and Ascend within one hundred eighty (180) days after such termination enters into a definitive written merger or other business combination agreement with the offeror in such Alternative Transaction (or any affiliate thereof) or recommends that the stockholders of Ascend tender their shares of Ascend capital stock in response to a tender or exchange offer providing for an Alternative Transaction by such offeror (or any affiliate thereof), then Ascend shall pay to Cascade a termination fee in the amount of eighty five million dollars ($85,000,000) (the "Ascend Post-Termination Fee") upon entering into such agreement or making such recommendation.

  (d) The Cascade Termination Fee, the Cascade Post-Termination Fee, the Ascend Termination Fee, and the Ascend Post-Termination Fee shall be paid in cash in immediately available funds. In no event shall Cascade be required to pay both the Cascade Termination Fee and the Cascade Post-Termination Fee, and in no event shall Ascend be required to pay both the Ascend Termination Fee and the Ascend Post-Termination Fee.

  (e) As used in this Agreement, an "Alternative Transaction" involving a specified party to this Agreement means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Ascend, Cascade or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than twenty percent (20%) of the equity securities or voting power of such party or any of its material subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving such party or any of its material Subsidiaries pursuant to which any Third Party acquires ownership

(or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than twenty percent (20%) of the outstanding equity securities or voting power of such party or any of its material Subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of such party or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of such party or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of such party.

  (f) In no event shall Cascade be required to pay to Ascend any Cascade Termination Fee or Cascade Post-Termination Fee, and in no event shall Ascend be required to pay to Cascade any Ascend Termination Fee or Ascend Post-Termination Fee, if, immediately prior to the applicable termination of this Agreement, the party that would otherwise be entitled to receive such termination fee pursuant to Section 8.3 was in material breach of any of its material obligations under this Agreement.

  (g) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Cascade or of Ascend, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                                 Miscellaneous

  Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.3 (Effects of the Merger), 1.4 (Directors and Officers), 2.1 (Conversion of Capital Stock), 2.2 (Exchange of Certificates), 6.13 (Stock Plans and Options), 6.14 (Brokers and Finders), 6.15 (Indemnification), 6.18 (Board Composition), 8.2 (Effect of Termination), 8.3 (Fees and Expenses), this
Article IX, the agreements of Affiliates delivered pursuant to Section 6.11, and any other agreement contemplated by this Agreement which, by its terms, does not terminate until a later date. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Ascend or Sub, to

     Ascend Communications, Inc. One Ascend Plaza 1701 Harbor Bay Parkway Alameda, CA 94502 Attention: Robert K. Dahl, Chief Financial Officer Facsimile No.: (510) 747-2616

     with a copy to:

     Gray Cary Ware & Freidenrich A Professional Corporation 400 Hamilton Avenue Palo Alto, California 94301 Facsimile No.: (415) 327-3699
     Attention: Gregory M. Gallo, Esq. Rod J. Howard, Esq.

  (b) if to Cascade, to

     Cascade Communications Corp. 5 Carlisle Road Westford, MA 01886
     Attention: President and Corporate Counsel Facsimile No.: (508) 682-
     1221

     with a copy to:

     Testa, Hurwitz & Thibeault, LLPHigh Street Tower125 High StreetBoston, Massachusetts 02110Attention: John A. Meltaus, Esq. Facsimile No.:
     (617) 248-7100

  Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 30, 1997. In determining whether a Cascade Material Adverse Effect or an Ascend Material Adverse Effect exists, materiality shall be determined on the basis of the applicable party and all of its Subsidiaries, taken together as a whole, and not on the basis of the party or any single Subsidiary alone; and in determining whether the breach or failure of any representation and warranty "individually or in the aggregate" to be true, and in determining whether the breach of any covenant or agreement, either "individually or in the aggregate," would have, or could reasonably be expected to have, or would be reasonably likely to have a Cascade Material Adverse Effect or an Ascend Material Adverse Effect, all breaches and failures of such representation, warranty, covenant or agreement by such party in the applicable section of this Agreement shall be aggregated and considered. Reference to a party's "knowledge" means actual knowledge of such party and its Subsidiaries after reasonable inquiry of such party's and its Subsidiaries' directors and officers who could reasonably be expected to have knowledge of such matters.

  Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.13 and 6.15 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 9.6 Governing Law. This Agreement shall be governed and construed, and any controversy arising out of or otherwise relating to the Agreement shall be determined, in accordance with the internal laws of the State of Delaware without regard to conflicts of law rules thereof. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 [Remainder of Page Intentionally Left Blank]

  IN WITNESS WHEREOF, Ascend, Sub and Cascade have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Cascade Communications Corp.         Ascend Communications, Inc.

By:   /s/ Daniel E. Smith            By:  /s/ Robert K. Dahl
 _______________________________        ____________________________________
Name:   Daniel E. Smith              Name:   Robert K. Dahl
Title:  President and Chief          Title:  Vice President, Finance and
        Executive Officer                    Chief Financial Officer


                                     Catskill Merger Corporation

                                     By:  /s/ Robert K. Dahl
                                        ____________________________________
                                     Name:   Robert K. Dahl
                                     Title:  Vice President

                                                                         ANNEX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         CASCADE STOCK OPTION AGREEMENT

                                 BY AND BETWEEN

                         CASCADE COMMUNICATIONS CORP.,
                            A DELAWARE CORPORATION,

                                      AND

                          ASCEND COMMUNICATIONS, INC.,
                            A DELAWARE CORPORATION,



                           DATED AS OF MARCH 30, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             TABLE OF DEFINED TERMS

TERM                                                                   SECTION
----                                                                   --------
Agreement............................................................. Preamble
Ascend................................................................ Preamble
Ascend Common Stock................................................... 2(e)
Ascend Offer Notice................................................... 8(c)
Cash Exercise......................................................... 2(e)
Cash Exercise Price................................................... 2(e)
Cascade............................................................... Preamble
Cascade Charter....................................................... 2(b)
Cascade Common Stock.................................................. Recitals
Cascade Offer Notice.................................................. 8(d)
Cascade Option........................................................ 1
Closing............................................................... 2(b)
Exercise Notice....................................................... 2(b)
Exercise Price........................................................ 2(e)
Expiration Date....................................................... 8(a)
Fair Market Value..................................................... 7(b)(iii)
Holder................................................................ 9(a)
Holder's Designation Notice........................................... 9(b)
HSR Act............................................................... 3
Manager............................................................... 9(b)
Material Contract..................................................... 5(e)
Merger................................................................ Recitals
Merger Agreement...................................................... Recitals
Net Proceeds.......................................................... 2(f)
Option Number......................................................... 2(d)
Option Repurchase Price............................................... 7(b)(i)
Permitted Offering.................................................... 9(a)
Purchase Period....................................................... 7(a)
Registrable Securities................................................ 9(a)
Registrant............................................................ 9(a)
Registrant's Designation Notice....................................... 9(b)
Registration Notice................................................... 9(a)
Repurchase Notice..................................................... 7(a)
Restricted Shares..................................................... 8(a)
Share Repurchase Price................................................ 7(b)(ii)
Stock Exercise........................................................ 2(e)
Stock Exercise Price.................................................. 2(e)
Sub................................................................... Recitals
Trigger Event......................................................... 2(a)
Violation............................................................. 5(e)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 Section 1.   Grant of Option.............................................   B-1
 Section 2.   Exercise and Termination of the Cascade Option..............   B-1
         (a)  Exercise....................................................   B-1
         (b)  Exercise Procedure..........................................   B-1
         (c)  Termination of the Cascade Option...........................   B-2
         (d)  Option Number...............................................   B-2
         (e)  Exercise Price..............................................   B-2
         (f)  Certain Limitations.........................................   B-2
 Section 3.   Conditions to Closing.......................................   B-3
 Section 4.   Closing.....................................................   B-3
 Section 5.   Representations and Warranties of Cascade...................   B-3
         (a)  Organization and Standing...................................   B-3
         (b)  Authority...................................................   B-3
         (c)  Reservation of Shares.......................................   B-4
         (d)  No Liens....................................................   B-4
         (e)  No Conflicts................................................   B-4
         (f)  Consents and Approvals......................................   B-4
         (g)  Investment Purposes.........................................   B-4
 Section 6.   Representations and Warranties of Ascend....................   B-4
         (a)  Organization and Standing...................................   B-4
         (b)  Authority...................................................   B-4
         (c)  Reservation of Shares.......................................   B-5
         (d)  No Liens....................................................   B-5
         (e)  No Conflicts................................................   B-5
         (f)  Consents and Approvals......................................   B-5
         (g)  Investment Purpose..........................................   B-5
 Section 7.   Certain Repurchases.........................................   B-5
         (a)  Ascend "Put"................................................   B-5
         (b)  Certain Definitions.........................................   B-6
         (c)  Redelivery of Shares of Ascend Common Stock.................   B-6
         (d)  Payment and Redelivery of Cascade Options or Shares.........   B-6
         (e)  Repurchase Price Reduced at Ascend's Option.................   B-6
 Section 8.   Restrictions on Transfer....................................   B-6
         (a)  Restrictions on Transfer....................................   B-6
         (b)  Permitted Sales.............................................   B-7
         (c)  Cascade's Right of First Refusal............................   B-7
         (d)  Ascend's Right of First Refusal.............................   B-7
         (e)  Additional Restrictions.....................................   B-8
 Section 9.   Registration Rights.........................................   B-8
         (a)  Procedure...................................................   B-8
         (b)  Manager's Certificate.......................................   B-8
         (c)  First Refusal Right.........................................   B-9
         (d)  Closing.....................................................   B-9
         (e)  Certain Limitations.........................................   B-9
         (f)  State Securities Laws.......................................   B-9
         (g)  Obligations of Registrant...................................   B-9
         (h)  Indemnification.............................................   B-9
         (i)  Inclusion of Additional Shares of Registrant................  B-10

                                                                          PAGE
                                                                          ----
 Section 10. Adjustment Upon Changes in Capitalization..................  B-10
 Section 11. Restrictive Legends........................................  B-10
             Binding Effect; No Assignment; No Third-Party
 Section 12.  Beneficiaries.............................................  B-11
 Section 13. Specific Performance.......................................  B-11
 Section 14. Validity...................................................  B-11
 Section 15. Notices....................................................  B-12
 Section 16. Governing Law..............................................  B-12
 Section 17. Interpretation.............................................  B-12
 Section 18. Counterparts; Effect.......................................  B-13
 Section 19. Expenses...................................................  B-13
 Section 20. Amendments; Waiver.........................................  B-13
 Section 21. Extension of Time Periods..................................  B-13
 Section 22. Further Assurances.........................................  B-13

                        CASCADE STOCK OPTION AGREEMENT

  THIS CASCADE STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of March 30, 1997 by and between Cascade Communications Corp., a Delaware corporation ("Cascade"), and Ascend Communications, Inc., a Delaware corporation ("Ascend").

                                   Recitals

  Concurrently with the execution and delivery of this Agreement, Cascade, Ascend, and Catskill Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub"), are entering into an Agreement and Plan of Reorganization, dated as of March 30, 1997 (the "Merger Agreement"), which provides for the merger of Sub with and into Cascade in accordance with the terms of the Merger Agreement and the laws of the State of Delaware (the "Merger"). As a condition and inducement to Ascend's willingness to enter into the Merger Agreement, Ascend has requested that Cascade agree, and Cascade has agreed, to grant to Ascend an option to acquire certain shares of Cascade's authorized but unissued common stock, par value $.001 per share (together with any associated rights, "Cascade Common Stock"), on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, to induce Ascend to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                   Agreement

  Section 1. Grant of Option. Cascade hereby grants to Ascend an irrevocable option (the "Cascade Option") to purchase a number of shares of Cascade Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

  Section 2. Exercise and Termination of the Cascade Option.

  (a) Exercise. The Cascade Option may be exercised by Ascend, in whole or in part, at any time or from time to time prior to the termination of Ascend's right to exercise the Cascade Option by the terms of this Agreement and upon and after the occurrence of the earliest event which causes (i) the Cascade Termination Fee or (ii) the Cascade Post-Termination Fee (in each case as defined in the Merger Agreement) to become payable (a "Trigger Event"). Notwithstanding the foregoing, the Cascade Option may not be exercised if Ascend is in breach in any material respect of any of its material representations, warranties, covenants or agreements contained in this Agreement or the Merger Agreement.

  (b) Exercise Procedure. In the event that Ascend wishes to exercise the Cascade Option, Ascend shall deliver to Cascade written notice (an "Exercise Notice") specifying the total number of shares of Cascade Common Stock that Ascend wishes to purchase. To the extent permitted by law and the Certificate of Incorporation, as amended, of Cascade (the "Cascade Charter"), and provided that the conditions set forth in Section 3 to Cascade's obligation to issue the shares of Cascade Common Stock to Ascend hereunder have been satisfied or waived, Ascend shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of Cascade Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Cascade shall then be closed or that certificates representing such shares of Cascade Common Stock shall not theretofore have been delivered to Ascend. Each closing of a purchase of shares of Cascade Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time designated by Ascend in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

  (c) Termination of the Cascade Option. Ascend's right to exercise the Cascade Option shall terminate upon the earliest to occur of:

    (i) the Effective Time of the Merger;

    (ii) the date on which the Merger Agreement is terminated pursuant to
  Article VIII thereof other than under circumstances which also constitute a Trigger Event under this Agreement; and

    (iii) (A) in the event the Cascade Option becomes exercisable pursuant to clause (i) of Section 2(a), the date two hundred seventy (270) days after the date on which the Merger Agreement is terminated pursuant to Article VIII thereof under circumstances which also constitute a Trigger Event under clause (i) of Section 2(a), or

    (B) in the event the Cascade Option becomes exercisable pursuant to clause (ii) of Section 2(a), the later of (I) the date two hundred seventy
  (270) days after the date on which the Merger Agreement is terminated pursuant to Article VIII thereof under circumstances which also constitute a Trigger Event under clause (ii) of Section 2(a) and (II) the date one hundred eighty (180) days after the date on which the Cascade Option becomes exercisable pursuant to clause (ii) of Section 2(a).

Notwithstanding the foregoing, with respect to clause (iii) in the immediately preceding sentence, if the Cascade Option cannot be exercised by reason of any applicable judicial or governmental judgment, decree, order, law or regulation, the Cascade Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed; provided, however, that if such judgment, decree, or order shall have been obtained at the request of Cascade or any of its Affiliates or a party that has made or is proposing to make a Competing Offer (as such term is defined in the Merger Agreement) for Cascade, and such judgment, decree or order is vacated, set aside, withdrawn, reversed or otherwise nullified, the time during which the Cascade Option shall remain exercisable shall be extended for as long as such judgment, decree, or order shall be in effect. The rights of Ascend set forth in Sections 7 and 9 shall not terminate upon termination of Ascend's right to exercise the Cascade Option with respect to shares acquired prior to such termination, but shall extend to the time provided in such sections. Notwithstanding the termination of the Cascade Option, Ascend shall be entitled to purchase the shares of Cascade Common Stock with respect to which Ascend had exercised the Cascade Option prior to such termination.

  (d) Option Number. The aggregate number of shares of Cascade Common Stock issuable upon exercise of this Cascade Option (the "Option Number") shall initially be the number of shares, rounded down to the nearest whole share, equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of Cascade Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in Cascade's capitalization occurring after the date hereof in accordance with Section 10. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of Cascade Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 10.

  (e) Exercise Price. The purchase price per share of Cascade Common Stock pursuant to the Cascade Option (the "Exercise Price") shall be payable, at Ascend's election, in cash (a "Cash Exercise") or in shares (a "Stock Exercise") of Ascend common stock, $.001 par value per share ("Ascend Common Stock"). The Exercise Price per share of Cascade Common Stock, (i) in the case of a Cash Exercise, shall be a cash amount equal to $36.40 (the "Cash Exercise Price"), and (ii) in the case of a Stock Exercise, shall be seven tenths (.7) of a share of Ascend Common Stock (the "Stock Exercise Price").

  (f) Certain Limitations. In the event Ascend would receive aggregate, cumulative Net Proceeds (as defined below) of more than eighty-five million dollars ($85,000,000) in connection with the sale (or other disposition) to any third party of the shares of Cascade Common Stock acquired pursuant to the Cascade Option (other than a sale of such shares pursuant to Section 7), all Net Proceeds in excess of such amount shall be remitted to Cascade promptly upon receipt. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Exercise Price multiplied by the number of shares of Cascade Common

Stock included in such sale or disposition. Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the maximum aggregate amount payable by Cascade to Ascend and its affiliates pursuant to Section 7 of this Agreement and the provisions of Section 8.3(b) of the Merger Agreement shall not exceed the sum of eighty-five million dollars ($85,000,000) plus, in the case of payments pursuant to Sections 7(a)(ii) and 7(b)(ii) of this Agreement, the aggregate Exercise Price for the shares of Cascade Common Stock repurchased by Cascade from Ascend pursuant to Section 7 of this Agreement, it being understood that the limitation contained in this sentence shall not limit the amounts receivable by Ascend from persons other than Cascade, including without limitation amounts receivable pursuant to a tender offer or other purchase and sale transaction.

  Section 3. Conditions to Closing. The obligation of Cascade to issue the shares of Cascade Common Stock to Ascend hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of Cascade Common Stock by Cascade and the acquisition of such shares by Ascend hereunder (and, in the case of a Stock Exercise, the issuance of shares of Ascend Common Stock by Ascend and the acquisition of such shares by Cascade) shall have expired or have been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of Cascade Common Stock and the acquisition of such shares by Ascend hereunder (and, in the case of a Stock Exercise, the issuance of shares of Ascend Common Stock and the acquisition of such shares by Cascade) shall have been obtained.

  Section 4. Closing. At any Closing: (a) Cascade shall deliver to Ascend or its designee a single certificate in definitive form representing the number of shares of Cascade Common Stock designated by Ascend in its Exercise Notice, such certificate to be registered in the name of Ascend and to bear the legend set forth in Section 11; and (b) Ascend shall deliver to Cascade the aggregate Exercise Price for the shares of Cascade Common Stock so designated and being purchased by (i) wire transfer of immediately available funds to the account or accounts specified in writing by Cascade (in the case of a Cash Exercise), or (ii) subject to the satisfaction of applicable conditions, delivery of a certificate or certificates representing the number of shares of Ascend Common Stock being issued by Ascend in consideration thereof (in the case of a Stock Exercise). Effective at or prior to the Closing, Cascade shall cause the shares of Cascade Common Stock being delivered at the Closing to be approved for quotation on The Nasdaq National Market, and Ascend shall cause the shares of Ascend Common Stock being delivered at the Closing pursuant to a Stock Exercise to be approved for quotation on The Nasdaq National Market.

  Section 5. Representations and Warranties of Cascade. Cascade represents and warrants to Ascend as follows:

    (a) Organization and Standing. Cascade is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder.

    (b) Authority. The execution and delivery of this Agreement by Cascade and the consummation by Cascade of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cascade and no other corporate proceedings on the part of Cascade and no action of Cascade shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Cascade and, assuming the due authorization, execution and delivery hereof by Ascend and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Cascade, enforceable against Cascade in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

    (c) Reservation of Shares. Cascade has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Cascade Option, and at all times from the date hereof through the expiration of the Cascade Option will have reserved, a number of authorized and unissued shares of Cascade Common Stock not less than the Option Number, such amount being subject to adjustment as provided in
  Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    (d) No Liens. The shares of Cascade Common Stock issued to Ascend upon the exercise of the Cascade Option will be, upon delivery thereof to Ascend, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

    (e) No Conflicts. The execution and delivery of this Agreement by Cascade does not, and, subject to compliance with applicable law, the consummation by Cascade of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") by Cascade or any of its Subsidiaries of (i) any provision of the charter or the Bylaws of Cascade or any of its Subsidiaries, each as amended to date, (ii) any material provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of Cascade or any of its Subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or
  (iii) except as contemplated by Section 3.4(c) of the Merger Agreement or
  Section 5(f) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cascade or any of its subsidiaries or any of their properties or assets.

    (f) Consents and Approvals. The execution and delivery of this Agreement by Cascade does not, and (except for the notifications required under the HSR Act and applicable foreign laws, the expiration or early termination of waiting periods under the HSR Act and applicable foreign laws, and the receipt of approvals under applicable securities laws, and except as contemplated by Section 9) the performance of this Agreement by Cascade and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority, other than such consents, approvals, orders, authorizations, permits, filings and notifications which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Cascade Material Adverse Effect or an Ascend Material Adverse Effect (as such terms are defined in the Merger Agreement) or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

    (g) Investment Purposes. Any shares of Ascend Common Stock acquired by Cascade pursuant to this Agreement will be acquired for Cascade's own account, for investment purposes only, and will not be acquired by Cascade with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  Section 6. Representations and Warranties of Ascend. Ascend represents and warrants to Cascade as follows:

    (a) Organization and Standing. Ascend is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder.

    (b) Authority. Except as set forth in Section 6(c), the execution and delivery of this Agreement by Ascend and the consummation by Ascend of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ascend, and no other corporate proceedings on the part of Ascend and no action of its stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by

  Ascend and, assuming the due authorization, execution and delivery hereof by Cascade and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Ascend, enforceable against Ascend in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought.

    (c) Reservation of Shares. Prior to any delivery of shares of Ascend Common Stock in consideration of the purchase of shares of Cascade Common Stock pursuant hereto, Ascend will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of Ascend Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    (d) No Liens. The shares of Ascend Common Stock (if any) issued to Cascade in consideration of the purchase of shares of Cascade Common Stock pursuant hereto will be, upon delivery thereof to Cascade, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

    (e) No Conflicts. The execution and delivery of this Agreement by Ascend does not, and the consummation by Ascend of the transactions contemplated hereby will not, violate, conflict with, or result in a Violation by Ascend or any of its Subsidiaries, of (i) any provision of the Certificate of Incorporation or Bylaws of Ascend, (ii) any material provision of any Material Contract of Ascend or any of its Subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) except as contemplated by Section 4.4(c) of the Merger Agreement or Section 6(f) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ascend or any of its subsidiaries or any of their properties or assets.

    (f) Consents and Approvals. The execution and delivery of this Agreement by Ascend does not, and (except for the notifications required under the HSR Act and applicable foreign laws, the expiration or early termination of any waiting periods under the HSR Act and applicable foreign laws, and the receipt of approvals under applicable securities laws, and except as contemplated by Section 9) the performance of this Agreement by Ascend and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority, other than such consents, approvals, orders, authorizations, permits, filings and notifications which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Cascade Material Adverse Effect or an Ascend Material Adverse Effect (as such terms are defined in the Merger Agreement) or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

    (g) Investment Purpose. Any shares of Cascade Common Stock acquired by Ascend upon exercise of the Cascade Option will be acquired for Ascend's own account, for investment purposes only and will not be, and the Cascade Option is not being, acquired by Ascend with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  Section 7. Certain Repurchases.

  (a) Ascend "Put". At any time during which the Cascade Option is exercisable pursuant to Section 2 (the "Purchase Period"), upon written notice to Cascade by Ascend (the "Repurchase Notice"):

    (i) Cascade and its successors in interest shall repurchase from Ascend all or any portion of the Cascade Option, as specified by Ascend, to the extent not previously exercised, at the Option Repurchase Price set forth in Section 7(b)(i), subject to and as limited by Section 2(f) above; and

    (ii) Cascade and its successors in interest shall repurchase from Ascend all or any portion of the shares of Cascade Common Stock purchased by Ascend pursuant to the Cascade Option, as specified by Ascend, at the Share Repurchase Price set forth in Section 7(b)(ii) subject to and as limited by
  Section 2(f) above.

  (b) Certain Definitions. For purposes of this Section 7, the following definitions shall apply:

    (i) Option Repurchase Price. "Option Repurchase Price" shall mean (A) the amount (if any) by which the Fair Market Value (as defined in Section 7(b)(iii)) of a single share of Cascade Common Stock as of the date of the applicable Repurchase Notice exceeds the per share Exercise Price, multiplied by (B) the number of shares of Cascade Common Stock purchasable pursuant to the Cascade Option or the portion thereof covered by the applicable Repurchase Notice.

    (ii) Share Repurchase Price. "Share Repurchase Price" shall mean the product of (A) the greater of (I) the Exercise Price paid by Ascend per share of Cascade Common Stock acquired pursuant to the Cascade Option and
  (II) the Fair Market Value (as defined in Section 7(b)(iii)) of a single share of Cascade Common Stock as of the date of the applicable Repurchase Notice, and (B) the number of shares of Cascade Common Stock to be repurchased pursuant to this Section 7 as covered by the applicable Repurchase Notice.

    (iii) Fair Market Value. As used in this Agreement, "Fair Market Value" shall mean, with respect to any security, the per share average of the last reported sale prices on The Nasdaq National Market (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

  (c) Redelivery of Shares of Ascend Common Stock. In Cascade's discretion or if specified by Ascend in the Repurchase Notice, all or a portion of the Share Repurchase Price shall be paid by Cascade in shares of Ascend Common Stock, by redelivery to Ascend of the shares of Ascend Common Stock (and the certificate(s) representing such shares) previously delivered by Ascend to Cascade pursuant to a Stock Exercise. For purposes of this Section 7(c), each share of Ascend Common Stock redelivered to Ascend shall be valued at and exchanged for 1.428 shares of Cascade Common Stock. If fewer than all of the shares of Cascade Common Stock purchased by Ascend pursuant to a Stock Exercise are to be repurchased by Cascade pursuant to Section 7(a)(ii), Ascend shall issue to Cascade new certificates representing those shares of Ascend Common Stock which are not due to be redelivered to Ascend pursuant to this
Section 7(c) to the extent that excess shares of Ascend Common Stock are included in the certificates redelivered to Ascend by Cascade. All shares of Ascend Common Stock redelivered to Ascend hereunder shall be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

  (d) Payment and Redelivery of Cascade Options or Shares. In the event that Ascend exercises its rights under Section 7(a), Cascade shall, within ten (10) business days thereafter, pay the required amount to Ascend in immediately available funds (or shares of Ascend Common Stock, if applicable) and Ascend shall surrender to Cascade the Cascade Option or the certificate or certificates evidencing the shares of Cascade Common Stock purchased by Ascend pursuant hereto, and Ascend shall warrant that it has sole beneficial ownership of the Cascade Option or such shares and that the Cascade Option or such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

  (e) Repurchase Price Reduced at Ascend's Option. In the event that payment of the repurchase price specified in Section 7(a) would subject the repurchase of the Cascade Option or the shares of Cascade Common Stock purchased by Ascend pursuant to the Cascade Option to a vote of the stockholders of Cascade pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the Cascade Charter, then Ascend may, at its election, reduce the repurchase price or the number of shares covered by the Ascend repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

  Section 8. Restrictions on Transfer.

  (a) Restrictions on Transfer. Prior to the fifth anniversary of the date hereof (the "Expiration Date"), neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired by such party pursuant to this Agreement, including any shares of Ascend Common Stock issued pursuant to a Stock Exercise ("Restricted

Shares"), or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such other party, other than (i) pursuant to Section 7 or (ii) in accordance with Sections 8(b) or 9.

  (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made (i) pursuant to a tender or exchange offer or other business combination transaction that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the other party, by a majority of the members of the Board of Directors of such other party, or (ii) subject to Section 8(c) or (d) as the case may be, to a person who, immediately following such sale, would beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act), either alone or as part of a "group" (as used in Rule 13d-5 under the Exchange Act), not more than ten percent (10%) of such party's outstanding voting securities, which person is a passive institutional investor who would be eligible under Rule 13d-1(b)(1) under the Exchange Act to report such holdings of Restricted Shares on Schedule 13G under the Exchange Act.

  (c) Cascade's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the Expiration Date if Ascend shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Cascade Common Stock or other securities acquired by it pursuant to the Cascade Option, it shall give Cascade written notice of the proposed transaction (an "Ascend Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Ascend Offer Notice shall be deemed an offer by Ascend to Cascade, which may be accepted within five (5) business days of the receipt of such Ascend Offer Notice, on the same terms and conditions and at the same price at which Ascend is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by Cascade shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Ascend in immediately available funds. In the event of the failure or refusal of Cascade to purchase all the shares or other securities covered by a Ascend Offer Notice, Ascend may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Ascend Offer Notice as long as such sale is completed within ninety (90) days of the receipt by Cascade of the applicable Ascend Offer Notice; provided that the provisions of this sentence shall not limit the rights Ascend may otherwise have in the event Cascade has accepted the offer contained in the Ascend Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(c) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of Cascade, (ii) any disposition of Cascade Common Stock or other securities by a person to whom Ascend has assigned its rights under the Cascade Option with the consent of Cascade, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Ascend which agrees in writing to be bound by the terms hereof.

  (d) Ascend's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the Expiration Date, if Cascade shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Ascend Common Stock or other securities acquired by it pursuant to a Stock Exercise of the Cascade Option by Ascend, it shall give Ascend written notice of the proposed transaction (a "Cascade Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A Cascade Offer Notice shall be deemed an offer by Cascade to Ascend, which may be accepted within five (5) business days of the receipt of such Cascade Offer Notice, on the same terms and conditions and at the same price at which Cascade is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by Ascend shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Cascade in immediately available funds. In the event of the failure or refusal of Ascend to purchase all the shares or other securities covered by a Cascade Offer Notice, Cascade may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Cascade

Offer Notice as long as such sale is completed within ninety (90) days of the receipt by Ascend of the applicable Cascade Offer Notice; provided that the provisions of this sentence shall not limit the rights Cascade may otherwise have in the event Ascend has accepted the offer contained in the Cascade Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(d) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of Ascend, (ii) any sale by means of a public offering registered under the Securities Act, or (iii) any transfer to a wholly-owned subsidiary of Cascade which agrees in writing to be bound by the terms hereof.

  (e) Additional Restrictions. Prior to any permitted sales of any Restricted Shares under of Section 8(b)(ii), the holder thereof shall give written notice to the issuer of such Restricted Shares of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the issuer of such Restricted Shares, shall be accompanied by an opinion of counsel satisfactory to such issuer (it being agreed that each of Gray Cary Ware & Freidenrich, a Professional Corporation, and Testa, Hurwitz & Thibeault, LLP shall be satisfactory) to the effect that such sale may be effected without registration under the Securities Act and any applicable state securities laws. Each certificate for Restricted Shares transferred as above provided shall bear the legend set forth in Section 11, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee would be entitled to transfer such securities in a public sale without registration under the Securities Act and any applicable state securities laws. The restrictions provided for in this Section 8(e) shall not apply to securities which are not required to bear the legend prescribed by Section 11 in accordance with the provisions of this Agreement. The foregoing restrictions on transferability shall terminate as to any particular shares when such shares shall have been effectively registered under the Securities Act and any applicable state securities laws and sold or otherwise disposed of in accordance with the registration statement covering such shares.

  Section 9. Registration Rights.

  (a) Procedure. Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering, in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than three percent (3%) of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). Any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

  (b) Manager's Certificate. The managing underwriter shall be an investment banking firm of nationally recognized standing, and shall be selected by (i) the Registrant within ten (10) business days after receipt of a Registration Notice, subject to approval of the Holder (which approval shall not be unreasonably withheld, delayed or conditioned), or (ii) if Registrant fails to deliver notice (the "Registrant's Designation Notice") to Holder of such selection within ten (10) business days after receipt of a Registration Notice, then by Holder subject to the reasonable approval of Registrant (which approval shall not be unreasonably withheld, delayed or conditioned) (the "Manager"), and Holder shall deliver written notice (the "Holder's Designation Notice") of such selection within ten (10) business days after expiration of the ten (10) day period in which Registrant is entitled to give notice. The Registrant's Designation Notice or the Holder's Designation Notice, as the case may be, shall state that (i) the party delivering such notice and its proposed Manager have a good faith intention to commence promptly a Permitted Offering, and (ii) such proposed Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted

Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

  (c) First Refusal Right. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Holder within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

  (d) Closing. Any purchase of Registrable Securities by the Registrant (or its designee) under Section 9(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

  (e) Certain Limitations. If the Registrant does not elect to exercise its option pursuant to Section 9(c) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed sixty (60) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and
(C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Registrant or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 9 shall again be applicable to any proposed registration.

  (f) State Securities Laws. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this
Section 9 to be qualified for sale under the securities laws of such states as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (g) Obligations of Registrant. The Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require. The registration rights set forth in this Section 9 are subject to the condition that the Holder shall provide the Registrant with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (h) Indemnification. In connection with any registration effected under this
Section 9, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

  (i) Inclusion of Additional Shares of Registrant. The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

  Section 10. Adjustment Upon Changes in Capitalization.

  (a) Without limiting any restriction on Cascade contained in this Agreement or in the Merger Agreement, in the event of any change in Cascade Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the Cascade Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that Ascend shall receive, upon exercise of the Cascade Option, the number and class of securities or property that Ascend would have received in respect of the shares of Cascade Common Stock issuable to Ascend if the Cascade Option had been exercised immediately prior to such event or the record date therefor, as applicable. In addition, without limiting any restriction on Ascend or Cascade contained in this Agreement or the Merger Agreement, in the event of any change in Ascend Common Stock or Cascade Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or similar transaction, equitable adjustment shall be made to the other provisions hereof to carry out the original intent of this Agreement.

  (b) In the event that Cascade shall enter into an agreement: (i) to consolidate with or merge into any person, other than Ascend or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Ascend or one of its Subsidiaries, to merge into Cascade and Cascade shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Cascade Common Stock shall be changed into or exchanged for stock or other securities of Cascade or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Ascend or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the Cascade Option, Ascend shall be entitled to receive, for each share of Cascade Common Stock with respect to which the Cascade Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Cascade Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Cascade Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Cascade Option would have the same election or similar rights as would the holder of the number of shares of Cascade Common Stock for which the Cascade Option is then exercisable).

  Section 11. Restrictive Legends. Each certificate representing shares of Cascade Common Stock issued to Ascend hereunder, and shares of Ascend Common Stock, if any, delivered to Cascade pursuant to a Stock Exercise, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE CASCADE STOCK OPTION AGREEMENT DATED AS OF MARCH 30, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Ascend or Cascade, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in this Section 11.

  Section 12. Binding Effect; No Assignment; No Third-Party
Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of
Section 9 shall, upon consummation of such sale, be free of the restrictions imposed and the benefits provided with respect to such shares by this Agreement.

  Section 13. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in any court of the State of Delaware or of the United States of America located in the State of Delaware. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the City of Wilmington in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and waives any objection to venue in any such court therein.

  Section 14. Validity.

  (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

  (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

  (c) If for any reason any such court or other governmental or regulatory authority determines that Ascend is not permitted to acquire, or Cascade is not permitted to repurchase pursuant to Section 7, the full number of shares of Cascade Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of Cascade to allow Ascend to acquire or to require Cascade to repurchase such lesser number of shares as may be permissible without any other amendment or modification hereof.

  (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Cascade, to:

    Cascade Communications Corp.
    5 Carlisle Road
    Westford, MA 01886
    Facsimile No.: (508) 692-1221
    Attention: President and Corporate Counsel

    with a copy to:

    Testa, Hurwitz & Thibeault, LLP
    High Street Tower
    125 High Street
    Boston, MA 02110
    Fax Number: (617) 248-7100
    Attention: John A. Meltaus, Esq.

    If to Ascend, to:

    Ascend Communications, Inc.
    One Ascend Plaza
    1701 Harbor Bay Parkway
    Alameda, CA 94502
    Facsimile No.: (510) 769-6001
    Attention: President

    with a copy to:

    Gray Cary Ware & Freidenrich
    A Professional Corporation
    400 Hamilton Avenue
    Palo Alto, CA 94301
    Fax Number: (415) 327-3699
    Attention: Gregory M. Gallo, Esq. &
               Rod J. Howard, Esq.

  Section 16. Governing Law. This Agreement shall be governed by and construed, and any controversy arising out of or otherwise relating to this Agreement shall be determined, in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

  Section 17. Interpretation. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

  Section 18. Counterparts; Effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 19. Expenses. Cascade shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of Cascade stock certificates under Section 4 and any stock listing or stock quotation application required to be filed by Cascade with respect to such shares, and Ascend shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of Ascend stock certificates in connection with a Stock Exercise and any stock listing or stock quotation application required to be filed by Cascade with respect to such shares. A registration effected under
Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Holder. Subject to the foregoing, and except as otherwise expressly provided herein or in the Merger Agreement, all other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  Section 20. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  Section 21. Extension of Time Periods. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six
(6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

  Section 22. Further Assurances. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                 [Remainder of Page Intentionally Left Blank]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Cascade Communications Corp.

                                          By: /s/ Daniel E. Smith
                                             -------------------------------
                                             Name:  Daniel E. Smith
                                             Title: President and Chief
                                                    Executive Officer

                                          Ascend Communications, Inc.

                                          By: /s/ Robert K. Dahl
                                             -------------------------------
                                             Name:  Robert K. Dahl
                                             Title: Vice President, Finance and
                                                    Chief Financial Officer

                                                                         ANNEX C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         ASCEND STOCK OPTION AGREEMENT

                                 BY AND BETWEEN

                          ASCEND COMMUNICATIONS, INC.,
                            A DELAWARE CORPORATION,

                                      AND

                         CASCADE COMMUNICATIONS CORP.,
                            A DELAWARE CORPORATION,



                           DATED AS OF MARCH 30, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             TABLE OF DEFINED TERMS

TERM                                                                   SECTION
----                                                                   --------
Agreement............................................................. Preamble
Ascend................................................................ Preamble
Ascend Common Stock................................................... Recitals
Ascend Offer Notice................................................... 8(d)
Ascend Option......................................................... 1
Cash Exercise......................................................... 2(e)
Cash Exercise Price................................................... 2(e)
Cascade............................................................... Preamble
Cascade Charter....................................................... 2(b)
Cascade Common Stock.................................................. 2(e)
Cascade Offer Notice.................................................. 8(c)
Closing............................................................... 2(b)
Exercise Notice....................................................... 2(b)
Exercise Price........................................................ 2(e)
Expiration Date....................................................... 8(a)
Fair Market Value..................................................... 7(b)(iii)
Holder................................................................ 9(a)
Holder's Designation Notice........................................... 9(b)
HSR Act............................................................... 3
Manager............................................................... 9(b)
Material Contract..................................................... 5(e)
Merger................................................................ Recitals
Merger Agreement...................................................... Recitals
Net Proceeds.......................................................... 2(f)
Option Number......................................................... 2(d)
Option Repurchase Price............................................... 7(b)(i)
Permitted Offering.................................................... 9(a)
Purchase Period....................................................... 7(a)
Registrable Securities................................................ 9(a)
Registrant............................................................ 9(a)
Registrant's Designation Notice....................................... 9(b)
Registration Notice................................................... 9(a)
Repurchase Notice..................................................... 7(a)
Restricted Shares..................................................... 8(a)
Share Repurchase Price................................................ 7(b)(ii)
Stock Exercise........................................................ 2(e)
Stock Exercise Price.................................................. 2(e)
Sub................................................................... Recitals
Trigger Event......................................................... 2(a)
Violation............................................................. 5(e)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 Section 1.   Grant of Option.............................................  C-1
 Section 2.   Exercise and Termination of the Ascend Option...............  C-1
         (a)  Exercise....................................................  C-1
         (b)  Exercise Procedure..........................................  C-1
         (c)  Termination of the Ascend Option............................  C-2
         (d)  Option Number...............................................  C-2
         (e)  Exercise Price..............................................  C-2
         (f)  Certain Limitations.........................................  C-2
 Section 3.   Conditions to Closing.......................................  C-3
 Section 4.   Closing.....................................................  C-3
 Section 5.   Representations and Warranties of Ascend....................  C-3
         (a)  Organization and Standing...................................  C-3
         (b)  Authority...................................................  C-3
         (c)  Reservation of Shares.......................................  C-3
         (d)  No Liens....................................................  C-4
         (e)  No Conflicts................................................  C-4
         (f)  Consents and Approvals......................................  C-4
         (g)  Investment Purposes.........................................  C-4
 Section 6.   Representations and Warranties of Cascade...................  C-4
         (a)  Organization and Standing...................................  C-4
         (b)  Authority...................................................  C-4
         (c)  Reservation of Shares.......................................  C-5
         (d)  No Liens....................................................  C-5
         (e)  No Conflicts................................................  C-5
         (f)  Consents and Approvals......................................  C-5
         (g)  Investment Purpose..........................................  C-5
 Section 7.   Certain Repurchases.........................................  C-5
         (a)  Cascade "Put"...............................................  C-5
         (b)  Certain Definitions.........................................  C-5
         (c)  Redelivery of Shares of Cascade Common Stock................  C-6
         (d)  Payment and Redelivery of Ascend Options or Shares..........  C-6
         (e)  Repurchase Price Reduced at Cascade's Option................  C-6
 Section 8.   Restrictions on Transfer....................................  C-6
         (a)  Restrictions on Transfer....................................  C-6
         (b)  Permitted Sales.............................................  C-7
         (c)  Ascend's Right of First Refusal.............................  C-7
         (d)  Cascade's Right of First Refusal............................  C-7
         (e)  Additional Restrictions.....................................  C-8
 Section 9.   Registration Rights.........................................  C-8
         (a)  Procedure...................................................  C-8
         (b)  Manager's Certificate.......................................  C-8
         (c)  First Refusal Right.........................................  C-9
         (d)  Closing.....................................................  C-9
         (e)  Certain Limitations.........................................  C-9
         (f)  State Securities Laws.......................................  C-9
         (g)  Obligations of Registrant...................................  C-9
         (h)  Indemnification.............................................  C-9
         (i)  Inclusion of Additional Shares of Registrant................  C-9

                                                                          PAGE
                                                                          ----
 Section 10. Adjustment Upon Changes in Capitalization..................  C-10
 Section 11. Restrictive Legends........................................  C-10
             Binding Effect; No Assignment; No Third-Party
 Section 12.  Beneficiaries.............................................  C-11
 Section 13. Specific Performance.......................................  C-11
 Section 14. Validity...................................................  C-11
 Section 15. Notices....................................................  C-12
 Section 16. Governing Law..............................................  C-12
 Section 17. Interpretation.............................................  C-12
 Section 18. Counterparts; Effect.......................................  C-13
 Section 19. Expenses...................................................  C-13
 Section 20. Amendments; Waiver.........................................  C-13
 Section 21. Extension of Time Periods..................................  C-13
 Section 22. Further Assurances.........................................  C-13

                         ASCEND STOCK OPTION AGREEMENT

  THIS ASCEND STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of March 30, 1997 by and between Ascend Communications, Inc., a Delaware corporation ("Ascend"), and Cascade Communications Corp., a Delaware corporation ("Cascade").

                                   Recitals

  Concurrently with the execution and delivery of this Agreement, Ascend, Cascade, and Cascade Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub"), are entering into an Agreement and Plan of Reorganization, dated as of March 30, 1997 (the "Merger Agreement"), which provides for the merger of Sub with and into Cascade in accordance with the terms of the Merger Agreement and the laws of the State of Delaware (the "Merger"). As a condition and inducement to Cascade's willingness to enter into the Merger Agreement, Cascade has requested that Ascend agree, and Ascend has agreed, to grant to Cascade an option to acquire certain shares of Ascend's authorized but unissued common stock, par value $.001 per share (together with any associated rights, "Ascend Common Stock"), on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, to induce Cascade to enter into the Merger Agreement and in consideration of the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                   Agreement

  Section 1. Grant of Option. Ascend hereby grants to Cascade an irrevocable option (the "Ascend Option") to purchase a number of shares of Ascend Common Stock equal to the Option Number (as defined in Section 2(d)), on the terms and subject to the conditions set forth below.

  Section 2. Exercise and Termination of the Ascend Option.

    (a) Exercise. The Ascend Option may be exercised by Cascade, in whole or in part, at any time or from time to time prior to the termination of Cascade's right to exercise the Ascend Option by the terms of this Agreement and upon and after the occurrence of the earliest event which causes (i) the Ascend Termination Fee or (ii) the Ascend Post-Termination Fee (in each case as defined in the Merger Agreement) to become payable (a "Trigger Event"). Notwithstanding the foregoing, the Ascend Option may not be exercised if Cascade is in breach in any material respect of any of its material representations, warranties, covenants or agreements contained in this Agreement or the Merger Agreement.

    (b) Exercise Procedure. In the event that Cascade wishes to exercise the Ascend Option, Cascade shall deliver to Ascend written notice (an "Exercise Notice") specifying the total number of shares of Ascend Common Stock that Cascade wishes to purchase. To the extent permitted by law and the Certificate of Incorporation, as amended, of Ascend (the "Ascend Charter"), and provided that the conditions set forth in Section 3 to Ascend's obligation to issue the shares of Ascend Common Stock to Cascade hereunder have been satisfied or waived, Cascade shall, upon delivery of the Exercise Notice and tender of the applicable aggregate Exercise Price, immediately be deemed to be the holder of record of the shares of Ascend Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Ascend shall then be closed or that certificates representing such shares of Ascend Common Stock shall not theretofore have been delivered to Cascade. Each closing of a purchase of shares of Ascend Common Stock hereunder (a "Closing") shall occur at a place, on a date, and at a time designated by Cascade in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing.

    (c) Termination of the Ascend Option. Cascade's right to exercise the Ascend Option shall terminate upon the earliest to occur of:

      (i) the Effective Time of the Merger;

      (ii) the date on which the Merger Agreement is terminated pursuant to
    Article VIII thereof other than under circumstances which also constitute a Trigger Event under this Agreement; and

      (iii) (A) in the clause (i) of Section 2(a), the date two hundred seventy (270) days after the date on which the Merger Agreement is terminated pursuant to Article VIII thereof under circumstances which also constitute a Trigger Event under clause (i) of Section 2(a), or

      (B) in the case of clause (ii) of Section 2(a), the later of (I) the date two hundred seventy (270) days after the date on which the Merger Agreement is terminated pursuant to Article VIII thereof under circumstances which also constitute a Trigger Event under clause (ii) of Section 2(a) and (II) the date one hundred eighty (180) days after the date on which the Ascend Option becomes exercisable pursuant to clause (ii) of Section 2(a).

Notwithstanding the foregoing, with respect to clause (iii) in the immediately preceding sentence, if the Ascend Option cannot be exercised by reason of any applicable judicial or governmental judgment, decree, order, law or regulation, the Ascend Option shall remain exercisable and shall not terminate until the earlier of (x) the date on which such impediment shall become final and not subject to appeal and (y) 5:00 p.m., Pacific Standard Time, on the tenth (10th) business day after such impediment shall have been removed; provided, however, that if such judgment, decree, or order shall have been obtained at the request of Ascend or any of its Affiliates or a party that has made or is proposing to make a Competing Offer (as such term is defined in the Merger Agreement) for Ascend, and such judgment, decree or order is vacated, set aside, withdrawn, reversed or otherwise nullified, the time during which the Ascend Option shall remain exercisable shall be extended for as long as such judgment, decree, or order shall be in effect. The rights of Cascade set forth in Sections 7 and 9 shall not terminate upon termination of Cascade's right to exercise the Ascend Option with respect to shares acquired prior to termination, but shall extend to the time provided in such sections. Notwithstanding the termination of the Ascend Option, Cascade shall be entitled to purchase the shares of Ascend Common Stock with respect to which Cascade had exercised the Ascend Option prior to such termination.

    (d) Option Number. The aggregate number of shares of Ascend Common Stock issuable upon exercise of this Ascend Option (the "Option Number") shall initially be the number of shares, rounded down to the nearest whole share, equal to nineteen and nine-tenths percent (19.9%) of the total number of shares of Ascend Common Stock issued and outstanding as of the date of this Agreement, and shall be adjusted hereafter to reflect changes in Ascend's capitalization occurring after the date hereof in accordance with Section
  10. Notwithstanding any other provision of this Agreement, in no event shall the Option Number exceed nineteen and nine-tenths percent (19.9%) of the total number of shares of Ascend Common Stock issued and outstanding as of the date of this Agreement, adjusted in accordance with Section 10.

    (e) Exercise Price. The purchase price per share of Ascend Common Stock pursuant to the Ascend Option (the "Exercise Price") shall be payable, at Cascade's election, in cash (a "Cash Exercise") or in shares (a "Stock Exercise") of Cascade common stock, $.001 par value per share ("Cascade Common Stock"). The Exercise Price per share of Ascend Common Stock, (i) in the case of a Cash Exercise, shall be a cash amount equal to $52.00 (the "Cash Exercise Price"), and (ii) in the case of a Stock Exercise, shall be
  1.833 shares of Cascade Common Stock (the "Stock Exercise Price").

    (f) Certain Limitations. In the event Cascade would receive aggregate, cumulative Net Proceeds (as defined below) of more than eighty-five million dollars ($85,000,000) in connection with the sale (or other disposition) to any third party of the shares of Ascend Common Stock acquired pursuant to the Ascend Option (other than a sale of such shares to Ascend pursuant to Section 7, all Net Proceeds in excess of such amount shall be remitted to Ascend promptly upon receipt. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Exercise Price multiplied by the number of shares of Ascend Common Stock included in such sale or disposition. Notwithstanding anything in this

  Agreement or in the Merger Agreement to the contrary, the maximum aggregate amount payable by Ascend to Cascade and its affiliates pursuant to Section 7 of this Agreement and the provisions of Section 8.3(c) of the Merger Agreement shall not exceed the sum of eighty-five million dollars ($85,000,000) plus, in the case of payments pursuant to Sections 7(a)(ii) and 7(b)(ii) of this Agreement, the aggregate Exercise Price for the shares of Ascend Common Stock repurchased by Ascend from Cascade pursuant to
  Section 7 of this Agreement, it being understood that the limitation contained in this sentence shall not limit the amounts receivable by Cascade from persons other than Ascend, including without limitation amounts receivable pursuant to a tender offer or other purchase and sale transaction.

  Section 3. Conditions to Closing. The obligation of Ascend to issue the shares of Ascend Common Stock to Cascade hereunder is subject to the conditions that (a) all waiting periods, if any, under the Hart Scott Rodino Antitrust Improvements Act of 1975, as amended (the "HSR Act"), applicable to the issuance of the shares of Ascend Common Stock by Ascend and the acquisition of such shares by Cascade hereunder (and, in the case of a Stock Exercise, the issuance of shares of Cascade Common Stock by Cascade and the acquisition of such shares by Ascend) shall have expired or have been terminated; (b) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect; and (c) all consents, approvals, orders, authorizations and permits of any federal, state, local or foreign governmental authority, if any, required in connection with the issuance of the shares of Ascend Common Stock and the acquisition of such shares by Cascade hereunder (and, in the case of a Stock Exercise, the issuance of shares of Cascade Common Stock and the acquisition of such shares by Ascend) shall have been obtained.

  Section 4. Closing. At any Closing: (a) Ascend shall deliver to Cascade or its designee a single certificate in definitive form representing the number of shares of Ascend Common Stock designated by Cascade in its Exercise Notice, such certificate to be registered in the name of Cascade and to bear the legend set forth in Section 11; and (b) Cascade shall deliver to Ascend the aggregate Exercise Price for the shares of Ascend Common Stock so designated and being purchased by (i) wire transfer of immediately available funds to the account or accounts specified in writing by Ascend (in the case of a Cash Exercise), or (ii) subject to the satisfaction of applicable conditions, delivery of a certificate or certificates representing the number of shares of Cascade Common Stock being issued by Cascade in consideration thereof (in the case of a Stock Exercise). Effective at or prior to the Closing, Ascend shall cause the shares of Ascend Common Stock being delivered at the Closing to be approved for quotation on The Nasdaq National Market, and Cascade shall cause the shares of Cascade Common Stock being delivered at the Closing pursuant to a Stock Exercise to be approved for quotation on The Nasdaq National Market.

  Section 5. Representations and Warranties of Ascend. Ascend represents and warrants to Cascade as follows:

    (a) Organization and Standing. Ascend is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder.

    (b) Authority. The execution and delivery of this Agreement by Ascend and the consummation by Ascend of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ascend and no other corporate proceedings on the part of Ascend and no action of Ascend shareholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Ascend and, assuming the due authorization, execution and delivery hereof by Cascade and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Ascend, enforceable against Ascend in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

    (c) Reservation of Shares. Ascend has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Ascend Option, and at all times from the date hereof through the expiration of the Ascend Option will have reserved, a number of authorized and unissued shares of Ascend Common Stock not less than the Option Number, such amount being subject to adjustment as provided in Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    (d) No Liens. The shares of Ascend Common Stock issued to Cascade upon the exercise of the Ascend Option will be, upon delivery thereof to Cascade, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

    (e) No Conflicts. The execution and delivery of this Agreement by Ascend does not, and, subject to compliance with applicable law, the consummation by Ascend of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such violation, conflict, breach, default, termination, acceleration, right of termination, cancellation or acceleration, loss, or creation, a "Violation") by Ascend or any of its Subsidiaries of (i) any provision of the charter or the Bylaws of Ascend or any of its Subsidiaries, each as amended to date, (ii) any material provision of any material loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license (a "Material Contract") of Ascend or any of its Subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or
  (iii) except as contemplated by Section 4.4(c) of the Merger Agreement or
  Section 5(f) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ascend or any of its subsidiaries or any of their properties or assets.

    (f) Consents and Approvals. The execution and delivery of this Agreement by Ascend does not, and (except for the notifications required under the HSR Act and applicable foreign laws, the expiration or early termination of any waiting periods under the HSR Act and applicable foreign laws, and the receipt of approvals under applicable securities laws, and except as contemplated by Section 9), the performance of this Agreement by Ascend and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority, other than such consents, approvals, orders, authorizations, permits, filings and notifications which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Cascade Material Adverse Effect or an Ascend Material Adverse Effect (as such terms are defined in the Merger Agreement) or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

    (g) Investment Purposes. Any shares of Cascade Common Stock acquired by Ascend pursuant to this Agreement will be acquired for Ascend's own account, for investment purposes only, and will not be acquired by Ascend with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  Section 6. Representations and Warranties of Cascade. Cascade represents and warrants to Ascend as follows:

    (a) Organization and Standing. Cascade is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to enter into this Agreement and to carry out its obligations hereunder.

    (b) Authority. Except as set forth in Section 6(c), the execution and delivery of this Agreement by Cascade and the consummation by Cascade of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cascade, and no other corporate proceedings on the part of Cascade and no action of its stockholders are necessary to authorize this Agreement or any of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Cascade and, assuming the due authorization, execution and delivery hereof by Ascend and the receipt of all required governmental approvals, constitutes the valid and binding obligation of Cascade, enforceable against Cascade in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought.

    (c) Reservation of Shares. Prior to any delivery of shares of Cascade Common Stock in consideration of the purchase of shares of Ascend Common Stock pursuant hereto, Cascade will have taken all necessary corporate action to authorize for issuance and to permit it to issue such shares of Cascade Common Stock, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

    (d) No Liens. The shares of Cascade Common Stock (if any) issued to Ascend in consideration of the purchase of shares of Ascend Common Stock pursuant hereto will be, upon delivery thereof to Ascend, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

    (e) No Conflicts. The execution and delivery of this Agreement by Cascade does not, and the consummation by Cascade of the transactions contemplated hereby will not, violate, conflict with, or result in a Violation by Cascade or any of its Subsidiaries of (i) any provision of the Certificate of Incorporation or Bylaws of Cascade, (ii) any material provision of any Material Contract of Cascade or any of its Subsidiaries or to which any of them is a party or by which any of them or their properties or assets are bound, or (iii) except as contemplated by Section 3.4(c) of the Merger Agreement or Section 6(f) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cascade or any of its subsidiaries or any of their properties or assets.

    (f) Consents and Approvals. The execution and delivery of this Agreement by Cascade does not, and (except for the notifications required under the HSR Act and applicable foreign laws, the expiration or early termination of waiting periods under the HSR Act and applicable foreign laws, and the receipt of approvals under applicable securities laws, and except as contemplated by Section 9), the performance of this Agreement by Ascend and the consummation of the transactions contemplated hereby will not, require any consent, approval, order, authorization or permit of, filing with, or notification to any governmental or regulatory authority, other than such consents, approvals, orders, authorizations, permits, filings and notifications which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Cascade Material Adverse Effect or an Ascend Material Adverse Effect (as such terms are defined in the Merger Agreement) or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

    (g) Investment Purpose. Any shares of Ascend Common Stock acquired by Cascade upon exercise of the Ascend Option will be acquired for Cascade's own account, for investment purposes only and will not be, and the Ascend Option is not being, acquired by Cascade with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

  Section 7. Certain Repurchases.

    (a) Cascade "Put". At any time during which the Ascend Option is exercisable pursuant to Section 2 (the "Purchase Period") upon written notice to Ascend by Cascade (the "Repurchase Notice"):

      (i) Ascend and its successors in interest shall repurchase from Cascade all or any portion of the Ascend Option, as specified by Cascade, to the extent not previously exercised, at the Option Repurchase Price set forth in Section 7(b)(i), subject to and as limited by Section 2(f) above; and

      (ii) Ascend and its successors in interest shall repurchase from Cascade all or any portion of the shares of Ascend Common Stock purchased by Cascade pursuant to the Ascend Option, as specified by Cascade, at the Share Repurchase Price set forth in Section 7(b)(ii) subject to and as limited by Section 2(f) above.

    (b) Certain Definitions. For purposes of this Section 7, the following definitions shall apply:

      (i) Option Repurchase Price. "Option Repurchase Price" shall mean (A) the amount (if any) by which the Fair Market Value (as defined in Section 7(b)(iii)) of a single share of Ascend Common

    Stock as of the date of the applicable Repurchase Notice exceeds the per share Exercise Price, multiplied by (B) the number of shares of Ascend Common Stock purchasable pursuant to the Ascend Option or the portion thereof covered by the applicable Repurchase Notice.

      (ii) Share Repurchase Price. "Share Repurchase Price" shall mean the product of (A) the greater of (I) the Exercise Price paid by Cascade per share of Ascend Common Stock acquired pursuant to the Ascend Option and (II) the Fair Market Value (as defined in Section 7(b)(iii)) of a single share of Ascend Common Stock as of the date of the applicable Repurchase Notice, and (B) the number of shares of Ascend Common Stock to be repurchased pursuant to this Section 7 as covered by the applicable Repurchase Notice.

      (iii) Fair Market Value. As used in this Agreement, "Fair Market Value" shall mean, with respect to any security, the per share average of the last reported sale prices on The Nasdaq National Market (or such other national stock exchange or national market system as shall then be the primary trading market for such security) for the ten (10) trading days immediately preceding the applicable date.

    (c) Redelivery of Shares of Cascade Common Stock. In Ascend's discretion or if specified by Cascade in the Repurchase Notice, all or a portion of the Share Repurchase Price shall be paid by Ascend in shares of Cascade Common Stock, by redelivery to Cascade of the shares of Cascade Common Stock (and the certificate(s) representing such shares) previously delivered by Cascade to Ascend pursuant to a Stock Exercise. For purposes of this Section 7(c), each share of Cascade Common Stock redelivered to Cascade shall be valued at and exchanged for .546 shares of Cascade Common Stock. If fewer than all of the shares of Ascend Common Stock purchased by Cascade pursuant to a Stock Exercise are to be repurchased by Ascend pursuant to Section 7(a)(ii), Cascade shall issue to Ascend new certificates representing those shares of Cascade Common Stock which are not due to be redelivered to Cascade pursuant to this Section 7(c) to the extent that excess shares of Cascade Common Stock are included in the certificates redelivered to Cascade by Ascend. All shares of Cascade Common Stock redelivered to Cascade hereunder shall be free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

    (d) Payment and Redelivery of Ascend Options or Shares. In the event that Cascade exercises its rights under Section 7(a), Ascend shall, within ten
  (10) business days thereafter, pay the required amount to Cascade in immediately available funds (or shares of Cascade Common Stock, if applicable) and Cascade shall surrender to Ascend the Ascend Option or the certificate or certificates evidencing the shares of Ascend Common Stock purchased by Cascade pursuant hereto, and Cascade shall warrant that it has sole beneficial ownership of the Ascend Option or such shares and that the Ascend Option or such shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

    (e) Repurchase Price Reduced at Cascade's Option. In the event that payment of the repurchase price specified in Section 7(a) would subject the repurchase of the Ascend Option or the shares of Ascend Common Stock purchased by Cascade pursuant to the Ascend Option to a vote of the stockholders of Ascend pursuant to applicable law, regulations, or requirements of a national securities exchange or national market system or the Ascend Charter, then Cascade may, at its election, reduce the repurchase price or the number of shares covered by the Cascade repurchase request to an amount which would permit such repurchase without the necessity for such a vote.

  Section 8. Restrictions on Transfer.

    (a) Restrictions on Transfer. Prior to the fifth anniversary of the date hereof (the "Expiration Date"), neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired by such party pursuant to this Agreement, including any shares of Cascade Common Stock issued pursuant to a Stock Exercise ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such other party, other than (i) pursuant to Section 7 or (ii) in accordance with Sections 8(b) or 9.

    (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made (i) pursuant to a tender or exchange offer or other business combination transaction that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the holders of common stock of the other party, by a majority of the members of the Board of Directors of such other party, or (ii) subject to Section 8(c) or (d) as the case may be, to a person who, immediately following such sale, would beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act), either alone or as part of a "group" (as used in Rule 13d-5 under the Exchange Act), not more than ten percent (10%) of such party's outstanding voting securities, which person is a passive institutional investor who would be eligible under Rule 13d-1(b)(1) under the Exchange Act to report such holdings of Restricted Shares on Schedule 13G under the Exchange Act.

    (c) Ascend's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the Expiration Date, if Cascade shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Ascend Common Stock or other securities acquired by it pursuant to the Ascend Option, it shall give Ascend written notice of the proposed transaction (a "Cascade Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. A Cascade Offer Notice shall be deemed an offer by Cascade to Ascend, which may be accepted within five (5) business days of the receipt of such Cascade Offer Notice, on the same terms and conditions and at the same price at which Cascade is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by Ascend shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Cascade in immediately available funds. In the event of the failure or refusal of Ascend to purchase all the shares or other securities covered by a Cascade Offer Notice, Cascade may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Cascade Offer Notice as long as such sale is completed within ninety (90) days of the receipt by Ascend of the applicable Cascade Offer Notice; provided that the provisions of this sentence shall not limit the rights Cascade may otherwise have in the event Ascend has accepted the offer contained in the Cascade Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(c) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of Ascend, (ii) any disposition of Ascend Common Stock or other securities by a person to whom Cascade has assigned its rights under the Ascend Option with the consent of Ascend, (iii) any sale by means of a public offering registered under the Securities Act, or (iv) any transfer to a wholly-owned subsidiary of Cascade which agrees in writing to be bound by the terms hereof.

    (d) Cascade's Right of First Refusal. At any time after the first occurrence of a Trigger Event and prior to the Expiration Date, if Ascend shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Cascade Common Stock or other securities acquired by it pursuant to a Stock Exercise of the Ascend Option by Cascade, it shall give Cascade written notice of the proposed transaction (a "Ascend Offer Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Ascend Offer Notice shall be deemed an offer by Ascend to Cascade, which may be accepted within five (5) business days of the receipt of such Ascend Offer Notice, on the same terms and conditions and at the same price at which Ascend is proposing to transfer such shares or other securities to such transferee. The purchase of any such shares or other securities by Cascade shall be settled within five (5) business days of the date of the acceptance of the offer and the purchase price shall be paid to Ascend in immediately available funds. In the event of the failure or refusal of Cascade to purchase all the shares or other securities covered by a Ascend Offer Notice, Ascend may sell all, but not less than all, of such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable to the transferee than those set forth in the Ascend Offer Notice as long as such sale is completed within ninety (90) days of the receipt by Cascade of the applicable Ascend Offer Notice; provided that the provisions of this sentence shall not limit the rights Ascend may otherwise have in the event Cascade has accepted the offer contained in the Ascend Offer Notice and wrongfully refuses to purchase the shares or other securities subject thereto. The requirements of this Section 8(d) shall not apply to (i) any disposition as a result of which the proposed transferee would own beneficially not more than three percent (3%) of the outstanding voting power of Cascade, (ii) any sale by means of a public offering registered under the Securities Act, or (iii) any transfer to a wholly-owned subsidiary of Ascend which agrees in writing to be bound by the terms hereof.

    (e) Additional Restrictions. Prior to any permitted sales of any Restricted Shares under Section 8(b)(ii), the holder thereof shall give written notice to the issuer of such Restricted Shares of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the issuer of such Restricted Shares, shall be accompanied by an opinion of counsel satisfactory to such issuer (it being agreed that each of Gray Cary Ware & Freidenrich and Testa, Hurwitz & Thibeault, LLP shall be satisfactory) to the effect that such sale may be effected without registration under the Securities Act and any applicable state securities laws. Each certificate for Restricted Shares transferred as above provided shall bear the legend set forth in
  Section 11, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities
  Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee would be entitled to transfer such securities in a public sale without registration under the Securities Act and any applicable state securities laws. The restrictions provided for in this Section 8(e) shall not apply to securities which are not required to bear the legend prescribed by Section 11 in accordance with the provisions of this Agreement. The foregoing restrictions on transferability shall terminate as to any particular shares when such shares shall have been effectively registered under the Securities Act and any applicable state securities laws and sold or otherwise disposed of in accordance with the registration statement covering such shares.

  Section 9. Registration Rights.

    (a) Procedure. Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares acquired by such Holder pursuant to this Agreement (the "Registrable Securities") in order to permit the sale or other disposition of such shares pursuant to a bona fide firm commitment underwritten public offering, in which the Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any "group" as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than three percent (3%) of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). Any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act.

    (b) Manager's Certificate. The managing underwriter shall be an investment banking firm of nationally recognized standing, and shall be selected by (i) the Registrant within ten (10) business days after receipt of a Registration Notice, subject to approval of the Holder (which approval shall not be unreasonably withheld, delayed or conditioned), or (ii) if Registrant fails to deliver notice (the "Registrant's Designation Notice") to Holder of such selection within ten (10) business days after receipt of a Registration Notice, then by Holder subject to the reasonable approval of Registrant (which approval shall not be unreasonably withheld, delayed or conditioned) (the "Manager"), and Holder shall deliver written notice (the "Holder's Designation Notice") of such selection within ten (10) business days after expiration of the ten (10) day period in which Registrant is entitled to give notice. The Registrant's Designation Notice or the Holder's Designation Notice, as the case may be, shall state that (i) the party delivering such notice and its proposed Manager have a good faith intention to commence promptly a Permitted Offering, and (ii) such proposed Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities to the public in a Permitted Offering within one hundred twenty (120) days at a per share price equal to at least eighty percent (80%) of the then Fair Market Value of such shares.

    (c) First Refusal Right. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Holder within five (5) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

    (d) Closing. Any purchase of Registrable Securities by the Registrant (or its designee) under Section 9(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty (20) business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

    (e) Certain Limitations. If the Registrant does not elect to exercise its option pursuant to Section 9(c) with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to demand more than an aggregate of two (2) effective registration statements hereunder, and (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed sixty (60) days after such request in the case of clause (A) below or ninety (90) days after such request in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other transaction involving the Registrant or any of its material subsidiaries and that such transaction is material to the Registrant and its subsidiaries taken as a whole. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within one hundred twenty (120) days after the effectiveness of the initial registration statement, the provisions of this Section 9 shall again be applicable to any proposed registration.

    (f) State Securities Laws. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this
  Section 9 to be qualified for sale under the securities laws of such states as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    (g) Obligations of Registrant. The Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require. The registration rights set forth in this Section 9 are subject to the condition that the Holder shall provide the Registrant with such information with respect to its Registrable Securities, the plans for the distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    (h) Indemnification. In connection with any registration effected under this Section 9, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

    (i) Inclusion of Additional Shares of Registrant. The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

  Section 10. Adjustment Upon Changes in Capitalization.

    (a) Without limiting any restriction on Ascend contained in this Agreement or in the Merger Agreement, in the event of any change in Ascend Common Stock by reason of any stock dividend, stock split, merger (other than the Merger), recapitalization, combination, exchange of shares or any similar transaction, the type and number of shares or securities subject to the Ascend Option, and the Exercise Price per share provided herein, shall be adjusted appropriately and proper provision shall be made in the agreements governing such transaction so that Cascade shall receive, upon exercise of the Ascend Option, the number and class of securities or property that Cascade would have received in respect of the shares of Ascend Common Stock issuable to Cascade if the Ascend Option had been exercised immediately prior to such event or the record date therefor, as applicable. In addition, without limiting any restriction on Ascend or Cascade contained in this Agreement or the Merger Agreement, in the event of any change in Ascend Common Stock or Cascade Common Stock by reason of any stock dividend, stock split, merger (other than the Merger) recapitalization, combination, exchange of shares or any similar transaction, equitable adjustment shall be made to the other provisions hereof to carry out the original intent of this Agreement.

    (b) In the event that Ascend shall enter into an agreement: (i) to consolidate with or merge into any person, other than Cascade or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Cascade or one of its Subsidiaries, to merge into Ascend and Ascend shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Ascend Common Stock shall be changed into or exchanged for stock or other securities of Ascend or any other person or cash or any other property; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Cascade or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that upon the consummation of such transaction and upon the subsequent exercise of the Ascend Option, Cascade shall be entitled to receive, for each share of Ascend Common Stock with respect to which the Ascend Option has not theretofore been exercised, an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Ascend Common Stock (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Ascend Common Stock, subject to the foregoing, proper provision shall be made so that the holder of the Ascend Option would have the same election or similar rights as would the holder of the number of shares of Ascend Common Stock for which the Ascend Option is then exercisable).

  Section 11. Restrictive Legends. Each certificate representing shares of Ascend Common Stock issued to Cascade hereunder, and shares of Cascade Common Stock, if any, delivered to Ascend pursuant to a Stock Exercise, shall include a legend in substantially the following form:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE ASCEND STOCK OPTION AGREEMENT DATED AS OF MARCH 30, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

  It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if Cascade or Ascend, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws; (ii) the reference to the provisions of this Agreement in the foregoing legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in this Section 11.

  Section 12. Binding Effect; No Assignment; No Third-Party
Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, and any such attempted assignment in violation of this Agreement shall be void and of no force or effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever. Any Restricted Shares sold by a party in compliance with the provisions of
Section 9 shall, upon consummation of such sale, be free of the restrictions imposed and the benefits provided with respect to such shares by this Agreement.

  Section 13. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, whether at law or in equity, the other party shall be entitled to an injunction to prevent or restrain any violation or threatened violation of the provisions of this Agreement, and to enforce specifically the terms and provisions hereof, in any court of the State of Delaware or of the United States of America located in the State of Delaware. In the event that any action should be brought in equity to enforce the provisions of this Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law. Each party hereto irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware and of the United States of America located in the City of Wilmington in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and waives any objection to venue in any such court therein.

  Section 14. Validity.

    (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

    (b) In the event any court or other governmental or regulatory authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

    (c) If for any reason any such court or other governmental or regulatory authority determines that Cascade is not permitted to acquire, or Ascend is not permitted to repurchase pursuant to Section 7, the full number of shares of Ascend Common Stock provided in this Agreement (as the same may be adjusted), it is the express intention of Ascend to allow Cascade to acquire or to require Ascend to repurchase such lesser number of shares as may be permissible without any other amendment or modification hereof.

    (d) Each party agrees that, should any court or other governmental or regulatory authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Ascend, to:

  Ascend Communications, Inc.
  One Ascend Plaza
  1701 Harbor Bay Parkway
  Alameda, CA 94502
  Facsimile No.: (510) 769-6001
  Attention: President

  with a copy to:

  Gray Cary Ware & Freidenrich
  A Professional Corporation
  400 Hamilton Avenue
  Palo Alto, CA 94301
  Facsimile No.: (415) 327-3699
  Attention: Gregory M. Gallo, Esq. &
            Rod J. Howard, Esq.

  If to Cascade, to:

  Cascade Communications Corp.
  5 Carlisle Road
  Westford, MA 01886
  Facsimile No.: (508) 692-1221
  Attention: President and Corporate Counsel

  with a copy to:

  Testa, Hurwitz & Thibeault, LLP
  High Street Tower
  125 High Street
  Boston, MA 02110
  Fax Number: (617) 248-7100
  Attention: John A. Meltaus, Esq.

  Section 16. Governing Law. This Agreement shall be governed by and construed, and any controversy arising out of or otherwise relating to this Agreement shall be determined, in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

  Section 17. Interpretation. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense. The words "herein," "hereby," "hereof," "hereto," "hereunder" and words of similar import refer to this Agreement.

  Section 18. Counterparts; Effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 19. Expenses. Ascend shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of Ascend stock certificates under Section 4 and any stock listing or stock quotation application required to be filed by Ascend with respect to such shares, and Cascade shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of Cascade stock certificates in connection with a Stock Exercise and any stock listing or stock quotation application required to be filed by Ascend with respect to such shares. A registration effected under
Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Holder. Subject to the foregoing, and except as otherwise expressly provided herein or in the Merger Agreement, all other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  Section 20. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  Section 21. Extension of Time Periods. The time periods for exercises of certain rights hereunder shall be extended (but in no event by more than six
(6) months): (a) to the extent necessary to obtain all governmental approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid any liability or disgorgement of profits under Section 16(b) of the Exchange Act by reason of such exercise.

  Section 22. Further Assurances. Each party agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Ascend Communications, Inc.

                                          By: /s/ Robert K. Dahl
                                             -------------------------------
                                             Name:  Robert K. Dahl
                                             Title: Vice President, Finance,
                                                    and Chief Financial Officer

                                          Cascade Communications Corp.

                                          By: /s/ Daniel E. Smith
                                             -------------------------------
                                             Name:  Daniel E. Smith
                                             Title: President and Chief
                                                    Executive Officer

                                                                        ANNEX D

                                                          March 30, 1997

Board of Directors
Ascend Communications, Inc.
One Ascend Plaza
1701 Harbor Bay Parkway
Alameda, CA 94502

Members of the Board:

  We understand that Ascend Communications, Inc. ("Ascend"), Cascade Communications Corp. ("Cascade"), and Catskill Merger Corporation ("Merger Sub"), a wholly-owned subsidiary of Ascend, have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Cascade. Pursuant to the Merger, Cascade will become a wholly-owned subsidiary of Ascend and each issued and outstanding share of common stock, par value $.001 per share, of Cascade (the "Cascade Common Stock"), shall be converted into the right to receive 0.700 (the "Exchange Ratio") of a share of common stock, par value $.001 per share, of Ascend (the "Ascend Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Ascend.

  For purposes of the opinion set forth herein, we have:

  i. analyzed certain publicly available financial statements and other information of Ascend and Cascade, respectively;

  ii. analyzed certain internal financial statements and other financial and operating data concerning Cascade prepared by the management of Cascade;

  iii. discussed the past and current operations and financial condition and the prospects of Cascade with senior executives of Ascend and Cascade, respectively;

  iv. analyzed certain internal financial statements and other financial and operating data concerning Ascend prepared by the management of Ascend;

  v. analyzed certain financial projections relating to Ascend prepared by the management of Ascend;

  vi. discussed the past and current operations and financial condition and the prospects of Ascend with senior executives of Ascend;

  vii. analyzed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Ascend;

  viii. reviewed the reported prices and trading activity for the Cascade Common Stock and the Ascend Common Stock, respectively;

  ix. compared the financial performance of Cascade and the prices and trading activity of the Cascade Common Stock with that of certain other publicly-traded companies which we deemed to be relevant and their securities;

Ascend Communications, Inc.
March 30, 1997
Page 2

  x. compared the financial performance of Ascend and the prices and trading activity of the Ascend Common Stock with that of certain other publicly-traded companies which we deemed to be relevant and their securities;

  xi. reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions which we deemed to be relevant;

  xii. reviewed and discussed with the senior management of Ascend the strategic rationale for the Merger and their assessment of the synergies and other benefits expected to be derived from the Merger;

  xiii. participated in discussions and negotiations among representatives of Ascend and Cascade and their respective financial and legal advisors;

  xiv. reviewed the Merger Agreement and related agreements; and

  xv. performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Ascend and Cascade. With respect to the information furnished by Ascend and Cascade, and with respect to the information discussed with the managements of Ascend and Cascade regarding their views of future operations, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of Ascend's and Cascade's management as to the competitive, operating and regulatory environments and related financial performance of Ascend and Cascade, as the case may be, for the relevant periods. For purposes of this opinion, we have also relied upon, without independent verification, the assessment by Ascend's management of the cost savings and other synergies as well as the strategic and other benefits expected to be derived from the Merger. We have also relied upon, without independent verification, the assessment by Ascend's management of Cascade's products, technology and competitive position and risks associated with Cascade's future products and technology. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Ascend or Cascade, respectively, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of Ascend in connection with this transaction and will receive a fee for our services. In the past, Deutsche Morgan Grenfell and its affiliates have provided financial advisory services for Ascend and Cascade.

  It is understood that this letter is for the information of the Board of Directors of Ascend only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Ascend or Cascade with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, we express no recommendation or opinion as to how the shareholders of Ascend should vote at the stockholders' meeting held in connection with the Merger.

Ascend Communications, Inc.
March 30, 1997
Page 3

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Ascend.

                                       Very truly yours,

                                       DEUTSCHE MORGAN GRENFELL INC.

                                       By: /s/ George F. Boutros
                                           ------------------------------------
                                           George F. Boutros
                                           Managing Director

                                       By: /s/ Ethan M. Topper
                                           ------------------------------------
                                           Ethan M. Topper
                                           Managing Director

                                                                        ANNEX E

                                                             March 30, 1997

Board of Directors
Cascade Communications Corp.
5 Carlisle Road
Westford, MA 01886-3601

Members of the Board:

  We understand that Ascend Communications, Inc. ("Ascend"), Cascade Communications Corp. ("Cascade") and Catskill Merger Corporation ("Merger Sub"), a wholly-owned subsidiary of Ascend, have entered into an Agreement and Plan of Reorganization, dated as of March 30, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Cascade. Pursuant to the Merger, Cascade will become a wholly-owned subsidiary of Ascend and each issued and outstanding share of common stock, par value $0.001 per share, of Cascade (the "Cascade Common Stock"), other than shares held in treasury or held by Ascend or any subsidiary of Ascend or Cascade, shall be converted into the right to receive
0.700 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share, of Ascend (the "Ascend Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Cascade Common Stock.

  For purposes of the opinion set forth herein, we have:

  (i) reviewed certain publicly available financial statements and other information of Ascend and Cascade, respectively;

  (ii) reviewed certain internal financial statements and other financial and operating data concerning Cascade and Ascend prepared by the managements of Cascade and Ascend, respectively;

  (iii)discussed the past and current operations and financial condition and the prospects of Ascend, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Ascend;

  (iv)discussed the past and current operations and financial condition and the prospects of Cascade, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Cascade;

  (v)reviewed the pro forma impact of the Merger on the earnings per share and consolidated capitalization of Ascend and Cascade, respectively;

  (vi)reviewed the reported prices and trading activity for the Ascend Common Stock and the Cascade Common Stock;

  (vii)compared the financial performance of Ascend and Cascade and the prices and trading activity of the Ascend Common Stock and the Cascade Common Stock with that of certain other publicly-traded companies and their securities;

  (viii)reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

Cascade Communications Corp.
March 30, 1997
Page 2

  (ix)reviewed and discussed with the senior managements of Ascend and Cascade the strategic rationale for the Merger and certain alternatives to the Merger;

  (x)participated in discussions and negotiations among representatives of Ascend and Cascade and their financial and legal advisors;

  (xi)reviewed the Merger Agreement and certain related agreements; and

  (xii)considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to the strategic, financial and operational benefits anticipated from the Merger provided by Cascade and Ascend, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Ascend and Cascade, respectively. We have relied upon the assessment by the managements of Ascend and Cascade of their ability to retain key employees of both Ascend and Cascade. We have also relied upon, without independent verification, the assessment by the managements of Ascend and Cascade of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by the managements of Ascend and Cascade of Ascend's and Cascade's technologies and products, the timing and risks associated with the integration of Cascade with Ascend, and the validity of, and risks associated with, Ascend's and Cascade's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets, liabilities or technology of Ascend or Cascade, respectively, nor have we been furnished with any such appraisals. We have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles, will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended, and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of Cascade in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Ascend and Cascade and have received fees for the rendering of these services. In addition, in the ordinary course of our business we may actively trade the securities of Ascend and Cascade for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of Cascade and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Ascend or Cascade with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement. In addition, this opinion does not in any manner address the prices at which the Ascend Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of Cascade Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Cascade Communications Corp.
March 30, 1997
Page 3

  Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Cascade Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Charles R. Cory
                                             ----------------------------------
                                             Charles R. Cory
                                             Managing Director

                                 LOGO OF CASCADE



1277-97SM                                                LOGO OF RECYCLED PAPER

                                                                    EXHIBIT 99.4

                          CASCADE COMMUNICATIONS CORP.
                 PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON MAY 28, 1997
                      SOLICITED BY THE BOARD OF DIRECTORS

 The undersigned hereby appoints Daniel E. Smith and Paul E. Blondin, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Cascade Communications Corp. a Delaware corporation ("Cascade"), which the undersigned is entitled to vote at the Special Meeting of Stockholders of Cascade (the "Cascade Special Meeting") to be held on Wednesday, May 28, 1997, at 3:00 p.m., local time, at The Omni Parker House, 60 School Street, Boston, Massachusetts, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus dated April 28, 1997, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other matters as may properly come before the Cascade Special Meeting, including any motion to adjourn the Cascade Special Meeting to a later date to permit further solicitation of proxies, or any postponements and adjournments thereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO
     SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" PROPOSAL 1.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                SEE REVERSE SIDE

 [X] PLEASE MARK VOTES AS IN THIS EXAMPLE

 WHETHER OR NOT YOU PLAN TO ATTEND THE CASCADE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE CASCADE SPECIAL MEETING.

    A vote FOR the following proposal is recommended by the Cascade Board of
                                   Directors:

 1. To approve and adopt the                MARK HERE FOR ADDRESS CHANGE
    Agreement and Plan of                          AND NOTE BELOW
    Reorganization, dated as of
    March 30, 1997, by and among
    Ascend Communications, Inc., a
    Delaware corporation ("Ascend"),
    Catskill Merger Corporation, a
    Delaware corporation and a
    wholly-owned subsidiary of
    Ascend ("Sub"), and Cascade,
    pursuant to which, among other
    things, (a) Sub will be merged
    with and into Cascade, with
    Cascade continuing as the
    surviving corporation and
    becoming a wholly-owned
    subsidiary of Ascend (the
    "Merger"), and (b) each
    outstanding share of common
    stock, par value $.001 per
    share, of Cascade will be
    converted into the right to
    receive 0.70 of a share of
    common stock, par value $.001
    per share, of Ascend.

                                        ------------------------------------

                                        ------------------------------------
                                        [_ MARK]HERE IF YOU PLAN TO ATTEND THE
                                          MEETING

                                        If signing as attorney, executor,
                                        trustee or guardian, please give
                                        your full title as such. If stock
                                        is held jointly, each owner should
                                        sign.

                                        ------------------------------------
                                        Signature                       Date

                                        ------------------------------------
                                        Signature                       Date

   [_] FOR    [_] AGAINST
   [_] ABSTAIN
 2. To transact such other matters
    as may properly come before the
    Cascade Special Meeting,
    including any motion to adjourn
    the Cascade Special Meeting to a
    later date to permit further
    solicitation of proxies, or any
    postponements and adjournments
    thereof.